As filed with the Securities and Exchange Commission on September 20, 2022

Registration No. 333-266757

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPAL FUELS INC.

(Exact name of registrant as specified in its charter)

Delaware	4932	98-1578357
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One North Lexington Avenue

Suite 1450

White Plains, New York 10601

(914) 705-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ann Anthony

Chief Financial Officer

c/o OPAL Fuels Inc.

One North Lexington Avenue

Suite 1450

White Plains, New York 10601

(914) 705-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

T. Allen McConnell, P.C. Edward M. Welch, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112 Tel: (212) 653-8700

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED September 20, 2022

PRELIMINARY PROSPECTUS

OPAL FUELS INC.

Up to 181,764,740 SHARES OF CLASS A COMMON STOCK

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Holders”) of up to 181,764,740 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), consisting of:

(i) 10,838,609 shares of Class A common stock issued under the Business Combination Agreement, dated as of December 2, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “BCA” or the “Business Combination Agreement”), by and among ArcLight Clean Transition Corp. II (“ArcLight”), Opal Fuels LLC (“Opco”) and Opal Holdco LLC (“OPAL Holdco”) to ARCC Beacon LLC (“Ares”), ArcLight CTC Holdings II, L.P. (“Sponsor”) and certain former directors of ArcLight originally acquired by such parties for an effective purchase price of approximately $0.003 per share;

(ii) 144,399,037 shares of Class A common stock issuable upon the conversion of Class C common stock issuable to Opal Holdco and Hillman RNG Investments, LLC (the “Opco Common Equityholders”) upon the exchange of Opco Common Units (as defined below) and the cancellation of an equal number of shares of Class D common stock (as defined in this prospectus) originally issued as consideration in connection with the Business Combination at a per share value of $10.00 per share;

(iii) the offer and sale by us of 9,223,261 shares of Class A common stock underlying the Private Placement Warrants (as defined in this prospectus) issued under the Business Combination Agreement that were originally purchased at a purchase price of $1.00 per warrant, which warrants are exercisable for shares of our Class A common stock at an exercise price of $11.50 per share;

(iv) and the offer and sale by us of 6,223,233 shares of Class A common stock underlying the Public Warrants (as defined in this prospectus) issued under the Business Combination Agreement that were originally issued as part of the units sold by Arclight at a purchase price of $10.00 per unit in its initial public offering, which warrants are exercisable for shares of our Class A common stock at an exercise price of $11.50 per share; and

(iv) 11,080,600 shares of Class A common stock originally issued and sold to certain of the Selling Holders pursuant to subscription agreements dated as of December 2, 2021 (collectively, the “PIPE Investors”) at a purchase price of $10.00 per share.

In connection with the Business Combination, holders of 27,364,124 of Arclight’s Class A ordinary shares, or 87.94% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $274,186,522. The shares of Class A common stock being offered for resale pursuant to this prospectus by the Selling Holders represent approximately 98.0% of shares outstanding of the Company as of September 16, 2022 (after giving effect to the issuance of shares upon exercise of outstanding Warrants and upon the conversion of Class C common stock to be issued to the Opco Common Equityholders upon the exchange by them of Opco Common Units). Given the substantial number of shares of Class A common stock being registered for potential resale by Selling Holders pursuant to this prospectus, the sale of shares by the Selling Holders, or the perception in the market that the selling Holders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Class A common stock or result in a significant decline in the public trading price of our Class A common stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in Arclight’s IPO, certain of the Selling Holders, including the Sponsor, may still have an incentive to sell shares of our Class A common stock because they purchased the shares at prices lower than the public investors or the current trading price of our Class A common stock. For example, based on the closing price of our Class A common stock of $9.69 as of September 16, 2022, Sponsor and other holders of the Founder Shares would experience a potential profit of up to approximately $9.687 per share, or up to approximately $75,355,909 in the aggregate.

We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Holders pursuant to this prospectus. We could receive up to an aggregate of $177,634,681 if all of the Warrants are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants choose to exercise them. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Class A common stock and the spread between the exercise price of the Warrants and the price of our Class A common stock at the time of exercise. We have 15,446,494 outstanding Warrants to purchase 15,446,494 shares of our Class A common stock, exercisable at an exercise price of $11.50 per share. If the market price of our Class A common stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will choose to exercise. As of September 16, 2022, the closing price of our Class A common stock was $9.69 per share. There can be no assurance that the Warrants will be in the money prior to their expiration. In addition, the Sponsor (as defined herein), or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Holders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the Class A common stock. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Holders may sell the shares in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our Class A common stock.

Our shares of Class A common stock are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “OPAL.” On September 16, 2022, the closing price of our Class A common stock was $9.69 per share. Our public warrants are listed on Nasdaq under the symbol “OPALW.” On September 16, 2022, the closing price of our public warrants was $1.57 per warrant.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

When used in this prospectus, unless the context otherwise requires:

“ArcLight” refers to ArcLight Clean Transaction Corp. II, a blank check company incorporated as a Cayman Islands exempt company, and our previous name prior to the Closing.

“Ares” refers to ARRC Beacon LLC, a Delaware limited liability company.

“BCA” or “Business Combination Agreement” refers to the Business Combination Agreement dated as of December 2, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time), by and among ArcLight, Opco and OPAL Holdco.

“Business Combination” refers to the transaction contemplated by the BCA.

“Bylaws” refers to the bylaws of OPAL.

“Charter” refers to certificate of incorporation of OPAL.

“Class A common stock” refers to the shares of Class A common stock, par value $0.0001 per share, of OPAL.

“Class B common stock” refers to the shares of Class B common stock, par value $0.0001 per share, of OPAL.

“Class C common stock” refers to the shares of Class C common stock, par value $0.0001 per share, of OPAL.

“Class D common stock” refers to the shares of Class D common stock, par value $0.0001 per share, of OPAL.

“Class A Units” refers to the Class A Units as defined in the Second A&R LLC Agreement.

“Class B Units” refers to the Class B Units as defined in the Second A&R LLC Agreement.

“Closing” refers to the closing of the Business Combination.

“Closing Date” refers to July 21, 2022.

“Common Stock” refers to the collective shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock.

“Company”, “we”, “our”, “us” or similar terms refers to OPAL Fuels Inc. individually or on a consolidated basis, as the context may require.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“FASB” refers to the Financial Accounting Standards Board.

“Fortistar” refers to Fortistar LLC, a Delaware limited liability company.

“Fueling Stations” refers to facilities where (i) natural gas is dispensed into fuel tanks of vehicles for use as transportation fuel, and (ii) transactional data from the dispensing of the fuel is recorded so that Environmental Attributes can be subsequently reported, matched with the dispensed fuel to the extent sourced from RNG, and generated under the federal or state RFS or LCFS programs and other current and potential future programs aimed at providing support for RNG into the transportation market. At the Fueling Stations, the natural gas is pressurized using compressor systems and, in this state, is referred to as compressed natural gas (“CNG”). Because Environmental Attributes associated with RNG are nominated/assigned to the physical quantity of CNG dispensed at the Fueling Station, when the CNG is dispensed into to fuel tanks for use as transportation fuel and subsequently reported to the EPA and/or state environmental agency and matched with the production of RNG, the respective RINs and LCFS credits are generated. Some of these stations are designed, developed, constructed, operated and maintained by us while others are third party stations where we may only provide maintenance services.

“Hillman” refers to Hillman RNG Investments, LLC, a Delaware limited liability company.

“Investment Company Act” refers to the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” refers to the Investor Rights Agreement, dated July 21, 2022, by and among OPAL Fuels Inc., each of the Sellers named therein, the Sponsor and the Sponsor Principals as included in Exhibit 10.7 to the Current Report on Form 8-K, filed with the SEC on July 27, 2021, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

“IPO” refers to ArcLight’s initial public offering of its Class A ordinary shares and ArcLight Public Warrants pursuant to the IPO Registration Statement and completed on March 25, 2021.

“IPO Registration Statement” refers to ArcLight’s Registration Statement on Form S-1, filed with the SEC (File No. 333-252730), on March 22, 2021.

“Meteora” refers to Meteora Capital Partners and its affiliates.

“Nasdaq” refers to the Nasdaq Capital Market.

“NextEra” refers to Mendocino Capital, LLC, a Delaware limited liability company.

“OPAL” and “OPAL Fuels” refers to OPAL Fuels Inc., a Delaware corporation.

“our Board” refers to our board of directors.

“OPAL Holdco” refers to OPAL Holdco LLC, a Delaware limited liability.

“OPAL Preferred Stock” refers to our shares of preferred stock, par value $0.0001 per share.

“Private Placement Warrants” refers to the 9,223,261 redeemable warrants that were exchanged for the ArcLight Private Placement Warrants in connection with the Closing, entitling the holder thereof to purchase Class A common stock.

“Public Warrants” refers to the 6,223,261 redeemable warrants exchanged for the ArcLight Public Warrants in connection with the Closing, entitling the holder thereof to purchase Class A common stock.

“Warrants” refers collectively to the Private Placement Warrants together with the Public Warrants.

“Opco” refers to OPAL Fuels LLC, a Delaware limited liability company.

“Opco Common Equityholders” refers to OPAL Holdco and Hillman.

“Opco Common Units” refers to the Class B Units resulting from the re-classification of the collective Opco common units existing immediately prior to the Closing.

“Series A Preferred Units” refers to the 1,000,000 Series A preferred units of Opco held by NextEra.

“Series A-1 Preferred Units” refers to the 300,000 Series A-1 preferred units of Opco held by Hillman.

“Organizational Documents” refers to the Charter and the Bylaws;

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“PIPE Investment” refers to the PIPE Investors that purchased a total of 11,080,600 shares of Class A common stock in connection with the Closing at a cash purchase price of $10.00 per share pursuant to the Subscription Agreements.

“PIPE Investors” refers, collectively, to the institutional and accredited investors that entered into Subscription Agreements with ArcLight.

“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Second A&R LLC Agreement” refers to the Second Amended and Restated Limited Liability Company Agreement of Opco.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Sponsor” refers to ArcLight CTC Holdings II, L.P., a Delaware limited partnership.

“Subscription Agreements” refer to the subscription agreements (as amended from time to time) that ArcLight entered into in connection with the Business Combination Agreement, each dated as of December 2, 2021.

“Tax Receivable Agreement” refers to the Tax Receivable Agreement, dated July 21, 2022, by and among OPAL Fuels Inc, Opal Holdco LLC and the TRA Parties named therein as included in Exhibit 10.6 to the Current Report on Form 8-K, filed with the SEC on July 29, 2021, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

In addition, the following is a glossary of key industry terms used herein:

“Advanced Clean Trucks Regulation” refers to the rules adopted by the California Air Resources Board on June 25, 2020 requiring the sale of zero-emission heavy-duty trucks.

“ADG” refers to anaerobic digester gas.

“Biogas Conversion Projects” refers to projects derived from the recovery and processing of biogas from landfills and other non-fossil fuel sources, such as livestock and dairy farms, for beneficial use as a replacement to fossil fuels.

“BOD” refers to biochemical oxygen demand.

“Btu” refers to British thermal units.

“CARB” refers to the California Air Resources Board.

“CO₂” refers to Carbon dioxide.

“CNG” refers to compressed natural gas.

“CI” refers to carbon intensity.

“D3” refers to cellulosic biofuel with a 60% GHG reduction requirement.

“EHS” refers to environment, health and safety.

“EISA” refers to Energy Independence and Security Act of 2007.

“EPA” refers to the U.S. Environmental Protection Agency.

“EPACT 2005” refers to the Energy Policy Act of 2005.

“Environmental Attributes” refer to federal, state and local government incentives in the United States, provided in the form of RINs, RECs, LCFS credits, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy.

“FERC” refers to the U.S. Federal Energy Regulatory Commission.

“GHG” refers to greenhouse gases.

“ISOs” refers to Independent System Operators.

“LCFS” refers to Low Carbon Fuel Standard or similar types of federal and state programs.

“LFG” refers to landfill gas.

“MBR Authority” refers to (a) authorization by FERC pursuant to the Federal Power Act to sell electric energy, capacity and/or ancillary services at market-based rates, (b) acceptance by FERC of a tariff providing for such sales, and (c) granting by FERC of such regulatory waivers and blanket authorizations as are customarily granted by FERC to holders of market-based rate authority, including blanket authorization under section 204 of the Federal Power Act to issue securities and assume liabilities.

“Obligated Parties” means refiners or importers of gasoline or diesel fuel under the RFS program.

“QFs” refers to qualifying small power production facilities under the Federal Power Act and the Public Utility Regulatory Policies Act of 1978, as amended

“RECs” refers to Renewable Energy Credits.

“Renewable Power” refers to electricity generated from renewable sources.

“RFS” refers to the EPA’s Renewable Fuel Standard.

“RINs” refers to Renewable Identification Numbers.

“RNG” refers to renewable natural gas.

“RPS” refers to Renewable Portfolio Standards.

“RTOs” refers to Regional Transmission Organizations.

“RVOs” refers to renewable volume obligations.

“September 2020 Executive Order” refers to Executive Order N-79-20 issued by the Governor of the State of California in September 2020.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus are “forward-looking statements.” Words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:

●	the failure to realize the benefits of the Business Combination, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;

●	our success in retaining or recruiting, our principal officers, key employees or directors;

●	intense competition and competitive pressures from other companies in the industry in which we operate;

●	increased costs of, or delays in obtaining, key components or labor for the construction and completion of landfill gas and livestock waste projects that generate electricity and renewable natural gas (“RNG”) and compressed natural gas (“CNG”) and hydrogen dispensing stations;

●	factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control;

●	macroeconomic conditions related to the global COVID-19 pandemic;

●	the reduction or elimination of government economic incentives to the renewable energy market;

●	factors associated with companies, such as us, that are engaged in the production and integration of RNG, including (i) anticipated trends, growth rates and challenges in those businesses and in the markets in which they operate (ii) contractual arrangements with, and the cooperation of, landfill and livestock biogas conversion project site owners and operators and operators, on which we operate our landfill gas and livestock waste projects that generate electricity and (iii) RNG prices for Environmental Attributes, low carbon fuel standard credits and other incentives;

●	the ability to identify, acquire, develop and operate renewable projects and Fueling Stations;

●	our ability to issue equity or equity-linked securities or obtain debt financing;

●	the demand for renewable energy not being sustained;

●	impacts of climate change, changing weather patterns and conditions and natural disasters;

●	the effect of legal, tax and regulatory changes; and

●	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider when making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find More Information.” The definition of some of the terms used in this prospectus are set forth under the section “Selected Definitions.”

Business Overview

We are a renewable energy company specializing in the capture and conversion of biogas for the (i) production of RNG for use as a vehicle fuel for heavy and medium-duty trucking fleets, (ii) generation of Renewable Power for sale to utilities, (iii) generation and sale of Environmental Attributes associated with RNG and Renewable Power, and (iv) sales of RNG as pipeline quality natural gas. We have been an established biogas-to-energy producer in the United States, having participated in the landfill gas to energy industry for over 20 years.

Biogas is comprised of non-fossil waste gas, with high concentrations of methane, which is the primary component of RNG and the source for combustion utilized by Renewable Power plants to generate Renewable Power. Biogas can not only be collected and processed to remove impurities for use as RNG (a form of high-Btu fuel) and injected into existing natural gas pipelines as it is fully interchangeable with fossil natural gas, but partially treated biogas can be used directly in heating applications (as a form of medium-Btu fuel) or in the production of Renewable Power. The biogas is generated by microbes as they break down organic matter in the absence of oxygen. Our principal sources of biogas are (i) landfill gas, which is produced by the decomposition of organic waste at landfills and (ii) dairy manure, which is processed through anaerobic digesters to produce the biogas.

We also design, develop, construct, operate and service Fueling Stations for trucking fleets across the country that use natural gas to displace diesel as their transportation fuel. We have participated in the alternative vehicle fuels industry for approximately 12 years and have established an expanding network of Fueling Stations for dispensing RNG. In addition, we have recently begun implementing design, development, and construction services for hydrogen fueling stations, and we are pursuing opportunities to diversify its sources of biogas to other waste streams.

Capture and Conversion Business

We typically secure our Biogas Conversion Projects through a combination of long-term gas rights, manure supply agreements, and property lease agreements with biogas site hosts. Our Biogas Conversion Projects provide our landfill and dairy farm partners with a variety of benefits, including (i) a means to monetize biogas from their sites, (ii) regulatory compliance for landfills, (iii) a source of environmentally beneficial waste management practices for dairy farms and (iv) a valuable revenue stream. Once we have negotiated gas rights or manure supply agreements, we then design, develop, build, own and operate facilities that convert the biogas into RNG or uses the processed biogas to produce Renewable Power. We sell the RNG produced by the Biogas Conversion Projects through RNG marketing and dispensing agreements and generate associated Environmental Attributes. These Environmental Attributes are then sold to obligated parties as defined under the RFS promulgated by the U.S. federal government and Low Carbon Fuel Standard Programs established by several states. We also sell Renewable Power to public utilities through long-term power purchase agreements.

Dispensing and Monetization Business

We are a leading provider of RNG marketing and dispensing in the alternative vehicle fuels market for heavy and medium-duty trucking fleets throughout the United States. In this sector, we focus on dispensing RNG through Fueling Stations that serve fleets that use natural gas instead of diesel fuel. These Fueling Stations and dispensing services are key for our business because Environmental Attributes are generated through dispensing RNG at these stations for use as vehicle fuel for transportation, and, once generated, the Environmental Attributes can then be monetized. During 2021, we dispensed 19.9 million GGEs of RNG to the transportation market, generating corresponding Environmental Attributes, utilizing our current network of 75 Fueling Stations in 18 states in the United States, including more than 20 stations in California.

In November 2021, we signed a purchase and sale agreement with NextEra providing for the exclusive purchase by NextEra of 90% of our Environmental Attributes (RINs and LCFS credits). Under the agreement, we will receive the net proceeds paid to NextEra by NextEra customers for the purchase of such Environmental Attributes (or in certain circumstances an index-based or pre-negotiated price) less a specified discount.

Hydrogen Fuel

In the coming years, we believe we will be able to provide hydrogen fuel to vehicle fleets by constructing and servicing hydrogen fueling stations as well as providing RNG for hydrogen production. As fleet operators deploy more hydrogen powered vehicles, we anticipate constructing and servicing stations that use hydrogen derived from RNG to deliver low carbon hydrogen fuel to customers. We are currently in the design and engineering phase of the first several of these hydrogen fueling stations.

Our Projects

As of July 31, 2022, we owned and operated 25 projects, six of which are RNG projects and 19  of which are Renewable Power Projects. As of that date, our RNG projects in operation had a design capacity of 2.8 million MMBtus per year and our Renewable Power Projects in operation had a nameplate capacity of 123.7 MW per hour. In addition to these projects in operation, we are actively pursuing expansion of our RNG-generating capacity and, accordingly, have a portfolio of RNG projects in construction or in development, with ten of our current Renewable Power Projects being considered candidates for conversion to RNG projects in the foreseeable future. See “Business—Our Projects” for further detail of our projects.

Our Strategy

We aim to (i) maintain and grow our position as a leading producer and dispenser of RNG in the United States and (ii) maintain and increase our position as a leading provider of RNG to the heavy and medium-duty commercial vehicle market in the U.S. We support these objectives through a multi-pronged strategy of:

●	Promoting the reduction of methane and GHG emissions and expanding the use of renewable fuels to displace fossil-based fuels: We share the renewable fuel industry’s commitment to providing sustainable renewable energy solutions and offering products with high economic and ecological value. By simultaneously replacing fossil-based fuels and reducing overall methane emissions, our projects have a positive environmental impact. We are committed to the sustainable development, deployment, and utilization of RNG to reduce the country’s dependence on fossil fuels. We strive to optimize the economics of capturing biogas from our host landfills and dairy farms for conversion to RNG by balancing the capital and operating costs with the current and future quality and quantity of biogas.

●	Expanding our industry position as a full-service partner for development opportunities, including through strategic transactions: Throughout our over 20 years of biogas conversion experience, we have developed the full range of biogas conversion project related capabilities from landfill gas collection system expertise, to engineering, construction, management and operations, through EHS oversight and Environmental Attributes management. Our full suite of capabilities allows us to serve as a multi-project partner, including through strategic transactions.

●	Expanding our capabilities to new feedstock sources and technologies: We believe we will be able to enter new markets for our products, such as providing fuel for the production of renewable energy sources. With our experience and industry expertise, we believe we are well-positioned to take advantage of opportunities to meet the clean energy needs of other industries looking to use renewable energy in their operations. We are actively reviewing opportunities beyond our core LFG and dairy RNG business. Specifically, we intend to diversify our project portfolio beyond landfill biogas through the expansion into additional methane producing assets.

●	Empowering our customers to achieve their sustainability and carbon reduction objectives: We are well positioned to empower our customers to achieve their sustainability and carbon reduction goals, including significantly reducing GHG emissions from their commercial transportation activities, at a cost to customers that is competitive to other fuels like diesel. We also assist our customers in their transition to cleaner transportation fuels by helping them obtain federal, state and local tax credits, grants and incentives, vehicle financing, and facilitating customer selection of vehicle specifications to meet their needs.

Recent Developments

On July 21, 2022, ArcLight completed the Business Combination as contemplated by the Business Combination Agreement. In connection with this, ArcLight was domesticated and continued as a Delaware corporation (the “Domestication”). Pursuant to the Domestication, (i) each outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of ArcLight was automatically converted, on a one-for-one basis, into a Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), of ArcLight; (ii) each issued and outstanding Class A ordinary share (including Class A ordinary shares resulting from the conversion of Class B ordinary shares into Class A ordinary shares) was automatically converted, on a one-for-one basis, into a share of our Class A common stock; (iii) each issued and outstanding warrant to purchase Class A ordinary shares of ArcLight automatically converted into a warrant to acquire one share of our Class A common stock upon substantially the same economic terms; and (iv) each issued and outstanding unit of ArcLight that had not been previously separated into the underlying Class A ordinary shares of ArcLight and the underlying warrants of ArcLight upon the request of the holder thereof prior to the Domestication was cancelled and entitled the holder thereof to one share of our Class A common stock and one-fifth of one Warrant.

On July 21, 2022, as contemplated by the Business Combination Agreement:

●	OPAL Fuels LLC and its members caused the existing limited liability company agreement to be amended and restated and in connection therewith, all of the common units of OPAL Fuels LLC issued and outstanding immediately prior to the Closing were re-classified into 144,399,037 Class B Units;

●	We contributed to OPAL Fuels LLC $123,362,579 (representing (x) the amount of cash in the trust account established by ArcLight with the proceeds from the IPO as of immediately prior to the Closing, after giving effect to the exercise of redemption rights by any ArcLight shareholders and the set aside of funds in escrow to support a forward purchase agreement, plus (y) the aggregate cash proceeds received in respect of the PIPE Investment;

●

We contributed to OPAL Fuels LLC, and it in turn distributed to pre-closing members of Opco, 144,399,037 shares of our Class D common stock originally issued as consideration in connection with the Business Combination at a per share value of $10.00 per share;

●	We issued directly to Ares, 3,059,533 shares of our Class A common stock; and

●	OPAL Fuels LLC issued to us 25,171,390 Class A Units of OPAL Fuels LLC.

In addition, pursuant to Subscription Agreements entered into with certain accredited and institutional investors in connection with the Business Combination, concurrently with the Closing of the Business Combination, we received $105,806,000 in proceeds from the PIPE Investors, in exchange for which we issued 10,580,600 shares of our Class A common stock issued to the PIPE Investors. We received the remaining $5.0 million subscribed for pursuant to the PIPE Investment from one of the PIPE Investors subsequent to the Closing and issued 500,000 shares of Class A common stock.

Holders of 27,364,124 Class A ordinary shares of ArcLight properly exercised their right to have their ordinary shares redeemed for a full pro rata portion of the trust account holding the proceeds from the IPO, calculated as of two business days prior to the Closing, which was approximately $10.00 per share, or $274,186,522 in the aggregate.

Pursuant to a forward share purchase agreement (the “Forward Purchase Agreement”) entered into between ArcLight and Meteora Capital Partners and its affiliates (collectively, “Meteora”), prior to the Closing of the Business Combination, Meteora purchased 2,000,000 Class A ordinary shares of ArcLight from shareholders which had previously tendered such shares for redemption but agreed to reverse their redemption and sell such shares to Meteora at the redemption price, resulting in Meteora holding a total of 2,000,000 Class A ordinary shares, which Meteora agreed not to redeem in connection with the Business Combination. Additionally, ArcLight placed $20,040,000 in escrow at the Closing of the Business Combination to secure its purchase obligations to Meteora under the Forward Purchase Agreement.

On July 22, 2022, our Class A common stock and Public Warrants commenced trading on The Nasdaq Capital Market under the symbols “OPAL” and “OPALW,” respectively, subject to ongoing review of our satisfaction of all listing criteria following the Business Combination.

Corporation Information

We are a Delaware corporation. Our principal executive offices are located at One North Lexington Avenue, Suite 1450, White Plains, New York 10601 and our telephone number is (914) 705-4000. Our website is www.opalfuels.com. Our website and the information contained on, or accessed through, its website are not part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision as to whether to invest in our securities.

Risk Factor Summary

You should consider all of the information contained in this prospectus before investing in our securities which involves substantial risk. Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” beginning on page 10 of this prospectus, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that could cause actual results to differ materially from those in the forward-looking statements include, among others, the following:

Risks Related to Our Third Party Relationships and Government Regulation of Our Business

●	We are dependent on contractual arrangements with, and the cooperation of, owners and operators of biogas project sites where our Biogas Conversion Projects are located for the underlying biogas rights granted to us in connection with our Biogas Conversion Projects and for access to and operations on the biogas project sites where we utilize those underlying biogas rights;

●	For the US transportation fuel market, we are dependent on the production of vehicles and engines capable of running on natural gas and we have no control over these vehicle and engine manufacturers. We are also dependent on the willingness of owners of truck fleets to adopt natural gas powered vehicles and to contract with Opco for the provision of CNG to said fleets;

●	Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in developing, constructing and operating our Biogas Conversion Projects and Fueling Stations, which could damage our reputation, adversely affect our partner relationships or adversely affect our growth;

●	Our operations are subject to numerous stringent EHS laws and regulations that may expose us to significant costs and liabilities. From time to time, we have been issued notices of violations from government entities that our operations have failed to comply with such laws and regulations, particularly in regards to the operation of our landfill gas electric generating facilities. Failure to comply with such laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations;

●	Existing, and future changes to, federal, state and local regulations and policies, including permitting requirements applicable to us, and enactment of new regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of Renewable Power and RNG, and may adversely affect the market for the associated Environmental Attributes. A failure on our part to comply with any laws, regulations or rules applicable to us may adversely affect our business, investments and results of operations;

●	The financial performance of our business depends upon tax and other government incentives for the generation of RNG and Renewable Power, any of which could change at any time and such changes may negatively impact our growth strategy;

●	We are subject to risks associated with litigation or administrative proceedings that could materially impact our operations, including proceedings in the future related to projects we subsequently acquire.

Market Risks Related to Our Business

●	The volatility in the price of oil, gasoline, diesel, natural gas, RNG or Environmental Attributes could adversely affect our business;

●	We currently use, and may continue in the future to use, forward-sale and hedging arrangements, to mitigate certain risks, but the use of such arrangements could have a material adverse effect on our results of operations.

Additional Risk Factors Relating to Our Business in General

●	Our contracts with government entities may be subject to unique risks, including possible termination of or reduction in the governmental programs under which we operate, instances in which our contract provisions allow the government entity to terminate, amend or change terms at their convenience, and competitive bidding processes for the award of contracts;

●	In accordance with applicable FASB standards, management has concluded there are conditions or events, considered in the aggregate, that raise substantial doubt about the ability of Opco to continue as a going concern without the implementation of various mitigation steps identified by management of Opco;

●	Liabilities and costs associated with hazardous materials and contamination and other environmental conditions may require us to conduct investigations or remediation at the properties underlying our projects, may adversely impact the value of our projects or the underlying properties, and may expose us to liabilities to third parties;

●	We have a history of accounting losses and may incur additional losses in the future;

●	We operate a capital-intensive business and are pursuing a business plan requiring significant access to capital. We may fail to get access to said capital in a timely manner or obtain capital at unfavorable terms.

●	Some relationships with our counterparties and suppliers may experience disruptions in connection with the Business Combination, which may limit our business; and

●	Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For so long as we remain an emerging growth company, we are permitted, and currently intend, to rely on the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to public companies and file periodic reports with the SEC. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and selected financial data and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including this prospectus, subject to certain exceptions;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements, including in this prospectus;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700.0 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of ArcLight becoming a public company).

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

For additional information, see the section titled “Risk Factors—Risks Related to the Company—We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors.”

The Offering

Issuer	OPAL Fuels Inc.

Class A common stock offered by the Selling Holders	Up to 181,764,740 shares of Class A common stock, consisting of:

●	10,838,609 shares of Class A common stock issued under the Business Combination Agreement to Ares, Sponsor and certain former directors of ArcLight originally acquired by such parties for an effective purchase price of approximately $0.003 per share;

●	144,399,037 shares of Class A common stock issuable upon the conversion of Class C common stock issuable to the Opco Common Equityholders upon the exchange of Opco Common Units and the cancellation of an equal number of shares of Class D common stock originally issued as consideration in connection with the Business Combination at a per share value of $10.00 per share;

●	9,223,261 shares of Class A common stock underlying the Private Placement Warrants that were originally purchased at a purchase price of $1.00 per warrant;

●	6,223,233 shares of Class A common stock underlying the Public Warrants that were originally issued as part of the units sold by Arclight at a purchase price of $10.00 per unit in its initial public offering; and

●	11,080,600 shares of Class A common stock issued to the PIPE Investors at a purchase price of $10.00 per share.

Class A common stock issuable upon the exchange of all outstanding Opco Common Units	144,399,037

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Class A common stock by the Selling Holders. We could receive up to an aggregate of $177,634,681 if all of the Warrants are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants choose to exercise them. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Class A common stock and the spread between the exercise price of the Warrants and the price of our Class A common stock at the time of exercise. We have 15,446,494 outstanding Warrants to purchase 15,446,494 shares of our Class A common stock, exercisable at an exercise price of $11.50 per share. If the market price of our Class A common stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will choose to exercise. As of September 16, 2022, the closing price of our Class A common stock was $9.69 per share. There can be no assurance that the Warrants will be in the money prior to their expiration. In addition, the Sponsor (as defined herein), or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Holders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

Market for our shares of common stock and warrants	Our Class A common stock and public warrants are listed for trading on Nasdaq under the symbols “OPAL” and “OPALW,” respectively.

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

SELECTED HISTORICAL CONSOLIDATED
FINANCIAL INFORMATION

The selected consolidated historical statements of operations and of cash flows data of Opco for the years ended December 31, 2021, 2020 and 2019 and the historical consolidated balance sheet data as of December 31, 2021 and 2020 are derived from Opco’s audited consolidated financial statements included elsewhere in this prospectus. The selected condensed consolidated historical statements of operations and of cash flows data of Opco for the six months ended June 30, 2022 and 2021 and the condensed consolidated historical balance sheet data as of June 30, 2022 are derived from Opco’s unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. In Opco’s management’s opinion, the consolidated historical financial statements include all adjustments necessary to state fairly Opco’s financial position, results of operations and cash flows as of and for the periods presented herein.

Opco’s historical results are not necessarily indicative of the results that may be expected in the future and Opco’s results for the six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2022 or any other period. You should read the selected consolidated historical financial data together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Opco’s audited consolidated and unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

(In thousands of dollars except per unit data)	For the six months ended		Fiscal Years Ended
Consolidated Statements of Operations Data:	June 30, 2022	June 30, 2021	December 31, 2021	December 31, 2020	December 31, 2019
				(Restated) (1)	(Restated) (1)
Revenues	$102,264	$57,784	$166,124	$117,706	$119,702
Less:
Cost of sales	75,589	43,285	115,065	90,168	90,972
Selling, general and administrative	18,810	11,185	29,380	20,474	17,795
Depreciation, amortization, and accretion	6,558	4,059	10,653	8,338	8,031
Impairment of assets	—	—	—	17,689	—
Gain on termination of PPA	—	—	—	(1,292)	—
Loss on sale/disposal of assets	—	—	—	165	(2,051)
Interest and financing expense, net	(6,408)	(3,305)	(7,467)	(6,655)	(8,026)
Realized and unrealized loss (gain) on interest rate swaps, net	328	17	99	(2,197)	(1,691)
Gain on acquisition of equity method investment	—	19,818	19,818	—	—
Gain on deconsolidation of VIEs	—	—	15,025	—	—
Gain on PPP loan forgiveness	—	—	—	1,792	—
(Loss) income from equity method investments	(36)	2,392	2,268	(475)	(487)
Net (loss) income	(4,809)	18,177	40,769	(25,371)	(5,249)
Paid-in-kind preferred dividends	2,435	—	210	—	—
Net loss attributable to non-controlling interests	(499)	(198)	(804)	(13)	—
Net (loss) income attributable to OPAL Fuels LLC	$(6,745)	$18,375	$41,363	$(25,358)	$(5,249)
Weighted average units outstanding:
Basic (2)	1,000	986	987	986	986
Diluted (2)	1,000	986	987	986	986
Per unit amounts:
Basic	$(6,745)	$18,636)	$41,908	$(25,718)	$(5,324)
Diluted	$(6,745)	$18,636)	$41,908	$(25,718)	$(5,324)
Consolidated Statement of Cash Flows Data:
Net cash (used in) provided by operating activities	$(9,438)	$16,808	$18,856	$2,287	$4,338
Net cash used in investing activities	(54,298)	(28,752)	(117,204)	(22,179)	(29,848)
Net cash provided by financing activities	121,961	28,278	125,014	21,453	24,653
Net increase (decrease) in cash, cash equivalents and restricted cash	$58,225	$16,334	$26,666	$1,561	$(857)

(1)	As described in Note 2, Restatement of Financials Statements to Opco’s audited consolidated financial statements, we have restated the consolidated financial statements for the years ended December 31, 2020 and 2019.

(2)	As described in Note 1, Description of Business to Opco’s audited consolidated financial statements, the Company amended its limited liability company agreement on November 29, 2021 to convert its outstanding membership interests into 986 common units. The earnings per unit have been presented retrospectively for all periods presented.

(In thousands of dollars)	As of June 30,	As of December 31,
Consolidated Balance Sheets Data:	2022	2021	2020
			(Restated) (1)
Cash and cash equivalents	$97,091	$39,314	$12,823
Property, plant and equipment, net	229,411	169,770	79,492
Total assets	$512,242	$380,844	$169,458
Total Debt - current and non-current	$241,122	$229,103	$100,780
Total liabilities	305,323	285,887	138,999
Redeemable preferred units	132,645	30,210	—
Total members’ equity	74,274	64,747	30,459
Total liabilities, redeemable preferred units and members’ equity	$512,242	$380,844	$169,458

(1)	As described in Note 2, Restatement of Financials Statements to Opco’s audited consolidated financial statements, we have restated the consolidated financial statements for the year ended December 31, 2020.

MARKET PRICE, TICKER SYMBOL, AND DIVIDEND INFORMATION

OPAL’s Class A common stock and public warrants are listed for trading on Nasdaq under the symbols “OPAL” and “OPALW,” respectively.

The closing price of the Class A common stock and the warrants to purchase Class A common stock on September 16, 2022 was $9.69, and $1.57, respectively. Holders of Class A common stock and warrants should obtain current market quotations for their securities.

OPAL has not paid any cash dividends on shares of its Class A common stock or Class C common stock to date and has no current plans to pay dividends on its Class A common stock or Class C common stock in the foreseeable future. Holders of OPAL’s Class B common stock and Class D common stock do not have any right to receive dividends. The payment of cash dividends in the future will be dependent upon OPAL’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board.

RISK FACTORS

In addition to the other information contained in this prospectus, the following risks have the potential to impact our business and operations, as well as the market for our securities, including the Class A common stock offered hereby. These risk factors are not exhaustive and all investors are encouraged to perform their own investigation with respect our business, financial condition and prospects.

Risks Related to Our Business

Risks Related to Our Third Party Relationships and Government Regulation of Our Business

We are dependent on contractual arrangements with, and the cooperation of, owners and operators of biogas project sites where our Biogas Conversion Projects are located for the underlying biogas rights granted to us in connection with our Biogas Conversion Projects and for access to and operations on the biogas project sites where we utilize those underlying biogas rights.

We do not own any of the landfill or livestock waste sites, which we sometimes refer to in this prospectus as “biogas project sites,” from which our Biogas Conversion Projects collect biogas or on which we operate and manage our Biogas Conversion Projects, and therefore we depend on contractual relationships with, and the cooperation of, the biogas conversion project site owners and operators for our operations. The invalidity of, or any default or termination under, any of our gas rights agreements, leases, easements, licenses and rights-of-way may interfere with our rights to the underlying biogas and our ability to use and operate all or a portion of certain of our Biogas Conversion Projects facilities, which may have an adverse impact on our business, financial condition and results of operations. We obtain biogas rights to utilize the biogas and the biogas project sites on which our projects operate under contractual arrangements, with the associated biogas rights generally being for fixed terms of 20 years (or more) and certain additional renewal options. The gas rights associated with our 30 projects in operation or under construction, 3 of which include Renewable Power projects that are in construction to be converted to RNG, are due to expire at varying points over the next 25 years. See “Business—Our Projects.” In addition, the biogas rights are typically specific to the right to produce electricity generated from renewable sources (“Renewable Power”) or RNG; and accordingly, when we pursue conversion of a project from the production of Renewable Power to the production of RNG, which has been part of our strategy over recent periods, we must secure the associated biogas rights for the production of RNG. While we have generally been successful in renewing biogas rights and in securing the additional rights necessary in connection with conversion from production of Renewable Power to RNG on specific projects, we cannot guarantee that this success will continue in the future on commercial terms that are attractive to us or at all, and any failure to do so, or any other disruption in the relationship with any of the biogas conversion project site owners and operators from whose biogas project sites our Biogas Projects obtain biogas or for whom we operate biogas facilities, may have a material adverse effect on our business operations, financial condition and operational results.

In addition, the ownership interests in the land subject to these licenses, easements, leases and rights-of-way may be subject to mortgages securing loans or other liens (such as tax liens) and other easements, lease rights and rights-of-way of third parties (such as leases of mineral rights). As a result, certain of our Biogas Conversion Projects’ rights under these licenses, easements, leases or rights-of-way may be subject, and subordinate, to the rights of those third parties in certain instances. We may not be able to protect our operating projects against all risks of loss of our rights to use the land on which our Biogas Conversion Projects are located, and any such loss or curtailment of our rights to use the land on which our projects are located and any increase in rent due on such lands could adversely affect our business, financial condition and results of operations.

The owners and operators of biogas project sites generally make no warranties to us as to the quality or quantity of gas produced.

The biogas conversion project site owners and operators generally do not make any representation or warranty to us as to the quality or quantity of biogas produced at their sites. Accordingly, we may be affected by operational issues encountered by biogas conversion project site owners and operators in operating their facilities, such as, among other things: (i) their ability to perform in accordance with their commitments to third parties (other than us) under agreements and permits; (ii) transportation of source materials, (iii) herd health and labor issues at the dairy farms generating the manure to be processed at our digester facilities; (iv) gas collection issues at landfill projects such as broken pipes, ground water accumulation, inadequate landcover and labor issues, and (v) the particular character and mix of trash received, at the biogas conversion project site facilities. We cannot guarantee that our production will be free from operational risks, nor can we guarantee the production of a sufficient quantity and quality of biogas from the owners and operators of biogas conversion project sites. However, our facilities are engineered and designed to process varying levels of biogas quantities and varying levels of potential biogas impurities.

We from time to time face disputes or disagreements with owners and operators of biogas project sites which could materially impact our ability to continue to develop and/or operate an existing Biogas Conversion Project on its current basis, or at all, and could materially delay or eliminate our ability to identify and successfully secure the rights to construct and operate other future Biogas Conversion Projects.

The success of our business depends, in part, on maintaining good relationships with biogas conversion project site owners and operators. As a result, our business may be adversely affected if we are unable to maintain these relationships.

Our economic interests in biogas conversion project sites are not always aligned with the economic interests of the site owners and operators. We may disagree with owners and operators about a number of concerns, including, without limitation, the operations of the biogas project sites, easement and access rights, the renewal of gas and manure rights on favorable terms, and temporary shutdowns for routine maintenance or equipment upgrades. Biogas conversion project site owners and operators may make unilateral decisions beneficial to them to address business concerns. They may or may not consult with us, including in circumstances where they have a contractual obligation to do so, and unilateral decisions made by the biogas conversion project site owners and operators regarding the operations or management of their business could impact our ability to produce RNG or Renewable Power, and generate the associated Environmental Attributes. If we have a favorable relationship with site owners and operators, we may be able to mitigate certain risks if given the opportunity to provide input into the owners’ and operators’ decision-making process.

In addition, the financial condition of the biogas conversion project sites may be affected in large part by conditions and events that are beyond our control. Significant deteriorations in the financial condition of any biogas conversion project waste site could cause the biogas conversion project site owners and operators to unilaterally decide to shut down or reduce their landfill or livestock waste operations. Any such closure or reduction of operations at a waste site could impact our ability to produce RNG or Renewable Power, and generate the associated Environmental Attributes, and we may not have an opportunity to propose a solution to protect our infrastructure in any existing Biogas Conversion Project.

If we are unable to maintain good relationships with these site owners and operators, or if they take any actions that disrupt or halt production of RNG or Renewable Power, our business, growth strategy, financial condition and results of operations could be materially and adversely affected.

For the US transportation fuel market, we are dependent on the production of vehicles and engines capable of running on natural gas and we have no control over these vehicle and engine manufacturers. We are also dependent on the willingness of owners of truck fleets to adopt natural gas powered vehicles and to contract with us for the provision of CNG to said fleets.

Vehicle and engine manufacturers control the development, production, quality assurance, cost and sales and marketing of their products, all of which shape the performance, availability and reputation of such vehicles in the marketplace. We are dependent on these vehicle and engine manufacturers to succeed in our target RNG fuel dispensing markets, and we have no influence or control over their activities.

These vehicle and engine manufacturers may decide not to expand or maintain, or may decide to discontinue or curtail, their product lines for a variety of reasons, including, without limitation, as a result of the adoption of governmental policies or programs such as the rules adopted by the California Air Resources Board on June 25, 2020 requiring the sale of zero-emission heavy-duty trucks (the “Advanced Clean Trucks Regulation”) and Executive Order N-79-20 issued by the Governor of the State of California in September 2020 (the “September 2020 Executive Order”). The supply of engines or vehicle product lines by these vehicle and engine manufacturers may also be disrupted due to delays, restrictions or other business impacts related to the COVID-19 pandemic and supply chain disruptions or crises. The limited production of engines and vehicles that run on natural gas increases their cost and limits availability, which restricts large-scale adoption, and may reduce resale value. These factors may also contribute to operator reluctance to convert their vehicles to be compatible with natural gas fuel.

Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in developing, constructing, bringing online and operating our Biogas Conversion Projects and Fueling Stations, which could damage our reputation, adversely affect our partner relationships or adversely affect our growth.

Our success depends on our ability to design, develop, construct, maintain and operate Biogas Conversion Projects and Fueling Stations in a timely manner, which depends in part on the ability of third parties to provide us with timely and reliable products and services. In developing and operating our Biogas Conversion Projects and Fueling Stations, we rely on products meeting our design specifications and components manufactured and supplied by third parties, and on services performed by our subcontractors. We also rely on subcontractors to perform some of the construction and installation work related to our Biogas Conversion Projects and Fueling Stations, and we sometimes need to engage subcontractors with whom we have no prior experience in connection with these matters.

If our subcontractors are unable to provide services that meet or exceed our counterparties’ expectations or satisfy our contractual commitments, our reputation, business and operating results could be harmed. In addition, if we are unable to avail ourselves of warranties and other contractual protections with our suppliers and service providers, we may incur liability to our counterparties or additional costs related to the affected products and services, which could adversely affect our business, financial condition and results of operations. Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services could adversely affect our ability to timely bring a project online, the quality and performance of our Biogas Conversion Projects and Fueling Stations, and may require considerable expense to find replacement products and to maintain and repair these facilities. These circumstances could cause us to experience interruption in (i) our production and distribution of RNG and Renewable Power, (ii) generation of related Environmental Attributes, (iii) meeting our obligations to dispense RNG at Fueling Stations, and (iv) maintaining current relationships and attracting new relationships, in each case, potentially harming our brand, reputation and growth prospects.

Our operations are subject to numerous stringent EHS laws and regulations that may expose us to significant costs and liabilities. From time to time, we have been issued notices of violations from government entities that our operations have failed to comply with such laws and regulations, particularly in regards to the operation of our landfill gas electric generating facilities. Failure to comply with such laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations.

Our operations are subject to stringent and complex federal, state and local EHS laws and regulations, including those relating to (i) the release, emission or discharge of materials into the air, water and ground, (ii) the generation, storage, handling, use, transportation and disposal of hazardous materials and wastes, and (iii) the health and safety of our employees and other persons.

These laws and regulations impose numerous obligations applicable to our operations, including (i) the acquisition of permits before construction and operation of our Biogas Conversion Projects and Fueling Stations; (ii) the restriction of types, quantities and concentration of materials that can be released into the environment; (iii) the limitation or prohibition of our activities on certain lands lying within wilderness, wetlands and other protected areas; (iv) the application of specific health and safety criteria addressing worker protection; and (v) the imposition of substantial liabilities for pollution resulting from the operation of our Biogas Conversion Projects and Fueling Stations. In addition, construction and operating permits issued pursuant to environmental laws are necessary to operate our business. Such permits are obtained through applications that require considerable technical documentation and analysis, and sometimes require long time periods to obtain or review. Delays in obtaining or renewing such permits, or denial of such permits and renewals, are possible, and would have a negative effect on our financial performance and prospects for growth. These laws, regulations and permitting requirements can necessitate expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment.

Numerous government entities have the power to enforce difficult and costly compliance measures or corrective actions pursuant to these laws and regulations and the permits issued under them. We may be required to make significant capital and operating expenditures on an ongoing basis, or to perform remedial or other corrective actions in connection with our Biogas Conversion Projects and Fueling Stations, to comply with the requirements of these environmental laws and regulations or the terms and conditions of our permits. Failure to comply with these laws and regulations or the terms or conditions of our permits may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations. In addition, we may experience delays in obtaining or be unable to obtain required environmental regulatory permits, consents, waivers or approvals, which may delay or interrupt our operations and limit our growth and revenue.

For example, our Arbor Hills landfill gas facility in Northville, MI has entered into a Consent Decree, which was fully executed and submitted to the United States District Court for the Eastern District of Michigan on September 9, 2021, with the US Department of Justice, the EPA, Michigan Attorney General, Michigan Department of Environment, Great Lakes, and Energy and Michigan Department of Environmental Quality to resolve notices of violation relating to sulfur oxide emissions exceedances, failure to timely perform source testing and improper use of diesel fuel as an alternative to landfill gas for start-up combustion. The Company has agreed to pay total penalties of $750,000 and is required to install pollution control equipment to reduce emissions from the facility. See “Business—Legal Proceedings—Arbor Hills Matter.” In addition, on July 30, 2021, Richmond Energy, a Company subsidiary, entered into a Consent Order with the Virginia Department of Environmental Quality (“VDEQ”) related to an October 31, 2019 notice of violation for a failed source test conducted by VDEQ, which identified exceedances in total sulfur, volatile organic compounds and sulfur dioxide emissions from the Old Dominion landfill gas facility in Henrico, VA. Pursuant to the Consent Order, Richmond Energy paid a $99,000 penalty and is required to modify the facilities permit to account for these emissions. The facility has been shut down since April 3, 2020 while the Richmond Energy modifies the facility’s permit, which will require the installation of a chiller treatment system at an estimated cost of $1.0 million. The facility is expected to be back online within the next six to twelve months.

Our operations inherently risk incurring significant environmental costs and liabilities due to the need to manage waste and emissions from our Biogas Conversion Projects and Fueling Stations. Spills or other releases of regulated substances, including spills and releases that may occur in the future, could expose us to material losses, expenditures and liabilities under applicable environmental laws, rules and regulations. Under certain of such laws, rules and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination, regardless of whether we were responsible for the release or contamination and even if our operations met previous standards in the industry at the time they were conducted. In connection with certain acquisitions of Biogas Conversion Projects and Fueling Stations, we could acquire, or be required to provide indemnification against, environmental liabilities that could expose us to material losses. In addition, claims for damages to persons or property, including natural resources, may result from the EHS impacts of our operations. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us.

Environmental laws, rules and regulations have changed rapidly in recent years and generally have become more stringent over time, and we expect this trend to continue. The most material of these changes relate to the control of air emissions from the combustion equipment and turbine engines we use to generate Renewable Power from landfill biogas. Such equipment, including internal combustion engines, are subject to stringent federal and state permitting and air emissions requirements. California has taken an aggressive approach to setting standards for engine emissions, and standards already in place have caused us to not be able to operate some of our electric generating equipment in areas of that state. If other states were to follow California’s lead, we could face challenges in maintaining our electric generating operations and possibly, other operations in such jurisdictions.

Continued governmental and public emphasis on environmental issues can be expected to result in increased future investments for environmental control compliance at our facilities. Present and future environmental laws, rules and regulations, and interpretations of such laws, rules and regulations, applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial costs or expenditures that could have a material adverse effect on our business, results of operations and financial condition. In January 2021, the current US presidential administration signed multiple executive orders related to the climate and environment. These executive orders (i) direct federal agencies to review and reverse more than one hundred actions taken by the previous US presidential administration on or relating to the environment, (ii) instruct the Director of National Intelligence to prepare a national intelligence estimate on the security implications of the climate crisis and direct all agencies to develop strategies for integrating climate considerations into their international work, (iii) establish the National Climate Task Force, which assembles leaders from across twenty one federal agencies and departments, (iv) commit to environmental justice and new, clean infrastructure projects, (v) commence development of emissions reduction targets and (vi) establish the special presidential envoy for climate on the National Security Council. At this time, we cannot predict the outcome of any of these executive orders on our operations.

Existing, and future changes to, federal, state and local regulations and policies, including permitting requirements applicable to us, and enactment of new regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of Renewable Power and RNG, and may adversely affect the market for the associated Environmental Attributes. A failure on our part to comply with any laws, regulations or rules, applicable to us may adversely affect our business, investments and results of operations.

The markets for Renewable Power, RNG and the associated Environmental Attributes are influenced by US federal and state governmental regulations and policies concerning such resources. These regulations and policies are frequently modified, which could result in a significant future reduction in the potential demand for Renewable Power, RNG and the associated Environmental Attributes. Any new governmental regulations applicable to our Biogas Conversion Projects or markets for Renewable Power, RNG or the associated Environmental Attributes may result in significant additional expenses or related development costs and, as a result, could cause a significant reduction in demand by our current and future counterparties. Failure to comply with such requirements could result in (i) the disconnection and/or shutdown of the non-complying facility, (ii) our inability to sell Renewable Power or RNG from the non-complying facility, (iii) penalties and defaults arising from contracts that we have that contemplate production from the non-complying facility, (iv) the imposition of liens, fines, refunds and interest, and/or civil or criminal liability, and (vi) delay or prevent new Biogas Conversion Projects and Fueling Stations from being developed.

The U.S. Environmental Protection Agency (“EPA”) annually sets proposed and actual renewable volume obligations (“RVOs”) for the Renewable Identification Numbers (“RIN”) market in accordance with the mandates established by the Energy Independence and Security Act of 2007 (the “EISA”). The EPA’s issuance of timely and sufficient annual RVOs to accommodate the RNG industry’s growing production levels may be needed to stabilize the RIN market. There can be no assurance that the EPA will timely set annual RVOs or that the RVOs will continue to increase or be sufficient to satisfy the growing supply of RNG which may be targeted for the US transportation fuel market. The EPA may set RVOs inaccurately or inconsistently, and the manner in which the EPA sets RVOs may change under legislative or regulatory revisions. The current authorization for the EPA’s issuance of RVOs will expire beginning in 2023, and the EPA may issue RVOs under a modified system that has yet to be developed, which creates additional uncertainty as to RIN pricing. Uncertainty as to how the Renewable Fuel Standard (“RFS”) program will continue to be administered and supported by the EPA under the current US presidential administration can create price volatility in the RIN market. Given this regulatory uncertainty, we cannot assure that (i) we will be able to monetize RINs at the same price levels as we have in the past, (ii) production shortfalls will not impact our ability to monetize RINs at favorable current pricing, and (iii) the rising price environment for RINs will continue.

On the state level, the economics of RNG are enhanced by low-carbon fuel initiatives, particularly a well-established Low Carbon Fuel Standard (“LCFS”) program in California and similar developing programs in Oregon and Washington (with several other states also actively considering similar initiatives). In California’s case, in 2009, the California Air Resource Board (“CARB”) adopted LCFS regulations aimed at reducing the Carbon Intensity (“CI”) of transportation fuel sold and purchased in the state. A CI score is calculated as grams of CO₂ equivalent per megajoule of energy by the fuel. Under the California and California-type LCFS programs, the CI score is dependent upon a full lifecycle analysis that evaluates the greenhouse gases (“GHG”) emissions associated with producing, transporting, and consuming the fuel. LCFS credits can be generated in three ways: (i) fuel pathway crediting that provides low carbon fuels used in California transportation, (ii) project-based crediting that reduces GHG emissions in the petroleum supply chain, and (iii) zero emission vehicle crediting that supports the buildout of infrastructure. CARB awards these credits to RNG projects based on such project’s CI score relative to the targeted CI score for both gasoline and diesel fuels. The number of monetizable LCFS credits per unit of fuel increases with a lower CI score. We cannot assure that we will be able to maintain or reduce our CI score to monetize LCFS credits generated from our Biogas Conversion Projects. Moreover, the inability to sell LCFS credits could adversely affect our business.

Our ability to generate revenue from sales of RINs and LCFS credits depends on our strict compliance with such federal and state programs, which are complex and can involve a significant degree of judgment. If the agencies that administer and enforce these programs disagree with our judgments, otherwise determine that we are not in compliance, conduct reviews of our activities or make changes to the programs, then our ability to generate or sell these credits could be temporarily restricted pending completion of reviews or as a penalty, permanently limited or lost entirely, and we could also be subject to fines or other sanctions. Moreover, the inability to sell RINs and LCFS credits in general, or at unattractive prices, could adversely affect our business.

Additionally, our business is influenced by laws, rules and regulations that require reductions in carbon emissions and/or the use of renewable fuels, such as the programs under which we generate Environmental Credits. These programs and regulations, which have the effect of encouraging the use of RNG as a vehicle fuel, could expire or be repealed or amended for a variety of reasons. For example, parties with an interest in gasoline and diesel, electric or other alternative vehicles or vehicle fuels, including lawmakers, regulators, policymakers, environmental or advocacy organizations, producers of alternative vehicles or vehicle fuels or other powerful groups, may invest significant time and money in efforts to delay, repeal or otherwise negatively influence programs and regulations that promote RNG. Many of these parties have substantial resources and influence. Further, changes in federal, state or local political, social or economic conditions, including a lack of legislative focus on these programs and regulations, could result in their modification, delayed adoption or repeal. Any failure to adopt, delay in implementing, expiration, repeal or modification of these programs and regulations, or the adoption of any programs or regulations that encourage the use of other alternative fuels or alternative vehicles over RNG, could reduce the market demand for RNG as a vehicle fuel and harm our operating results, liquidity, and financial condition.

For instance, in certain states, including California, lawmakers and regulators have implemented various measures designed to increase the use of electric, hydrogen and other zero-emission vehicles, including establishing firm goals for the number of these vehicles operating on state roads by specified dates and enacting various laws and other programs in support of these goals. Although the influence and applicability of these or similar measures on our business remains uncertain, a focus on “zero tailpipe emissions” vehicles over vehicles such as those operating on RNG that have an overall net carbon negative emissions profile, but some tailpipe emissions, could adversely affect the market for our fuels.

All of our current electric generating facilities are qualifying small power production facilities (“QFs”) under the Federal Power Act and the Public Utility Regulatory Policies Act of 1978, as amended. We are permitted to make wholesale sales (that is, sales for resale) of Renewable Electricity, capacity, and ancillary services from our QFs with a net generating capacity that does not exceed 20 megawatts or that is an “eligible” facility as defined by section 3(17)(E) of the Federal Power Act without obtaining (a) authorization by FERC pursuant to the Federal Power Act to sell electric energy, capacity and/or ancillary services at market-based rates, (b) acceptance by FERC of a tariff providing for such sales, and (c) granting by FERC of such regulatory waivers and blanket authorizations as are customarily granted by FERC to holders of market-based rate authority, including blanket authorization under section 204 of the Federal Power Act to issue securities and assume liabilities (“MBR Authority”) or any other approval from the U.S. Federal Energy Regulatory Commission (“FERC”). A QF typically may not use any fuel other than a FERC-approved alternative fuel, but for limited use of commercial-grade fuel for certain specified start-up, emergency and reliability purposes. We are required to document the QF status of each of our facilities in applications or self-certifications filed with FERC, which typically requires disclosure of upstream facility ownership, fuel and size characteristics, power sales, interconnection matters, and related technical disclosures Congress could amend the FPA and eliminate QF status, in which case we would likely have to obtain MBR Authority and sell competitively in the market. If this were to happen, in all likelihood our QFs would not be competitive in the market place.

We currently do not intend to develop, construct or operate electric generating facilities that would require us to apply for and receive MBR Authority from FERC. Nevertheless, were we to do so, eligibility for MBR Authority is predicated on a variety of factors, primarily including the overall market power that the power seller — together with all of its FERC-defined “affiliates” — has in the relevant market. FERC defines affiliates as entities with a common parent that own, directly or indirectly, 10% or more of the voting securities in the two entities. Accordingly, our eligibility and the eligibility of our affiliates to obtain and maintain MBR Authority for additional facilities, were we or such affiliate required to obtain such authority, would require an evaluation of the energy assets owned directly or indirectly by us and each of our affiliates, satisfying market-power limitations established by FERC. If our affiliates invest heavily in generating or other electric facilities in a particular geographic market, their market presence could make it difficult for us or our affiliates to obtain and maintain such MBR Authority, or to secure FERC authorization to acquire additional generating facilities, in that market.

Our market-based sales are subject to certain market behavior rules established by FERC, and if any of our Biogas Conversion Projects that generate Renewable Power are deemed to have violated such rules, we will be subject to potential disgorgement of profits associated with the violation, penalties, refunds of unlawfully collected amounts with interest, and, if a facility obtains MBR Authority, suspension or revocation of such MBR Authority. If such projects that had MBR Authority were later to lose their MBR Authority, they would be required to obtain FERC’s acceptance of a cost-of-service rate schedule and could become subject to the significant accounting, record-keeping, and reporting requirements that are typically imposed on vertically-integrated utilities with cost-based rate schedules. This could have a material adverse effect on the rates we are able to charge for power from our facilities maintaining MBR Authority, if any, that generate Renewable Power.

The regulatory environment for electric generation has undergone significant changes in the last several years due to federal and state policies affecting wholesale competition and the creation of incentives for the addition of large amounts of new renewable generation and, in some cases, transmission assets. These changes are ongoing, and we cannot predict the future design of the wholesale power markets or the ultimate effect that the changing regulatory environment will have on our business.

Our biogas conversion project site owners and operators are also subject to extensive federal, state and local regulations and policies, including permitting requirements, on account of their separate operations. Any failure on their part to comply with any laws, regulations, rules or permits, applicable to them may also adversely affect our business, investments and results of operations.

The operations of biogas conversion project site owners and operators are also subject to stringent and complex governmental regulations and policies at the federal, state and local level in the United States. Many complex laws, rules, orders and interpretations govern environmental protection, health, safety, land use, zoning, transportation and related matters. At times, such governmental regulations and policies may require biogas conversion project site owners and operators to curtail their operations or close sites temporarily or permanently, which may adversely impact our business, investments and results of operations.

Certain permits are required to build, operate and expand sites owned by biogas conversion project site owners and operators, and such permits have become more difficult and expensive to obtain and maintain. Permits may often take years to obtain as a result of numerous hearing and compliance requirements with regard to zoning, environmental and other regulations. The permits required to be obtained and maintained by biogas conversion project site owners and operations are commonly subject to resistance from citizen or other groups and other political pressures, including allegations by such persons that a site is in violation of any applicable permits, laws or regulations. Failure by project site owners and operators to obtain or maintain any required permit to operate its site would adversely affect our production of Renewable Power, RNG and generation of the associated Environmental Attributes, as applicable.

A failure by biogas conversion project site owners and operators to comply with extensive federal, state and local regulations and policies, including permitting requirements, may result in the suspension or cessation of waste site operations, which would reduce or halt Renewable Power or RNG production and generation of the Associated Environmental Attributes. Any such disruption could also damage the reputation of our brand. In the event our production of Renewable Power or RNG is disrupted, we may fail to meet the contractual obligations to some of our counterparties to deliver Renewable Power, RNG and the associated Environmental Attributes, in which case we would be subject to financial damage and/or penalty claims from these counterparties.

The financial performance of our business depends upon tax and other government incentives for the generation of RNG and Renewable Power, any of which could change at any time and such changes may negatively impact our growth strategy.

Our financial performance and growth strategy depend in part on governmental policies that support renewable generation and enhance the economic viability of owning Biogas Conversion Projects or Fueling Stations. These projects currently benefit from various federal, state and local governmental incentives such as investment tax credits, cash grants in lieu of investment tax credits, loan guarantees, Renewable Portfolio Standards (“RPS”) programs, modified accelerated cost-recovery system of depreciation and bonus depreciation. RNG specifically generates meaningful revenue through generation and monetization of Environmental Attributes provided for under several different programs, most commonly, RFS, LCFS and RPS.

Many states have adopted RPS programs mandating that a specified percentage of electricity sales come from eligible sources of renewable energy. However, the regulations that govern the RPS programs, including pricing incentives for renewable energy, or reasonableness guidelines for pricing that increase valuation compared to conventional power (such as a projected value for carbon reduction or consideration of avoided integration costs), may change. If the RPS requirements are reduced or eliminated, it could lead to fewer future power contracts or lead to lower prices for the sale of power in future power contracts, which could have a material adverse effect on our future prospects. Such material adverse effects may result from decreased revenues, reduced economic returns on Biogas Conversion Projects and other potential future investments or joint ventures, increased financing costs, and/or difficulty obtaining financing.

If we are unable to utilize various federal, state and local governmental incentives to acquire additional Biogas Conversion Projects or Fueling Stations in the future, or the terms of such incentives are revised in a manner that is less favorable to us, we may suffer a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we face similar risks with respect to the RFS program. See — “Existing, and future changes to, federal, state and local regulations and policies, including permitting requirements applicable to us, and enactment of new regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of Renewable Power and RNG, and may adversely affect the market for the associated Environmental Attributes. A failure on our part to comply with any laws, regulations or rules, applicable to us may adversely affect our business, investments and results of operations.”

We rely on interconnection, transmission and pipeline facilities that we do not own or control and that are subject to constraints within a number of our regions. If these facilities fail to provide us with adequate capacity or have unplanned disruptions, we may be restricted in our ability to deliver Renewable Power and RNG to our counterparties and we may either incur additional costs or forego revenues.

We depend on electric interconnection and transmission facilities and gas pipelines owned and operated by others to deliver the energy and fuel we generate at our Biogas Conversion Projects to our counterparties. Some of our electric generating Biogas Conversion Projects may need to hold electric transmission rights in order to sell power to purchasers that do not have their own direct access to our generators. Our access to electric interconnection and transmission rights is subject to tariffs developed by transmission owners, ISOs and RTOs, which have been filed with and accepted by FERC or the Public Utility Commission in the jurisdictions in question. These tariffs establish the price for transmission service, and the terms under which transmission service is rendered. Under FERC’s open access transmission rules, tariffs developed and implemented by transmission owners, ISOs and RTOs must establish terms and conditions for obtaining interconnection and transmission services that are not unduly discriminatory or preferential. However, as a generator and seller of power, we do not have any automatic right, in any geographic market, to firm, long-term, grid-wide transmission service without first requesting such service, funding the construction of any upgrades necessary to provide such service, and paying a transmission service rate. Physical constraints on the transmission system could limit the ability of our electric generating projects to dispatch their power output and receive revenue from sales of Renewable Power.

A failure or delay in the operation or development of these distribution channels or a significant increase in the costs charged by their owners and operators could result in the loss of revenues or increased operating expenses. Such failures or delays could limit the amount of Renewable Power our operating facilities deliver or delay the completion of our construction projects, which may also result in adverse consequences under our power purchase agreements and landfill gas rights agreements. Further, such failures, delays or increased costs could have a material adverse effect on our business, financial condition and results of operations.

Our RNG production projects are similarly interconnected with gas distribution and interstate pipeline systems that are necessary to deliver RNG. A failure or delay in the operation or development of these distribution or pipeline facilities could result in a loss of revenues or breach of contract because such a failure or delay could limit the amount of RNG that we are able to produce or delay the completion of our construction projects. In addition, certain of our RNG transportation capacity may be curtailed without compensation due to distribution and pipeline limitations, reducing our revenues and impairing our ability to capitalize fully on a particular project’s potential. Such a failure or curtailment at levels above our expectations could impact our ability to satisfy our contractual obligations and adversely affect our business. Additionally, we experience work interruptions from time to time due to federally required maintenance shutdowns of distribution and pipeline facilities.

We may acquire or develop RNG projects that require their own pipeline interconnections to available interstate pipeline and distribution networks. In some cases, these pipeline and distribution networks to which such projects are connected may cover significant distances. A failure in the construction or operation of these pipeline and distribution networks that causes the RNG project to be out of service, or subject to reduced service, could result in lost revenues because it could limit our production of RNG and the associated Environmental Attributes that we are able to generate.

We rely on third-party utility companies to provide our Biogas Conversion Projects with adequate utility supplies, including sewer, water, gas and electricity, in order to operate our Biogas Conversion Project facilities. Any failure on the part of such companies to adequately supply our facilities with such utilities, including any prolonged period of loss of electricity, may have an adverse effect on our business and results of operations.

We are dependent on third-party utility companies to provide sufficient utilities including sewer, water, gas and electricity, to sustain our operations and operate our Biogas Conversion Projects. Any major or sustained disruptions in the supply of utilities, such as water, gas or electricity or any fire, flood or other natural calamities, may disrupt our operations or damage our production facilities or inventories and could adversely affect our business, financial condition and results of operations. In addition, we consume a significant amount of electricity in connection with our Biogas Conversion Projects and any increases in costs or reduced availability of such utilities could have a negative impact on our business, financial condition and results of operations.

We are subject to risks associated with litigation or administrative proceedings that could materially impact our operations, including proceedings in the future related to our projects we subsequently acquire.

We are subject to risks and costs, including potential negative publicity, associated with lawsuits, in particular with respect to environmental claims and lawsuits or claims contesting the construction or operation of our Biogas Conversion Projects and Fueling Station projects. The result of and costs associated with defending any such lawsuit or claim, regardless of the merits and eventual outcome, may be material and could have a material adverse effect on our operations. In the future, we may be involved in legal proceedings, disputes, administrative proceedings, claims and other litigation that arise in the ordinary course of our business related to Biogas Conversion Projects or Fueling Stations. For example, individuals and interest groups may sue to challenge the issuance of a permit for a Biogas Conversion Project or a Fueling Station project, or seek to enjoin construction or operation of that facility. We may also become subject to claims from individuals who live in the proximity of our Biogas Conversion Projects and Fueling Stations based on alleged negative health effects related to our operations. In addition, we have been and may subsequently become subject to legal proceedings or claims contesting the construction or operation of our Biogas Conversion Projects and Fueling Stations.

Any such legal proceedings or disputes could delay our ability to complete construction of a Biogas Conversion Project or Fueling Station in a timely manner or at all, or materially increase the costs associated with commencing or continuing commercial operations of such projects. Settlement of claims and unfavorable outcomes or developments relating to such proceedings or disputes, such as judgments for monetary damages, injunctions or denial or revocation of permits, could have a material adverse effect on our ability to implement our growth strategy and, ultimately, our business, financial condition and results of operations. See “Business—Legal Proceedings.”

We currently own, and in the future may acquire, certain assets in which we have limited control over management decisions, including through joint ventures, and our interests in such assets may be subject to transfer or other related restrictions.

We own, and in the future may acquire, certain Biogas Conversion Projects and Fueling Stations through joint ventures. In the future, we may invest in other projects with a joint venture or strategic partner. Joint ventures inherently involve a lesser degree of control over business operations, which could result in an increase in the financial, legal, operational or compliance risks associated with a Biogas Conversion Project or Fueling Station, including, but not limited to, variances in accounting internal control requirements. Our co-venture partners may not have the level of experience, technical expertise, human resources management and other attributes necessary to operate these assets optimally. To the extent we do not have a controlling interest in a Biogas Conversion Project or Fueling Station, our joint venture partners could take actions that decrease the value of our investment and lower our overall return. In addition, conflicts of interest may arise in the future with our joint venture partners, where our joint venture partners’ business interests are inconsistent with our and our stockholders’ interests. Further, disagreements or disputes with our joint venture partners could result in litigation, resulting in increase of expenses incurred and potentially limit the time and effort our officers and directors are able to devote to remaining aspects of our business, all of which could have a material adverse effect on our business, financial condition and results of operations. The approval of our joint venture partners also may be required for us to receive distributions of funds from assets or to sell, pledge, transfer, assign or otherwise convey our interest in such assets. Alternatively, our joint venture partners may have rights of first refusal, rights of first offer or other similar rights in the event of a proposed sale or transfer of our interests in such assets. In addition, we may have, and correspondingly our joint venture partners may have, rights to force the sale of the joint venture upon the occurrence of certain defaults or breaches by the other partner or other circumstances, and there may be circumstances in which our joint venture partner can replace our affiliated entities that provide operation and maintenance and asset management services if they default in the performance of their obligations to the joint venture. These restrictions and other provisions may limit the price or interest level for our interests in such assets, in the event we want to sell such interests.

Our gas rights agreements, power purchase agreements, fuel-supply agreements, interconnection agreements, RNG dispensing agreements and other agreements, including contracts with owners and operators of biogas conversion project sites, often contain complex provisions, including those relating to price adjustments, calculations and other terms based on gas price indices and other metrics, as well as other terms and provisions, the interpretation of which could result in disputes with counterparties that could materially affect our results of operations and customer or other business relationships.

Certain of our gas rights agreements, power purchase agreements, fuel supply agreements, interconnection agreements, RNG dispensing agreements and other agreements, including contracts with owners and operators of biogas conversion project sites, require us to make payments or adjust prices to counterparties based on past or current changes in natural gas price indices, project productivity or other metrics and involve complex calculations. Moreover, the underlying indices governing payments under such agreements are subject to change, may be discontinued or replaced. The interpretation of these price adjustments and calculations and the potential discontinuation or replacement of relevant indices or metrics could result in disputes with the counterparties with respect to such agreements. Any such disputes could adversely affect Biogas Conversion Project revenues, including revenue from associated Environmental Attributes, profit margins, customer or supplier relationships, or lead to costly litigation, the outcome of which we would be unable to predict.

Market Risks Related to Our Business

A reduction in the prices we can obtain for the Environmental Attributes generated from RNG, which include RINs, LCFS credits, and other incentives, could have a material adverse effect on our business prospects, financial condition and results of operations.

A significant portion of our revenues comes from the sale of RINs and LCFS credits, which exist because of legal and governmental regulatory requirements. A change in law or in governmental policies concerning renewable fuels, landfill or animal waste site biogas or the sale of RINs and LCFS could be expected to affect the market for, and the pricing of, the RINs and LCFS credits that we can generate through production at our Biogas Conversion Projects. A reduction in the prices we receive for RINs and LCFS credits, or a reduction in demand for RINs or LCFS credits, whether through market forces generally, through the actions of market participants generally, or through the consolidation or elimination of participants competing in the market for the purchase and retirement of RINs or LCFS credits, could have a material adverse effect on our results of operations.

The volatility in the price of oil, gasoline, diesel, natural gas, RNG, or Environmental Attribute prices could adversely affect our business.

Historically, the prices of Environmental Attributes, RNG, natural gas, crude oil, gasoline and diesel have been volatile and this volatility may continue to increase in future. Factors that may cause volatility in the prices of Environmental Attributes, RNG, natural gas, crude oil, gasoline and diesel include, among others, (i) changes in supply and availability of crude oil, RNG and natural gas; (ii) governmental regulations; (iii) inventory levels; (iv) consumer demand; (v) price and availability of alternatives; (vi) weather conditions; (vii) negative publicity about crude oil or natural gas drilling; (viii) production or transportation techniques and methods; (ix) macro-economic environment and political conditions; (x) transportation costs; and (xi) the price of foreign imports. Specifically, prices for crude oil, which is the commodity used to make gasoline and diesel, have been lower in recent years, due in part to over-production and increased supply without a corresponding increase in demand, and oil prices decreased further in 2020, hitting an all-time low due to the COVID-19 pandemic. More recently, that trend has reversed with oil prices rebounding substantially. Nevertheless, if the prices of crude oil, gasoline and diesel decline again, or if the price of RNG or natural gas increases without corresponding increases in the prices of crude oil, gasoline and diesel or Environmental Attributes, we may not be able to offer our counterparties an attractive price advantage for our vehicle fuels. The market adoption of our vehicle fuels could be slowed or limited, and/or we may be forced to reduce the prices at which we sell our vehicle fuels in order to try and attract new counterparties or prevent the loss of demand from existing counterparties. In addition, we expect that natural gas and crude oil prices will remain volatile for the near future because of market uncertainties over supply and demand, including but not limited to the current state of the world economies, energy infrastructure and other factors. Fluctuations in natural gas prices affect the cost to us of the natural gas commodity. High natural gas prices adversely affect our operating margins when we cannot pass the increased costs to our counterparties. Conversely, lower natural gas prices reduce our revenue when the commodity cost is passed to our counterparties.

Pricing conditions may also exacerbate the cost differential between vehicles that use our vehicle fuels and gasoline or diesel-powered vehicles, which may lead operators to delay or refrain from purchasing or converting to vehicles running on our fuels. Generally, vehicles that use our fuels cost more initially than gasoline or diesel-powered vehicles because the components needed for a vehicle to use our vehicle fuels add to the vehicle’s base cost. Operators then seek to recover the additional base cost over time through a lower cost to use alternative vehicle fuels. Operators may, however, perceive an inability to timely recover these additional initial costs if alternative vehicle fuels are not available at prices sufficiently lower than gasoline and diesel. Such an outcome could decrease our potential customer base and harm our business prospects.

We face significant upward pricing pressure in the market with respect to our securing the biogas rights necessary for proposed new Biogas Conversion Projects and our conversion of existing Renewable Power rights to RNG rights on existing Biogas Conversion Projects that we plan to convert.

We must reach agreement with the prospective biogas project site owner or developer in order to secure the biogas rights necessary for each proposed Biogas Conversion Project. Additionally, each project typically requires a site lease, access easements, permits, licenses, rights of way or other similar agreements. Historically, in exchange for the biogas rights and additional agreements, we have paid the site owner and/or developer a royalty or other similar payment based on revenue generated by the project or volume of biogas used by the project. Over recent years, as competition for development of biogas conversion project sites has increased and biogas project site owners and developers have become more sophisticated, it has become increasingly common for the prospective biogas project site owners and developers to ask for or require larger royalties or similar payments in order to secure the biogas rights. In addition, it is becoming increasingly common for some prospective biogas project site owners or developers to ask for or require equity participation in the prospective project.

In addition, we face similar pricing pressures when we attempt to renew our biogas rights on existing Biogas Conversion Projects at the end of their contractual periods and in situations where we plan to convert existing Renewable Power projects to RNG projects.

These pricing pressures could lead us to decide not to pursue certain prospective Biogas Conversion Projects or not to pursue the renewal or conversion of one or more existing Renewable Power projects and, accordingly, negatively impact our overall financial condition, results of operations and prospects. These pricing pressures could also impact the profitability of prospective Biogas Conversion Projects, and, accordingly, negatively impact our overall financial condition, results of operations and prospects.

We currently face declining market prices for LCFS credits specifically within California as well as significant upward pressure on the costs associated with dispensing RNG specifically within California to generate the LCFS credits.

The market prices for LCFS credits specifically within California have declined over the past twelve months, and the market for dispensing RNG with relatively low CI scores in California has become increasingly competitive because of increasing supply of RNG with these relatively low CI scores. As such, fleet operators using vehicles fueled by natural gas have been able to demand RNG marketers like us provide them with greater economic incentives for allowing us to dispense the fuel at the Fueling Stations, typically in the form of a greater share of our marketing fee or a greater share in the monetary value of the Environmental Attributes we generate when dispensing the fuel. The persistence of the current California dynamic is dependent upon future market developments, and as such the LCFS credits that we generate and sell may or may not produce future revenue that is comparable to historical LCFS revenue.

A prolonged environment of low prices or reduced demand for Renewable Power could have a material adverse effect on our business prospects, financial condition and results of operations.

Long-term Renewable Power and RNG prices may fluctuate substantially due to factors outside of our control. The price of Renewable Power and RNG can vary significantly for many reasons, including: (i) increases and decreases in generation capacity in our markets; (ii) changes in power transmission or fuel transportation capacity constraints or inefficiencies; (iii) power supply disruptions; (iv) weather conditions; (v) seasonal fluctuations; (vi) changes in the demand for power or in patterns of power usage, including the potential development of demand-side management tools and practices; (vi) development of new fuels or new technologies for the production of power; (vii) federal and state regulations; and (viii) actions of the Independent System Operators (“ISOs”) and Regional Transmission Organizations (“RTOs”) that control and administer regional power markets.

Increased rates of recycling and legislation encouraging recycling, increased use of waste incineration, advances in waste disposal technology, decreased demand for meat and livestock products could decrease the availability or change the composition of waste for biogas conversion project gas.

The volume and composition of landfill gas (“LFG”) produced at open landfill sites depends in large part on the volume and composition of waste sent to such landfill sites, which could be affected by a number of factors. For example, increased rates of recycling or increased use of waste incineration could decrease the volume of waste sent to landfills, while organics diversion strategies such as composting can reduce the amount of organic waste sent to landfills. There have been numerous federal and state regulations and initiatives over the recent years that have led to higher levels of recycling of paper, glass, plastics, metal and other recyclables, and there are growing discussions at various levels of government about developing new strategies to minimize the negative environmental impacts of landfills and related emissions, including diversion of biodegradable waste from landfills. Although many recyclable materials other than paper do not decompose and therefore do not ultimately contribute to the amount of landfill gas produced at a landfill site, recycling and other similar efforts may have negative effects on the volume and proportion of biodegradable waste sent to landfill sites across the United States. As a consequence, the volume and composition of waste sent to landfill sites from which our Biogas Conversion Projects collect LFG could change, which could adversely affect our business operations, prospects, financial condition and operational results.

In addition, research and development activities are currently ongoing to provide alternative and more efficient technologies to dispose of waste, to produce by-products from waste and to produce energy, and an increasing amount of capital is being invested to find new approaches to waste disposal, waste treatment and energy generation.

It is possible that this deployment of capital may lead to advances which could adversely affect our sources of landfill gas or provide new or alternative methods of waste disposal or energy generation that become more accepted, or more attractive, than landfills.

We currently use, and may continue in the future to use, forward-sale and hedging arrangements, to mitigate certain risks, but the use of such arrangements could have a material adverse effect on our results of operations.

We currently use, and may continue in the future to use, forward sales transactions to sell Environmental Attributes and Renewable Power before they are generated. In addition, we use interest rate swaps to manage interest rate risk. We may use other types of hedging contracts, including foreign currency hedges if we expand into other countries. If we elect to enter into such hedges, the related asset could recognize financial losses on these arrangements as a result of volatility in the market values of the underlying asset or if a counterparty fails to perform under a contract. If actively quoted market prices and pricing information from external sources are not available, the valuation of such contracts would involve judgment or the use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of such contracts. If the values of such contracts change in a manner that we do not anticipate, or if a counterparty fails to perform under such a contract, it could harm our business, financial condition, results of operations and cash flows.

Risks Related to Our Business and Industry

Additional Risk Factors Relating to Our Biogas Capture Business

Our ability to acquire, convert, develop and operate Biogas Conversion Projects, as well as expand production at current Biogas Conversion Projects, is subject to many risks.

Our business strategy includes (i) the conversion of LFG projects from Renewable Power to RNG production where we already controls biogas gas rights, (ii) growth through the procurement of landfill gas rights and manure rights to develop new RNG projects, (iii) the acquisition and expansion of existing Biogas Conversion Projects, and (iv) growth through the procurement of rights to other sources of biogas for production of additional transportation fuels and generation of associated Environmental Attributes. This strategy depends on our ability to successfully convert existing LFG projects and identify and evaluate acquisition opportunities and complete new Biogas Conversion Projects or acquisitions on favorable terms. However, we cannot guarantee that we will be able to successfully identify new opportunities, acquire additional biogas rights and develop new RNG projects or convert existing projects on favorable terms or at all. In addition, we may compete with other companies for these development and acquisition opportunities, which may increase our costs or cause us to refrain from making acquisitions at all.

We may also achieve growth through the expansion of production at certain of our current Biogas Conversion Projects as the related landfills and dairy farms are expanded or otherwise begin to produce more gas or manure, respectively, but we cannot guarantee that we will be able to reach or renew the necessary agreements with site owners on economically favorable terms or at all. If we are unable to successfully identify and consummate future Biogas Conversion Project opportunities or acquisitions of Biogas Conversion Projects, or expand RNG production at our current Biogas Conversion Projects, it will impede our ability to execute our growth strategy. Further, we may also experience delays and cost overruns in converting existing facilities from Renewable Power to RNG production. During the conversion of existing projects, there may be a gap in revenue while the electricity project is offline until the conversion is completed and the new RNG facility commences operations, which may adversely affect our financial condition and results of operations.

Our ability to acquire, convert, develop and operate Biogas Conversion Projects, as well as expand production at current Biogas Conversion Projects, is subject to several additional risks, including:

●	regulatory changes that affect the value of RNG and the associated Environmental Attributes, which could have a significant effect on the financial performance of our Biogas Conversion Projects and the number of potential Biogas Conversion Projects with attractive economics;

●	changes in energy commodity prices, such as natural gas and wholesale electricity prices, which could have a significant effect on our revenues and expenses;

●	changes in pipeline gas quality standards or other regulatory changes that may limit our ability to transport RNG on pipelines for delivery to third parties or increase the costs of processing RNG to allow for such deliveries;

●	changes in the broader waste collection industry, including changes affecting the waste collection and biogas potential of the landfill industry, which could limit the LFG resource that we currently target for our Biogas Conversion Projects;

●	substantial construction risks, including the risk of delay, that may arise due to forces outside of our control, such as those related to engineering and environmental problems, inclement weather, inflationary pressures on materials and labor, and supply chain and labor disruptions;

●	operating risks and the effect of disruptions on our business, including the effects of global health crises, such as the COVID-19 pandemic, weather conditions, catastrophic events, such as fires, explosions, earthquakes, droughts and acts of terrorism, and other force majeure events that impact us, our counterparties, suppliers, distributors and subcontractors;

●	accidents involving personal injury or the loss of life;

●	entering into markets where we have less experience, such as our Biogas Conversion Projects for biogas recovery at livestock farms;

●	the ability to obtain financing for a Biogas Conversion Project on acceptable terms or at all and the need for substantially more capital than initially budgeted to complete Biogas Conversion Projects and exposure to liabilities as a result of unforeseen environmental, construction, technological or other complications;

●	failures or delays in obtaining desired or necessary land rights, including ownership, leases, easements, zoning rights and building permits;

●	a decrease in the availability, increased pricing on, and a delay in the timeliness of delivery of raw materials and components, necessary for the Biogas Conversion Projects to function or necessary for the conversion of a Biogas Conversion Projects from Renewable Power to RNG production;

●	obtaining and keeping in good standing permits, authorizations and consents from local city, county, state and US federal government agencies and organizations;

●	penalties, including potential termination, under short-term and long-term contracts for failing to produce or deliver a sufficient quantity and acceptable quality of RNG in accordance with our contractual obligations;

●	unknown regulatory changes related to the transportation of RNG, which may increase the transportation cost for delivering under our contracts then in effect;

●	the consent and authorization of local utilities or other energy development off-takers to ensure successful interconnection to energy grids to enable power and gas sales; and

●	difficulties in identifying, obtaining and permitting suitable sites for new Biogas Conversion Projects.

Any of these factors could prevent us from acquiring, developing, converting, operating or expanding our Biogas Conversion Projects, or otherwise adversely affect our business, growth potential, financial condition and results of operations.

Acquiring Biogas Conversion Projects involves numerous risks, including potential exposure to pre-existing liabilities, unanticipated costs in acquiring and implementing the project, and lack of or limited experience in new geographic markets.

The acquisition of existing Biogas Conversion Projects involves numerous risks, many of which may be indiscoverable through the due diligence process, including exposure to previously existing liabilities and unanticipated costs associated with the pre-acquisition period; difficulty in integrating the acquired projects into our existing business; and, if the projects are in new markets, the risks of entering markets where we have limited experience, less knowledge of differences in market terms for gas rights agreements and dispensing agreements, and, for international projects, possible exposure to exchange-rate risk to the extent we need to finance development and operations of foreign projects to repatriate earnings generated by such projects. While we perform due diligence on prospective acquisitions, we may not be able to discover all potential operational deficiencies in such projects. A failure to achieve the financial returns we expect when we acquire Biogas Conversion Projects could have a material adverse effect on our ability to implement our growth strategy and, ultimately, our business, financial condition and results of operations.

Additional risks related to acquiring existing projects, include:

●	the purchase price we pay could significantly deplete our cash reserves or result in dilution to our existing stockholders;

●	the acquired companies or assets may not improve our customer offerings or market position as planned;

●	we may have difficulty integrating the operations and personnel of the acquired companies;

●	key personnel and counterparties of the acquired companies may terminate their relationships with the acquired companies as a result of or following the acquisition;

●	we may experience additional financial and accounting challenges and complexities in certain areas, such as tax planning and financial reporting;

●	we may incur additional costs and expenses related to complying with additional laws, rules or regulations in new jurisdictions;

●	we may assume or be held liable for risks and liabilities (including for environmental-related costs) as a result of our acquisitions, some of which we may not discover during our due diligence or adequately adjust for in our acquisition arrangements;

●	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically diverse enterprises;

●	we may incur one-time write-offs or restructuring charges in connection with an acquisition;

●	we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

●	we may not be able to realize the cost savings or other financial benefits we anticipated.

Our Biogas Conversion Projects face operational challenges, including among other things the breakdown or failure of equipment or processes or performance below expected levels of output or efficiency due to wear and tear of our equipment, latent defects, design or operator errors, force majeure events, or lack of transmission capacity or other problems with third party interconnection and transmission facilities.

The ongoing operation of our Biogas Conversion Projects involves risks that include the breakdown or failure of equipment or processes or performance below expected levels of output or efficiency due to wear and tear of our equipment, latent defects, design or operator errors or force majeure events, among other factors. Operation of our Biogas Conversion Projects also involves risks that we will be unable to transport our product to our counterparties in an efficient manner due to a lack of capacity or other problems with third party interconnection and transmission facilities. Unplanned outages of equipment, including extensions of scheduled outages due to mechanical failures or other problems, occur from time to time and are an inherent risk of our business. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenue. Biogas conversion project site owners and operators can also impact our production if, in the course of ongoing operations, they damage the site’s biogas collection systems. Our inability to operate our facilities efficiently, manage capital expenditures and costs and generate earnings and cash flow could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are generally also required under many of our agreements to deliver a minimum quantity of Renewable Power, RNG and/or the associated Environmental Attributes to the counterparty. Unless we can rely on a force majeure or other provisions in the related agreements, falling below such a threshold could subject us to financial expenses and penalties, as well as possible termination of key agreements and potential violations of certain permits, which could further impede our ability to satisfy production requirements. Therefore, any unexpected reduction in output at any of our Biogas Conversion Projects that leads to any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

An unexpected reduction in RNG production by third-party producers of RNG with whom we maintain marketing agreements to purchase RNG and/or the associated Environmental Attributes, or their inability or refusal to deliver such RNG or Environmental Attributes as provided under such agreements, may have a material adverse effect on our results of operations and could adversely affect or performance under associated dispensing agreements.

The success of our RNG business depends, in large part, on our ability to (i) secure, on acceptable terms, an adequate supply of RNG and/or Environmental Attributes from third-party producers, (ii) sell RNG in sufficient volumes and at prices that are attractive to counterparties and produce acceptable margins for us, and (iii) generate and monetize Environmental Attributes under applicable federal or state programs at favorable prices. If we fail to maintain and build new relationships with third party producers of RNG, we may be unable to supply RNG and the associated Environmental Attributes to meet the demand of our counterparties, which could adversely affect our business.

Our ability to dispense an adequate amount of RNG is subject to risks affecting RNG production. Biogas Conversion Projects that produce RNG often experience unpredictable production levels or other difficulties due to a variety of factors, including, among others, (i) problems with equipment, (ii) severe weather, pandemics, or other health crises, including the ongoing COVID-19 pandemic, (iii) construction delays, (iv) technical difficulties, (v) high operating costs, (vi) limited availability, or unfavorable composition of collected feedstock gas, and (vii) plant shutdowns caused by upgrades, expansion or required maintenance. In addition, increasing demand for RNG will result in more robust competition for supplies of RNG, including from other vehicle fuel providers, gas utilities (which may have distinct advantages in accessing RNG supply including potential use of ratepayer funds to fund RNG purchases if approved by a utility’s regulatory commission) and other users and providers. If we or any of our third party RNG suppliers experience these or other difficulties in RNG production processes, or if competition for RNG development projects and supply increases, then our supply of RNG and our ability to resell it as a vehicle fuel and generate the associated Environmental Attributes could be jeopardized.

Construction, development and operation of our Biogas Conversion Projects involves significant risks and hazards.

Biogas Conversion Projects as well as construction and operation of Fueling Stations involve hazardous activities, including acquiring and transporting fuel, operating large pieces of rotating equipment and delivering our Renewable Electricity and RNG to interconnection and transmission systems, including gas pipelines. Hazards such as fire, explosion, structural collapse and machinery failure are inherent risks in our operations. These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment and contamination of, or damage to, the environment. The occurrence of any one of these hazards may result in curtailment or termination of our operations or liability to third parties for damages, environmental cleanup costs, personal injury, property damage and fines and/or penalties, any of which could be substantial.

Our Biogas Conversion Projects facilities and Fueling Stations or those that we otherwise acquire, construct or operate may be targets of terrorist activities, as well as events occurring in response to or in connection with them, that could result in full or partial disruption of our facilities’ ability to generate, transmit, transport or distribute electricity or RNG. Strategic targets, such as energy-related facilities, may be at greater risk of future terrorist activities than other domestic targets. Hostile cyber intrusions, including those targeting information systems, as well as electronic control systems used at the generating plants and for the related distribution systems, could severely disrupt our business operations and result in loss of service to our counterparties, as well as create significant expense to repair security breaches or system damage. In the past we have experienced cyber security breaches, which we believe have not had a significant impact on the integrity of our systems or the security of data, including personal information maintained by us, but there can be no assurance that any future breach or disruption will not have a material adverse effect on our business, financial condition or operations.

Furthermore, some of our facilities are located in areas prone to extreme weather conditions, most notably extreme cold such as has recently occurred in Texas, Oklahoma, Michigan and Minnesota. Certain of our other Biogas Conversion Projects and Fueling Stations as well as certain key vendors conduct their operations in other locations, such as California and Florida, that are susceptible to natural disasters. The frequency of weather-related natural disasters may be increasing due to the effects of greenhouse gas emissions or related climate change effects. The occurrence of natural disasters such as tornados, earthquakes, droughts, floods, wildfires or localized extended outages of critical utilities or transportation systems, or any critical resource shortages, affecting us could cause a significant interruption in our business or damage or destroy our facilities.

We rely on warranties from vendors and obligate contractors to meet certain performance levels, but the proceeds from such warranties or performance guarantees may not cover lost revenues, increased expenses or liquidated damages payments, should we experience equipment breakdown or non-performance by our contractors or vendors. We also maintain an amount of insurance protection that we consider adequate to protect against these and other risks, but we cannot provide any assurance that our insurance will be sufficient or effective under any or all circumstances and against any or all hazards or liabilities to which we may be subject. Also, our insurance coverage is subject to deductibles, caps, exclusions and other limitations. A loss for which we are not fully insured could have a material adverse effect on our business, financial condition, results of operations and cash flows. Because of rising insurance costs and changes in the insurance markets, we cannot provide any assurance that our insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. Our insurance policies are subject to annual review by our insurers and may not be renewed on similar or favorable terms or at all. Any losses not covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our failure to dispense a specified quality or quantity of RNG could have a material adverse effect on our financial condition and results of operations, by subjecting us to, among other things, possible penalties or terminations under the various contractual arrangements under which we operate, including pursuant to a purchase and sale agreement related to the sale of our Environmental Attributes.

Our RNG business consists of producing RNG from Biogas Conversion Projects, procuring RNG from third party producers, and dispensing this RNG to counterparties through Fueling Stations and other potential end markets to generate and monetize the associated Environmental Attributes. If we fail to produce and dispense a specified quality or quantity of RNG, our business may be adversely impacted.

As an RNG supplier the quality and quantity of RNG we produce at our Biogas Conversion Projects may be negatively affected by, among other things, lack of feedstock or the relative mix in the components of the feedstock, mechanical breakdowns, faulty technology, competitive markets or changes to the laws and regulations that mandate the use of renewable energy sources. In addition, we rely in part on third party suppliers to provide us with certain amounts of the specified quality and quantity of RNG that we are obligated to deliver under contractual commitments to our distribution counterparties but that we have not otherwise produced at our Biogas Conversion Projects.

If we are unable to obtain an adequate supply of RNG through a combination of Biogas Conversion Project production and supplies from third party RNG producers, we may be forced to pay a financial penalty under such contracts, including under a purchase and sale agreement under which we market a substantial majority of our Environmental Attributes through NextEra. Even if we are able to produce and obtain an adequate supply of RNG to satisfy the quantity requirements of our counterparties, RNG and the associated Environmental Attributes must also meet or exceed quality standards. If we and our third party suppliers are unable to meet applicable quality standards, through one or more of the factors discussed above or otherwise, we could be subject to financial penalties under such contracts.

In connection with the marketing of the Environmental Attributes generated from our activities, in November 2021, we signed a purchase and sale agreement with NextEra providing for the exclusive purchase by NextEra of 90% of our Environmental Attributes (RINs and LCFS credits), including those generated by our owned Biogas Conversion Projects and those granted to us in connection with dispensing of RNG on behalf of third-party projects. Under the agreement, we are to receive the net proceeds paid to NextEra by NextEra customers for the purchase of such Environmental Attributes (or in certain circumstances an index-based price or pre-negotiated price) less a specified discount. The agreement provides for an initial five year term, followed by automatic one-year renewals unless terminated by either party at least 90 days prior to the last day of the initial term or then-current renewal term.

Under the agreement, we have committed to sell a minimum quarterly volume of Environmental Attributes to NextEra, which if not satisfied on a cumulative basis (giving credit for certain excess volume sold to NextEra during the contract term) as of the end of the contract term (or upon an early termination of the agreement) would result in our paying NextEra a shortfall payment calculated by (i) multiplying the amount of the volume shortfall by a fraction of the then-current index price of the Environmental Attribute and (ii) adding a specified premium (the “Shortfall Amount”). Similarly, if the agreement is terminated by NextEra due to an event of default (generally defined as a failure by us to pay any undisputed amounts under the agreement, a material uncured breach of our representations or warranties or other obligations under the agreement, or the dissolution, bankruptcy or insolvency of us or certain of our affiliates), NextEra would be entitled to receive, without any duplication, any then-current Shortfall Amount plus an accelerated payment calculated based off of the remaining minimum quarterly volume commitments for the balance of the initial term (or for the next four quarters of the next renewal term, if neither party had provided notice of non-renewal as described above prior to the commencement of such renewal term), which accelerated payment would be similarly calculated by (i) multiplying such remaining minimum quarterly volume commitments by a fraction of the then-current index price of the Environmental Attribute and (ii) adding a specified premium. The amount of such potential payments declines over the course of the contract term as we deliver Environmental Attribute volume under the contract. Were, however, the agreement to be terminated as of the date of this prospectus and we were not to deliver any further Environmental Attribute volume to NextEra under the agreement, the maximum potential payment to NextEra under these provisions would be approximately $15.4 million based on current market prices for such Environmental Attributes.

The success of our RNG projects depends on our ability to timely generate and ultimately receive certification of the Environmental Attributes associated with our RNG production and sale. A delay or failure in the certification of such Environmental Attributes could have a material adverse effect on the financial performance of our Biogas Conversion Projects.

We are required to register our RNG projects with the EPA and relevant state regulatory agencies. Further, we qualify our RINs through a voluntary Quality Assurance Plan, which typically takes from three to five months from first injection of RNG into the commercial pipeline system. Although no similar qualification process currently exists for LCFS credits, we expect such a process to be implemented and would expect to seek qualification on a state-by-state basis under such future programs. Delays in obtaining registration, RIN qualification, and any future LCFS credit qualification of a new project could delay future revenues from the project and could adversely affect our cash flow. Further, we typically make a large investment in the project prior to receiving the regulatory approval and RIN qualification. By registering each RNG project with the EPA’s voluntary Quality Assurance Plan, we are subject to quarterly third-party audits and semi-annual on-site visits of our projects to validate generated RINs and overall compliance with the RFS program. We are also subject to a separate third party’s annual attestation review. The Quality Assurance Plan provides a process for RIN owners to follow, for an affirmative defense to civil liability, if used or transferred Quality Assurance Plan verified RINs were invalidly generated. A project’s failure to comply could result in remedial action by the EPA, including penalties, fines, retirement of RINs, or termination of the project’s registration, any of which could adversely affect our business, financial condition and results of operations.

Maintenance, expansion and refurbishment of our Biogas Conversion Projects involve the risk of unplanned outages or reduced output, resulting from among other things periodic upgrading and improvement, unplanned breakdowns in equipment, and forced outages.

Our Biogas Conversion Project facilities may require periodic upgrading and improvement. Any unexpected operational or mechanical failure, including failure associated with breakdowns and forced outages, could reduce our facilities’ generating capacity below expected levels, reducing our revenues and jeopardizing our ability to earn profits and adversely affect our business, financial condition and results of operations. If we make major modifications to our facilities, such modifications may result in material additional capital expenditures. We may also choose to repower, refurbish or upgrade our facilities based on our assessment that such expenditures will provide adequate financial returns. Such facility modifications require time before commencement of commercial operations, and key assumptions underpinning a decision to make such an investment may prove incorrect, including assumptions regarding construction costs, timing, available financing and future power and renewable natural gas prices. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In order to secure development, operational, dispensing and other necessary contract rights for our Biogas Conversion Projects, we typically face a long and variable development cycle that requires significant resource commitments and a long lead time before we realize revenues.

The development, design and construction process for our Biogas Conversion Projects generally lasts from 20 to 48 months, on average. Prior to signing a development agreement, we typically conduct a preliminary audit of the site host’s needs and assess whether the site is commercially viable based on our expected return on investment, investment payback period and other operating metrics, as well as the necessary permits to develop a Biogas Conversion Project on that site. This extended development process requires the dedication of significant time and resources from our sales and management personnel, with no certainty of success or recovery of our expenses. A potential site host may go through the entire sales process and not accept our proposal. Further, upon commencement of operations, it typically takes 4 to 12 months or longer for the Biogas Conversion Project to ramp up to our expected production level. All of these factors, and in particular, increased spending that is not offset by increased revenues, can contribute to fluctuations in our quarterly financial performance and increase the likelihood that our operating results in a particular period will fall below investor expectations.

Our Biogas Conversion Projects may not produce expected levels of output, and the amount of Renewable Power or RNG actually produced at each of our respective projects will vary over time, and, therefore so will generation of associated Environmental Attributes.

Our Biogas Conversion Projects rely on organic material, the decomposition of which causes the generation of gas consisting primarily of methane. The Biogas Conversion Projects use such methane gas to generate Renewable Power or RNG. The estimation of biogas production volume is an inexact process and dependent on many site-specific conditions, including the estimated annual waste volume, composition of waste, regional climate and the capacity and construction of the site. Production levels are subject to a number of additional risks, including (i) a failure or wearing out of our or our landfill operators’, counterparties’ or utilities’ equipment; (ii) an inability to find suitable replacement equipment or parts; (iii) less than expected supply or quality of the project’s source of biogas and faster than expected diminishment of such biogas supply; or (iv) volume disruption in our fuel supply collection system. As a result, the volume of Renewable Power or RNG generated from such sites may in the future vary from our initial estimates, and those variations may be material. In addition, we have in the past incurred, and may in the future incur, material asset impairment charges if any of our Biogas Conversion Projects incur operational issues that indicate our expected future cash flows from the relevant project are less than the project’s carrying value. Any such impairment charge could adversely affect our operating results in the period in which the charge is recorded.

In addition, in order to maximize collection of landfill gas, we may need to take various measures, such as drilling additional gas wells in the landfill sites to increase landfill gas collection, balancing the pressure on the gas field based on the data collected by the landfill site operator from the gas wells to ensure optimum landfill gas utilization and ensuring that we match availability of engines and related equipment to availability of landfill gas. There can be no guarantee that we will be able to take all necessary measures to maximize collection. In addition, the landfill gas available to our LFG projects is dependent in part on the actions of the landfill site owners and operators. We may not be able to ensure the responsible management of the landfill site by owners and operators, which may result in less than optimal gas generation or increase the likelihood of “hot spots” occurring. Hot spots can temporarily reduce the volume of gas that may be collected from a landfill site, resulting in a lower gas yield.

Biogas projects utilizing other types of feedstock, specifically livestock waste and dairy farm projects, typically produce significantly less RNG than landfill facilities. As a result, the commercial viability of such projects is more dependent on various factors and market forces outside of our control, such as changes to law or regulations that could affect the value of such projects or the incentives available to them. In addition, there are other factors currently unknown to us that may affect the commercial viability of other types of feedstock. Moreover, fluctuations in manure supply, the end use markets and the spread of diseases among herds could have a material impact on the success and completion of our Biogas Conversion Projects. As such, continued expansion into other types of feedstock could adversely affect our business, financial condition, and results of operations.

Our business plans include expanding from Renewable Power and RNG production projects into additional transportation-related infrastructure, including production and development of hydrogen vehicle fueling stations. Any such expansions may present unforeseen challenges and result in a competitive disadvantage relative to our more-established competitors in the markets into which we wish to expand.

We currently operate Biogas Conversion Projects that convert primarily landfill biogas into Renewable Power and RNG. However, we are actively developing projects that use anaerobic digesters to capture and convert emissions into low-carbon RNG, electricity and green hydrogen, and may expand into additional feedstocks in the future. We are also actively developing hydrogen fueling infrastructure. In addition, we are actively considering expansion into other lines of business, including carbon sequestration and Renewable Power for our projects, and the production of green hydrogen. These initiatives could expose us to increased operating costs, unforeseen liabilities or risks, and regulatory and environmental concerns associated with entering new sectors of the energy industry, including requiring a disproportionate amount of our management’s attention and resources, which could have an adverse impact on our business as well as place us at a competitive disadvantage relative to more established non-LFG market participants.

Sequestering carbon dioxide is subject to numerous laws and regulations with uncertain permitting timelines and costs. We also intend to explore the production of renewable hydrogen sourced from a number of our projects’ RNG, and we may enter into long-term fixed price off-take contracts for green hydrogen that we may produce at our projects. We are currently working with a leading developer of on-site hydrogen generators to put in place construction design and services agreements in order to develop hydrogen gas-as-a-service offerings at Fueling Stations. We do not have an operating history in the green hydrogen market and our forecasts are based on uncertain operations in the future.

Some LFG projects in which we might invest in the future may be subject to cost-of-service rate regulation, which would limit our potential revenue from such LFG projects. If we invest, directly or indirectly, in an electric transmitting LFG project that allows us to exercise transmission market power, FERC could require our affiliates with MBR Authority to implement mitigation measures as a condition of maintaining our or our affiliates’ MBR Authority. FERC regulations limit using a transmission project for proprietary purposes, and we may be required to offer others (including competitors) open-access to our transmission asset, should we acquire one. Such acquisitions could have a material adverse effect on our business, financial condition and results of operations.

Our gas and manure rights agreements for Biogas Conversion Projects are subject to certain conditions. A failure to satisfy such conditions could result in the loss of such rights.

Our gas and manure rights agreements for Biogas Conversion Projects generally require that we achieve commercial operations for a project as of a specified date. If we do not satisfy such a deadline, the agreement may be terminated at the option of the biogas conversion project site owner without any reimbursement of any portion of the purchase price paid for the gas or manure rights or any other amounts we have invested in the project. Delays in construction or delivery of equipment may result in our failing to meet the commercial operations deadline in a gas or manure rights agreement. The denial or loss of a permit essential to a Biogas Conversion Project could impair our ability to construct or operate a project as required under the relevant agreement. Delays in the review and permitting process for a project can also impair or delay our ability to construct or acquire a project and satisfy any commercial operations deadlines, or increase the cost such that the project is no longer attractive to us.

Furthermore, certain of our gas and manure rights agreements for Biogas Conversion Projects require us to purchase a certain amount of LFG and manure, respectively. Any issues with our production at the corresponding projects, including due to weather, unplanned outages or transmission problems, to the extent not caused by the landfill or dairy farm, or covered by force majeure provisions in the relevant agreement, could result in failure to purchase the required amount of LFG or manure and the loss of these gas rights. Our gas and manure rights agreements often grant us the right to build additional generation capacity in the event of increased supply, but failure to use such increased supply after a prescribed period of time can result in the loss of these rights. In addition, we typically need approval from landfill owners in order to implement Renewable Power-to-RNG conversion projects, and we are also dependent on landfill owners for additional gas rights as well as land leases and easements for these conversion projects.

Additional Risk Factors Relating to Our Dispensing Business

Our commercial success depends in part on our ability to identify, acquire, develop and operate public and private Fueling Stations for public and commercial fleet vehicles in order to dispense RNG for use as vehicle fuel and generate the associated Environmental Attributes.

Our specific focus on RNG to be used as a transportation fuel in the United States exposes us to risks related to the supply of and demand for RNG and the associated Environmental Attributes, the cost of capital expenditures, governmental regulation, and economic conditions, among other factors. As an RNG dispenser we may also be negatively affected by lower RNG production resulting from lack of feedstock, mechanical breakdowns, faulty technology, competitive markets or changes to the laws and regulations that mandate the use of renewable energy sources.

In addition, other factors related to the development and operation of renewable energy projects could adversely affect our business, including: (i) changes in pipeline gas quality standards or other regulatory changes that may limit our ability to transport RNG on pipelines or increase the costs of processing RNG; (ii) construction risks, including the risk of delay, that may arise because of inclement weather or labor disruptions; (iii) operating risks and the effect of disruptions on our business; (iv) budget overruns and exposure to liabilities because of unforeseen environmental, construction, technological or other complications; (v) failures or delays in obtaining desired or necessary rights, including leases and feedstock agreements; and (vi) failures or delays in obtaining and keeping in good standing permits, authorizations and consents from local city, county, state and US federal government agencies and organizations. Any of these factors could prevent completion or operation of projects, or otherwise adversely affect our business, financial condition, and results of operations.

Our success is dependent on the willingness of commercial fleets and other counterparties to adopt, and continue use of RNG, which may not occur in a timely manner, at expected levels or at all. Our vehicle fleet counterparties may choose to invest in renewable vehicle fuels other than RNG.

Our success is highly dependent on the adoption by commercial fleets and other consumers of natural gas vehicle fuels, which has been slow, volatile and unpredictable in many sectors. For example, adoption and deployment of natural gas in heavy and medium-duty trucking has been slower and more limited than we anticipated. Also, other important fleet markets, including airports and public transit, had slower than expected volume and customer growth in 2018, 2019 and 2020, which was largely reversed in 2021, but may continue into 2022 and beyond. If the market for natural gas vehicle fuels does not develop at improved rates or levels, or if a market develops but we are not able to capture a significant share of the market or the market subsequently declines, our business, growth potential, financial condition, and operating results would be harmed.

Additional factors that may influence the adoption of natural gas vehicle fuels, many of which are beyond our control, include, among others:

●	Lack of demand for trucks that use natural gas vehicle fuels due to business disruptions and depressed oil prices;

●	Adoption of governmental policies or programs or increased publicity or popular sentiment in favor of vehicles or fuels other than natural gas, including long-standing support for gasoline and diesel-powered vehicles, changes to emissions requirements applicable to vehicles powered by gasoline, diesel, natural gas, or other vehicle fuels and/or growing support for electric and hydrogen-powered vehicles;

●	Perceptions about the benefits of natural gas vehicle fuels relative to gasoline, diesel and other alternative vehicle fuels, including with respect to factors such as supply, cost savings, environmental benefits and safety;

●	The volatility in the supply, demand, use and prices of crude oil, gasoline, diesel, RNG, natural gas and other vehicle fuels, such as electricity, hydrogen, renewable diesel, biodiesel and ethanol;

●	Inertia among fleets and fleet vehicle operators, who may be unable or unwilling to prioritize converting a fleet to our vehicle fuels over an operator’s other general business concerns, particularly if the operator is not sufficiently incentivized by emissions regulations or other requirements or lacks demand for the conversion from its counterparties or drivers;

●	Vehicle cost, fuel efficiency, availability, quality, safety, convenience (to fuel and service), design, performance and residual value, as well as operator perception with respect to these factors, generally and in our key customer markets and relative to comparable vehicles powered by other fuels;

●	The development, production, cost, availability, performance, sales and marketing and reputation of engines that are well-suited for the vehicles used in our key customer markets, including heavy and medium-duty trucks and other fleets;

●	Increasing competition in the market for vehicle fuels generally, and the nature and effect of competitive developments in such market, including improvements in or perceived advantages of other vehicle fuels and engines powered by such fuels;

●	The availability and effect of environmental, tax or other governmental regulations, programs or incentives that promote our products or other alternatives as a vehicle fuel, including certain programs under which we generate Environmental Attributes by selling RNG as a vehicle fuel, as well as the market prices for such credits; and

●	Emissions and other environmental regulations and pressures on producing, transporting, and dispensing our fuels.

In June 2020, CARB adopted the Advanced Clean Trucks regulation, which requires manufacturers to sell a gradually increasing proportion of zero-emission electric trucks, vans and pickup trucks from 2024 onwards. By the year 2045, the Advanced Clean Trucks regulation seeks to have every new commercial vehicle sold in California be zero-emissions. Further, in September 2020, the Governor of the State of California issued the September 2020 Executive Order providing that it shall be the goal of California that (i) 100% of in-state sales of new passenger cars and trucks will be zero-emission by 2035, (ii) 100% of medium- and heavy-duty vehicles in California will be zero-emission by 2045 for all operations, where feasible, and by 2035 for drayage trucks, and (iii) the state will transition to 100% zero-emission off-road vehicles and equipment by 2035 where feasible. The September 2020 Executive Order also directed CARB to develop and propose regulations and strategies aimed at achieving the foregoing goals. Among other things, we believe the intent of the Advanced Clean Trucks regulation and the September 2020 Executive Order is to limit and ultimately discontinue the production and use of internal combustion engines because such engines have “tailpipe” emissions. If either the Advanced Clean Trucks regulation or any additional regulations adopted by CARB, including because of the September 2020 Executive Order, is permitted to take effect, it may slow, delay or prevent the adoption by fleets and other commercial consumers of our vehicle fuels, particularly in California. Moreover, because of the adoption of the Advanced Clean Trucks regulation and the issuance of the September 2020 Executive Order, other states have taken steps to enact similar regulations, which actions may accelerate if either regulation is permitted to take effect, thereby slowing, delaying or preventing the adoption of our vehicle fuels in those states as well.

Acquisition, financing, construction, and development of Fueling Station projects by us or our partners that own projects may not commence on anticipated timelines or at all.

Our strategy is to continue to expand, including through the acquisition of additional Fueling Station projects and by signing additional supply agreements with third party project owner partners. From time to time we and our partners enter into nonbinding letters of intent for projects. Until the negotiations are final, however, and the parties have executed definitive documentation, we or our partners may not be able to consummate any development or acquisition transactions, or any other similar arrangements, on the terms set forth in the applicable letter of intent or at all.

The acquisition, financing, construction and development of projects involves numerous risks, including:

●	difficulties in identifying, obtaining, and permitting suitable sites for new projects;

●	failure to obtain all necessary rights to land access and use;

●	inaccuracy of assumptions with respect to the cost and schedule for completing construction;

●	inaccuracy of assumptions with respect to the biogas potential, including quality, volume, and asset life;

●	the ability to obtain financing for a project on acceptable terms or at all;

●	delays in deliveries or increases in the price of equipment or other materials;

●	permitting and other regulatory issues, license revocation and changes in legal requirements;

●	increases in the cost of labor, labor disputes and work stoppages or the inability to find an adequate supply of workers;

●	failure to receive quality and timely performance of third-party services;

●	unforeseen engineering and environmental problems;

●	cost overruns or supply chain disruptions;

●	accidents involving personal injury or the loss of life

●	weather conditions, health crises, pandemics, catastrophic events, including fires, explosions, earthquakes, droughts and acts of terrorism, and other force majeure events; and

●	interconnection and access to utilities.

In addition, new projects have no operating history. A new project may be unable to fund principal and interest payments under its debt service obligations or may operate at a loss.

Our Fueling Station construction activities for commercial fleets and other counterparties are subject to business and operational risks, including predicting demand in a particular market or markets, land use, permitting or zoning difficulties, responsibility for actions of sub-contractors on jobs in which we serve as general contractor, potential labor shortages due to the COVID-19 pandemic or otherwise, and cost overruns.

As part of our business activities, we design and construct Fueling Stations that we either own and operate ourselves or provide these services for our counterparties. These activities require a significant amount of judgment in determining where to build and open Fueling Stations, including predictions about fuel demand that may not be accurate for any of the locations we target. As a result, we may build Fueling Stations that we may not open for fueling operations, and we may open Fueling Stations that fail to generate the volume or profitability levels we anticipate, either or both of which could occur due to a lack of sufficient customer demand at the specific locations or for other reasons. For any Fueling Stations that are completed but unopened, we would have substantial investments in assets that do not produce revenue, and for Fueling Stations that are open and underperforming, we may decide to close them.

We also face many operational challenges in connection with our Fueling Station design and construction activities. For example, we may not be able to identify suitable locations for the Fueling Stations we or our counterparties seek to build. Additionally, even if preferred sites can be located, we may encounter land use or zoning difficulties, problems with utility services, challenges obtaining and retaining required permits and approvals or local resistance, including due to reduced operations of permitting agencies because of the ongoing COVID-19 pandemic, any of which could prevent us or our counterparties from building new stations on such sites or limit or restrict the use of new or existing stations. Any such difficulties, resistance or limitations or any failure to comply with local permit, land use or zoning requirements could restrict our activities or expose us to fines, reputational damage or other liabilities, which would harm our business and results of operations.

In addition, we act as the general contractor and construction manager for new Fueling Station construction and facility modification projects, and we typically rely on licensed subcontractors to perform the construction work. We may be liable for any damage we or our subcontractors cause or for injuries suffered by our employees or our subcontractors’ employees during the course of work on our projects. Additionally, shortages of skilled subcontractor labor and any supply chain disruptions affecting access to and cost of construction materials could significantly delay a project or otherwise increase our costs. Further, our expected profit from a project is based in part on assumptions about the cost of the project, and cost overruns, delays or other execution issues may, in the case of projects we complete and sell to counterparties, result in our failure to achieve our expected margins or cover our costs, and in the case of projects we build and own, result in our failure to achieve an acceptable rate of return. If any of these events occur, our business, operating results and cash flows could be negatively affected.

Additional Risk Factors Relating to Our Business in General

Certain of our Biogas Conversion Projects and Fueling Stations are newly constructed or are under construction and may not perform as we expect.

We have a number of Biogas Conversion Projects under construction that will begin production over the next 18-24 months. Therefore, our expectations of the operating performance of these facilities are based on assumptions and estimates made without the benefit of operating history. Our forecasts with respect to our new and developing projects, and related estimates and assumptions, are based on limited or future operating history. These facilities also include digesters under development for which we have no operating history. The ability of these facilities to meet our performance expectations is subject to the risks inherent in newly constructed energy generation and RNG production facilities and the construction of such facilities, including delays or problems in construction, degradation of equipment in excess of our expectations, system failures, and outages. The failure of these facilities to perform as we expect could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our contracts with government entities may be subject to unique risks, including possible termination of or reduction in the governmental programs under which we operate, instances in which our contract provisions allow the government entity to terminate, amend or change terms at their convenience, and competitive bidding processes for the award of contracts.

We have, and expect to continue to seek, long-term Fueling Station construction, maintenance and fuel sale contracts with various government entities. In addition to normal business risks, including the other risks discussed in these risk factors, our contracts with government entities are often subject to unique risks, some of which are beyond our control. For example, long-term government contracts and related orders are subject to cancellation if adequate appropriations for subsequent performance periods are not made. Further, the termination of funding for a government program supporting any of our government contracts could result in the loss of anticipated future revenue attributable to such contract. Moreover, government entities with which we contract are often able to modify, curtail or terminate contracts with us at their convenience and without prior notice, and would only be required to pay for work completed and commitments made at or prior to the time of termination.

In addition, government contracts are frequently awarded only after competitive bidding processes, which are often protracted. In many cases, unsuccessful bidders for government contracts are provided the opportunity to formally protest the contract awards through various agencies or other administrative and judicial channels. The protest process may substantially delay a successful bidder’s contract performance, result in cancellation of the contract award entirely and distract management. As a result, we may not be awarded contracts for which we bid, and substantial delays or cancellation of government contracts may follow any successful bids as a result of any protests by other bidders. The occurrence of any of these risks could have a material adverse effect on our results of operations and financial condition.

Our level of indebtedness and preferred stock redemption obligations could adversely affect our ability to raise additional capital to fund our operations and acquisitions. It could also expose us to the risk of increased interest rates and limit our ability to react to changes in the economy or our industry. We may be unable to obtain additional financing to fund our operations or growth.

Our pro forma consolidated indebtedness as of June 30, 2022 would have been approximately $210.5 million, or approximately 41.7% of our total pro forma capitalization of $504.6 million at such date. See “Unaudited Pro Forma Combined Financial Information” elsewhere in this prospectus for a discussion of the related pro forma adjustments and assumptions. Additionally, on November 29, 2021, we entered into an Exchange Agreement with Hillman pursuant to which Opco issued to Hillman Series A-1 Preferred Units of Opco, which are redeemable after four years at the option of Hillman for an aggregate redemption price of $30.0 million plus accrued and unpaid dividends thereon. In addition, we have drawn down the NextEra $100.0 million subscription commitment and issued to NextEra 1,000,000 Series A Preferred Units of Opco, which are redeemable after four years at the option of NextEra for an aggregate redemption price of $100.0 million plus accrued and unpaid dividends thereon.

Our substantial indebtedness and preferred units redemption obligations could have important consequences, including, for example:

●	being required to accept then-prevailing market terms in connection with any required refinancing of such indebtedness or redemption obligations, which may be less favorable than existing terms;

●	failure to refinance, or to comply with the covenants in the agreements governing, these obligations could result in an event of default under those agreements, which could be difficult to cure or result in our bankruptcy;

●	our debt service and dividend obligations require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt and dividends on our preferred units, thereby reducing the funds available to us and our ability to borrow to operate and grow our business;

●	our limited financial flexibility could reduce our ability to plan for and react to unexpected opportunities; and

●	our substantial debt service obligations make us vulnerable to adverse changes in general economic, credit and capital markets, industry and competitive conditions and adverse changes in government regulation and place us at a disadvantage compared with competitors with less debt or mandatorily redeemable preferred units.

Any of these consequences could have a material adverse effect on our business, financial condition and results of operations. If we do not comply with our obligations under our debt instruments or with respect to our preferred units, we may be required to refinance all or part of our existing debt and preferred units, borrow additional amounts or sell securities, which we may not be able to do on favorable terms or at all. In addition, increases in interest and dividend rates and changes in debt and preferred equity covenants may reduce the amounts that we can borrow or otherwise finance, reduce our cash flows and increase the equity investment we may be required to make to complete construction of our Biogas Conversion Projects and Fueling Stations. These increases could cause some of our projects to become economically unattractive. If we are unable to raise additional capital or generate sufficient operating cash flow to repay our indebtedness and preferred unit obligations, we could be in default under our lending agreements and preferred unit designations and could be required to delay construction of new projects, reduce overhead costs, reduce the scope of our projects or abandon or sell some or all of our projects, all of which could have a material adverse effect on our business, financial condition and results of operations.

Our existing credit facilities contain financial covenants and our credit facilities and preferred stock designations contain other restrictive covenants that limit our ability to return capital to equity holders or otherwise engage in activities that may be in our long-term best interests. Our inability to comply with those covenants could result in an event of default or material breach which, if not cured or waived, may entitle the related lenders or preferred unit holders to higher interest or dividend payment to demand repayment or enforce their security interests (in the case of indebtedness) and other remedies, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, failure to comply with such covenants may entitle the related lenders to demand repayment and accelerate all such indebtedness. Further, in certain circumstances following a failure to timely redeem our Preferred Stock, holders of such Preferred Stock have the right to designate a director to our board of directors.

In connection with certain project development opportunities, we have utilized project-level financing in the past and may need to do so again in the future; however, we may not be able to obtain such financing on commercially reasonable terms or at all. The agreements governing such financings typically contain financial and other restrictive covenants that limit a project subsidiary’s ability to make distributions to its parent or otherwise engage in activities that may be in its long-term best interests. Project-level financing agreements generally prohibit distributions from the project entities to us unless certain specific conditions are met, including the satisfaction of certain financial ratios or a facility achieving commercial operations. Our inability to comply with such covenants may prevent cash distributions by the particular project or projects to us and could result in an event of default which, if not cured or waived, may entitle the related lenders to demand repayment or enforce their security interests, which could result in a loss of project assets and/or otherwise have a material adverse effect on our business, results of operations and financial condition.

Liabilities and costs associated with hazardous materials and contamination and other environmental conditions may require us to conduct investigations or remediation at the properties underlying our projects, may adversely impact the value of our projects or the underlying properties, and may expose us to liabilities to third parties.

We may incur liabilities for the investigation and cleanup of any environmental contamination at the properties underlying or adjacent to our projects, or at off-site locations where we arrange for the disposal of hazardous substances or wastes. Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other federal, state and local laws, an owner or operator of a property may become liable for costs of investigation and remediation, and for damages to natural resources. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances or whether the conduct giving rise to the release was legal at the time when it occurred. In addition, liability under certain of these laws is joint and several, which means that we may be assigned liabilities for hazardous substance conditions that exceed our action contributions to the contamination conditions. We also may be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. We may incur substantial investigation costs, remediation costs or other damages, thus harming our business, financial condition and results of operations, as a result of the presence or release of hazardous substances at locations where we operate or as a result of our own operations.

The presence of environmental contamination at a project may adversely affect an owner’s ability to sell such project or borrow funds using the project as collateral. To the extent that an owner of the real property underlying one of our projects becomes liable with respect to contamination at the real property, the ability of the owner to make payments to us may be adversely affected.

We may also face liabilities in cases of exposure to hazardous materials, and claims for such exposure can be brought by any third party, including workers, employees, contractors and the general public. Claims can be asserted by such persons relating to personal injury or property damage, and resolving such claims can be expensive and time consuming, even if there is little or no basis for the claim.

We have a history of accounting losses and may incur additional losses in the future.

Opco and its predecessor companies have incurred net losses historically, including a net loss of $6.7 million for the six months ended June 30, 2022, net income attributable to OPAL Fuels LLC of $41.4 million for the year ended December 31, 2021 and net loss of $25.4 million for the year ended December 31, 2020, respectively. We may incur losses in future periods, and we may never sustain profitability, either of which would adversely affect our business, prospects and financial condition and may cause the price of Common Stock to fall. Furthermore, historical losses may not be indicative of future losses due to many factors outside of our control including but not limited to the unpredictability of the COVID-19 pandemic, and our future losses may be greater than our past losses. In addition, to try to achieve or sustain profitability, we may choose or be forced to take actions that result in material costs or material asset or goodwill impairments. We review our assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable, and we perform a goodwill impairment test on an annual basis and between annual tests in certain circumstances, in each case in accordance with applicable accounting guidance and as described in the financial statements and notes to the financial statements included in this report. Changes to the use of our assets, divestitures, changes to the structure of our business, significant negative industry or economic trends, disruptions to our operations, inability to effectively integrate any acquired businesses, further market capitalization declines, or other similar actions or conditions could result in additional asset impairment or goodwill impairment charges or other adverse consequences, any of which could have material adverse effects on our financial condition, our results of operations and the trading price of Common Stock.

Loss of our key management could adversely affect our business performance. Our management team has limited experience in operating a public company such as us.

We are dependent on the efforts of our key management. Although we believe qualified replacements could be found for any departures of key executives, the loss of their services could adversely affect our performance and the value of our Class A common stock.

The COVID-19 pandemic and measures intended to reduce its spread have, and may continue to, adversely affect our business, results of operations and financial condition.

Beginning in late 2019, a novel strain of coronavirus (COVID-19) spread throughout the world, including the United States, ultimately being declared a pandemic. Global health concerns and increased efforts to reduce the spread of the COVID-19 pandemic prompted federal, state and local governments to restrict normal daily activities, which resulted in lockdowns, travel bans, quarantines, “shelter-in-place” orders requiring individuals to remain in their homes other than to conduct essential services or activities, business limitations and shutdowns (subject to exceptions for certain essential operations and businesses, including our business). Some of these governmental restrictions have since been scaled back or lifted, although an increase in the prevalence of COVID-19 cases and the spread of new variants may result in the re-imposition of certain restrictions and may lead to other restrictions being implemented in response to efforts to reduce the spread of COVID-19. Given the dynamic nature of these circumstances and the related adverse impact these restrictions have had, and may continue to have, on the economy generally, our business and financial results may continue to be adversely affected by the COVID-19 pandemic.

Our operations have been designated “essential critical infrastructure work” in the energy sector by the U.S. Department of Homeland Security, meaning that we have been able to continue full operations. Despite our essential designation and our continued operations, however, we are subject to various risk and uncertainties because of the COVID-19 pandemic that could materially adversely affect our business, results of operations and financial condition, including the following:

●	a further delay in the adoption of natural gas vehicle fuels by heavy-duty trucks and/or a delay in increasing the use of our vehicle fuels;

●	a continued or further decrease in the volume of truck and fleet operations, including shuttle busses at airports, and lower-than-normal levels of public transportation generally, which have resulted in, and may continue to result in, decreased demand for our vehicle fuels;

●	the impact of business disruptions on the production of vehicles and engines that use our fuels, which has resulted in, and may continue to result in, plant closures, decreased manufacturing capacity, and delays in deliveries; and

●	depressed oil and diesel prices, especially relative to natural gas prices and for a prolonged period, which may decrease the price-related incentive for operators to adopt trucks that use our vehicle fuels.

The duration and extent of the impact of the COVID-19 pandemic on our business and financial results will depend on future developments, including the duration, severity and spread of the COVID-19 pandemic, actions taken to contain its spread, any further resurgence of COVID-19, the severity and transmission rates of new variants of COVID-19, the availability, distribution and efficacy of vaccines and therapeutics for COVID-19 and how quickly and to what extent normal economic and operating conditions can (and will) resume within the markets in which we operate, each of which are highly uncertain at this time and are outside of our control. Even after the COVID-19 pandemic subsides, we may continue to experience adverse effects to our business and financial results because of its global economic impact, including any economic downturn or recession that has occurred or may occur. The adverse effect of the COVID-19 pandemic on our business, results of operations and financial condition could be material.

Some relationships with our counterparties and suppliers may experience disruptions as a result of the Business Combination, which may limit our business.

Parties with which Opco did business prior to the Business Combination or with which we may do business in the future, including our counterparties and suppliers, may experience uncertainty as a result of the Business Combination, including with respect to current or future business relationships with us. As a result, our business relationships may be subject to disruptions if our counterparties and suppliers or others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than us. For example, certain of our counterparties, suppliers and third-party providers may have had contractual consent rights or termination rights that were triggered by a change of control or assignment of the rights and obligations of contracts that was transferred in connection with the Business Combination These disruptions could harm relationships with our existing third parties with whom we have relationships and preclude us from attracting new third parties, all of which could have a material adverse effect on our business, financial condition and results of operations, cash flows, and/or share price.

We have identified material weaknesses in Opco’s and ArcLight’s internal controls over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, we may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect our business and stock price.

In connection with the preparation and audit of Opco’s consolidated financial statements for each of the years ended December 31, 2021, 2020 and 2019, material weaknesses were identified in Opco’s internal control over financial reporting. In addition, a material weakness in the internal controls over financial reporting of ArcLight was identified as of November 24, 2021.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented, or detected and corrected, on a timely basis.

With respect to Opco, these material weaknesses identified were as follows:

●	There is a lack of an adequate control environment, including internal communications, to allow for timeliness of reviews for the accounting and disclosures of significant and unusual transactions and contracts;

●	There is a lack of appropriate segregation of duties and appropriate access controls as certain employees have the ability to prepare and post journal entries while other employees have inappropriate access to certain financial systems. For various transactions and account reconciliations, the same person was the originator and preparer of financial information without further review by an independent person with sufficient accounting and/or financial reporting competence and authority;

●	Opco did not have timely and effective reviews over standard account reconciliations and related accounting analysis which resulted in various audit adjustments that we corrected; and

●	Review controls over application of ASC-606 were not designed and implemented appropriately during the current year.

With respect to ArcLight, in connection with the preparation of ArcLight’s financial statements as of December 31, 2021, ArcLight concluded it was appropriate to restate the presentation of ArcLight Class A Ordinary Shares subject to possible redemption to reflect its ordinary shares within temporary equity after determining the ordinary shares’ redemption feature is not solely within its control. As part of such process, ArcLight identified a material weakness in its internal controls over financial reporting related to the accounting for its complex financial instruments (including redeemable equity instruments as described above).

These material weaknesses could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement to our annual or interim financial statements that would not be prevented or detected.

We have developed and begun executing on a plan to remediate these material weaknesses, including the hiring of a Chief Financial Officer and a Chief Accounting Officer. Our remediation plans may include measures such as: hiring additional accounting and financial reporting personnel with appropriate technical accounting knowledge and public company experience in financial reporting; designing and implementing formal processes, policies and procedures supporting our financial close process, including creating standard balance sheet reconciliation templates and journal entry controls; and designing and implementing controls to formalize roles and review responsibilities to align with our team’s skills and experience in designing and implementing formal controls over segregation of duties.

While we believe these efforts are likely to remediate the material weaknesses identified, we may not be able to complete our evaluation, testing or any required remediation in a timely fashion, or at all. The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate the material weaknesses identified, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our securities, including the Class A common stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on its business.

We are currently not subject to Section 404 of the Sarbanes-Oxley Act. However, we are required to provide management’s attestation on internal controls commencing with our annual report for the year ending December 31, 2022 in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Opco historically as a privately-held company or by ArcLight prior to the closing of the Business Combination. Our management team may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements as a result of the Business Combination. If we are not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of our securities.

Risks Related to the Company

Future sales and issuances of our Class A common stock could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to pursue our growth plan. To raise capital, we may sell shares of our Class A common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell shares of our Class A common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing shareholders, and new investors could gain rights, preferences, and privileges senior to existing holders of our Class A common stock.

Future sales of a substantial number of shares of our Class A common stock, or the perception in the market that the holders of a large number of shares of Class A common stock intend to sell shares, could reduce the market price of our Class A common stock.

Sales of a substantial number of shares of our Class A common stock in the public market, including the resale of the shares of held by our stockholders, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Class A common stock intend to sell shares, could reduce the market price of our Class A common stock. The shares of Class A common stock being offered for resale pursuant to this prospectus by the Selling Holders represent approximately 98.0% of shares outstanding of the Company as of September 16, 2022 (after giving effect to the issuance of shares upon exercise of outstanding Warrants and upon the conversion of Class C common stock to be issued to the Opco Common Equityholders upon the exchange by them of Opco Common Units).

Approximately 155,237,646 of these shares of Class A common stock are currently subject to restrictions on transfer under a 180-day lock-up agreement entered into between us and the holders of those shares. These restrictions are due to expire on January 17, 2023, resulting in these shares becoming eligible for public sale on January 18, 2023. Sales of such shares may be made under the registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), of which this prospectus is a part or in reliance upon an exemption from registration under the Securities Act. Pursuant to the Investor Rights Agreement, those stockholders are entitled to have the registration statement under the Securities Act of which this prospectus is a part kept effective for a prolonged period of time such that registered resales of their shares of Class A common stock can be made.

After this registration statement is effective and until such time that it is no longer effective, the registration statement registering such securities will permit the resale of these shares. The resale, or expected or potential resale, of a substantial number of shares of our Class A common stock in the public market could adversely affect the market price for our Class A common stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Holders thereunder will continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time. Sales of substantial numbers of such shares in the public market, including the resale of the shares of Class A common stock held by our stockholders, could adversely affect the market price of our Class A common stock.

If certain holders of our Class A common stock sell a significant portion of their securities, it may negatively impact the market price of the shares of our Class A common stock and such holders still may receive significant proceeds.

As of the date of this prospectus, the market price of our Class A common stock is below $10.00 per share, which was the price per unit sold in the initial public offering of our predecessor, ArcLight, the per-share price of the 11,080,600 shares of our Class A common stock sold to the PIPE Investors and also the per share value of the consideration issued to Opco Common Equityholders upon consummation of our Business Combination. However, certain of our shareholders who hold shares of our Class A common stock that were originally purchased by Arclight’s Sponsor in a private placement prior to Arclight’s initial public offering (the “Founder Shares”), may nonetheless be inclined to sell such Founder Shares as they were originally purchased at an effective price significantly less than $10.00 per share. The currently outstanding 7,779,076 Founder Shares were purchased at an effective price of $0.003 per share. Accordingly, holders of the Founder Shares could sell their securities at a per-share price that is less than $10.00 and still realize a significant profit from the sale of those securities that could not be realized by our other shareholders. On September 16, 2022, the closing price of our Class A common stock was $9.69. Based on this closing price, the aggregate sales price of the Founder Shares would be approximately $75,379,246.

The Founder Shares are currently subject to restrictions on transfer under applicable lock-up agreements; however, these restrictions are due to expire on January 17, 2023, resulting in these shares becoming eligible for public sale on January 18, 2023, if they are registered under the Securities Act, or if they qualify for an exemption from registration under the Securities Act.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputations or business.

We may become subject to claims, litigation, disputes and other legal proceedings from time to time. We evaluate these claims, litigation, disputes and other legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to each management team at the time of its respective assessment and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates.

Under the terms of ArcLight’s placement agent agreements with BofA Securities, Inc. (“BofA”), Credit Suisse Securities (USA) LLC (“CS”), Barclays Capital Inc. (“Barclays”) and Citigroup Global Markets Inc. (“Citi” and together with BofA, CS and Barclays, the “Advisors”) entered into in connection with the PIPE Investment, its financial advisory agreement with Citi entered into in connection with the Business Combination, and its Underwriting Agreement with Citi and Barclays entered in connection with ArcLight’s IPO, ArcLight agreed to indemnify and hold harmless each of the respective Advisors, their affiliates and each of their respective directors, officers, agents and employees from and against any losses and claims arising in any manner out of or in connection with the services provided to ArcLight thereunder. Under the terms of Opco’s financial advisory agreements with BofA and CS, Opco agreed to indemnify and hold harmless each of BofA and CS, their affiliates and each of their respective directors, officers, employees and agents from and against any losses and claims arising in any manner out of or in connection with the services provided to Opco thereunder. Accordingly, if any claims, litigation, disputes or other legal proceedings are brought by third parties against any of the Advisors in relation to the services it provided to ArcLight or Opco under any of these agreements, then we may be liable to pay for or reimburse such Advisor or Advisors for the losses and costs it incurs unless the losses and costs are finally judicially determined to have resulted from the gross negligence, bad faith or willful misconduct of such Advisor or Advisors or their respective directors, officers, employees and agents. Additionally, each of the agreements described above contains a contribution provision in the event that such indemnification is unavailable or otherwise prohibited by law, however, the contribution obligations of each Advisor are limited to the amount of compensation or fees actually paid to such party in respect of the engagement. As a result, the contribution obligations of Barclays and Citi under the Underwriting Agreement are limited to the initial underwriting commission paid at the time of ArcLight’s IPO and the Advisors otherwise have no further contribution liability under the other agreements (including the Underwriting Agreement) because they waived their rights to any fees or deferred underwriting commissions in connection with their resignations as described under Summary—Recent Developments. Therefore, as a result of the Advisors’ resignations, and in contrast to other transactions where the underwriters and financial advisors did not resign and waive rights to fees or deferred underwriting commissions, as the case may be, our potential financial liability with respect to an indemnified loss where such indemnification is otherwise unavailable to the indemnified party may be higher under the respective agreements than it would have been had such underwriters and financial advisors not resigned and waived their rights to any fees or deferred underwriting commissions.

Even when not merited or whether or not we ultimately prevail, the defense of these lawsuits may divert management’s attention, and we may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us which could negatively impact any of our financial positions, cash flows or results of operations. Further, any liability or negligence claim against us in US courts may, if successful, result in damages being awarded that contain punitive elements and therefore may significantly exceed the loss or damage suffered by the successful claimant. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future. A settlement or an unfavorable outcome in a legal dispute could have an adverse effect on our business, financial condition, results of operations, cash flows and/or prospects.

Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute its entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.

Our business and operations could be negatively affected if we become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our Class A common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our board’s attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that will increase both our costs and the risk of noncompliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations has resulted in increased general and administrative expenses.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

The Warrants may have an adverse effect on the market price of our Class A common stock.

As of the date of this prospectus, we have 6,223,233 outstanding Public Warrants to purchase 6,223,233 shares of our Class A common stock, exercisable at an exercise price of $11.50 per share, which expire on the earlier to occur of July 21, 20272 or redemption; and (ii) 9,223,261 outstanding Private Warrants to purchase 9,223,261 shares of our Class A common stock, exercisable at an exercise price of $11.50 per share, which expire on the earlier to occur of July 21, 20273 or redemption. The exercise of a significant number of the Warrants in the future may have an adverse effect on the market price of our Class A common stock, in that it may increase the number of shares that are available for sale in the market.

The exercise of Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Class A common stock and the spread between the exercise price of the Warrant and the price of our Class A common stock at the time of exercise. For example, to the extent that the price of our Class A common stock exceeds $11.50 per share, it is more likely that holders of our Warrants will exercise their warrants. If the price of our Class A common stock is less than $11.50 per share, it is unlikely that such holders will exercise their warrants. As of September 16, 2022, the closing price of our Class A common stock was $9.69 per share. There can be no assurance that all of our Warrants will be in the money prior to their expiration. Further, our Sponsor and its permitted transferees have the option to exercise the Private Warrants on a cashless basis.

[2]	Five years after the Closing of the IBC.
[3]	Five years after the Closing of the IBC.

We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our Class A common stock less attractive to investors.

For so long as we remain an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements. If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we could be subject to regulatory scrutiny and a loss of confidence by stockholders, which could harm our business and adversely affect the market price of the Common Stock. We will cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700.0 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of ArcLight becoming a public company).

As an emerging growth company, we may choose to take advantage of some but not all of these reduced reporting burdens. Accordingly, the information we provide to our stockholders may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our Class A common stock less attractive as a result, which may result in a less active trading market for our Class A common stock and higher volatility in our stock price.

Our current majority stockholder has control over all stockholder decisions of us because it controls a substantial majority of our voting power through “high vote” voting stock. Such majority stockholder, and the persons controlling such majority stockholder, including Fortistar and Mr. Mark Comora, our Chairman of the Board of, may have potential conflicts of interest in connection with existing or proposed business relationships and decisions impacting us and, even in situations where it does not have a conflict of interest, its interests in such matters may be different than the other stockholders.

The dual-class structure of our common stock has the effect of concentrating voting control with Mr. Mark Comora who, through his control of OPAL Holdco and Hillman, beneficially owns in the aggregate a substantial majority of the voting power of our capital stock on most issues of corporate governance. Mr. Mark Comora beneficially owns 145,279,637 shares of OPAL, comprising 85.7% of our outstanding Common Stock as of July 21, 2022. All of these shares (with the exception of 800,600 shares of Class A common stock purchased by Fortistar in the PIPE Investment) are Class D common stock, which have no economic rights but are entitled to five votes per share, giving Mr. Mark Comora control over 96.7% of our voting power. OPAL Holdco and Hillman are controlled, indirectly, by Mr. Mark Comora through entities affiliated with Mr. Mark Comora, including Fortistar and certain of its other affiliates. Mr. Mark Comora is the Chairman of our board.

Accordingly, Mr. Mark Comora is able to control most matters submitted to our stockholders for approval. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments to our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. This may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders. More specifically, Mr. Mark Comora has the ability to control our management and our major strategic investments and decisions as a result of his ability to control the election or, in some cases, the replacement of our directors. In the event of the death of Mr. Mark Comora, control of the shares of Common Stock controlled by Mr. Mark Comora will be transferred to the persons or entities that he has designated. In his position as the Chairman of our board, Mr. Mark Comora owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a beneficial owner of our common stock, even as a controlling stockholder Mr. Mark Comora is entitled to vote the shares he controls, in his own interests, which may not always be in the interests of our stockholders generally.

Future transfers by holders of Class C common stock and Class D common stock, which carry five votes per share, will generally result in those shares converting to Class A common stock and Class B common stock, respectively, which carry only one vote per share, unless in each case made to a Qualified Stockholder (as defined in the Second A&R LLC Agreement). The conversion of Class D common stock to Class B common stock and the conversion of Class C common stock to Class A common stock, as the case may be, means that no third party stockholders can leverage the high vote to offset the voting power held by the OPAL Holdco and Hillman.

In addition, Fortistar and certain of its affiliates (other than our subsidiaries), which are controlled by Mr. Mark Comora (who also controls OPAL Holdco and Hillman), manage numerous investment vehicles and separately managed accounts. Fortistar and these affiliates may compete with us for acquisition and other business opportunities, which may present conflicts of interest for these persons. If these entities or persons decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated within Fortistar and these affiliates may be suitable both for us and for current or future investment vehicles managed by Fortistar and these affiliates and may be directed to such investment vehicles rather than to us.  Neither Fortistar nor members of our management team who are also members of the management of Fortistar or of any of these affiliates, including Mr. Mark Comora and Mr. Nadeem Nisar (who serves on our board), have any obligation to present us with any potential business opportunity of which they become aware, unless, (i) such opportunity is expressly offered to such person solely in his or her capacity as a one of our directors or officers, (ii) such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and (iii) the director or officer is permitted to refer that opportunity to us without violating another legal obligation. Fortistar and/or members of our management team, such as Mr. Mark Comora or Mr. Nisar in their capacities as management of Fortistar or in their other endeavors, may be required to present potential business opportunities to the related entities described above, current or future affiliates of Fortistar, or third parties, before they present such opportunities to us. The personal and financial interests of such persons described above may be in conflict with the interests of ours and influence their motivation in identifying and selecting our business opportunities, their support or lack thereof for pursuing such business opportunities and our operations.

The existence of a family relationship between Mr. Mark Comora, as our Chairman of our board, and Mr. Adam Comora, as our Co-Chief Executive Officer, may result in a conflict of interest on the part of such persons between what he, in his capacity as Chairman or Co-Chief Executive Officer, respectively, may believe is in our best interests and the interests of our stockholders in connection with a decision to be made by us through our board, standing committees thereof, and management and what he may believe is best for himself or his family members in connection with the same decision.

Mr. Mark Comora and Mr. Adam Comora are father and son. In his position as the Chairman of our board, Mr. Mark Comora owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of the stockholders. And in his position as our Co-Chief Executive Officer, Mr. Adam Comora owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of the stockholders. Nevertheless, the existence of this family relationship may result in a conflict of interest on the part of such persons between what he may believe is in our best interests and the best interests of our stockholders and what he may believe is best for himself or his family members in connection with a business opportunity or other matter to be decided by OPAL through its board, standing committees thereof, and management. Moreover, even if such family relationship does not create an actual conflict, the perception of a conflict in the press or the financial or business community generally could create negative publicity or other reaction with respect to the business opportunity or other matters to be decided by us through our board, standing committees thereof, and management, which could adversely affect the business generated by us and our relationships with its existing customers and other counterparties, impact the behavior of third party participants or other persons in the proposed business opportunity or other matter to be decided, otherwise negatively impact our business prospects related to such matter, or negatively impact the trading market for our securities.

Our only material assets are our direct interests in Opco, and we are accordingly dependent upon distributions from Opco Fuels to pay dividends and taxes and other expenses.

We are a holding company and have no material assets other than our ownership of Class A Units in Opco. We therefore have no independent means of generating revenue. We intend to cause our subsidiaries (including Opco) to make distributions in an amount sufficient to cover all applicable taxes and other expenses payable and dividends, if any, declared by us. The agreements governing our debt facilities impose, and agreements governing our future debt facilities are expected to impose, certain restrictions on distributions by such subsidiaries to us, and may limit our ability to pay cash dividends. The terms of any credit agreements or other borrowing arrangements that we may enter into in the future may impose similar restrictions. To the extent that we needs funds, and any of our direct or indirect subsidiaries is restricted from making such distributions under these debt agreements or applicable law or regulation, or is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

If we are deemed an “investment company” under the Investment Company Act as a result of our ownership of Opco, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on its business.

A person may be deemed to be an “investment company” for purposes of the Investment Company Act if it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items), absent an applicable exemption. We have no material assets other than our interests in Opco. As managing member of Opco, we generally have control over all of the affairs and decision making of Opco. On the basis of our control over Opco, we believe our direct interest in Opco is not an “investment security” within the meaning of the Investment Company Act. If we were to cease participation in the management of Opco, however, our interest in Opco could be deemed an “investment security,” which could result in our being required to register as an investment company under the Investment Company Act and becoming subject to the registration and other requirements of the Investment Company Act.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. However, if anything were to happen which would require us to register as an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on its capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us, Opco, members of their respective management teams and related entities or any combination thereof and materially adversely affect our business, financial condition and results of operations.

We are a controlled company, and thus not subject to all of the corporate governance rules of Nasdaq. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

We are considered a “controlled company” under the rules of Nasdaq. Controlled companies are exempt from the Nasdaq corporate governance rules requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of Nasdaq, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the Nasdaq requirements and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of Nasdaq.  We expect to take advantage of some or all of the exemptions described above for so long as we are a controlled company. If we use some or all of these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

The dual-class structure of our common stock may adversely affect the trading market for the shares of Class A common stock.

We cannot predict whether our dual class structure, which affords the shares of Class A common stock and Class B common stock one vote per share while affording the shares of Class C common stock and Class D common stock with five votes per share, combined with our concentrated voting control by OPAL Holdco due to its ownership of shares of Class D common stock, will result in a lower or more volatile market price of the shares of Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. Under any such announced policies or future policies, our dual class capital structure could make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is unclear what effect, if any, these policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may depress valuations as compared to similar companies that are included. As a result, the market price of shares of Class A common stock could be adversely affected.

There are no assurance that we will be able to comply with the continued listing standards of Nasdaq.

Our shares of Class A common stock and the Public Warrants are listed on Nasdaq under the symbols “OPAL” and “OPALW,” respectively. If Nasdaq delists our securities from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant negative consequences including:

●	limited availability of market quotations for our securities;

●	a determination that the Class A common stock is a “penny stock” which will require brokers trading in the Class A common stock to adhere to more stringent rules;

●	possible reduction in the level of trading activity in the secondary trading market for shares of the Class A common stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Because there are no current plans to pay cash dividends on shares of Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of Common Stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Common Stock will be at the sole discretion of our board, who may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our its stockholders or by our subsidiaries to us and such other factors our board may deem relevant. In addition, our ability to pay dividends is limited by covenants of any indebtedness we incur. As a result, you may not receive any return on an investment in the shares of Class A common stock unless you sell your shares of Class A common stock for a price greater than that which you paid for it.

Anti-takeover provisions are contained in the Organizational Documents that could delay or prevent a change of control.

Certain provisions of the Organizational Documents may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder of ours might consider is in its best interest, including those attempts that might result in a premium over the market price for the shares of our Class A common stock.

These provisions, among other things:

●	authorize our board to issue new series of preferred stock without stockholder approval and create, subject to applicable law, a series of preferred stock with preferential rights to dividends or our assets upon liquidation, or with superior voting rights to the existing shares of Common Stock;

●	eliminate the ability of stockholders to call special meetings of stockholders;

●	eliminate the ability of stockholders to fill vacancies on our board;

●	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings;

●	permit our board to establish the number of directors;

●	provide that our board is expressly authorized to make, alter or repeal the Bylaws; and

●	limit the jurisdictions in which certain stockholder litigation may be brought.

These anti-takeover provisions, together with the control of the voting power of by OPAL Holdco, could make it more difficult for a third -party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See “Description of Securities—Anti-Takeover Effects of Provisions of Delaware Law and the Organizational Documents.”

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits that we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the IRS or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the Tax Receivable Agreement, and a court could sustain such challenge. The parties to the Tax Receivable Agreement will not reimburse us for any payments previously made if such tax basis is, or other tax benefits are, subsequently disallowed, except that any excess payments made to a party under the Tax Receivable Agreement will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after the determination of such excess.

If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, any plan of liquidation and other forms of business combinations or changes of control) or the Tax Receivable Agreement terminates early (at our election or as a result of a breach, including a breach for our failing to make timely payments under the Tax Receivable Agreement for more than three months, except in the case of certain liquidity exceptions), we could be required to make a substantial, immediate lump-sum payment based on the present value of hypothetical future payments that could be required under the Tax Receivable Agreement. The calculation of the hypothetical future payments would be made using certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) the sufficiency of taxable income to fully utilize the tax benefits, (ii) any Opco Common Units (other than those held by us) outstanding on the termination date are exchanged on the termination date and (iii) the utilization of certain loss carryovers over a certain time period. Our ability to generate net taxable income is subject to substantial uncertainty. Accordingly, as a result of the assumptions, the required lump-sum payment may be significantly in advance of, and could materially exceed, the realized future tax benefits to which the payment relates.

As a result of either an early termination or a change of control, we could be required to make payments under the Tax Receivable Agreement that exceed our actual cash savings. Consequently, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For example, assuming no material changes in the relevant tax law, we expect that if we experienced a change of control the estimated TRA lump-sum payment would range from approximately $316.0 million to approximately $356.0 million depending on Opco’s rate of recovery of the tax basis increases associated with the deemed exchange of the Opco Common Units (other than those held by us). This estimated TRA lump-sum payment is calculated using a discount rate equal to 3.58%, applied against an undiscounted liability of approximately $433.0 million. If the TRA Participants were to exchange all of their Opco Common Units, OPAL would recognize a deferred tax asset of approximately $508.0 million and a related liability for payments under the Tax Receivable Agreement of approximately $432.0 million, assuming (i) that the TRA Participants redeemed or exchanged all of their Opco Common Units on the Closing Date; (ii) a price of $10.00 per share; (iii) a constant combined effective income tax rate of 26.47%; (iv) OPAL will have sufficient taxable income in each year to realize the tax benefits that are subject to the Tax Receivable Agreement; and (v) no material changes in tax law. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of the shares of Class A common stock at the time of the exchange, and the tax rates then in effect. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

It is more likely than not that the deferred tax assets will not be realized in accordance with ASC Topic 740, ‘Income Taxes’ (“ASC 740”). As such, ArcLight has reduced the full carrying amount of the deferred tax assets with a valuation allowance under both scenarios. Management will continue to monitor and consider the available evidence from quarter to quarter, and year to year, to determine if more or less valuation allowance is required at that time.

Finally, because we are a holding company with no operations of its own, its ability to make payments under the Tax Receivable Agreement depends on the ability of Opco to make distributions to it. To the extent that OPAL is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact OPAL’s results of operations and could also affect its liquidity in periods in which such payments are made.

We may be required to repurchase up to 2 million shares of our Class A common stock from an investor with whom we entered into a forward purchase agreement in connection with the Business Combination Closing, which would reduce the amount of cash available to us to fund our growth plan.

In connection with the Closing of the Business Combination, Arclight entered into the Forward Purchase Agreement with Meteora, pursuant to which Meteora purchased 2,000,000 Class A ordinary shares of ArcLight from shareholders that had previously tendered such shares for redemption but agreed to reverse their redemption and sell such shares to Meteora at the redemption price, resulting in Meteora holding a total of 2,000,000 Class A ordinary shares, which Meteora agreed not to redeem in connection with the Business Combination. We have agreed that on the six-month anniversary of the Closing of the Business Combination, to the extent Meteora still holds such shares, Meteora may elect to cause us to purchase such shares at a per share price of $10.02 per share. If Meteora holds some or all of the 2 million shares on that date, and the per share trading price of our Class A common shares is less than $10.02 per share, we would expect that Meteora will exercise this repurchase right with respect to such shares. The Company has placed $20,040,000 in escrow to secure its purchase obligations to Meteora under the Forward Purchase Agreement and has accounted for such an amount as restricted cash on its balance sheet.

USE OF PROCEEDS

All of the shares of Class A common stock offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. We could receive up to an aggregate of $177,634,681 if all of the Warrants are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants choose to exercise them. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Class A common stock and the spread between the exercise price of the Warrants and the price of our Class A common stock at the time of exercise. We have 15,446,494 outstanding Warrants to purchase 15,446,494 shares of our Class A common stock, exercisable at an exercise price of $11.50 per share. If the market price of our Class A common stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will choose to exercise. As of September 16, 2022, the closing price of our Class A common stock was $9.69 per share. There can be no assurance that the Warrants will be in the money prior to their expiration. In addition, the Sponsor (as defined herein), or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accounting firm.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to aid you in your analysis of the financial aspects of the Transactions (as defined below) and is for informational purposes only. The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions, collectively referred to as the “Transactions” for purposes of this section, and other related events as described in Note 1 to the accompanying Notes to the unaudited pro forma condensed combined financial information:

●	The combination of Opal Fuels LLC (“Opco”) and ArcLight Clean Transition Corp II (“ArcLight”), referred to herein as the “Business Combination”, including the other events contemplated by the Business Combination Agreement;

●	The NextEra Subscription Agreement with Mendocino Capital, LLC, a Delaware limited liability company (“NextEra”), pursuant to which NextEra purchased 1,000,000 Opco Series A Preferred Units (the “NextEra Subscription”) as of June 30, 2022; and

●	The acquisition of Beacon RNG LLC (“Beacon”) by Opco in May of 2021 (the “Beacon Transaction”).

The unaudited pro forma condensed combined balance sheet of Opco as of June 30, 2022 combines the historical unaudited condensed consolidated balance sheet of Opco as of June 30, 2022 and the historical unaudited condensed balance sheet of ArcLight as of June 30, 2022, adjusted to give pro forma effect to the Business Combination, the PIPE Investment and certain other events related to the Business Combination between Opco and ArcLight, in each case, as if the Business Combination, PIPE Investment, and other events had been consummated on June 30, 2022. The Beacon Transaction was consummated on May 1, 2021 and, accordingly, activity relating to Beacon is reflected within the unaudited condensed consolidated balance sheet of Opco as of June 30, 2022.

The unaudited pro forma condensed combined statement of operations of Opco for the six months ended June 30, 2022 combines the historical unaudited condensed consolidated statement of operations of Opco for the six months ended June 30, 2022, and the historical unaudited condensed statement of operations of ArcLight for the six months ended June 30, 2022, on a pro forma basis as if the Business Combination, the PIPE Investment and other related events contemplated by the Business Combination Agreement, the NextEra Subscription as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on January 1, 2021.

The unaudited pro forma condensed combined statement of operations of Opco for the year ended December 31, 2021 combines the historical audited consolidated statement of operations of Opco for the year ended December 31, 2021, the historical audited consolidated statement of operations of ArcLight for the period from January 13, 2021 (inception) through December 31, 2021, and the historical audited statement of operations of Beacon for the four-month period ended April 30, 2021, on a pro forma basis as if the Business Combination, the PIPE Investment and other related events contemplated by the Business Combination Agreement, the NextEra Subscription as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on January 1, 2021.

The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the Combined Company (as defined in Note 1 below) would have been had the Transactions taken place as of June 30, 2022, nor is it indicative of the financial condition of the Combined Company as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and the PIPE Transaction taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial information is subject to several uncertainties and assumptions as described in the accompanying notes.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

●	The accompanying Notes to the unaudited pro forma condensed combined financial statements;

●	The historical unaudited condensed financial statements of ArcLight, as of, and for the three and six months ended June 30, 2022, and the historical audited financial statements of ArcLight as of December 31, 2021 and for the period from January 13, 2021 (inception) through December 31, 2021, included elsewhere in this prospectus;

●	The historical unaudited condensed consolidated financial statements of Opco, as of, and for the three and six months ended June 30, 2022, and the historical audited consolidated financial statements of Opco as of and for the year ended December 31, 2021, included elsewhere in this prospectus;

●	The historical audited consolidated financial statements of Beacon, as of, and for the four months ended April 30, 2021, included elsewhere in this prospectus and

●	The section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2022
(in thousands)

	Historical			Transaction Accounting
	OPAL Fuels	ArcLight (Note 4)		Adjustments (Note 6)		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$97,091	$219	4a	$110,806	6b	$235,661
				311,616	6a
				(9,259)	6e
				(274,187)	6i
				(625)	6l
Accounts receivable, net	24,781	-		-		24,781
Fuel tax credits receivable	1,136	-		-		1,136
Contract assets	15,589	-		-		15,589
Parts inventory	8,398	-		-		8,398
Note receivable	9,518	-		-		9,518
Environmental credits held for sale	646	-		-		646
Prepaid expense and other current assets	5,810	546	4b	-		6,356
Total current assets	162,969	765		138,351		302,085

Capital spares	3,066	-		-		3,066
Property, plant, and equipment, net	229,411	-		-		229,411
Investment in other entities	47,113	-		-		47,113
Note receivable - variable fee component	1,792	-		-		1,792
Investments held in Trust Account	-	311,616		(311,616)	6a	-
Deferred financing costs	7,143	-		(6,443)	6e	700
Intangible assets, net	2,463	-		-		2,463
Restricted cash	3,188	-		-		3,188
Goodwill	54,608	-		-		54,608
Deferred tax assets	-	-		-	6j	-
Other long-term assets	489	-		-		489
Total assets	512,242	312,381		(179,708)		644,915

Liabilities and Equity
Current liabilities
Accounts payable	7,676	69		-		7,745
Accounts payable, related party	1,141	5		-		1,146
Fuel tax credits payable	683	-		-		683
Accrued payroll	4,410	-		-		4,410
Accrued expenses and other current liabilities	12,803	6,222	4c	(1,400)	6e	15,582
				(6,243)	6e
				4,200	6e
Accrued capital expenses	18,263	-		-		18,263
Contract liabilities	7,159	-		-		7,159
Sunoma loan, current portion	1,418	-		-		1,418
Senior secured credit facility - term loan, current portion, net of debt issuance costs	72,396	-		-		72,396
Senior secured credit facility - working capital facility, current portion	7,500	-		-		7,500
OPAL term loan, current portion	19,332	-		-		19,332
Municipality loan - current portion	174	-		-		174
Derivative financial liability, current portion	592	-		5,000	6l	5,592
Asset retirement obligation, current portion	1,586	-		-		1,586
Other current liabilities	625	-		-		625
Total current liabilities	155,758	6,296		1,557		163,611

Asset retirement obligation, non-current portion	4,301	-		-		4,301
Convertible note payable	60,820	-		(30,410)	6d	30,410
Sunoma loan, net of debt issuance costs	17,469	-		-		17,469
Opal Term Loan	62,013	-		-		62,013
Derivative warrant liabilities	-	16,219		-		16,219
Tax receivable agreement liability	-	-		-	6j	-
Earnout liability	-	-		51,900	6k	51,900
Other long-term liabilities	4,962	-		-		4,962
Total liabilities	305,323	22,515		23,047		350,885

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2022 — (Continued)
(in thousands)

	Historical		Transaction Accounting
	Opco	ArcLight (Note 4)	Adjustments (Note 6)		Pro Forma Combined
Class A ordinary shares subject to possible redemption; 31,116,305 shares at redemption value of $10.00	-	311,516	(311,516)	6f	-
Redeemable preferred units
Series A preferred units	101,228	-	(101,228)	6c	-
Series A-1 preferred units	31,417	-	(31,417)	6c	-
Redeemable preferred noncontrolling interest	-	-	101,228	6c	132,645
			31,417	6c
Redeemable noncontrolling interest			56,636	6h	136,553
			(3,585)	6e
			83,503	6h
Equity
Common units	47,681	-	(47,681)	6h	-
			-	6g
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-	-		-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized (excluding 31,116,305 shares subject to possible redemption)	-	-	-	6f	-
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,779,076 shares issued and outstanding	-	1	(1)	6f	-
New OPAL Class A common stock	-	-	4	6g	6
			1	6b
			-	6d
			4	6f
			(3)	6i
New OPAL Class B common stock	-	-	-	6g	-
New OPAL Class D common stock	-	-	15	6g	15
Additional paid-in capital	-	-	(19)	6g	7,788
			110,805	6b
			30,410	6d
			311,513	6f
			(51,900)	6k
			(21,651)	6g
			(1,616)	6e
			(6,443)	6e
			(274,184)	6i
			(83,503)	6h
			(5,625)	6l
			-	6m
Retained earnings (accumulated deficit)	8,955	(21,651)	21,651	6g	(615)
			(8,955)	6h
			(615)	6e
Non-controlling interest in subsidiaries	17,638	-	-		17,638
Total equity	74,274	(21,650)	(27,793)		24,831
Total liabilities and equity	$512,242	$312,381	$(179,708)		$644,915

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(in thousands, except share and per share amounts)

	Historical			Transaction Accounting
	Opco	ArcLight (Note 4)		Adjustments (Note 7)		Pro Forma Combined
Revenues
RNG fuel	$50,815	$-		-		$50,815
Renewable power	19,152	-		-		19,152
Fuel station services	32,297	-		-		32,297
Total revenues	102,264	-		-		102,264
Operating expenses
Cost of sales - RNG fuel	30,884	-		-		30,884
Cost of sales - Renewable power	15,948	-		-		15,948
Cost of sales - Fuel station services	28,757	-		-		28,757
Selling, general and administrative	18,810	3,125	4d	-		21,935
Depreciation, amortization, and accretion	6,558	-		-		6,558
Total expenses	100,957	3,125		-		104,082
Operating income (loss)	1,307	(3,125)		-		(1,818)
Other income (expense)
Interest and financing expense, net	(6,408)	440	4e	(440)	7c	(6,408)
Realized and unrealized gain on interest rate swaps, net	328	-		-		328
Change in fair value of derivative warrant liabilities	-	9,577		-		9,577
Loss from equity method investments	(36)	-		-		(36)
Gain on settlement of underwriting fees	-	280		-		280
Income before provision for income taxes	(4,809)	7,172		(440)		1,923
(Provision for) Benefit from income taxes				-	7a	-
Net (loss) income	(4,809)	7,172		(440)		1,923
Paid in kind preferred dividend	2,435	-		2,772	7b	5,207
Net loss attributable to redeemable noncontrolling interest	-	-		(8,124)	7b	(8,124)
Net loss attributable to noncontrolling interest	(499)	-		-		(499)
Net (loss) income attributable to Stockholders	$(6,745)	$7,172		$4,912		$5,339
Weighted average common units outstanding, basic and diluted	1,000
Basic and diluted net loss per common unit, basic and diluted	$(6,745)
Weighted average shares outstanding of Class A common stock, basic and diluted		31,116,305
Basic and diluted net income per ordinary share		$0.18
Weighted average shares outstanding of Class B common stock, basic and diluted		7,779,076
Basic and diluted net income per ordinary share		$0.18
Weighted average shares outstanding of New OPAL Class A common stock – basic and diluted						24,757,483
Pro forma net income per share attributable to New OPAL Class A common stockholders - basic and diluted						$0.22

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share amounts)

	Historical			Beacon Pro Forma		Pro Forma Combined OPAL	Historical		Transaction Accounting
	Opco	Beacon (Note 5)		Adjustments (Note 7)		Fuels and Beacon	ArcLight (Note 4)		Adjustments (Note 7)		Pro Forma Combined
Revenues
RNG fuel	$70,360	$13,312	5a	$-		83,672	$-		$-		$83,672
Renewable power	45,324	-		-		45,324	-		-		45,324
Fuel station services	50,440	-		-		50,440	-		-		50,440
Total revenues	166,124	13,312		-		179,436	-		-		179,436
Operating expenses
Cost of sales - RNG fuel	41,075	6,397	5b	-		47,472	-		-		47,472
Cost of sales - Renewable power	31,152	-		-		31,152	-		-		31,152
Cost of sales - Fuel station services	42,838	-		-		42,838	-		-		42,838
Environmental credit processing services	-	1,134		(1,134)	5e	-	-		-		-
Selling, general and administrative	29,380	456	5c	-		29,836	4,945	4f	4,200	7h	38,981
Depreciation, amortization, and accretion	10,653	1,060	5d	(300)	7d	11,413	-		-		11,413
Total expenses	155,098	9,047		(1,434)		162,711	4,945		4,200		171,856
Operating income	11,026	4,265		1,434		16,725	(4,945)		(4,200)		7,580
Other income (expense)
Interest and financing expense, net	(7,467)	-		-		(7,467)	(450)	4g	(13)	7g	(7,930)
Realized and unrealized loss on derivative financial instruments, net	99	-		-		99	-		-		99
Change in fair value of derivative warrant liabilities	-	-		-		-	(10,800)		-		(10,800)
Income from equity method investments	2,268	-		(2,392)	7d	(124)	-		-		(124)
Gain on acquisition of equity method investment	19,818	-		-		19,818	-		-		19,818
Gain on deconsolidation of VIEs	15,025	-		-		15,025	-		-		15,025
Other income	-	1,134		(1,134)	5e	-	-		-		-
Income before provision for income taxes	40,769	5,399		(2,092)		44,076	(16,195)		(4,213)		23,668
(Provision for) Benefit from income taxes	-	-		-		-	-		-	7e	-
Net income (loss)	40,769	5,399		(2,092)		44,076	(16,195)		(4,213)		23,668
Paid in kind preferred dividend	210	-		-		210	-		8,000	7f	8,210
Net income (loss) attributable to redeemable noncontrolling interest	-	-		-		-	-		27,718	7f	27,718
Net income (loss) attributable to noncontrolling interest	(804)	-		-		(804)	-		-		(804)
Net income (loss) attributable to Stockholders	$41,363	$5,399		$(2,092)		$44,670	$(16,195)		$(39,931)		$(11,456)
Weighted average common units outstanding, basic and diluted	987
Basic and diluted net income per common unit, basic and diluted	$41,908
Weighted average shares outstanding of Class A common stock, basic and diluted							25,360,688
Basic and diluted net loss per ordinary share							$(0.49)
Weighted average shares outstanding of Class B common stock, basic and diluted							7,611,848
Basic and diluted net loss per ordinary share							$(0.49)
Weighted average shares outstanding of New OPAL Class A common stock – basic and diluted											24,757,483
Pro forma net loss per share attributable to New OPAL Class A common stockholders - basic and diluted											$(0.46)

Note 1 — Description of the Transactions

Business Combination

Pursuant to the Business Combination Agreement, on July 21, 2022 ArcLight changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). Following the Domestication, on July 21, 2022, ArcLight changed its name to “OPAL Fuels Inc.” (which is referred to herein as “New OPAL”) and each outstanding ArcLight Class B ordinary share converted into one ArcLight Class A ordinary share, each outstanding ArcLight Class A ordinary share became one share of Class A common stock of New OPAL, par value $0.0001 per share (the “New OPAL Class A common stock”), and each outstanding warrant to purchase one ArcLight Class A ordinary share became a warrant to purchase one share of New OPAL Class A common stock at an exercise price of $11.50 per share.

Following the consummation of the Business Combination on July 21, 2022, the Combined Company (“Combined Company” refers to New OPAL and its subsidiaries, including Opco, following consummation of the Business Combinations) is organized in an “Up-C” structure. New OPAL is the managing member of Opco. Opco directly or indirectly holds substantially all of the consolidated assets and business of New OPAL.

In connection with consummation of the Business Combination, the events summarized below, among others, occurred:

●	At the Closing, Opal HoldCo LLC (“OPAL Holdco”) and Opco caused Opco’s existing limited liability company agreement to be amended and restated to, among other things, admit New OPAL as a member of Opco and to re-classify Opco’s existing limited liability company membership interests into Class B Units of Opco, calculated as a function of the pre-transaction equity value for Opco equal to $1,501,870,000, less all principal and accrued interest outstanding immediately after the Closing pursuant to certain convertible promissory note, dated as of May 1, 2021 (as amended, including that certain First Amendment to Convertible Note, dated November 29, 2021), held by ARCC Beacon LLC (“Ares”);

●	At the Closing, ArcLight (i) contributed to Opco $128,362,579 in cash, representing the sum of cash in the Trust Account as of immediately prior to the Closing (after giving effect to the ACT Share Redemptions from the Trust Account and the set aside of funds in escrow to support a forward purchase agreement (described further below)) plus the aggregate proceeds of the PIPE Investment received as of the Closing and (ii) issued to Opco 144,399,037 shares of Class D common stock of New OPAL, par value $0.0001 per share (“New OPAL Class D common stock”) (which it in turn distributed to OPAL Holdco and Hillman) at a per share value of $10.00 per share, and (iii) issued 3,059,533 shares of New OPAL Class A common stock to Ares, collectively, in exchange for a number of Class A Units of Opco equal to the 25,171,390 shares of New OPAL Class A common stock issued and outstanding.

In connection with entering into the Business Combination Agreement, ArcLight entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, in connection with the consummation of the Business Combination, the PIPE Investors party thereto purchased an aggregate of 11,080,600 shares of New OPAL Class A common stock at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $110.8 million from the PIPE Investment ($105.8 million of which was received as of the Closing and $5.0 million of which was received subsequent to the Closing).

Other related events that have taken place in connection with the Business Combination are summarized below:

●	Immediately prior to the execution of the Business Combination Agreement, Opco entered into the Hillman Exchange Agreement with Hillman RNG Investments LLC (“Hillman”), pursuant to which Hillman has exchanged all of its equity interests in Opco’s subsidiaries for 300,000 Opco Series A-1 Preferred Units and 14 Pre-Closing Company Common Units. This transaction was consummated in November 2021, and has been reflected in the historical audited consolidated balance sheet as of December 31, 2021;

●	Immediately prior to the execution of the Business Combination Agreement, the Company entered into the NextEra Subscription Agreement with Mendocino Capital, LLC, a Delaware limited liability company (“NextEra”), pursuant to which NextEra agreed to subscribe for up to an aggregate amount of 1,000,000 Company Series A Preferred Units. The Company had drawn $100.0 million as of June 30, 2022, issuing 1,000,000 Series A Preferred Units as of such date;

●	Immediately prior to the execution of the Business Combination Agreement, Opco entered into that certain First Amendment to Convertible Note, dated November 29, 2021 (the “Ares First Amendment”), with Ares, pursuant to which Ares irrevocably agreed to exercise its right to convert fifty percent (50%) of the principal and accrued interest outstanding pursuant to the Ares Note into pre-Closing Opco common units; On July 21, 2022, Ares elected to receive New OPAL Class A common stock in lieu of pre-Closing Opco common units.

●

Pursuant to the terms of the Sponsor Letter Agreement entered into on December 2, 2021 among ArcLight, ArcLight CTC Holdings II, L.P. (“Sponsor”), Opco and certain other persons concurrently with the execution of the Business Combination Agreement (the “Sponsor Letter Agreement”), the Sponsor agreed to subject 10% of its New OPAL Class A common stock (received as a result of the conversion of its ArcLight Class B ordinary shares immediately prior to the Closing) to vesting and forfeiture conditions relating to VWAP targets for New OPAL Class A common stock sustained over a period of 60 months following the Closing (“Sponsor Earnout Awards”). For more information, see the section titled “Certain Relationships and Related Party Transactions—Sponsor Letter Agreement.”

●	Effective immediately after the Closing, and upon the date on which New OPAL’s annual EBITDA for the calendar year 2023 exceeds $238.0 million (the “First Earnout Triggering Event”), (i) New OPAL will issue to Opco Common Equity holders (the “Earnout Participants”) an aggregate of 5,000,000 shares of New OPAL Class B common stock and New OPAL Class D common stock and corresponding OPAL Common Units (collectively, the “First Earnout Tranche”) in accordance with the allocations set forth in the Business Combination Agreement. Additionally, upon the date on which New OPAL’s annual EBITDA for the calendar year 2024 exceeds $446.0 million (the “Second Earnout Triggering Event”), (i) New OPAL will issue to the Earnout Participants an aggregate of 5,000,000 additional shares of New OPAL Class B common stock and New OPAL Class D common stock and corresponding OPAL Common Units (collectively, the “Second Earnout Tranche”) in accordance with the allocations set forth in the Business Combination Agreement (“OPAL Earnout Awards”).

●	Pursuant to a forward share purchase agreement (the “Forward Purchase Agreement”) entered into between ArcLight and Meteora Capital Partners and its affiliates (collectively, “Meteora”), prior to the closing of the Business Combination Meteora purchased 2,000,000 Class A ordinary shares of ArcLight from shareholders which had previously tendered such shares for redemption but agreed to reverse their redemption and sell such shares to Meteora at the redemption price, resulting in Meteora holding a total of 2,000,000 Class A ordinary shares, which Meteora agreed not to redeem in connection with the Business Combination. Additionally, ArcLight placed $20,040,000 in escrow at the closing of the Business Combination to secure its obligation to repurchase these 2,000,000 shares at Meteora’s option for a price of $10.02 per share on the date that is six months after Closing of the Business Combination.

●	Pursuant to a July 21, 2022 agreement between Encompass Capital Advisors LLC (“Encompass”) and the Sponsor, prior to the closing of the Business Combination, certain fund entities and managed accounts for which Encompass exercises investment discretion purchased 1,320,849 Class A ordinary shares of ArcLight, in the aggregate, from shareholders that had previously tendered such shares for redemption but agreed to reverse their redemption and sell such shares to Encompass, resulting in Encompass’ beneficial ownership of a total of 1,320,849 Class A ordinary shares, which Encompass agreed not to redeem in connection with the Business Combination. Additionally, the Sponsor agreed to transfer to Encompass for no consideration, 1,985,236 of the Sponsor’s private placement warrants, which warrants are subject to a 9.9% beneficial ownership limitation on exercise.

●	Additionally, in connection with the Closing, Opco and Sponsor entered into a letter agreement (the “Sponsor Side Letter”) whereby Sponsor agreed to transfer, pledge or forfeit up to 150,000 shares of New OPAL Class A common stock held by Sponsor for the benefit of a third party non-affiliate of the Company where no consideration is received by Sponsor in respect thereof, upon and in accordance with the written direction of Opco. Pursuant to such letter agreement, Sponsor further agreed that if the Company were to receive less than $6,800,000 in cash upon the release of the escrow fund established pursuant to the Forward Purchase Agreement (such shortfall amount being referred to as the “Shortfall Amount”), Sponsor shall transfer, pledge or forfeit up to an additional 102,000 of the Sponsor Earnout Awards (shares of New OPAL Class A common stock subject to vesting conditions noted above), with such maximum number of shares pro-rated on a directly proportionate basis based on the size of the Shortfall Amount relative to $6,800,000.

Upon the completion of the Business Combination, New OPAL entered into the Tax Receivable Agreement with OPAL Holdco and Hillman (such persons, and any other persons that from time to time become a party to such agreement, collectively, the “TRA Participants”), pursuant to which New OPAL generally will be required to pay to the TRA Participants, in the aggregate, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that New OPAL actually realizes as a result of (i) increases to the tax basis of Opco’s assets resulting from future redemptions or exchanges of OPAL Units (together with voting shares of New OPAL Common Stock) for shares of New OPAL Class A common stock or New OPAL Class C common stock, as applicable, or cash, (ii) tax benefits related to imputed interest, and (iii) tax attributes resulting from payments made under the Tax Receivable Agreement. The payment obligations under the Tax Receivable Agreement are New OPAL’s obligations and not obligations of Opco. For more information about the Tax Receivable Agreement, see the section titled “Certain Relationships and Related Party Transactions—Sponsor Letter Agreement.”

In May 2022, ArcLight’s and Opco’s Advisors resigned and withdrew from their engagements in connection with the Business Combination. Please see “Summary — Recent Developments” for a description of the potential impacts of such resignation on the Business Combination and Note 6 to this unaudited pro forma condensed combined financial information.

Beacon Transaction

On June 30, 2021, Opco and Ares signed the Exchange Agreement (the “Exchange Agreement”) which outlines terms that were substantially agreed to on April 30, 2021. Pursuant to the Exchange Agreement, Opco issued an unsecured convertible promissory note (the “Convertible Note”) in return for Ares’ assignment of its 58% Class B units in Beacon JV to Opco (the “Assignment Agreement”). The transfer date of the aforementioned consideration was set to May 1, 2021. As agreed to on April 30, 2021, Opco obtained unilateral control over Beacon JV on May 1, 2021.

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Only Transaction Accounting Adjustments are presented in the unaudited pro forma condensed combined financial information and the notes thereto. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the Combined Company following consummation of the Transactions.

The unaudited pro forma condensed combined financial information is subject to several uncertainties and assumptions as described herein. The combined financial information presents the pro forma effects of the Business Combination and other events as described in Note 1.

Management has made significant estimates and assumptions in its determination of the Transaction Accounting Adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The Transaction Accounting Adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that ArcLight believes are reasonable under the circumstances. The Transaction Accounting Adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the Transaction Accounting Adjustments, and it is possible the difference may be material. New OPAL believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the Transaction Accounting Adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. ArcLight has not had any historical relationship with Opco prior to the Business Combination. Accordingly, no Transaction Accounting Adjustments were required to eliminate activities between the companies.

	Class of New OPAL Common Stock (2)	Pro forma Combined (Shares)	% Ownership
ArcLight Public Shareholders	Class A	3,752,181	2.2%
Sponsor Shareholders (1)	Class A	7,779,076	4.6%
PIPE Investors	Class A	11,080,600	6.5%
Ares	Class A	3,059,533	1.8%
Opco Common Equityholders		144,399,037	84.9%
Hillman	Class D	2,021,587	1.2%
OPAL HoldCo	Class D	142,377,450	83.7%
Pro forma common stock at Closing		170,070,427	100.0%

(1)	Includes 763,907 of New OPAL Class A common stock held directly by the Sponsor that are legally issued and outstanding, and subject to forfeiture pursuant to the Sponsor Letter Agreement dated December 2, 2021, and an additional 150,000 of New OPAL Class A common stock held directly by the Sponsor that are subject to forfeiture pursuant to the Sponsor Side Letter.

(2)	Please refer to the section titled “Description of Securities”.

Note 3 — Accounting for the Transactions

Business Combination

The Business Combination is a common control transaction accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. OPAL HoldCo held a controlling financial interest in Opco prior to the closing date. At transaction close, OPAL HoldCo obtained a controlling financial interest in New OPAL and indirectly retained control over Opco through New OPAL. OPAL HoldCo did not relinquish control over Opco during the transaction, instead it affected a transfer of a controlled subsidiary (i.e., Opco) to a newly-controlled subsidiary (i.e., New OPAL) in exchange for issuing Class A common units of Opco for the net assets of New OPAL. As there was no change in control, Opco has been determined to be the accounting acquirer. Under this method of accounting, ArcLight is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the transaction is treated as the equivalent of Opco issuing stock for the net assets of ArcLight, accompanied by a recapitalization. The net assets of ArcLight are stated at historical cost, with no goodwill or other intangible assets recorded.

Earnout

Sponsor Earnout Awards

Sponsor Earnout Awards will be classified as a liability as their settlement terms contain certain variables that preclude them from being considered indexed to New OPAL’s common stock under the “fixed-for-fixed” requirement in ASC 815-40. The estimated fair value of the Sponsor Earnout Awards liability is approximately $5.9 million.

The fair value of Sponsor Earnout Awards was determined using a Monte Carlo valuation model with a distribution of potential outcomes on a daily basis over the 5-year post-close period, and incorporating the most reliable information available as of the June 30, 2022 valuation date. Assumptions used in the valuation are as follows:

●	Current stock price — The ArcLight closing stock price of $9.95 as of June 30, 2022;

●	Expected volatility — The volatility rate was determined based on historical and implied volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards;

●	Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five-year term of the earnout period;

●	Expected term — The expected term is the 5 years following the closing; and

●	Expected dividend yield — The expected dividend yield is zero, as we do not anticipate distributing dividends on the common stock in the expected term.

The fair value of Sponsor Earnout Awards has been recorded in the unaudited pro forma condensed combined balance sheet. See Note 6(k). Topic 815 provides guidance that changes in the fair value of the Sponsor Earnout Awards liability in future periods will be recognized in the statement of operations.

OPAL Earnout Awards

OPAL Earnout Awards will be classified as a liability under Topic 480 because they are considered indexed to an obligation to repurchase shares by delivering cash or other assets as a result of certain settlement provisions. OPAL Earnout Awards are a possible exception to this accounting treatment as Ares elected to receive New Opal Class A common stock in lieu of pre-Closing Opco common units. The accounting conclusion regarding the classification of the OPAL Earnout Awards is still under evaluation, and for purposes of the unaudited condensed combined pro forma information these awards are presented as liability classified on a preliminary basis. The estimated fair value of the OPAL Earnout Awards liability is approximately $46.0 million.

The fair value of OPAL Earnout Awards was determined using a Monte Carlo valuation model with a distribution of potential outcomes for stock price and EBITDA over the 2-year period commencing on January 1, 2023 and ending on December 31, 2024, and incorporating the most reliable information available as of the June 30, 2022 valuation date. Assumptions used in the valuation are as follows:

●	Current stock price — The ArcLight closing stock price of $9.95 as of June 30, 2022;

●	Weighted average cost of capital (“WACC”) — The WACC reflected a derived cost of capital informed by research on cost of capital of a selection of comparable public companies;

●	Expected volatility — The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards;

●	Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five-year term of the earnout period;

●	Expected term — The expected term is the 2 years earnout period;

●	Expected dividend yield — The expected dividend yield is zero, as we do not anticipate distributing dividends on the common stock in the expected term; and

●	EBITDA forecast internally derived by Opco for the earnout period.

The fair value of the OPAL Earnout Awards has been recorded in the unaudited pro forma condensed combined balance sheet. See Note 6(k). Topic 480 provides guidance that changes in the fair value of the OPAL Earnout Awards liability in future periods will be recognized in the statement of operations.

Forward Purchase Agreement

The put option written to Meteora on 2,000,000 Class A common stock under the Forward Purchase Agreement is presented as a liability based on the company’s preliminary accounting analysis under ASC 480. The estimated fair value of the Forward Purchase Agreement liability is approximately $5.0 million.

The fair value of the Forward Purchase Agreement liability was determined using a Monte Carlo valuation model with a distribution of potential outcomes on a daily basis over the 6-month post-close period, and incorporating the most reliable information available as of the June 30, 2022 valuation date Assumptions used in the valuation are as follows:

●	Current stock price — The ArcLight closing stock price of $9.95 as of June 30, 2022;

●	Expected volatility — The volatility rate was determined based on historical and implied volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the option;

●	Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five-year term of the earnout period;

●	Expected term — The expected term is the 6 months following the closing; and

●	Expected dividend yield — The expected dividend yield is zero, as we do not anticipate distributing dividends on the common stock in the expected term.

The fair value of the Forward Purchase Agreement liability has been recorded in the unaudited pro forma condensed combined balance sheet. See Note 6(l). Topic 480 provides guidance that changes in the fair value of the Forward Purchase Agreement liability in future periods will be recognized in the statement of operations.

Beacon Transaction

The acquisition of Beacon has been treated as a business combination and has been accounted for using the acquisition method. OPAL has recorded the fair value of assets and liabilities acquired from Beacon at the acquisition date.

Note 4 — Reclassifications Made to ArcLight Financial Statement Presentation

Certain reclassification adjustments have been made to conform ArcLight’s financial statement presentation to that of Opco’s.

The following reclassification adjustments were made to the unaudited pro forma condensed combined balance sheet as of June 30, 2022:

(a)	Reflects the reclassification of $219 thousand from ArcLight’s Cash to Cash and cash equivalents.

(b)	Reflects the reclassification of $546 thousand from ArcLight’s Prepaid expenses to Prepaid expenses and other current assets.

(c)	Reflects the reclassification of $30 thousand from ArcLight’s Accrued expenses and $6,192 thousand from ArcLight’s Deferred legal fees to Accrued expenses and other current liabilities.

The following reclassification adjustments were made to the unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2022:

(d)	Reflects the reclassification of $3,125 thousand from ArcLight’s General and administrative expenses to Selling, general and administrative.

(e)	Reflects the reclassification of $440 thousand from ArcLight’s Net gain on investments held in Trust Account to Interest and financing expense, net.

The following reclassification adjustments were made to the unaudited pro forma condensed combined statement of operations for the period from January 13, 2021 (inception) to December 31, 2021:

(f)	Reflects the reclassification of $4,945 thousand from ArcLight’s General and administrative expenses to Selling, general and administrative.

(g)	Reflects the reclassification of $463 thousand from ArcLight’s Financing costs — warrant liabilities and $13 thousand from ArcLight’s Net gain on investments held in Trust Account to Interest and financing expense, net.

Note 5 — Reclassifications Made to Beacon Financial Statement Presentation

The following reclassification adjustments were made to the pro forma condensed combined statement of operations for the four months ended April 30, 2021 to conform Beacon financial statement presentation to that of Opco’s:

(a)	Reflects the reclassification of $1,137 thousand from Renewable gas sales, $12,101 thousand from RIN sales, and $74 thousand from Transportation sales to RNG Fuel.

(b)	Reflects the reclassification of $5,937 thousand from Operations and $460 thousand from Repairs and Maintenance to Costs of sales — RNG fuel.

(c)	Reflects the reclassification of $317 thousand from General and administrative and $139 thousand from Insurance to Selling, general and administrative.

(d)	Reflects the reclassification of $1,049 thousand from Depreciation and $11 thousand from Asset retirement obligation accretion to Depreciation, amortization, and accretion.

(e)	Reflects the elimination of an intercompany transaction between Opco and Beacon for the amount of $1,134 thousand from Environmental credit processing service and $1,134 thousand from Other.

Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The unaudited pro forma condensed combined balance sheet as of June 30, 2022 includes Transaction Accounting Adjustments that are directly attributable to the Business Combination, and other related events described in Note 1 above.

The pro forma transaction accounting adjustments are as follows:

(a)	Reflects the reclassification of cash held in ArcLight’s Trust Account to cash and cash equivalents as of June 30, 2022 to reflect the cash available to effectuate the Transactions or to fund redemption of existing Public Shareholders. Note that on the Closing date, the actual balance of cash in the Trust Account including accumulated interest earned during the period prior to redemption is approximately $311.6 million.

(b)	Reflects the proceeds of approximately $110.8 million from the issuance and sale of 11,080,600 shares of New OPAL common stock at $10.00 per share pursuant to the Amended Subscription Agreements entered into with the PIPE Investors in connection with the PIPE Investment and subsequent PIPE Extension.

(c)	Reflects the reclassification of the carrying value of Opco’s Series A and Series A-1 Preferred Units to Redeemable preferred noncontrolling interest.

(d)	Reflects the conversion of fifty percent (50%) of the principal and accrued interest outstanding pursuant to the Ares Note into New OPAL Class A common stock.

(e)	Reflects recording of estimated additional transaction costs to be incurred of $1,616 thousand in additional paid in capital. The amount represents the estimated incremental advisory, legal, accounting and auditing fees and other professional fees as of June 30, 2022, that are deemed to be direct and incremental costs of the Business Combination and related transactions. The transaction costs excluded $24.9 million in aggregate fees due to ArcLight’s and Opco’s financial advisors for the transaction, including deferred underwriting commissions from ArcLight’s initial public offering. The advisors withdrew from the transaction and waived their fees in whole.

The $1,400 thousand and $6,243 thousand decreases to accrued expenses and other current liabilities represent the adjustment to account for payments of accrued transaction cost liabilities in both Opco and ArcLight’s historical balance sheets, respectively, with an offsetting decrease to cash. The $6,443 deferred transaction costs incurred by Opco are adjusted against additional paid-in capital. Additionally, a $4,200 thousand adjustment was made to accrue for estimated fees related to directors’ and officers’ insurance tail policy (which is required as part of the business combination agreement), with offsetting decreases to retained earnings (accumulated deficit) and redeemable noncontrolling interests based on ownership percentage interests.

(f)	Reflects the reclassification, prior to ArcLight Class A ordinary shareholders exercise their redemption rights, of Class A ordinary shares of $311,516 thousand to permanent equity. The Transaction Accounting Adjustment also includes conversion of outstanding ArcLight Class A and Class B ordinary shares into New OPAL Class A common stock concurrent with the consummation of the Business Combination.

(g)	Reflects the recapitalization of prior ArcLight shares with 38,895,381 shares of New OPAL Class A common stock and the elimination of the accumulated deficit of ArcLight. As a result of the recapitalization, ArcLight’s historical accumulated deficit balance of $21,651 thousand on June 30, 2022 was derecognized and reclassified into additional paid in capital. The shares of New OPAL’s Class D common stock issued in exchange for Opco’s capital were recorded at par value in the amount of $15 thousand.

(h)	Following the completion of the Transactions, New OPAL, as the registrant, does not own 100% of the economic interests in Opco due to the existing equityholders of Opco owning an approximately 85.4% economic interest in Opco. This percentage excludes the 913,907 forfeitable ArcLight Sponsor shares which are recognized as a liability at fair value as detailed above. The calculation of redeemable noncontrolling interest is based on the net assets of Opco and the ownership percentage held by existing equityholders of Opco in Opco following the completion of the Transactions. Shares pursuant to the earnout arrangements have been excluded from the calculation of the redeemable noncontrolling interest until such time they become vested. Accordingly, redeemable noncontrolling interest increased to $136,553 thousand with a corresponding decrease to additional paid-in capital. In addition, as a result of the recapitalization, the carrying value of Opco’s historical members’ equity of $47,681 thousand and retained earnings of $8,955 thousand were reclassified into redeemable noncontrolling interest.

(i)	Reflects the redemption of 27,364,124 Class A ordinary shares for approximately $274.2 million allocated to ArcLight common stock and additional paid in capital, using a par value of $0.0001 per share at a redemption price of approximately $10.02 per share.

(j)	In connection with the Business Combination, New OPAL entered into the tax receivable agreement (the “Tax Receivable Agreement”) with OPAL Holdco and Hillman such persons, together with such other persons from time to time that become party thereto, collectively, the “TRA Participants”). Pursuant to the Tax Receivable Agreement, New OPAL will be required to pay the TRA Participants 85% of the amount of savings, if any, in U.S. federal, state and local income tax that New OPAL actually realizes (computed using certain simplifying assumptions) as a result of the increases in tax basis and certain other tax benefits related to any exchanges of OPAL Common Units (together with voting shares of New OPAL) for shares of New OPAL Class A common stock or Class C common stock.

Due to the uncertainty as to the amount and timing of future exchanges of OPAL Common Units by the TRA Participants and as to the price of New OPAL Class A common stock at the time of any such exchanges, the unaudited pro forma condensed combined financial information assumes that no existing equityholders of Opco have exchanged OPAL Common Units in a transaction that would create an obligation under the Tax Receivable Agreement. Therefore, no increases in tax basis in New OPAL’s assets or other tax benefits that may be realized under the Tax Receivable Agreement have been reflected in the unaudited condensed combined pro forma financial information. Future exchanges will result in incremental tax attributes and potential cash tax savings for New OPAL. Depending on New OPAL’s assessment on realizability of such tax attributes, the arising Tax Receivable Agreement liability will be recorded at the exchange date against equity, or at a later point through income. If the TRA Participants were to exchange all of their OPAL Common Units, New OPAL would recognize a deferred tax asset of approximately $508.0 million and a related liability for payments under the Tax Receivable Agreement of approximately $432.0 million, assuming (i) that the TRA Participants redeemed or exchanged all of their OPAL Common Units on the closing date; (ii) a price of $10.00 per share; (iii) a constant combined effective income tax rate of 26.47%; (iv) New OPAL will have sufficient taxable income in each year to realize the tax benefits that are subject to the Tax Receivable Agreement; and (v) no material changes in tax law. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of the shares of Class A common stock at the time of the exchange, and the tax rates then in effect.

It is more likely than not that the deferred tax assets will not be realized in accordance with ASC Topic 740, ‘Income Taxes’ (“ASC 740”). As such, ArcLight has reduced the full carrying amount of the deferred tax assets with a valuation allowance under both scenarios. Management will continue to monitor and consider the available evidence from quarter to quarter, and year to year, to determine if more or less valuation allowance is required at that time.

(k)	Reflects the fair value of $5,900 and $46,000 thousand of the Sponsor Earnout Awards and the OPAL Earnout Awards, respectively. Refer to Note 3 for more information.

(l)	Reflects the $5,000 thousand fair value of the Forward Purchase Agreement liability and associated fees of $625 thousand. The accounting treatment of these costs is still under evaluation, and for purposes of the unaudited condensed combined pro forma information these costs are presented as an adjustment to the equity issuance proceeds from the business combination.

(m)	Reflects the $2,084 thousand fair value of private placement warrants transferred by Sponsor to Encompass. The accounting treatment of these costs is still under evaluation, and for purposes of the unaudited condensed combined pro forma information these costs are presented as an offsetting contribution and adjustment to issuance proceeds from the business combination.

Note 7 — Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2022 are as follows:

(a)	As it is more likely than not that the ArcLight deferred tax assets will not be realized in accordance with ASC 740, no income tax benefit is recognized.

(b)	Represents the adjustment for the Net income (loss) attributable to redeemable preferred noncontrolling interest and redeemable noncontrolling interest. The Net income (loss) attributable to redeemable noncontrolling interest is based on a 85.4% percentage interest in Opco. The adjustment to the net income (loss) redeemable preferred noncontrolling interest represents the accrued dividends that would be settled in cash in connection with item 6(d) above.

(c)	Represents the elimination of interest earned on marketable securities held in ArcLight’s Trust Account.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

(d)	Reflects adjustments to eliminate the income (loss) from the equity method investments in connection with Beacon prior to the acquisition, and to reflect the reduced depreciation expense pertaining to the acquired property, plant and equipment that was measured at the acquisition date fair value.

(e)	As it is more likely than not that the ArcLight deferred tax assets will not be realized in accordance with ASC 740, no income tax benefit is recognized.

(f)	Represents the adjustment for the Net income (loss) attributable to redeemable preferred noncontrolling interest and redeemable noncontrolling interest. The Net income (loss) attributable to redeemable noncontrolling interest is based on a 85.4% common ownership interest in Opco. The adjustment to the net income (loss) redeemable preferred noncontrolling interest represents the accrued dividends that would be settled in cash in connection with item 6(d) above.

(g)	Represents the elimination of interest earned on marketable securities held in ArcLight’s Trust Account.

(h)	Reflects a $4,200 thousand adjustment for estimated costs attributable to a directors’ and officers’ insurance tail policy which will be contingently incurred upon closing of the transaction.

Note 8 — Net Income (Loss) per Share

Represents the net income (loss) per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, the PIPE Investment, and other related events, assuming such additional shares were outstanding since January 1, 2021. As the Business Combination and PIPE Investment are being reflected as if they had occurred as of January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes the shares issued in connection with the Business Combination and PIPE Investment have been outstanding for the entire periods presented.

New OPAL has 6,223,261 public warrants and 9,223,261 private placement warrants. The warrants are exercisable at their $11.50 strike price which exceeds the current market price for New OPAL Class A common stock. The warrants are considered anti-dilutive and were excluded from the diluted earnings per share for the period presented below. In addition, the shares pursuant to the earnout arrangements as discussed in Note 1 were excluded from the diluted earnings per share calculation since such shares are contingently issuable or forfeitable, and the contingencies have not been resolved. Diluted earnings per share also does not reflect the conversion of Opco’s Class B units into New OPAL Class A common stock as the result would be anti-dilutive. As a result, the basic and diluted net income (loss) per share is the same for the periods presented.

	For the Six Months Ended	For the Year Ended
(in thousands, except shares and per share data)	June 30, 2022	December 31, 2021
Numerator
Pro forma net income (loss) attributable to stockholders - basic and diluted	$5,339	$(11,456)
Denominator
Weighted average shares outstanding of New OPAL Class A common stock – basic	24,757,483	24,757,483
Weighted average shares outstanding of New OPAL Class A common stock – diluted	24,761,483	24,761,483

Pro forma net income (loss) per share (Basic) attributable to New OPAL Class A common stockholders (1)	$0.22	$(0.46)
Pro forma net income (loss) per share (Diluted) attributable to New OPAL Class A common stockholders (1)	$0.22	$(0.46)

Weighted average shares outstanding — basic
ArcLight Public Shareholders	3,752,181	3,752,181
Sponsor Shareholders (2)	6,865,169	6,865,169
PIPE Investors	11,080,600	11,080,600
Ares	3,059,533	3,059,533

Weighted average shares outstanding — diluted
ArcLight Public Shareholders (3)	3,756,181	3,756,181
Sponsor Shareholders (2)	6,865,169	6,865,169
PIPE Investors	11,080,600	11,080,600
Ares	3,059,533	3,059,533

(1)	New OPAL’s Class B and Class D common stock outstanding do not participate in earnings or losses and therefore are not participating securities. As such, a separate presentation of basic and diluted earnings per share of Class B and Class D common stock under the two-class method has not been presented.

(2)	Excludes 763,907 of New OPAL Class A common stock held directly by the Sponsor that are subject to forfeiture pursuant to the Sponsor Letter Agreement and an additional 150,000 of New OPAL Class A common stock held directly by the Sponsor that are subject to forfeiture pursuant to the Sponsor Side Letter

(3)	Includes 4,000 dilutive shares of New OPAL Class A Common Stock pursuant to the Forward Purchase Agreement under the reverse treasury stock method.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this Management’s Discussion and Analysis of Financial Condition and Results of Operations section, references to “OPAL”, “we”, “us”, “our”, and the “Company” refer to Opco and its consolidated subsidiaries. The following discussion and analysis should be read in conjunction with Opco’s unaudited condensed consolidated financial statements as of June 30, 2022 and for the six months ended June 30, 2022 and 2021, its audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020, the related notes, and other information included elsewhere in this prospectus. This discussion and analysis should also be read in conjunction with Unaudited Pro Forma Condensed Combined Financial Information. In addition to historical information, this discussion and analysis includes certain forward-looking statements which reflect our current expectations. Our actual results may materially differ from these forward-looking statements.

Overview

We are a renewable energy company specializing in the capture and conversion of biogas for the (i) production of RNG for use as a vehicle fuel for heavy and medium-duty trucking fleets, (ii) generation of Renewable Power for sale to utilities, (iii) generation and sale of Environmental Attributes associated with RNG and Renewable Power, and (iv) sales of RNG as pipeline quality natural gas. We also design, develop, construct, operate and service Fueling Stations for trucking fleets across the country that use natural gas to displace diesel as their transportation fuel. The Biogas Conversion Projects currently use landfill gas and dairy manure as the source of the biogas. In addition, we have has recently begun implementing design, development, and construction services for hydrogen fueling stations, and we are pursuing opportunities to diversify its sources of biogas to other waste streams.

We separately design, develop, construct, operate and service fueling stations for vehicle fleets across the country that dispense RNG and/or CNG to displace diesel as a fleet transportation fuel. During the six months ended June 30, 2022, we dispensed 13.1 million gasoline gallon equivalents (“GGEs”) of RNG to the transportation market, generating corresponding Environmental Attributes, utilizing its network of 241 Fueling Stations in 40 states in the United States, including more than 32 stations in California as of July 31, 2022. This is a substantial increase from 75 total stations as of December 2021, due to 129 new fueling stations from one fuel dispensing contract. We have has served as the general contractor or supervised qualified third-party contractors to complete over 387 Fueling Station projects and currently service more than 14,000 trucks on a daily basis.

Opco was formed in December 2020 as a wholly owned subsidiary of OPAL Holdco under the laws of the State of Delaware. On December 31, 2020, Fortistar and certain of its affiliated entities (for purposes of this discussion, our “Ultimate Parent”) contributed their respective ownership interests in the following legal entities to Opco in a common-control reorganization: TruStar Energy LLC, Fortistar RNG LLC, Fortistar Methane 3 Holdings LLC, Fortistar Methane 3 LLC, Fortistar Contracting LLC, Fortistar Services LLC, Gas Recovery Systems, LLC, Minnesota Methane LLC and Fortistar Methane 4 LLC. Opco accounted for its receipt of these interests as a transfer under common control, and accordingly retained the historical basis of accounting by its Ultimate Parent as if the entities had always been held by Opco.

Recent Developments

Business combination

On July 21, 2022, we completed the proposed business combination as per the terms of the Business Combination Agreement. In addition, pursuant to subscription agreements entered into with certain investors (the “PIPE Investors”) in connection with the Business Combination (the “PIPE Investment”), concurrently with the closing of the Business Combination (the “Closing”), we received $105.8 million in proceeds from the PIPE Investors, in exchange for which we issued 10,580,600 shares of Class A common stock to the PIPE Investors. We received the remaining $5.0 million subscribed for pursuant to the PIPE Investment from one of the PIPE Investors subsequent to the Closing and issued 500,000 shares of Class A common stock.

After giving effect to the Business Combination, the redemption of public shares as described below, the consummation of the PIPE Investment, and the separation of the former ArcLight units, there are currently (i) 25,671,390 shares of our Class A common stock issued and outstanding, (ii) 144,399,037 shares of our Class D common stock issued and outstanding, (iii) no shares of Class B common stock, par value $0.0001 per share (“Class B common stock”) issued and outstanding (shares of Class B common stock do not have any economic value but entitle the holder thereof to one vote per share) and (iv) no shares of our Class C common stock, par value $0.0001 per share, (“Class C common stock”) issued and outstanding (shares of Class C common stock entitle the holder thereof to five votes per share).

The Class A common stock and warrants commenced trading on Nasdaq under the symbols “OPAL” and “OPALW,” respectively, on July 22, 2022, subject to ongoing review of our satisfaction of all listing criteria following the Business Combination.

An aggregate of $274.2 million was paid from the trust account to holders that properly exercised their right to have their public shares redeemed, and the remaining balance immediately prior to the Closing of $37.6 million remained in the trust account. The remaining amount in the trust account, together with the proceeds from the PIPE Investment, were contributed by us to Opco after the set aside of funds in escrow to support a forward purchase agreement.

The shares of Class A common stock being offered for resale pursuant to this prospectus by the Selling Holders represent approximately 98.0% of shares outstanding of the Company as of September 16, 2022 (after giving effect to the issuance of shares upon exercise of outstanding Warrants and upon the conversion of Class C common stock to be issued to the Opco Common Equityholders upon the exchange by them of Opco Common Units). The resale, or expected or potential resale, of these shares in the public market could adversely affect the market price for our Class A common stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Holders thereunder will continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time. Sales of substantial numbers of such shares in the public market, including the resale of the shares of Class A common stock held by our stockholders, could adversely affect the market price of our Class A common stock.

Business

On November 29, 2021, we entered into a purchase and sale agreement with NextEra for the Environmental Attributes generated by the RNG Fuels business. Under this agreement, we plan to sell a minimum of 90% of the Environmental Attributes generated and will receive net proceeds based on the agreed upon price less a specified discount. A specified volume of Environmental Attributes sold per quarter will incur a small fee per environmental attribute in addition to the specified discount. The agreement became effective in the first quarter of 2022. During the six months ended June 30, 2022, we earned net revenues after discount of $29.7 million under this contract which was recorded as part of our “RNG fuels” revenue.

On December 10, 2021, we entered into a new 50/50 joint venture and formed Emerald RNG LLC (“Emerald”) to convert an existing electric facility into an RNG facility. As of June 30, 2022, we contributed $16.9 million as our share of capital investment towards the project.

Financing

On November 29, 2021, Mendocino Capital LLC (“NextEra”) subscribed for up to 1,000,000 Series A preferred units, which are issuable (in whole or in increments) at our discretion prior to June 30, 2022. As of June 30, 2022, we issued 1,000,000 units for total proceeds of $100.0 million.

Key Factors and Trends Influencing our Results of Operations

The principal factors affecting our results of operations and financial condition are the markets for RNG, Renewable Power, and associated Environmental Attributes, and access to suitable biogas production resources. Additional factors and trends affecting our business are discussed in “Risk Factors” elsewhere in this prospectus.

Market Demand for RNG

Demand for our converted biogas and associated Environmental Attributes, including RINs and LCFS credits, is heavily influenced by United States federal and state energy regulations together with commercial interest in renewable energy products. Markets for RINs and LCFS credits arise from regulatory mandates that require refiners and blenders to incorporate renewable content into transportation fuels. The EPA annually sets proposed RVOs for D3 RINs in accordance with the mandates established by the EISA. The EPA’s issuance of timely and sufficient annual RVOs to accommodate the RNG industry’s growing production levels is necessary to stabilize the RIN market. The current authorization for the EPA’s issuance of RVOs will expire beginning in 2023, and the EPA may issue RVOs under a modified system that has yet to be developed, which creates additional uncertainty as to RIN pricing. On the state level, the economics of RNG are enhanced by low-carbon fuel initiatives, particularly well-established programs in California and Oregon (with several other states also actively considering LCFS initiatives similar to those in California and Oregon). Federal and state regulatory developments could result in significant future changes to market demand for the RINs and LCFS credits we produce. This would have a corresponding impact to our revenue, net income, and cash flow.

Commercial transportation, including heavy-duty trucking, generates approximately 30% emissions of overall CO₂ and other climate-harming GHGs in the United States, and transitioning this sector to low and negative carbon fuels is a critical step towards reducing overall global GHG emissions. The adoption rate of RNG-powered vehicles by commercial transportation fleets will significantly impact demand for our products.

We are also exposed to the commodity prices of natural gas and diesel, which serve as alternative fuel for RNG and therefore impact the demand for RNG.

Renewable Power Markets

We also generate revenues from sales of RECs and Renewable Power generated by our biogas-to-Renewable Power projects. RECs exist because of legal and governmental regulatory requirements, and a change in law or in governmental policies concerning Renewable Power, LFG, or the sale of RECs could be expected to affect the market for, and the pricing of, the RECs that we can generate through production at our Biogas Conversion Projects. We periodically evaluate opportunities to convert existing biogas-to-Renewable Power projects to RNG production. This strategy has been an increasingly attractive avenue for growth when RNG from landfills became eligible for D3 RINs. We have been negotiating with several of our Renewable Power off-takers to enter arrangements that would free up the LFG resource to produce RNG. Changes in the price we receive for RECs and Renewable Power, together with the revenue opportunities and conversion costs associated with converting our LFG sites to RNG production, could have a significant impact on our future profitability.

Key Components of Our Results of Operations

We generate revenues from the sale of RNG fuel, Renewable Power, and associated Environmental Attributes, and from the construction, fuel supply, and servicing of Fueling Stations for commercial transportation vehicles. These revenue sources are presented in our statement of operations under the following captions:

●	RNG Fuel. Revenues are derived from the production and sale of RNG and Environmental Attributes to public utilities and other credit-worthy third parties, including direct sales of RNG to commercial fueling stations. We generally sell brown gas in the spot market, RIN and LCFS credits under a medium-term contract, and CNG under 10-year contracts. Contract pricing is generally based on market price at the time of delivery, and our contracts generally do not have minimum volume commitments. Revenues presented under this caption include the results of our reportable segments “RNG Fuel Supply” and “RNG Fuel Dispensing.”

●	Renewable Power. Revenues are derived from the production and sale of both Renewable Power and RECs to public utilities and other credit-worthy counterparties under Power Purchase Agreements (“PPA”)s and other arrangements throughout the United States. The majority of our Renewable Power and REC production is sold together on a bundled basis under long-term contracts with fixed per-unit pricing, and without minimum volume commitments. Additionally, we receive revenue from public utilities to maintain capacity so that peak electricity demand may be met on an as-needed basis and from operating and maintenance agreements with landfill owners to maintain the site’s gas collection system. In an effort to reduce volatility in our revenues earned from sale of Renewable Power, we enter into certain commodity swap arrangements from time to time. In these arrangements, we deliver megawatt hour (“MWh”) capacity and receive a variable price based on market conditions. We convert this variable fee to a fixed fee by paying or receiving funds from the counterparty to the commodity swap arrangement based on the difference between the contract fixed price and the market price. Revenues presented under this caption include the results of our reportable segments “Renewable Power 3 Portfolio” and “Renewable Power 4 Portfolio.”

●	Fuel Station Services. Revenues are derived from our services to design and construct RNG vehicle fueling stations for fleet operators, and to provide ongoing maintenance services to station owners. Our design and construction arrangements are generally performed within one year and have a guaranteed maximum fixed price. Our maintenance services are generally performed under medium to long-term contracts with volume-based pricing. Revenues presented under this caption include the results of our reportable segments “Fuel Construction Services” and “Fuel Station Services.”

Our costs of sales associated with each revenue category are as follows:

●	RNG Fuel. Includes royalty payments to biogas site owners for the gas we capture; service provider costs; salaries and other indirect expenses related to the production process; utilities; transportation, storage, and insurance; and depreciation of production facilities.

●	Renewable Power. Includes land usage costs; service provider costs; salaries and other indirect expenses related to the production process; utilities; and depreciation of production facilities.

●	Fuel Station Services. Include equipment supplier costs; service provider costs; and salaries and other indirect expenses.

Selling, general, and administrative expense consists of costs involving corporate overhead functions, including cost of services provided to us by an affiliate, and marketing costs.

Depreciation and amortization primarily relate to depreciation associated with property, plant, and equipment and amortization of acquired intangibles arising from PPAs and interconnection contracts. We are in the process of expanding our RNG and Renewable Power production capacity and expect depreciation costs to increase as new projects are placed into service.

See our period-over-period comparisons below for more information about our performance for the six months ended June 30, 2022 and 2021, as well as the fiscal years ended December 31, 2021 and 2020.

Comparison of the Six Months Ended June 30, 2022, and 2021, and the Fiscal Years Ended December 31, 2021 and 2020

The following table presents the period-over-period change for each line item in the Company’s statement of operations for the six months ended June 30, 2022 and 2021 and the fiscal years ended December 31, 2021 and 2020.

	Six Months Ended June 30,		$	%	Fiscal Year Ended December 31,		$	%
(in thousands)	2022	2021	Change	Change	2021	2020	Change	Change
Revenues:
RNG fuel	$50,815	$19,174	$31,641	165%	$70,360	$11,545	$58,815	509%
Renewable power	19,152	21,437	(2,285)	(11)%	45,324	51,250	(5,926)	(12)%
Fuel station service	32,297	17,173	15,124	88%	50,440	54,911	(4,471)	(8)%
Total revenues	102,264	57,784	44,480	77%	166,124	117,706	48,418	41%
Operating expenses:
Cost of sales - RNG fuel	30,884	11,080	19,804	179%	41,075	7,376	33,699	457%
Cost of sales - Renewable power	15,948	17,888	(1,940)	(11)%	31,152	37,755	(6,603)	(17)%
Cost of sales - Fuel station service	28,757	14,317	14,440	101%	42,838	45,037	(2,199)	(5)%
Selling, general, and administrative	18,810	11,185	7,625	68%	29,380	20,474	8,906	43%
Depreciation, amortization, and accretion	6,558	4,059	2,499	62%	10,653	8,338	2,315	28%
Impairment of assets	—	—	—	—%	—	17,689	(17,689)	(100)%
Gain on termination of PPA	—	—	—	—%	—	(1,292)	1,292	100%
Loss on sale/disposal of assets						165	(165)	100%
Total expenses	100,957	58,529	42,428	72%	155,098	135,542	19,556	14%
Operating income (loss)	1,307	(745)	2,052	275%	11,026	(17,836)	28,862	162%
Other income (expense)
Interest and financing expense, net	(6,408)	(3,305)	(3,103)	(94)%	(7,467)	(6,655)	(812)	(12)%
Realized and unrealized gain (loss) on derivative financial instruments	328	17	311	1829%	99	(2,197)	2,296	105%
(Loss) Income from equity method investments	(36)	2,392	(2,428)	(102)%	2,268	(475)	2,743	577%
Gain on acquisition of equity method investment	—	19,818	(19,818)	100%	19,818	—	19,818	100%
Gain on PPP loan forgiveness	—	—	—	—%	—	1,792	(1,792)	(100)%
Net (loss) income	(4,809)	18,177	(22,986)	(126)%	40,769	(25,371)	66,140	261%
Paid-in-kind preferred dividends	2,435	—	2,435	100%	210	—	210	100%
Net loss attributable to non-controlling interests	(499)	(198)	(301)	(152)%	(804)	(13)	(791)	(6085)%
Net (loss) income attributable to OPAL Fuels LLC	$(6,745)	$18,375	(25,120)	(137)%	$41,363	$(25,358)	66,721	263%

Revenues

RNG Fuel

Revenue from RNG Fuel increased by $31.6 million, or 165%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was attributable primarily to a $22.0 million increase from acquiring the remaining 56% interest in Beacon. Beacon was accounted for as an equity method investment for the period between January 1 to April 30, 2021. There was an increase of $6.8 million from sale of environmental credits coupled with an increase of $1.4 million in fuel dispensing from increase in volumes due to five new sites. Additionally, there was an revenue increase of $1.0 million due to two new RNG facilities coming online - Sunoma and New River.

Revenue from RNG Fuel increased by $58.8 million, or 509%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This change was primarily attributable to the introduction of Beacon revenues upon consolidation in 2021 and the termination of an off-market RNG sales agreement effective in late 2020 resulting in an increase of revenues of $47.3 million. Additionally, revenues increased from the sale of environmental credits of $8.1 million primarily due to increased volumes, and an increase in fuel dispensing sales of $2.9 million as a result of an increase in third party dispensing and OPAL-owned fueling stations.

Renewable Power

Revenue from Renewable Power decreased by $2.3 million, or 11%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was attributable primarily due to a decrease of $1.9 million from gas production downtime related to the conversion of a facility from Renewable Power to RNG. Additionally, there was a decrease of $1.0 million due to unplanned maintenance at two facilities offset by a $1.0 million decrease in unrealized loss on commodity swaps.

Revenue from Renewable Power decreased by $5.9 million, or 12%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This change was attributable primarily to a decrease of $3.1 million from the reduction in production volumes as a result of closure of two facilities that were impaired in December 2020. Additionally, there was a reduction of $1.3 million due to the change in fair value of commodity swap contracts, a $0.7 million decrease due to the expiration of an existing contract, and a $0.6 million decrease from lower volume of REC sales.

Fuel Station Service

Revenue from Fuel Station Service increased by $15.1 million, or 88%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was primarily attributable to an increase of $12.8 million in construction revenue from additional projects and an increase of $2.6 million from additional service volumes from the addition of 16 new fueling service sites.

Revenue from Fuel Station Service decreased by $4.5 million, or 8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This was primarily attributable to a decrease of revenue by $7.2 million from third party construction projects which were delayed into 2022, partially offset by an increase in revenues from fuel station services of $2.6 million as we built new fuel stations during the year.

Cost of sales

RNG Fuel

Cost of sales from RNG Fuel increased by $19.8 million, or 179%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was attributable primarily to the introduction of Beacon’s cost of sales upon consolidation in the second quarter of 2021 resulting in an increase of $9.8 million. There was an increase of $2.2 million from new RNG facilities coming online at Sunoma and New River. The Company incurred $0.8 million of development costs for its Emerald and Central Valley facilities that are currently under construction. Additionally, there was an increase of $4.8 million in costs in downstream dispensing and an increase of $1.7 million in costs for additional brown gas sales.

Cost of sales from RNG Fuel increased by $33.7 million, or 457%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This change was attributable primarily to the introduction of Beacon’s cost of sales upon consolidation in 2021 resulting in an increase of $22.4 million, a $1.9 million increase in development costs for building new RNG facilities and a $8.8 million increase relating to increased dispensing fees from an increased volume of environmental credits generated.

Renewable Power

Cost of sales from Renewable Power decreased by $1.9 million, or 11%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. The decrease was primarily attributable to a $0.7 million decrease in major maintenance at two of our facilities due to timing and a $0.9 million decrease in LFG expense at one of our facilities due to lower Renewable Power generation due to gas issues.

Cost of sales from Renewable Power decreased by $6.6 million, or 17%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This change is attributable primarily to closure of two facilities that were previously impaired in December 2020, a $0.4 million decrease as a result of lower royalty fees, and a $2.5 million decrease relating to timing of major maintenance on existing facilities.

Fuel Station Service

Cost of sales from Fuel Station Service increased by $14.4 million, or 101%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was primarily attributable to an increase of $13.3 million from construction of additional projects and an increase of $1.0 million increase in service from higher volumes.

Cost of sales from Fuel Station Service decreased by $2.2 million, or 5%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This change was attributable primarily to a decrease in costs of $5.2 million for third party construction projects due to delays into 2022, offset by increase in the cost of the construction project by $2.8 million.

Selling, general, and administrative

Selling, general, and administrative expenses increased by a total of $7.6 million, or 68%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was attributable primarily to higher employee headcount and related compensation and benefit expenses of $3.8 million to support our organic growth, an increase of $2.1 million in professional fees and audit fees relating to our efforts to become a publicly traded company, an increase of $1.7 million in IT-related expenses as we invested to improve our technology platforms and $0.7 million in insurance and marketing expenses.

Selling, general, and administrative expenses increased by a total of $8.9 million, or 43%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This change was attributable primarily to higher employee headcount and related compensation and benefit expenses of $5.8 million to support our organic growth year-over-year, and a $4.6 million increase in professional fees related to audit, tax, legal and consulting fees. These costs are related to setting up the administrative, compliance, and governance structure required for operating a public company which do not qualify for capitalization. The noted increases were partially offset by a gain of $1.5 million recorded as a reduction of Selling, general and administrative expenses relating to a legal settlement.

Depreciation, amortization, and accretion

Depreciation, amortization, and accretion increased by a total of $2.5 million, or 62%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was attributable primarily to the introduction of Beacon’s property, plant and equipment balances upon consolidation in the second quarter of 2021, increasing our depreciation expense by $0.8 million. Additionally, there was an increase of $0.8 million due to two new RNG facilities coming online at Sunoma and New River, $0.6 million of accelerated depreciation relating to shutdown of one of our Renewable Power generation facilities and $0.2 million increase upon construction of new fueling stations.

Depreciation, amortization, and accretion increased by a total of $2.3 million, or 28%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This change was attributable primarily to the introduction of Beacon’s property, plant and equipment balances upon consolidation in 2021 increasing our depreciation expense by $2.1 million, a $0.4 million increase from new downstream dispensing sites becoming operational, a $0.1 million increase from one additional RNG facility becoming operational during the fourth quarter of 2021, partially offset by a $0.3 million decrease due to lower depreciation on assets in our Renewable Power business because of the impairment recognized in December 2020.

Gain on termination of PPA

Gain on termination of PPA decreased by $1.3 million or 100% for the year ended December 31, 2021 compared to the year ended December 31, 2020. This change was attributable primarily to the closure of a facility by a mutual agreement with a customer.

Loss on sale/disposal of assets

There was no loss or gain on the sale/disposal of assets for the six months ended June 30, 2022 and 2021.

Loss on disposal assets decreased by $0.2 million or 100% for the year ended December 31, 2021 compared to the year ended December 31, 2020 due to certain losses being incurred for write-offs of property, plant and equipment in the prior year.

Interest and financing expense, net

Interest and financing expenses, net, increased by $3.1 million, or 94%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was primarily due to increase in outstanding debt from OPAL term loan resulting in an increase in an interest expense of $1.7 million (includes $0.4 million of amortization of deferred financing costs), $1.2 million of paid-in-kind interest on Convertible note payable relating to acquisition of Beacon, $0.9 million increase from the Sunoma loan as the interest expense was expensed for the six months ended June 30, 2022 whereas the interest was capitalized in the same period prior year as because the construction was completed during the first quarter of 2022. These were offset by savings of $0.3 million on TruStar revolving credit facility as it was paid down in October 2021 and a $0.9 million increase in interest income from Note receivable.

Interest and financing expenses, net increased by $0.8 million, or 12%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase is primarily attributable to the increase in the interest on the convertible note payable of $3.3 million, $0.6 million increase in interest on the OPAL term loan, partially offset by a decrease of $0.9 million in interest on the senior secured facility, a $1.7 million decrease in interest on the TruStar revolver facility which was repaid in October 2021, and a $0.5 million increase in income received from patronage dividends in the current year compared to prior year.

Realized and unrealized gain on interest rate swaps

Realized and unrealized gain on interest rate swaps increased by $0.3 million, or 1829%, for the six months ended June 30, 2022 compared to the six months ended June 30, 2021. This change was attributable primarily to fair value adjustments in connection with our interest rate swaps.

Realized and unrealized gain (loss) on interest rate swaps increased by $2.3 million, or 105%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This change was attributable primarily to fair value adjustments in connection with our interest rate swaps.

Net (Loss) Income from equity method investment

Net (loss) income attributable to equity in method investments decreased by $2.4 million, or 102%, for the six months ended June 30, 2022, compared to the six months ended June 30, 2021. This change was attributable primarily to a decrease of $2.4 million from Beacon being accounted for under the equity method for the period between January 1, 2021 and April 30, 2021 and as a consolidated subsidiary thereafter. For the six months ended June 30, 2022, there was net loss from equity method investments in the Pine Bend, Noble Road and GREP.

Net income (loss) attributable to equity method investments increased by $2.7 million, or 577%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This change was attributable primarily to the increase in net income of Beacon of $2.4 million offset by our share of net loss from our investment in GREP for the period between August 2021 and December 2021 of $0.1 million as compared to net loss of $0.5million for Beacon for the year ended December 31, 2020. Upon the step acquisition of the 56% of controlling interest in Beacon in May 2021, the results of Beacon were consolidated in the financial statements.

Gain on acquisition of equity method investment

There was no gain on equity method investment for the six months ended June 30, 2022. The gain on acquisition of equity method investment was $19.8 million for the six months ended June 30, 2021 primarily due to our step acquisition of the remaining interest in Beacon in May 2021.

The gain on acquisition of equity method investment increased by $19.8 million, or 100%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This change was attributable primarily to our step acquisition of the remaining interest in Beacon in May 2021.

Gain on deconsolidation of entities

As of December 31, 2021, we re-assessed our equity interests in Pine Bend and Noble Road under ASC 810, Consolidation, and determined the entities no longer meet any of the characteristics of a variable interest entity primarily because the two projects are fully funded and there is sufficient equity at risk as of December 31, 2021. We determined that we should account for our interests in both entities under the equity method of accounting pursuant to ASC 323, Investments Equity Method and Joint Ventures, prospectively, as we have the ability to exercise significant influence, but not control, over both entities.

Prior to December 31, 2021, we consolidated these entities in accordance with the variable interest entity model guidance under ASC 810, Consolidation. Upon deconsolidation, we remeasured the fair value of the retained investment and recognized a gain of $3.1 million on Pine Bend and $11.9 million on Noble Road in its consolidated statement of operations for the year ended December 31, 2021 and a corresponding increase in our basis in “Investment in other entities” on our consolidated balance sheet as of December 31, 2021. The fair value of the retained investment was measured based on discounted cash flows model in which the future net cash flows from the two RNG facilities were discounted to their present value using a discount factor of 20%.

Paid-in-kind preferred dividends

On November 29, 2021, we entered into an exchange agreement with Hillman whereby Hillman exchanged its ownership interests in the four RNG projects of $30.0 million into 300,000 Series A-1 Preferred Units at a par value of $100 per unit and 1.4% of the common units of Opco. On the same day, we entered into a subscription agreement with NextEra for up to 1,000,000 Series A Preferred Units, which were issued to NextEra during first and second quarters of 2022 for total proceeds of $100.0 million.

Both Series A Preferred Units and Series A-1 Preferred Units carry an interest of 8% dividend payable quarterly either in cash or paid-in-kind for the first eight quarters at the option of the Company. The Company recorded the paid-in-kind dividends of 1.2 million on Series A-1 Preferred Units and 1.2 million on Series A Preferred Units for the six months ended June 30, 2022.

There was $0.2 million and $- paid-in-kind preferred dividend for the years ended December 31, 2021 and 2020, respectively.

Liquidity and Capital Resources

Liquidity

As of June 30, 2022, our liquidity consisted of cash and cash equivalents including restricted cash of $100.3 million. The completion of the Business Combination in July resulted in an additional cash infusion of $123.4 million. The Company received the remaining $5.0 million subscribed for pursuant to the PIPE Investment from one of the PIPE Investors subsequent to the Closing and issued 500,000 shares of Class A common stock. Additionally, we entered into a senior secured credit facility which provides an approximately two year delayed term loan facility (the “DDTL Facility”) of up to a maximum aggregate principal amount of $100.0 million and Debt Service Reserve facility (the “DSR Facility”) of up to a maximum aggregate principal amount of $5.0 million. The proceeds of the DDTL Facility are to be used to fund a portion of the construction of the RNG projects owned, either in full or through a joint venture with a third party, by the subsidiary guarantors and the proceeds of DSR Facility are to be used solely to satisfy the balance to be maintained in the debt service reserve account. Please see Note 16, Subsequent Events, to our condensed consolidated financial statements for additional information. Additionally, we expect to have an additional $25.0 to 35.0 million available under the OPAL term loan in the second half of 2022, upon meeting the conditions precedent for contribution of three additional RNG plants to the term loan facility.

In connection with the Business Combination, holders of Arclight’s Class A ordinary shares representing an aggregate redemption amount of $274,186,522 exercised their right to redeem their shares for cash. In addition, for the six months ended June 30, 2022, we received revenue of approximately $102.3 million, which is lower than the revenue level we expected to receive toward the full year numbers previously disclosed as part of the unaudited prospective financial information our management prepared and provided to the ArcLight Board in connection with the evaluation of the Business Combination. This has resulted primarily from lower than anticipated levels of gas collection at certain operating facilities, delays in commencement of construction of Fueling Stations and delays in completion of construction of certain RNG facilities, which are now in commercial operation. While the second half of 2022 has shown improvement to date and we expect revenue to be higher than that in the first half of the year, we currently anticipate that our full year revenue for 2022 will be lower than previously anticipated.

Notwithstanding these developments, we continue to expect that our currently available cash on hand, together with expected cash flows from operations, available credit under existing debt facilities, as well as other sources of debt or equity financing expected to be accessible, will be sufficient to meet our existing commitments and anticipated capital expenditures associated with our growth plan through June 30, 2023. If we were to experience any significant further reduction in levels of gas collection, delays in commencement or completion of construction of our projects, adverse regulatory or price changes that affect the value of our environmental credits, or unplanned outages at our production facilities, it would result in lower cash flows from operations which could impact our ability to make investments or require changes to our growth plan. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

To fund future growth, we may seek additional capital through equity or debt financings. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our project development efforts. We may be unable to obtain any such additional financing on acceptable terms or at all. Our ability to access capital when needed is not assured and, if capital is not available when, and in the amounts, needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition, and operating results.

The resale, or expected or potential resale, of the shares of Class A common stock registered hereby could adversely affect the market price for our Class A common stock. Furthermore, we expect that, because there is a large number of shares being registered, the Selling Holders will continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time. These factors could have a negative impact on the Company’s ability to obtain additional financing.

As of June 30, 2022, we had total indebtedness excluding deferred financing costs of $244.1 million in principal amount which primarily consists of $80.1 million under the Senior secured credit facility, $60.8 million under the Convertible note payable, $83.6 million under the OPAL term loan, $174,000 under the Municipality loan and $19.4 million under the Sunoma loan.

As part of our operations we have arrangements for office space for our corporate headquarters under the Administrative Services Agreement as well as operating leases for office space, warehouse space, and our vehicle fleet.

We intend to make payments under our various debt instruments when due and pursue opportunities for earlier repayment and/or refinancing if and when these opportunities arise.

See Note 7, Borrowings, to our condensed consolidated financial statements, for more information.

Cash Flows

The following table presents the Company’s cash flows for the six months ended June 30, 2022 and 2021, and the years ended December 31, 2021 and 2020.

	Six Months Ended June 30,		Fiscal Year Ended December 31,
(in thousands)	2022	2021	2021	2020
Net cash (used in) provided from operating activities	$(9,438)	$16,808	$18,856	$2,287
Net cash used in investing activities	(54,298)	(28,752)	(117,204)	(22,179)
Net cash provided from financing activities	121,961	28,278	125,014	21,453
Net increase in cash, restricted cash, and cash equivalents	$58,225	$16,334	$26,666	$1,561

Net Cash Provided by Operating Activities

Net cash used in operating activities for the six months ended June 30, 2022 was $9.4 million, a decrease of $26.2 million compared to net cash provided of $16.8 million for the six months ended June 30, 2021. The decrease in cash provided by operating activities was primarily attributable to an increase in net operating losses year over year and negative working capital changes.

Net cash provided by operating activities for the year ended December 31, 2021 was $18.9 million compared to the $2.3 million for the year ended December 31, 2020. The increase in cash provided by operating activities was primarily attributable to an increase in top line revenue growth as well as profitability due to the step acquisition of Beacon, and the sale and pricing increase of environmental credits year over year.

Net Cash Used in Investing Activities

Net cash used in investing activities for the six months ended June 30, 2022 was $54.3 million, an increase of $25.5 million compared to the $28.8 million used in investing activities for the six months ended June 30, 2021. This was primarily driven by more payments made for the construction of various RNG generation and dispensing facilities.

Net cash used in investing activities for the year ended December 31, 2021 was $117.2 million, compared to the $22.2 million used in investing activities for the year ended December 31, 2020. This was primarily driven by the purchase of property, plant, and equipment for $89.6 million relating to construction of various RNG generation and dispensing facilities, cash paid for 20% equity interest of another RNG facility of $1.6 million, cash acquired from business acquisition of $2.0 million, deconsolidation of VIEs net of cash of $21.2 million, and disbursements for note receivable of $10.5 million.

Net Cash Provided by Financing Activities

Net cash provided from financing activities for the six months ended June 30, 2022 was $122.0 million, an increase of $93.7 million compared to the $28.3 million provided from financing activities for the six months ended June 30, 2021. This was primarily driven by issuance of preferred units for total proceeds of $100.0 million, proceeds from the OPAL term loan of $15.0 million, proceeds from the Sunoma loan of $1.0 million, capital contribution from a joint venture of $16.9 million offset by debt repayments of $1.2 million and $6.4 million on the Senior Secured Facility and the OPAL term loan, respectively, and $3.2 million paid as financing costs.

Net cash provided from financing activities for the year ended December 31, 2021 was $125.0 million, compared to the $21.4 million for the year ended December 31, 2020. This was primarily driven by partial divesting of ownership interests in our RNG generating construction projects to NextEra for $21.6 million, issuance of non-controlling interest to Hillman of $16.6 million, contributions from non-controlling interests from NextEra of $7.8 million, contributions from Hillman of $13.4 million, contributions from members of $7.5 million, proceeds from the Opal term loan $75.0 million, and proceeds from the construction loan under the Sunoma loan of $15.7 million which was offset by repayment of the term loan under the Senior secured credit facility of $4.9 million, purchase of non-controlling interests of $5.0 million, financing costs paid to lenders of $3.6 million and distributions to members of $3.7 million.

Capital Expenditures

We require cash to fund our capital expenditures, operating expenses and working capital and other requirements, including costs associated with fuel sales; outlays for the design and construction of new Fueling Stations and RNG production facilities; debt repayments and repurchases; maintenance of our electrification production facilities supporting our operations, including maintenance and improvements of our infrastructure; supporting our sales and marketing activities, including support of legislative and regulatory initiatives; any investments in other entities; any mergers or acquisitions, including acquisitions to expand our RNG production capacity; pursuing market expansion as opportunities arise, including geographically and to new customer markets; and to fund other activities or pursuits and for other general corporate purposes.

As of June 30, 2022, we have budgeted for $368.0 million in capital expenditures for the next 12 months, of which $269.0 million is committed under existing contracts. These expenditures do not include any expected contributions from our joint venture and non-controlling interest partners and primarily relate to our development of new RNG facilities and the purchase of equipment used in our Fueling Station services and Renewable Power operations. We plan to fund these expenditures primarily through cash on hand, cash generated from operations, and cash from the Business Combination and PIPE Investment.

Contractual Obligations

The following table presents cash requirements arising from our contractual obligations as of June 30, 2022. For the avoidance of doubt, this excludes cash requirements associated with new financing arrangements executed after June 30, 2022:

(in thousands)	2022	2023-2024	2025 and beyond	Total
Senior secured facility – term loan(1)	$72,632	$—	$—	$72,632
Senior secured facility – working capital facility(1)	7,500	—	—	7,500
Sunoma loan	709	5,293	13,429	19,431
Municipality loan(2)	110	64	—	174
Convertible note payable(3)	—	—	60,820	60,820
OPAL term loan(4)	9,666	38,664	35,226	83,556
Lease commitments(5)	339	1,576	750	2,665
Total	$90,956	$45,597	$110,225	$246,778

(1)	The debt is due to be fully repaid in December 2022.

(2)	The debt payments represent the quarterly amortization payments due to be paid per the terms of the Municipality loan.

(3)	Represents the fair value of the convertible note payable as of June 30, 2022 which includes $5.4 million of payment- in-kind interest. In connection with our step acquisition of Beacon in May 2021, we issued Ares a convertible note recorded at a fair value of $55.4 million. The original principal balance of the note was $50.0 million with interest accrued at 8.0% per annum and is convertible into our equity pursuant to qualified events. On July 21, 2022, 50% of the Convertible note payable was converted to equity upon consummation of the Business Combination.

(4)	The debt payments represent the quarterly amortization payments due to be paid per the terms of the OPAL term loan.

(5)	Lease commitments represent payments due on our office and vehicle leases.

Off-Balance Sheet Arrangements

As of June 30, 2022, we do not have any off-balance sheet arrangements, as defined in Item 303 of Regulation S-K, that are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures, or capital resources.

Critical Accounting Policies and Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts and disclosures in our financial statements.

The significant estimates and assumptions of the Company are residual value of the useful lives of our property, plant and equipment, the fair value of stock-based compensation, the estimated losses on our trade receivables, the fair value of Convertible note payable (as defined below), Asset retirement obligations, the impairment assessment of goodwill and the fair value of derivatives. Actual results could differ from those estimates.

The critical accounting policies discussed below are a subset of Note 2, Summary of Significant Accounting Policies, to our condensed consolidated financial statements. The policies outlined in this section involve a significant level of estimation uncertainty and are reasonably likely to have a material impact on our financial statements.

Revenue Recognition

Renewable Power

We sell Renewable Power produced from LFG fueled power plants to utility companies through our PPAs. Revenue is recognized based on contract specified rates per MWh when delivered to the customer, as this considered to be completion of the performance obligation. Certain PPAs contain a lease element which we account for as operating lease revenue on a straight-line basis over the lease term. The Company utilizes commodity swap contracts to hedge against the unfavorable price fluctuations in market prices of electricity. The Company does not apply hedge accounting to these contracts. As such, unrealized and realized gain (loss) is recognized as component of Renewable Power revenues in the condensed consolidated statement of operations.

Gas — Fuel Purchase Agreements

We own Fueling Stations for use by customers under fuel sale agreements. We bill these customers at an agreed upon price for each gallon sold and recognizes revenue based on the amounts invoiced in according with the “right to invoice” practical expedient. These contracts may contain an embedded lease of the equipment which we account for as operating lease revenue. For some public stations where there is no contract with the customer, we recognize revenue at the point in time that the customer takes control of the fuel.

Interstate Gas Pipeline Delivery

We have agreements with two natural gas producers whereby we are contracted to transport the producers’ gas to an agreed delivery point on an interstate gas pipeline via our RNG gathering system. Revenue is recognized over time using the output method which is based on quantity of natural gas transported.

Environmental Attributes

We generate RECs, RINs, and LCFS credits. These Environmental Attributes are sold to third parties that utilize these credits in order to comply with federal and state requirements. Revenue is recognized at the point in time when the credits are transferred to and accepted by the third party buyer.

Operation and Maintenance

We have operating and maintenance (“O&M”) agreements in which we are contracted to operate, maintain, and repair landfill site gas collection systems. Revenue is based on the volume of per million British thermal units (“MMBtu”) of landfill gas collected and the MWhs produced at that site. This revenue is recognized as Renewable Power revenue when landfill gas is collected and Renewable Power is delivered. In addition, we have O&M agreements in which we are contracted to maintain and repair Fueling Stations. Revenue is based on the volumes of GGEs of gas dispensed at the site. This revenue is recognized as Fuel Station Services revenue when the site dispenses volumes.

Construction Type Contracts — Third Party

We have various fixed price contracts for the construction of fueling stations for customers. Revenue from these contracts, including change orders, are recognized over time, with progress measured by the percentage of cost incurred to date to estimated total cost for each contract.

Impairment of Goodwill and Long-Lived Assets

Impairment of Goodwill

When a business is acquired, goodwill is recognized to reflect any future economic benefits that are not separately recognized, such as synergies. For purposes of impairment testing, GAAP requires goodwill to be allocated to reporting unit(s) at the acquisition date and to be tested for impairment at least annually, and in between annual tests whenever events or changes in circumstances indicate that the respective reporting unit’s fair value is less than its carrying value. Significant judgment is required when identifying the reporting units for goodwill allocation, during our assessment of relevant events and circumstances for qualitative impairment indicators, and when estimating the undiscounted cash flows of reporting unit(s) for quantitative impairment assessments.

Our goodwill impairment assessment is performed during the fourth quarter of each year or at the time facts or circumstances indicate that a reporting unit’s goodwill may be impaired. In conformity with GAAP, we generally first perform a qualitative assessment over whether it is more likely than not that a reporting unit’s fair value is less than its carrying value to determine if a quantitative assessment is required. If, after performing the qualitative assessment, we conclude it is more likely than not that the fair value of the reporting unit is less than its carrying value, then a quantitative test is required. Our qualitative assessment includes evaluation of relevant events and circumstances, such as, macroeconomic conditions, industry and market considerations, cost factors, overall performance, and other relevant events.

As part of our quantitative assessment, we estimate a reporting unit’s fair value based on the income approach. With this approach, the fair value measurement is based on significant inputs that are not observable in the market and thus the fair value measurement is categorized within Level 3 of the fair value hierarchy. Our assumptions include future cash flow projections, a discount rate range based on the weighted average cost of capital, and a terminal value based on a range of terminal earnings before interest, taxes, depreciation, and amortization.

Impairment of Long-Lived Assets

Our long-lived assets held and used with finite useful lives including plant equipment, buildings, patents, and PPAs are reviewed for impairment whenever events or changes in circumstances indicate that the asset group may not be recoverable. In determining the asset group, we assess the interdependency of revenues between assets, shared cost structures, the interchangeability of assets used in operations, and how assets are managed and utilized by the business. Events that may trigger a recoverability assessment include a significant adverse change in the extent or manner in which the long-lived asset group is being used or in its physical condition, and the expectation that, more likely than not, the long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net undiscounted cash flows expected to be generated by the asset group. Our cash flow estimates reflect conditions and assumptions that existed as of the measurement date which is the same as the triggering event date. The assets are considered recoverable and an impairment loss is not recognized when the undiscounted net cash flows exceed the net carrying value of the asset group. If the assets are not recoverable, then an impairment loss is recognized to the extent that the carrying value of the asset group exceeds its fair value. We base the fair value of our assets or asset groups off of the estimated discounted future cash flows using market participant assumptions. Assets disposed of are reported at the lower of the carrying amount or fair value less selling costs. Significant judgment is required when determining asset group composition, during our assessment of relevant events and circumstances, when determining an appropriate discount rate, and when estimating the undiscounted and discounted future cash flows of the asset group.

Based on our assessment for the six months ended June 30, 2022, there is no impairment recorded on our Plant, Property and Equipment.

Fair Value Measurements

The objective of a fair value measurement is to estimate the exit price, which is the price that would be received to sell an asset or paid to transfer a liability that the Company holds, in an orderly market transaction at the measurement date. We follow GAAP guidance which establishes a three-tier hierarchy for inputs used in fair value measurements, as well as prioritizes valuation techniques that maximize the use of observable inputs and minimizes the use of unobservable inputs. In summary, level 1 inputs are considered the most observable inputs and are more specifically the unadjusted quoted price for identical assets or liabilities in an active market the Company has access to. Level 2 inputs are considered less observable inputs such as quoted prices for similar assets or liabilities in an active market the Company has access to. Lastly, level 3 inputs are unobservable inputs in which little to no market activity exists for the asset or liability at the measurement date. As such, level 3 estimates are subject to a more significant level of estimation uncertainty. Furthermore, when multiple inputs are used and are categorized in different levels of the input hierarchy, then the fair value measurement in its entirety is categorized in the same level as its lowest level input that is significant to the fair value measurement. Our assessment of the significance of an input to a fair value measurement requires judgment and may affect the fair value measurement’s placement in the fair value hierarchy.

Refer to Note 9, Derivative Financial Instruments and Fair Value Measurements, to our condensed consolidated financial statements, for details on our assets and liabilities regularly recorded at fair value and the respective placements in the fair value hierarchy.

Impact of COVID-19

In response to the COVID-19 pandemic, we instituted a safety committee that oversees our compliance with federal, state, and local government mandates, and ensures that the Company adheres to Centers for Disease Control (“CDC”) guidelines to maintain safe working conditions for our employees. Some of the protocols we implemented include limiting in-person work to essential personnel and performing temperature checks. Since March 2020, where practicable, our employees have worked remotely and minimized travel and other non-essential contact. Additionally, we are providing our employees with COVID-19 testing at no cost and personal protective equipment for their safety and well-being.

As of the date of this prospectus, the COVID-19 pandemic has had a relatively minimal economic impact on our results of operations. In May 2020, we received a $1.8 million PPP loan. At the time we applied for the loan there was considerable uncertainty as to the impact of the pandemic to our operations and the U.S. economy in general. However, as our operations have been designated “essential critical infrastructure work” in the energy sector by the U.S. Department of Homeland Security, we have been able to fully continue our operations. We have not experienced either a decline in our customer base or employee layoffs. In November 2020, the full amount of the PPP loan was forgiven. Aside from the PPP loan, any other impacts to our financial condition have been minimal.

The duration and future economic severity of the COVID-19 remains uncertain, and our results of operations and financial condition could potentially face material adverse effect(s) in the future due to COVID-19. For additional information regarding the possible impact of the COVID-19 pandemic on our business, see the section titled “Risk Factors.”

Emerging Growth Company Status

We are an emerging growth company as defined in the JOBS Act. The JOBS Act provides emerging growth companies with certain exemptions from public company reporting requirements for up to five fiscal years while a company remains an emerging growth company. As part of these exemptions, we need only provide two fiscal years of audited financial statements instead of three, we have reduced disclosure obligations such as for executive compensation, and we are not required to comply with auditor attestation requirements from Section 404(b) of the Sarbanes-Oxley Act regarding our internal control over financial reporting. Additionally, the JOBS Act has allowed us the option to delay adoption of new or revised financial accounting standards until private companies are required to comply with new or revised financial accounting standards.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks related to Environmental Attribute pricing, commodity pricing, changes in interest rates and credit risk with our contract counterparties. We currently have no foreign exchange risk and do not hold any derivatives or other financial instruments purely for trading or speculative purposes.

We employ various strategies to economically hedge these market risks, including derivative transactions relating to commodity pricing and interest rates. Any realized or unrealized gains or losses from our derivative transactions are reported within corporate revenue and other income/expense in our consolidated financial statements. For information about our gains or losses with respect to our derivative transactions and the fair value of such financial instruments, see Note 9, Derivative Financial Instruments and Fair Value Measurements, to our condensed consolidated financial statements.

Commodity Price Risk

The energy markets have been historically very volatile and we expect that the Renewable Power prices to fluctuate in a wide range. In an effort to reduce volatility in our revenues earned from sale of Renewable Power, we entered into certain commodity swap arrangements - the International Swaps and Derivatives Association Agreement (“ISDA”) entered into in 2019, and an amendment that converted a PPA into a commodity swap contract entered into 2018. In these arrangements, we deliver MWh capacity and receive a variable price based on market conditions. We convert this variable fee to a fixed fee by paying or receiving funds from the counterparty to the commodity swap arrangement based on the difference between the contract fixed price and the market price.

The following table summarizes the commodity swaps in place as of June 30, 2022 and December 31, 2021. There were no new commodity swap contracts entered in the six months ended June 30, 2022.

Trade Date	Period From	Period To	Notional Quantity per Year (“MWh”)	Average Contract Price (per MWh)
December 14, 2018	January 1, 2019	September 30, 2022	34,554	$66.12
October 28, 2021	November 1, 2021	December 31, 2022	30,660	$48.75
December 27, 2021	January 1, 2022	December 31, 2022	26,280	$50.75

We have prepared a sensitivity analysis to estimate our exposure to market risk with respect to changes in pricing of MWh, Based on our analysis, which may differ from actual results, a hypothetical 10% increase or decrease in the pricing of MWh in this market would not have a material adverse impact on our financial condition, or results of operations for June 30, 2022 and December 31, 2021. For more information about our commodity swap agreements, see Note 9, Derivative Financial Instruments and Fair Value Measurements, to our condensed consolidated financial statements.

Environmental Attribute Pricing Risk

Market prices for Environmental Attributes associated with our RNG and Renewable Power vary based on regulatory mandates and commercial interest in green energy products. We generally sell Environmental Attributes under a mix of short-term and sales arrangements in which pricing is tied to the market rate for these attributes at the time of delivery. To manage this market risk, we negotiate long-term biogas feedstock arrangements in which payments are based on the market price of Environmental Attributes and/or natural gas and electricity commodity prices. Reductions in the market prices of Environmental Attributes may have a material adverse effect on our revenues, but also generally reduce our expenses for biogas feedstock.

We have prepared a sensitivity analysis to estimate our exposure to market risk with respect to RIN prices. Our analysis, which may differ from actual results, was based on a 2022 estimated D3 RIN Index price of approximately $2.73 and our actual 2021 RINs sold. The estimated annual impact of a hypothetical 10% decrease in the average realized price per RIN would have a negative effect on our operating profit of approximately $7.3 million for the six months ended June 30, 2022 and $4.7 million for December 31, 2021.

Interest Rate Risk

To maintain our liquidity we utilize an existing term loan facility, an existing working capital facility, and an existing line of credit, which bear a variable interest rate based on the LIBOR Margin or Base Rate Margin (in each case, as those terms are defined in the relevant credit agreement). We use an interest rate swap to set the variable interest rates under the term loan facility at a fixed interest rate to manage our interest rate risk.

As of June 30, 2022, we had $80.1 million aggregate outstanding under the Senior secured facility. Our weighted average interest rate on variable debt was approximately 4.25%. We have prepared a sensitivity analysis to estimate our exposure to market risk with respect to changes in interest rates. Based on our analysis, which may differ from actual results, a hypothetical increase in our effective borrowing rate of 10% would not have a material effect on our annual interest expenses and consolidated financial statements.

As of December 31, 2021, we had $81.4 million aggregate outstanding under the Senior secured facility. Our weighted average interest rate on variable debt was approximately 4.8%. We have prepared a sensitivity analysis to estimate our exposure to market risk with respect to changes in interest rates. Based on our analysis, which may differ from actual results, a hypothetical increase in our effective borrowing rate of 10% would not have a material effect on our annual interest expenses and consolidated financial statements.

Counterparty Credit Risk

We have certain financial and derivative instruments that subject us to credit risk. These consist of our interest rate swaps and Environmental Attribute forward sales. We are exposed to credit losses in the event of non-performance by the counterparties to our financial and derivative instruments. Risks surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. We seek to mitigate counterparty risk by having a diversified portfolio of counterparties and the evaluation and monitoring of the creditworthiness of counterparties. Although we may be exposed to losses in the event of nonperformance by counterparties, we do not expect such losses, if any, to be significant.

BUSINESS

We are a renewable energy company specializing in the capture and conversion of biogas for the (i) production of RNG for use as a vehicle fuel for heavy and medium-duty trucking fleets, (ii) generation of Renewable Power for sale to utilities, (iii) generation and sale of Environmental Attributes associated with RNG and Renewable Power, and (iv) sales of RNG as pipeline quality natural gas. OPAL also designs, develops, constructs, operates and services Fueling Stations for trucking fleets across the country that use natural gas to displace diesel as their transportation fuel. The Biogas Conversion Projects currently use landfill gas and dairy manure as the source of the biogas. In addition, we have recently begun implementing design, development, and construction services for hydrogen fueling stations, and we are pursuing opportunities to diversify our sources of biogas to other waste streams.

Overview of Capture and Conversion Business

We design, develop, construct, own, maintain, and operate Biogas Conversion Projects using proven technologies to produce RNG for sale as a vehicle fuel for transportation use and to generate Renewable Power. We are an established biogas-to-energy producer in the United States, having participated in the landfill gas to energy industry for over 20 years. We have established our operating portfolio through self-development, partnerships, and acquisitions.

Biogas is comprised of non-fossil waste gas, with high concentrations of methane, which is the primary component of RNG and the source for combustion utilized by Renewable Power plants to generate Renewable Power. The biogas is generated by microbes as they break down organic matter in the absence of oxygen. Our principal sources of biogas are (i)  LFG, which is produced by the decomposition of organic waste at landfills and (ii) dairy manure, which is processed through anaerobic digesters to produce the biogas.

We typically secure our Biogas Conversion Projects through a combination of long-term gas rights, manure supply agreements and property lease agreements with biogas site hosts. Our Biogas Conversion Projects provide our landfill and dairy farm partners with a variety of benefits, including (i) a means to monetize biogas from their sites, (ii) regulatory compliance for landfills, (iii) a source of environmentally beneficial waste management practices for dairy farms and (iv) a valuable revenue stream. Once we have negotiated gas rights or manure supply agreements, we then design, develop, build, own and operate facilities that convert the biogas into RNG or use the processed biogas to produce Renewable Power. We sell the RNG produced by the Biogas Conversion Projects through RNG marketing and dispensing agreements, primarily as vehicle fuel for heavy and medium-duty transportation fleets, and generate associated Environmental Attributes when the RNG is dispensed at Fueling Stations. These Environmental Attributes are then monetized via sale to obligated parties as defined under the RFS promulgated by the US federal government and Low Carbon Fuel Standard Programs established by several states, including California. We also sell Renewable Power to public utilities through long-term power purchase agreements.

We believe there are other sources of biogas in the United States, and internationally, that could be utilized for potential future Biogas Conversion Project opportunities. We expect to continue our growth by taking advantage of these opportunities while also continuing to capitalize on additional vertical integration opportunities. Our evaluation and execution of project opportunities will benefit from our ability to leverage our industry experience, relationships with customers and vendors, knowledge about transmission and distribution utility interconnections, and capabilities to design, develop, construct, operate, maintain and service Biogas Conversion Projects and Fueling Stations. We exercise financial discipline in pursuing these projects by targeting project returns that are in line with the relative risk of the specific projects.

Our current Biogas Conversion Projects generate RNG from landfill sites and dairy farms. We view the acquisition of new landfill gas, dairy farm, and other biogas waste projects as significant opportunities for us to expand our RNG business, complementing the ongoing conversion of certain of our existing Renewable Power plants to RNG production facilities. We believe our business is scalable, which is expected to continue to support growth through development and acquisitions.

We differentiate ourself from our competitors based on our vertically integrated business model and long history of working with leading vendors, technologies and utilities. Our competitive advantage is further strengthened by our expertise in designing, developing, constructing and operating Biogas Conversion Projects and Fueling Stations.

Overview of Dispensing and Monetization Business

We are also a leading provider of RNG marketing and dispensing in the alternative vehicle fuels market for heavy and medium-duty trucking fleets throughout the United States. In this sector, we focus on dispensing RNG (procured from our own Biogas Conversion Projects or from third parties) through Fueling Stations that serve fleets that use natural gas instead of diesel fuel. We have participated in the alternative vehicle fuels industry for approximately twelve years and have established an expanding network of Fueling Stations for dispensing RNG. These Fueling Stations and dispensing services are key for our business because Environmental Attributes are generated through dispensing RNG at these stations for use as vehicle fuel for transportation, and, once generated, the Environmental Attributes can then be monetized. During 2021, we dispensed 19.9 million GGEs of RNG to the transportation market, generating corresponding Environmental Attributes, utilizing its current network of 75 Fueling Stations in 18 states in the United States, including more than 20 stations in California.

In connection with the marketing of the Environmental Attributes generated from our activities, in November 2021, we signed a purchase and sale agreement with NextEra providing for the exclusive purchase by NextEra of 90% of our Environmental Attributes (RINs and LCFS credits), including those generated by our owned Biogas Conversion Projects and those granted to us in connection with dispensing of RNG on behalf of third-party projects. Under the agreement, we are to receive the net proceeds paid to NextEra by NextEra customers for the purchase of such Environmental Attributes (or in certain circumstances an index-based price or pre-negotiated price) less a specified discount. The agreement provides for an initial five year term, followed by automatic one-year renewals unless terminated by either party at least 90 days prior to the last day of the initial term or then-current renewal term.

Under the agreement, we have committed to sell a minimum quarterly volume of Environmental Attributes to NextEra, which if not satisfied on a cumulative basis (giving credit for certain excess volume sold to NextEra during the contract term) as of the end of the contract term (or upon an early termination of the agreement) would result in our paying NextEra a shortfall payment calculated by (i) multiplying the amount of the volume shortfall by a fraction of the then-current index price of the Environmental Attribute and (ii) adding a specified premium (the “Shortfall Amount”). Similarly, if the agreement is terminated by NextEra due to an event of default (generally defined as a failure by us to pay any undisputed amounts under the agreement, a material uncured breach of our representations or warranties or other obligations under the agreement, or the dissolution, bankruptcy or insolvency of us or certain of our affiliates), NextEra would be entitled to receive, without any duplication, any then-current Shortfall Amount plus an accelerated payment calculated based off of the remaining minimum quarterly volume commitments for the balance of the initial term (or for the next four quarters of the next renewal term, if neither party had provided notice of non-renewal as described above prior to the commencement of such renewal term), which accelerated payment would be similarly calculated by (i) multiplying such remaining minimum quarterly volume commitments by a fraction of the then-current index price of the Environmental Attribute and (ii) adding a specified premium. The amount of such potential payments declines over the course of the contract term as we deliver Environmental Attribute volume under the contract. Were, however, the agreement to be terminated as of the date of this prospectus and we were not to deliver any further Environmental Attribute volume to NextEra under the agreement, the maximum potential payment to NextEra under these provisions would be approximately $15.4 million based on current market prices for such Environmental Attributes.

In the coming years, we believe we will also be able to provide hydrogen fuel to vehicle fleets, by constructing and servicing hydrogen fueling as well as providing RNG for hydrogen production. As fleet operators deploy more hydrogen powered vehicles, we anticipate constructing and servicing stations that use hydrogen derived from RNG to deliver low carbon hydrogen fuel to customers. We are currently in the design and engineering phase of the first several of these hydrogen fueling stations.

How We Generate Revenue

Overview.    Our revenues are driven principally from the sale of Environmental Attributes that are generated from dispensing RNG as transportation fuel for heavy and medium-duty trucking fleets at Fueling Stations. In addition, we generate revenue from the sale of (i) Renewable Power, (ii) design, development, construction and service of Fueling Stations, and (iii) from sales of RNG produced by OPAL as pipeline quality natural gas.

Environmental Attributes.    Currently, our Environmental Attributes revenue stream is primarily comprised of RINs, LCFS credits, and RECs. If RNG is dispensed into vehicles as transportation fuel, RINs will be generated under the RFS program. In certain states, there are LCFS programs, which allow a credit to be generated based on a fuel’s carbon intensity score. If RNG is used to produce hydrogen which is consumed in the transportation market in a state where an LCFS program is available, a LCFS credit may be generated as well. Lastly, LFG-to-Renewable Power projects can create Environmental Attributes, in the form of a REC, in certain states and can be bundled with electricity off-take or monetized separately. See “—Biogas RNG Market Opportunity.”

Power Purchase Agreements.    Our Renewable Power projects generally have associated long-term Power Purchase Agreements (“PPAs”) with creditworthy utility off-takers or municipalities. Nearly all of our Renewable Power off-takers have investment grade credit ratings with either S&P or Moody’s. As discussed above, we also generate Renewable Energy Credits (“RECs”) from Renewable Power projects through the conversion of biogas to Renewable Power.

Fueling Station Construction and Services.    We have significant experience in the engineering, design, construction and operation of Fueling Stations that dispense RNG. Since 2009, TruStar Energy, one of our subsidiaries, together with its predecessors, has served as the general contractor or supervised qualified third-party contractors and completed over 350 Fueling Station projects. We use a combination of custom designed and off-the-shelf equipment to build these stations. We also perform in-house manufacturing and modularized portable CNG compressor packages for smaller dispensing stations, utilizing its patented technology that allows faster and easier station installations. These portable packages can include defueling panels that allow smaller fleet owners to avoid expensive maintenance shop upgrades. In addition, we also generate revenues by providing O&M services for customer stations; and by helping its customers obtain federal, state and local tax credits, grants and incentives.

Biogas Conversion Projects

Typically, a Biogas Conversion Project includes two phases: (i) biogas collection and (ii) processing and purifying biogas.

At landfills, biogas collection systems can be configured as vertical wells and horizontal collectors. The most common method is drilling vertical wells into the waste mass and connecting the wellheads to lateral piping that transports the gas to a collection header using a blower or vacuum induction system. Collection system operators “tune” or adjust the wellfield to maximize the volume and quality of biogas collected while maintaining environmental compliance. The existing compliance structure for landfills in the United States benefits us since the EPA requires larger landfills to have collection systems in place to collect and destroy biogas emissions. We turn this compliance cost into a revenue stream for the landfill and is able to leverage existing collection infrastructure in biogas plant design.

A basic biogas processing plant includes: (i) a moisture removal system, (ii) blowers to provide a vacuum to “pull” the gas and pressure to convey the gas and (iii) a flare for destroying unutilized gas. System operators monitor parameters to maximize system efficiency. Using biogas in a Renewable Power facility usually requires some treatment of the landfill gas to remove excess moisture, particulates, and other impurities. The type and extent of treatment depends on site-specific biogas characteristics and the type of Renewable Power facility. This partially cleaned biogas can be burned on-site to generate Renewable Power and which can be immediately used or deployed into the grid. To further upgrade the gas to pipeline quality RNG, the partially treated biogas then goes through separation of the CO2 from the methane molecules. Further treatment of the biogas is often required to remove residual nitrogen and/or oxygen to meet pipeline specifications.

For dairy waste-to-RNG projects, manure is collected and then scraped or flushed into a reception pit or lagoon, and may be fed into a digester. The biogas equipment then anaerobically digests the manure and produces biogas. There are three different types of anaerobic digesters: (i) covered lagoons (existing lagoons that use large cover to capture methane); (ii) complete mix (large tanks that heat and mix manure), and (iii) plug-flow (long rectangular tanks; unmixed). The biogas is then upgraded to meet pipeline quality specifications.

If a biogas capture and conversion project is not within close proximity to a pipeline, the RNG is transported by road using tube trailers to a gas injection point.

Biogas RNG Market Opportunity

Biogas can be collected and processed to remove impurities for use as RNG (a form of high-Btu fuel) and injected into existing natural gas pipelines as it is fully interchangeable with fossil natural gas. Partially treated biogas can be used directly in heating applications (as a form of medium-Btu fuel) or in the production of Renewable Power. OPAL’s current primary sources of biogas are landfills and dairy farms.

Landfill- and livestock-sourced biogas serve as the base to produce RNG, while also reducing GHG emissions. While landfill projects for RNG and Renewable Power have been developed over the past few decades, undeveloped landfills remain a significant source of biogas. Moreover, as technology continues to develop and economic incentives grow, we believe additional sources of biogas will become available for RNG production.

Overview of Landfill Gas Sources

LFG, or landfill gas, is created through the naturally occurring anaerobic decomposition of organic matter. Large landfills have been required by the EPA to capture municipal solid waste landfill emissions for decades due to various regulatory requirements aimed at reducing GHG emissions. The amount of LFG produced from a landfill generally increases as more waste is added to the site. Once a permitted landfill site is completely filled, the landfill will place a cap over the waste. Gas production then follows a generally predictable and modest decline over the next 30 or more years. As a result, LFG has a predictable long-term production profile which, when coupled with the expectation of continued landfill waste growth in the United States for the next 30 years, creates predictable long-term LFG feedstock.

To capitalize on this feedstock opportunity, and to help landfill owners meet growing regulatory requirements for curbing GHG emissions, we enter into long-term gas rights and site lease agreements with landfill owners. The agreement terms are typically at least 20 years. In most cases, the agreements contain renewal provisions. With respect to all of our existing or proposed LFG-to-RNG Biogas Conversion Projects currently in operation or under construction (a total of 12 projects), all but one relates to landfills that are currently open and accepting more waste, which we believe provides a high degree of visibility into the long-term volumes of RNG capable of being generated as each of these projects.

Using proven gas purification technology, biogas can be processed onsite to remove impurities, and used at around 50% methane to generate Renewable Power. Biogas can be further processed and upgraded to remove CO2 as well as remaining contaminants to increase the methane content and reach pipeline quality specifications, creating RNG. The resulting RNG can be used for all purposes suitable for traditional fossil fuel-based natural gas such as vehicle fuel (e.g., for consumer, industrial and transportation uses, or further converted to renewable hydrogen). RNG can be transported using existing natural gas pipeline infrastructure or through tube trailers. This is an important factor that enables OPAL to design, develop and operate RNG projects to generate value from production of RNG and the associated Environmental Attributes (i.e., RINs and LCFS credits) throughout the United States.

Overview of Livestock Sources

Livestock are the top agricultural source of GHG worldwide, according to the EPA. Livestock waste, particularly from dairies, produces biomethane which can be converted to RNG through the use of an ADG. After being converted to RNG, it can be sold as RNG for consumer, industrial and transportation uses, or further converted to renewable hydrogen. When RNG is produced from livestock waste and used as a vehicle fuel, it effectively reduces emissions from the transportation fleets and also from the livestock facilities that otherwise do not have to collect such methane and is often considered carbon negative. Additionally, revenues generated from dispensing RNG produced from livestock farms can be significantly higher than dispensing revenue from RNG produced from landfills due to state-level low-carbon fuel incentives for these projects.

We view dairy farms as a significant opportunity for us to expand our RNG business. Processing biogas from dairy farms requires similar expertise and capabilities as processing biogas from landfills.

The presence of our digester benefits dairy farmers in a number of ways, creating a mutually beneficial relationship. We assist in managing the waste for the dairy farmer, which they would otherwise have to manage. Additionally, processing this waste in a digester is significantly more environmentally friendly by reducing GHG emissions. Finally, a byproduct of the production process can be returned to farmers for use as bedding, alleviating the need to purchase other materials for bedding for the cows and/or adding a revenue stream for the dairy farmer when sold to third parties.

Highly Fragmented Market

The LFG market is heavily fragmented, which we believe represents an opportunity for companies like us to find project opportunities. According to the EPA, the top ten players account for approximately 54% of installed LFG capacity as of September 2021, and over 90% of developers own five or fewer projects. This market dynamic creates the opportunity for consolidation by well capitalized, experienced market participants such as OPAL.

While LFG has accounted for most of the growth in Biogas Conversion Projects to date, we believe additional economically viable LFG project opportunities exist. According to the EPA LMOP project database, as of September 2021, there were 548 LFG projects in operation in the United States, including 383 operating LFG-to-electricity projects that may be converted to produce RNG, 14 construction projects, and 53 planned RNG and Renewable Power projects, as well as 483 additional candidate landfills. Based on EPA data, these 483 candidate landfills have the potential to collect a combined 346.0 million standard cubic feet of LFG per day. Based on our industry experience, technical knowledge and analysis, we believe many of these sites are potentially economically viable for RNG project acquisitions.

Biogas from livestock farm waste also represents a significant opportunity for RNG production that remains largely untapped. According to the US Department of Agriculture, as of June 2018, biogas recovery systems are feasible at 2,704 incremental dairy farms and 5,409 incremental swine farms in the United States. These farms have the potential to produce roughly 172.0 million MMBtu of RNG annually, or the equivalent of the carbon dioxide emissions from over 1.3 billion gallons of gasoline. Although many of the EPA identified project sites are not currently economically viable because of distance from pipelines and contaminants in the biogas, among other reasons as described above, we believe there is potential for sustained growth in biogas conversion from livestock waste sources given our experience in evaluating sites and assessing their viability, evolving consumer preferences, regulatory conditions, ongoing waste industry trends, and project economics. Additionally, all-in prices paid for RNG from livestock farms can be significantly higher than prices for RNG from landfills due to state-level LCFS incentives for these projects. Given our understanding of biogas processing and its market leadership in RNG, including access to a broad network of Fueling Stations for dispensing, we believe we are well-positioned to take advantage of opportunities in this emerging market. Our first dairy development project, Sunoma, is located at Paloma Dairy and came online in November 2021.

Well-Established Regulatory Framework

RINs are credits used by Obligated Parties for regulatory compliance as part of the RFS program. The RFS program is a federal law introduced in 2005 and updated in 2007 to incorporate renewable content into various transportation fuels. Through this RFS program, RINs can be sold to counterparties in order for them to meet their renewable standard requirements. RNG from landfills and livestock waste, among other sources, qualifies as a cellulosic biofuel with a 60% GHG reduction requirement (“D3”) RIN, which is currently the highest priced RIN and commands a premium compared to non-cellulosic renewable fuels such as ethanol and renewable diesel.

We generate RINs when RNG is dispensed into vehicles as transportation fuel, and the RINs can then be sold to, and traded with, market participants who can either retire them or trade them again. By using the RINs, Obligated Parties retire the RINs for compliance purposes. Market participants in the RIN program typically include Obligated Parties and registered RIN market participants. Participants include both domestic and foreign companies.

The LCFS programs are state-level market-based programs designed to decrease carbon intensity and GHG emissions from the transportation sector. Currently, California and Oregon have established LCFS programs. Additionally, multiple jurisdictions are considering implementation of LCFS programs; for example Canada has proposed programs and Washington State’s program will begin in 2023.

The LCFS programs are attractive because the LCFS credits can be additive to RINs. In California, the most established program, the LCFS program is administered by the CARB, which sets annual CI standards. Fuel producers in the transportation fuel pool that have lower CI scores than the target established by CARB generate LCFS credits, and those with higher CI scores than the annual standard will generate deficits. A fuel producer with deficits must have enough LCFS credits through either generation or acquisitions to be in annual compliance with the annual standard. OPAL is poised to take advantage of the LCFS programs given that RNG from dairies has very low or negative CI, and therefore generates valuable credits in states with LCFS programs. Although not included in OPAL’s base case model, landfill RNG projects can attract LCFS credits as well but are not as valuable as the lower CI dairy RNG credits.

Currently, it is estimated that RNG production in the United States can only cover about 1% of the US heavy and medium-duty vehicles fuel market. RNG production is projected to triple by 2027, increasing the RNG industry share to as much as 2.5%. Although it is likely utilities and other consumers will compete with the vehicle fuel market to acquire such RNG, we believe there is adequate potential to continue placing RNG volumes into the transportation market. The legislated D3 RIN requirements are many multiples of current industry production. The EPA sets an RVO each year generally in excess of what the industry is expected to produce but well below the statutory requirement. The EPA has sharply increased the required volume of the D3 RINS in recent years, with the current D3 RIN RVO level encouraging growth in the industry.

Economic Benefits Incentivize Switching to RNG

RNG vehicles, especially heavy and medium-duty commercial vehicles, not only have a lower cost of ownership than similar vehicles running on diesel, they also have a lower cost of ownership than their renewable energy peers, especially hydrogen and battery electric vehicles, assuming expected D3 RINs and LCFS pricing. This comparative advantage creates significant economic incentives for heavy and medium-duty commercial vehicle owners to favor RNG.

Our Projects

RNG Projects

Below is a table setting forth the RNG projects in our portfolio as of July 31, 2022:

	Design Capacity (MMBtus Per Year)(1)	Source of Biogas	OPAL Ownership %(2)
RNG Projects in Operation
Greentree	900,000	LFG	100%
Imperial	900,000	LFG	100%
New River(3)	600,000	LFG	100%
Noble Road(3)	800,000	LFG	50%/62.5%
Pine Bend(3)	775,000	LFG	50%/62.5%
Sunoma	200,000	Dairy	90%/30%
Subtotal	4,175,000

RNG Projects In Construction
BioTown	375,000	Dairy	10.60%
Hilltop	250,000	Dairy	100%
Michigan 1	2,200,000	LFG	50%
North Carolina 2(4)	1,100,000	LFG	50%
Prince William	1,600,000	LFG	100%
Vander Schaaf	250,000	Dairy	100%
Subtotal	5,775,000

(1)	Design capacity may not reflect actual production of RNG from the projects, which will depend on many variables including, but not limited to, quantity and quality of the biogas, operational up-time of the facility, and actual productivity of the facility.

(2)	Certain projects have provisions that will adjust, or “flip,” the percentage of distributions to be made to us over time, typically triggered by achievement of hurdle rates that are calculated as internal rates of return on capital invested in the project.

(3)	New River, Noble Road and Pine Bend have just recently begun operations and are in a ramp-up phase.

(4)	North Carolina 2 has secured gas rights and site access and is anticipated to begin construction in the second quarter of 2022.

Renewable Power Projects

Below is a table setting forth the Renewable Power projects in operation in our portfolio:

	Nameplate Capacity (MW Per Hour)(1)	RNG Conversion Candidate?	Stage of RNG Conversion
California 1	5.2	Yes	In Development
California 2	6.06	Yes	In Development
California 3	3.0	No	N/A
California 4	3.2	No	N/A
California 5	1.76	No	N/A
California 6	1.6	No	N/A
California 7	6.5	No	N/A
California 8	6.5	No	N/A
Florida	2.85	No	N/A
Massachusetts 1	5.3	Yes	In Development
Massachusetts 2	3.6	No	N/A
Michigan 1E(2)	28.9	Yes	In Construction
Michigan 3	6.3	Yes	In Development
New York	5.9	No	N/A
North Carolina 1	14.4	Yes	In Development
Pennsylvania	8.0	Yes	In Development
Prince William 1E(3)	1.9	Yes	In Construction
Prince William 2E(4)	4.8	Yes	In Construction
Virginia	8.0	Yes	In Development
Total	123.77

(1)	Nameplate capacity is the maximum permitted output for each facility and may not reflect actual MW production from the projects, which depends on many variables including, but not limited to, quantity and quality of the biogas, operational up-time of the facility, and actual productivity of the facility.

(2)	See RNG Projects Table above, reference “Michigan 1” under “RNG Projects In Construction.” It is currently contemplated that the Michigan 1E renewable power plant will continue limited operations on a stand-by, emergency basis through March of 2031.

(3)	See RNG Projects Table above, reference “Prince William” under “RNG Projects In Construction.” It is currently contemplated that the Prince William 1E renewable power plant will continue operations through approximately December 2022

(4)	See RNG Projects Table above, reference “Prince William” under “RNG Projects In Construction.” It is currently contemplated that the Prince William 2E renewable power plant will continue operations through approximately December 2022

For purposes of determining whether a Renewable Power project should be considered an RNG conversion candidate, we use various criteria, including (i) the quantity and quality of landfill gas, (ii) the proximity to pipeline interconnect and (iii) the ability to enter into contracts including site leases and gas rights agreements with host sites. These factors, as represented in the table above, reflect our current views and are subject to change.

Other RNG Projects in Development

In addition to the projects listed in the tables above, we are actively performing development work on seven potential projects (“RNG Projects in Development”). We have identified key milestones (“Key Milestones”) that these RNG Projects in Development must achieve prior to moving into construction. These RNG Projects in Development have achieved one or more of these Key Milestones, which include: (i) controlling the right to conduct due diligence on the project, (ii) completing the analysis of the biogas in terms of quantity and quality, (iii) securing control over the rights to the biogas and site for production of RNG, (iv) establishing the design basis for the RNG production facility, (v) negotiating engineering, procurement and construction contracts, (vi) developing an environmental regulatory compliance plan, and (vii) securing interconnection agreements with pipeline and electric utilities.

With the passage of time, the list of RNG Projects in Development is likely to be somewhat dynamic and will necessarily evolve. Not all RNG Projects in Development will achieve the Key Milestones and move into construction. Some RNG Projects in Development may need to be scaled back in order to achieve the Key Milestones. On the other hand, however, we are continually pursuing opportunities for other projects that are candidates to become RNG Projects in Development.

Dispensing and Monetization Business

At present, we believe the best use of RNG is as a replacement for fossil-based fuel in the heavy and medium-duty transportation sector. During 2021, we dispensed 19.9 million GGEs of RNG to the transportation market, generating corresponding Environmental Attributes, utilizing its current network of 75 Fueling Stations in 18 states in the United States, including more than 20 stations in California.

In the coming years, we believe it will also be able to provide hydrogen fuel to vehicle fleets, by constructing and servicing hydrogen fueling stations as well as providing RNG for hydrogen production. As fleet operators deploy more hydrogen powered vehicles, we anticipate constructing and servicing stations that use hydrogen derived from RNG to deliver low carbon hydrogen fuel to customers. We are currently in the design and engineering phase of the first several of these hydrogen fueling stations.

Our Strengths

Vertical Integration of Business

The combination of Biogas Conversion Projects and Fueling Stations, together with the dispensing, generation, and monetization of the associated Environmental Attributes, differentiates us from our principal competitors. This vertical integration allows for a direct pathway to qualify biogas for Environmental Attributes and offers an attractive network of Fueling Stations to heavy and medium-duty trucking fleets running on natural gas.

Our involvement across the RNG value chain, from production to dispensing of RNG, gives us the opportunity to avoid value leakage that competitors may incur by having to rely upon third-parties for either RNG supply or dispensing. The additional value captured benefits us by allowing it to offer better terms to its increasing number of transportation customers. The increasing adoption of RNG as a fuel for transportation use amongst its customers subsequently gives us more opportunities to secure additional gas rights for Biogas Conversion Projects.

Our vertical integration also attracts low CI project developers that need partners to market and dispense their fuel to obtain LCFS credits and provide the required economic returns on their projects. As a result, we gain opportunities to source new Biogas Conversion Projects as well as secure RNG marketing agreements from these developers. In addition, fleet owners are attracted to our biogas conversion and dispensing resources which results in the growth of dispensing, station construction and service businesses.

Management and Project Expertise

Our management team has decades of combined experience in the design, development, construction, maintenance, and operation of Biogas Conversion Projects and Fueling Stations that dispense RNG, as well as the monetization of the associated Environmental Attributes. We believe our team’s proven track record and focus give us a strategic advantage in continuing to grow our business. Our diverse experience and integration of key technical, environmental, and administrative support functions underpin our ability to design and operate projects and execute its day-to-day activities.

Our experience and existing project portfolio has provided access to a wide spectrum of available biogas-to-RNG and biogas-to-Renewable Power conversion technologies. We are technology agnostic and base project design on the available technologies (and related equipment) most suitable for the specific application, including membranes, media, and solvent-based gas cleanup technologies. We are actively engaged in the management of each project site and regularly serves in engineering, construction management, and commissioning roles. This allows us to develop a comprehensive understanding of the operational performance of each technology and how to optimize application of the technology to specific projects, including through enhancements and improvements of operating or abandoned projects. At LFG-to-RNG projects, technologies deployed at each project are relatively consistent and mature and Management has extensive experience with such technologies. At livestock waste-to-RNG projects, digester technologies may be different from site to site but upgrading technology again is fairly consistent from site to site and they have both been widely used in the past several decades. Additionally, we also work with key vendors on initiatives to develop and test upgrades to existing technologies.

We also have a network of experienced and creditworthy EPC contractors to perform design, development, procurement and construction services under supervision by us. Typically, our current contracts for EPC services contain fixed price, date certain provisions and liquidated damages provisions, which greatly reduce the risks typically associated with construction projects. Additionally, we also work with key vendors on initiatives to develop and test upgrades to existing technologies.

Access to Development Opportunities

We have many relationships throughout the industry supply chain from technology and equipment providers to feedstock owners to RNG off-takers. We believe the strong reputation we have attained in combination with its understanding of the various and complex requirements for generating and monetizing Environmental Attributes gives us a competitive advantage relative to new market entrants. We further benefit from our vertical integration by offering dispensing and monetization services to third-party developers, which can lead to project acquisition or partnership opportunities for us.

We leverage our relationships built over the past several decades to identify and execute new project opportunities. Typically, new development opportunities come from our existing relationships with landfill owners and dairy developers who value our long operating history and strong reputation in the biogas conversion industry. This includes new projects or referrals from existing partners. We actively seek to extend the term of our contracts at project sites and views our positive relationships with the owners and managers of its host landfills and dairy farms as a contributing factor to our ability to extend contract terms as they come due.

Large and Diverse Project Portfolio

We believe we have one of the largest and most technologically optimized Biogas Conversion Project portfolios in the RNG industry. Our ability to solve unique project development challenges and integrate such solutions across our entire project portfolio has supported the long-term successful partnerships we have with its Biogas Conversion Project hosts. Because we are able to meet the varying needs of its host partners, we have a strong reputation and is actively sought out for new project and acquisition opportunities. Additionally, our size and financial discipline generally affords it the ability to achieve priority service and pricing from contractors, service providers, and equipment suppliers.

EHS and Compliance

Our executive team places the highest priority on the health and safety of our staff and third parties at our project sites, as well as the preservation of the environment. Our corporate culture is built around supporting these priorities, as reflected in our well-established practices and policies. By setting and maintaining high standards in the renewable energy field, we are often able to contribute positively to the safety practices and policies of its host landfills, which reflects favorably on us with potential hosts when choosing a counterparty. Our high safety standards include use of wireless gas monitoring safety devices, active monitoring of all field workers, performance of regular EHS audits and the use of technology throughout our safety processes from employee training in compliance with operational processes and procedures to emergency preparedness. By extension, we incorporate our EHS standards into our subcontractor selection qualifications to ensure our commitment to high EHS standards is shared by our subcontractors which provides further assurances to our host landfills.

Our Strategy

Capture and Conversion Business

We aim to maintain and grow our position as a leading producer and dispenser of RNG in the United States. We support this objective through a multi-pronged strategy of:

●	promoting the reduction of methane emissions and expanding the use of renewable fuels to displace fossil-based fuels;

●	expanding our industry position as a full-service partner for development opportunities, including through strategic transactions; and

●	expanding our capabilities to new feedstock sources and technologies.

Promoting the Reduction of Methane Emissions and Expanding the Use of Renewable Fuels to Displace Fossil-Based Fuels

We share the renewable fuel industry’s commitment to providing sustainable renewable energy solutions and offering products with high economic and ecological value. By simultaneously replacing fossil-based fuels and reducing overall methane emissions, our projects have a positive environmental impact. We strive to optimize the economics of capturing biogas from our host landfills and dairy farms for conversion to RNG by balancing the capital and operating costs with the current and future quality and quantity of biogas.

In addition to methane emission reduction, the increased production and use of RNG has several other environmental benefits. Anaerobically digested livestock waste produces significantly less odor than conventional storage and land application systems. The odor of stored livestock waste mainly comes from volatile organic acids and hydrogen sulfide, which has a sulphury smell. In an anaerobic digester, volatile organic compounds are reduced to methane and carbon dioxide, which are odorless gases. The volatized fraction of hydrogen sulfide is captured with the collected ADG and destroyed. Anaerobic digestion provides several water quality and land conservation benefits as well. Digesters, particularly heated digesters, can destroy more than 90% of disease-causing bacteria that might otherwise enter surface waters and pose a risk to human and animal health. Digesters also reduce biochemical oxygen demand (“BOD”). BOD is one measure of the potential for organic wastes to reduce dissolved oxygen in natural waters. Because fish and other aquatic organisms need minimum levels of dissolved oxygen for survival, farm practices that reduce BOD protect the health of aquatic ecosystems. In addition to protecting local water resources, implementing anaerobic digesters on livestock facilities improves soil health. Adding digestate to soil increases the organic matter content, reduces the need for chemical fertilizers, improves plant growth and alleviates soil compaction. Further, digestion converts nutrients in manure to a more accessible form for plants to use. The risks of water and soil contamination from flooding of open lagoons are also mitigated by digesters.

As a leading producer of RNG, we believe it is imperative to its continued growth and success that we remain a strong advocate for the sustainable development, deployment and utilization of RNG to reduce dependence on fossil fuels while increasing domestic energy production.

Many of our team members have been involved in the biogas conversion industry for over 20 years. We are an active participant in several industry trade organizations. Our participation in these groups allows us to align with industry colleagues to better understand the challenges facing the industry and to collaborate with them to develop creative solutions to such problems.

As an active participant in industry trade organizations, we regularly participate in conferences and regulatory initiatives, including lobbying, to address key issues and promote the RNG industry. Collaborating with other industry teams provides us with a holistic view of the RNG industry, which aides us in identifying emerging trends and opportunities. Our participation allows us to align with industry colleagues to better understand the challenges facing the industry and to collaborate with them to develop creative solutions to such problems. We are focused on maintaining and nurturing our relationships with pipeline off-takers and seeks to ensure that such relationships are a priority, including by maintaining continuous communication, enforcing stringent real-time monitoring of our product quality, and providing materials to assist with their corporate sustainability communications.

Expanding Our Industry Position as a Full-Service Partner for Development Opportunities, Including Through Strategic Transactions

Throughout its over 20 years of biogas conversion experience, we have developed the full range of biogas conversion project related capabilities from landfill gas collection system expertise, to engineering, construction, management and operations, through EHS oversight and Environmental Attributes management. By vertically integrating across RNG services, we are able to reduce development and operations costs, optimize efficiencies and improve operations. Our full suite of capabilities allows it to serve as a multi-project partner for certain project hosts across multiple transactions, including through strategic transactions. To that end, we actively identify and evaluates opportunities to acquire entities that will further our vertically-integrated services.

Expanding Our Capabilities to New Feedstock Sources and Technologies

We believe the market has not yet unlocked the full potential of RNG and Renewable Power. However, as biogas processing technology continues to improve and the required energy intensity of the RNG and Renewable Power production process is reduced, we expect that we will be able to enter new markets for our products, such as providing fuel for the production of renewable energy sources. With our experience and industry expertise, we believe it is well-positioned to take advantage of opportunities to meet the clean energy needs of other industries looking to use renewable energy in their operations.

We are actively reviewing opportunities beyond our core LFG and dairy RNG business. We intend to diversify our project portfolio beyond landfill biogas through expansion into additional methane producing assets, while opportunistically adding third-party developed technology capabilities to boost financial performance and our overall cost competitiveness. The drive toward voluntary and most likely regulatory-required organic waste diversion from landfills is of particular interest as we leverages our current experience base. We believe this trend will provide long-term growth opportunities.

Dispensing and Monetization Business

We aim to maintain and increase its position as a leading provider of RNG to the heavy and medium-duty commercial vehicle market in the United States. We support this objective through a multi-pronged strategy of:

●	promoting the reduction of GHG emissions and expanding the use of renewable fuels to displace fossil-based fuels; and

●	empowering our customers to achieve their sustainability and carbon reduction objectives.

Promoting the Reduction of GHG Emissions and Expanding the Use of Renewable Fuels to Displace Fossil-Based Fuels.

We share the renewable fuel industry’s commitment to providing sustainable renewable energy solutions and to offering products with high economic and ecological value. By simultaneously replacing fossil-based fuels and reducing overall methane emissions, our business has a substantial positive environmental impact. We are committed to the sustainable development, deployment, and utilization of RNG to reduce the country’s dependence on fossil fuels.

Empowering Our Customers to Achieve their Sustainability and Carbon Reduction Objectives.

In November 2021, global leaders met in Glasgow for the United Nations Climate Change Conference (COP26) to draw up a successor plan to the Paris Agreement. With evidence indicating that the Paris Agreement targets may fall short of limiting global warming to 1.5°C, governments and regulators globally face mounting public pressure to address the threat of climate change. The United States has re-joined the Paris Agreement and key investors have made climate change risk management a key priority: BlackRock has stated in its 2021 stewardship expectations guidelines that “[t]he events of [2020] have intensified our conviction that sustainability risk — and climate risk in particular — is investment risk” and plans to expand its engagement to the over 1,000 companies that are responsible for producing 90% of GHG emissions in its investment portfolio. Similarly, in his letter to boards, Cyrus Taraporevala, State Street’s CEO and President, said the asset manager will be elevating its focus on climate risk, noting that ahead of COP26, “policymakers are assessing progress on climate change action . . . many jurisdictions are signaling their intentions to make climate risk disclosure mandatory.” Vanguard has determined that “it is critical that public company boards fully understand and own climate-related risks.”

We are well positioned to empower our customers to achieve their sustainability and carbon reduction goals. Because our business involves the capture and transformation of waste methane into a renewable source of energy, we believe our customers can significantly reduce GHG emissions from their commercial transportation activities. Further, our RNG is available today to reduce GHG emissions and meet sustainability objectives at a cost to customers that is competitive to other fuels like diesel. OPAL also assists its customers in their transition to cleaner transportation fuels by helping them obtain federal, state and local tax credits, grants and incentives, vehicle financing, and facilitating customer selection of vehicle specifications to meet their needs.

Competition

There are a number of other companies operating in the renewable energy and waste-to-energy space, ranging from other project developers to service or equipment providers.

Our primary competition is from other companies or solutions for access to biogas from waste. Evolving consumer preferences, regulatory conditions, ongoing waste industry trends, and project economics have a strong effect on the competitive landscape and our relative ability to continue to generate revenues and cash flows. We believe based on (i) our status as one of the largest operators of LFG-to-RNG projects, (ii) our over 20-year track record of operating and developing projects, (iii) our vertically integrated business platform, (iv) our deep relationships with some of the largest landfill owners and (v) our relationships with dairy farms in the country, we are well-positioned to continue to operate and grow its portfolio and respond to competitive pressures. We have demonstrated a track record of strategic flexibility across its over 20-year history which has allowed us to pivot towards projects and markets that we believe deliver optimal returns and shareholder value in response to changes in market, regulatory and competitive pressures.

The biogas market is heavily fragmented. We believe both our size compared to other LFG companies and our capital structure puts us in a strong position to compete for new project development opportunities or acquisitions of existing projects. However, competition for such opportunities, including the prices being offered for gas supply, will impact the expected profitability of projects, and may make projects unsuitable to pursue. Likewise, prices being offered by our competitors for fuel supply may increase the royalty rates that we pay under our fuel supply agreements when such agreements expire and need to be renewed or when expansion opportunities present themselves at the landfills where our projects currently operate. It is also possible that more landfill owners and dairy farm owners may seek to install their own RNG production facilities on their sites, which would reduce the number of opportunities for us to develop new projects. Our overall size, reputation, access to capital, experience and decades of proven execution on LFG project development and operation position us to compete strongly amongst its industry peers.

We are aware of several competitors in the United States that have a similar business model to our own, including Clean Energy Fuels (Nasdaq: CLNE), Archaea Energy (NYSE: LFG), U.S. Gain, Montauk Renewables (Nasdaq: MNTK), Brightmark, AMP Energy and Morrow Renewables, as well as companies with biogas-to-energy facilities as a segment or subsidiary of their operations, including DTE, SJI, UGI, Kinder Morgan, and Ameresco. In addition, certain landfill operators such as Waste Management have also chosen to selectively pursue biogas conversion projects at their sites.

Governmental Regulation

General

Each of our projects is subject to federal, state and local air quality, solid waste, and water quality regulations and other permitting requirements. Specific construction and operating permit requirements may differ among states. Specific permits we frequently must obtain when developing our projects include: air permits, nonhazardous waste management permits, pollutant discharge elimination permits, zoning and beneficial use permits. Our existing projects must also maintain compliance with relevant federal, state and local EHS requirements.

Our RNG projects are subject to federal RFS program regulations, including the Energy Policy Act of 2005 (the “EPACT 2005”) and EISA. The EPA administers the RFS program with volume requirements for several categories of renewable fuels. The EPA’s RFS regulations establish rules for fuel supplied and administer the RIN system for compliance, trading credits and rules for waivers. The EPA calculates a blending standard for each year based on estimates of gasoline usage from the Department of Energy’s Energy Information Agency. Separate quotas and blending requirements are determined for cellulosic biofuels, biomass-based diesel, advanced biofuels and total renewable fuel. Further, we are required to register each RNG project with the EPA and relevant state regulatory agencies. We qualify our RINs through a voluntary Quality Assurance Plan, which typically takes from three to five months from first injection of RNG into the commercial pipeline system. Further, we typically make a large investment in the project prior to receiving the regulatory approval and RIN qualification. In addition to registering each RNG project, we are subject to quarterly audits under the Quality Assurance Plan of our projects to validate our qualification.

Our RNG projects are also subject to state renewable fuel standard regulations. By way of example, the LCFS program in California requires producers of petroleum-based fuels to reduce the CI of their products by at least 10% by 2020 and 20% by 2030 from a 2010 baseline. Petroleum importers, refiners and wholesalers can either develop their own low-carbon fuel products or buy California LCFS credits from other companies that develop and sell low-carbon alternative fuels, such as biofuels, electricity, natural gas or hydrogen. We are subject to a qualification process similar to that for RINs, including verification of CI levels and other requirements that currently exists for LCFS credits in California.

The EPA under the Clean Air Act (the “CAA”) regulates emissions of pollutants to protect the environment and public health and contains provisions for New Source Review (the “NSR”) permits and Title V permits. New Biogas Conversion Projects may be required to obtain construction permits under the NSR program. The combustion of biogas results in emissions of carbon monoxide, oxides of nitrogen, sulfur dioxide, volatile organic compounds and particulate matter. The CAA and state and local laws and regulations impose significant monitoring, testing, recordkeeping and reporting requirements for these emissions. Requirements vary for control of these emissions, depending on local air quality. Applicability of the NSR permitting requirements will depend on the level of emissions resulting from the technology used and the project’s location. Many Biogas Conversion Projects must obtain operating permits that satisfy Title V of the 1990 CAA Amendments. The operating permit describes the emission limits and operating conditions that a facility must satisfy and specifies the reporting requirements that a facility must meet to show compliance with all applicable air pollution regulations. A Title V operating permit must be renewed every five years. Even when a biogas project does not require a Title V permit, the project may be subject to other federal, state and/or local air quality regulations and permits.

In addition, our operations and the operations of the landfills at which we operate may be subject to New Source Performance Standards and emissions guidelines, pursuant to the CAA, applicable to municipal solid waste landfills and to oil and gas facilities. Among other things, these regulations are designed to address the emission of methane, a potent GHG, into the atmosphere.

Before an RNG project can be developed, all the Resource Conservation and Recovery (the “RCRA”) Subtitle D requirements (requirements for nonhazardous solid waste management) must be satisfied. In particular, methane is explosive in certain concentrations and poses a hazard if it migrates beyond the project boundary. Biogas collection systems must meet RCRA Subtitle D standards for gas control. RNG projects may be subject to other federal, state and local regulations that impose requirements for nonhazardous solid waste management.

Certain Biogas Conversion Projects may be subject to federal requirements to prepare for and respond to spills or releases from tanks and other equipment located at these projects and provide training to employees on operation, maintenance and discharge prevention procedures and the applicable pollution control laws. At such projects, we may be required to develop spill prevention, control and countermeasure plans to memorialize our preparation and response plans and to update them on a regular basis.

Our operations may result in liability for hazardous substances or other materials placed into soil or groundwater. Pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or other federal, state or local laws governing the investigation and cleanup of sites contaminated with hazardous substances, we may be required to investigate and/or remediate soil and groundwater contamination at our projects, contiguous and adjacent properties and other properties owned and/or operated by third parties.

Additionally, Biogas Conversion Projects may need to obtain National Pollutant Discharge Elimination System permits if wastewater is discharged directly to a receiving water body. If wastewater is discharged to a local sewer system, Biogas Conversion Projects may need to obtain an industrial wastewater permit from a local regulatory authority for discharges to a Publicly Owned Treatment Works. The authority to issue these permits may be delegated to state or local governments by the EPA. The permits, which typically last five years, limit the quantity and concentration of pollutants that may be discharged. Permits may require wastewater treatment or impose other operating conditions to ensure compliance with the limits. In addition, the Clean Water Act and implementing state laws and regulations require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities.

FERC

FERC regulates the sale of electricity at wholesale and the transmission of electricity in interstate commerce pursuant to its regulatory authority under the Federal Power Act. FERC also regulates certain natural gas transportation and storage facilities and services, and regulates the rates and terms of service for natural gas transportation in interstate commerce under the Natural Gas Act and the Natural Gas Policy Act.

With respect to electricity transmission and sales, FERC’s jurisdiction includes, among other things, authority over the rates, charges and other terms for the sale of electricity at wholesale by public utilities (entities that own or operate projects subject to FERC jurisdiction) and for transmission services. With respect to its regulation of the transmission of electricity, FERC requires transmission providers to provide open access transmission services, which supports the development of competitive markets by assuring nondiscriminatory access to the transmission grid. FERC has also encouraged the formation of RTOs to allow greater access to transmission services and certain competitive wholesale markets administered by ISOs and RTOs.

In 2005, the U.S. federal government enacted the EPACT 2005 conferring new authority for FERC to act to limit wholesale market power if required and strengthening FERC’s civil penalty authority (including the power to assess fines of up to $1.3 million per day per violation, as adjusted due to inflation), and adding certain disclosure requirements. EPACT 2005 also directed FERC to develop regulations to promote the development of transmission infrastructure, which provides incentives for transmitting utilities to serve renewable energy projects and expanded and extended the availability of U.S. federal tax credits to a variety of renewable energy technologies, including wind power. EPACT 2005’s market conduct, penalty and enforcement provisions also apply to fraud and certain other misconduct in the natural gas sector.

Qualifying Facilities

The Public Utility Regulatory Policies Act (“PURPA”) established a class of generating facilities that would receive special rate and regulatory treatment, termed QFs. There are two categories of QFs: qualifying small power production facilities and qualifying cogeneration facilities. A small power production facility is a generating facility of 80 MW or less whose primary energy source is hydro, wind, solar, biomass, waste, or geothermal. A cogeneration facility is a generating facility that produces electricity and another form of useful thermal energy (such as heat or steam) in a way that is more efficient than the separate production of both forms of energy. QFs are generally subject to reduced regulatory requirements. Small power production facilities up to 20 MW and “eligible” facilities as defined by section 3(17)(E) of the Federal Power Act are exempt from rate regulation under Sections 205 and 206 of the Federal Power Act.

In addition, PUHCA provides FERC and state regulatory commissions with access to the books and records of holding companies and other companies in holding company systems. It also provides for the review of certain costs. Companies that are holding companies under PUHCA solely with respect to one or more exempt wholesale generators, certain QFs or foreign utility companies are exempt from these PUHCA books and records requirements.

State Utility Regulation

While federal law provides the utility regulatory framework for our sales of electricity at wholesale in interstate commerce, there are also important areas in which state regulatory control over traditional public utilities that fall under state jurisdiction may have an effect on our projects. For example, the regulated electricity utility buyers of electricity from our projects are generally required to seek state public utility commission approval for the pass through in retail rates of costs associated with PPAs entered into with a wholesale seller. Certain states, such as New York, regulate the acquisition, divestiture, and transfer of some wholesale power projects and financing activities by the owners of such projects. California, which is one of our markets, requires compliance with certain operations and maintenance reporting requirements for wholesale generators. In addition, states and other local agencies require a variety of environmental and other permits.

State law governs whether an independent generator or power marketer can sell retail electricity in that state, and whether gas can be sold by an entity other than a traditional, state-franchised gas utility. Some states, such as Florida, prohibit most sales of retail electricity except by the state’s franchised utilities. In other states, such as New Jersey and Pennsylvania, an independent generator may sometimes sell retail electricity power to a co-located or adjacent business customer, and a gas supplier can sometimes make on-premises or adjacent-premises gas deliveries to a single plant or customer. Some states, such as Massachusetts and New York, permit retail power and gas marketers to use the facilities of the state’s franchised utilities to sell power and/or gas to retail customers as competitors of the utilities.

RNG Production and Sale

Our projects typically convert biogas to RNG for sale as a fuel product. FERC regulates the natural gas pipelines that transport gas in interstate commerce, and specifies or approves a gas pipeline’s tariff that sets the rates, terms and conditions, gas quality, and other requirements applicable to transportation of natural gas on the pipelines, including shipping RNG. Our sites are not permitted, and may not be physically able, to deliver RNG to a FERC-regulated pipeline unless the pipeline’s receipt of the gas is consistent with the standards adopted in the pipeline’s FERC tariff. State regulators determine whether RNG may be purchased by the state’s local gas utilities, and whether a site operator may directly sell gas to a retail, or direct end-use, customer. Purely local gas sales not utilizing FERC-regulated or certificated facilities are typically not subject to FERC gas regulation. The local distribution of gas to end-use customers by a state-regulated gas utility is also typically outside the scope of FERC’s gas regulatory jurisdiction. The opening and operation of a landfill or dairy farm that is expected to produce gas does not ordinarily require a FERC certificate or the acceptance by FERC of a gas tariff.

Future Regulations

The regulations that are applicable to our projects vary according to the type of energy being produced and the jurisdiction of the facility. As part of our growth strategy, we are looking to grow by pursuing development and acquisition opportunities. Such opportunities may exist in jurisdictions where we have no current operations and, as such, we may become exposed to different regulations for which we have no experience. Some states periodically revisit their regulation of electricity and gas sales. Other states, such as South Carolina and Florida, have adhered to traditional exclusive franchise practices, and in these and other states most electricity and gas customers may receive service only from a utility that holds an exclusive geographic franchise to provide service at that customer’s location. In some states that have experienced energy price hikes or market volatility, such as New York, Texas and California, investments in expanding facilities or buying or building additional facilities may be subject to changing regulatory requirements that may encourage competitive market entry.

Effect of Existing or Probable Government Regulations on Our Business

Our business is affected by numerous laws and regulations on the international, federal, state and local levels, including energy, environmental, conservation, tax and other laws and regulations relating to our industry. Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on our business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

We believe our operations comply in all material respect with applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive an effect on our operations than on other similar companies in our industry. We do not anticipate any material capital expenditures to comply with international, federal and state environmental requirements. See “Business—Legal Proceedings.”

Segments and Geographic Information

For information regarding revenues and other information regarding our results of operations for each of the last two fiscal years by financial reporting segment, please refer to the financial statements included in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Facilities

Our corporate headquarters are located in White Plains, New York, where we occupy approximately 13,600 square feet of shared office space with an affiliate of Fortistar pursuant to an Administrative Services Agreement. See “Certain Relationships and Related Party Transactions—Administrative Services Agreement.” We believe this office space is adequate for our needs for the immediate future and that, should it be necessary, we can lease additional space to accommodate any future growth.

Our services office and maintenance facility is located in Oronoco, Minnesota, where we own and occupy an 20,000 square foot building of combined office space, maintenance shop and loading dock located on 3.25 acres. The building was acquired in September 2018 and is adequate for needs for the immediate future. Should it be necessary, we believe we can expand the building to accommodate future growth.

Our construction office and maintenance facility is located in Rancho Cucamonga, California, where we occupy approximately 29,935 square feet of combined office space, maintenance shop and loading dock. Our lease expires on January 31, 2023, and we have an option to extend the lease for one additional term of 24 months. We believe the space that we currently lease is adequate for our needs for the immediate future but we will likely seek additional space during the course of 2022 to accommodate future growth, which we believe will be available to us on satisfactory terms.

As of July 31, 2022, we owned and operated 25 projects, six of which are RNG projects and 19  of which are Renewable Power projects. See “— Our Projects” for further summary of our projects.

Employees

As of July 31, 2022, OPAL had approximately 289 full-time employees, all of whom are located in the United States. None of our employees are subject to a collective bargaining agreement and we believe we have a good relationship with our employees.

Legal Proceedings

From time to time, we are involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business, some of which may be material. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us.

City of Albany Matter

On March 10, 2020, the City of Albany (“City”) commenced an action against two of our subsidiaries, Albany Energy LLC (“Albany Energy”) and NEO Albany L.L.C. (“NEO”), in the Supreme Court of the State of New York, County of Albany alleging that Albany Energy and NEO have defaulted in their obligation to utilize the Landfill Gas and convert it to electricity, depriving the City of royalty payments. The City has not quantified this portion of its claim. In addition, the City is alleging that Albany Energy was unjustly enriched when it applied for and received money under the section 1603 Grant program that was part of the American Recovery and Reinvestment Act of 2009. NEO and Albany Energy have counterclaimed against the City, alleging that the City failed in its contractual obligation and refused to deliver landfill gas that it collected in quantities that would make NEO and Albany Energy’s production of electricity commercially viable. This failure includes the City’s refusal to modify its landfill gas flare to operate in a more efficient manner.

The City, in May of 2021, moved for partial summary judgment on its claim for half of the 1603 grant payment (approximately $1.0 million) and NEO and Albany Energy moved in opposition to the City’s motion. On September 29, 2021, the judge in the proceeding issued his decision rejecting the City’s claim that it was entitled to one-half of the 1603 Grant. Unless the City appeals the judge’s decision and wins a reversal, this claim cannot be pursued further. As of this writing, the City has not appealed.

Arbor Hills Matters

One of our subsidiaries, Arbor Hills Energy LLC (“AHE”), has received various notices of violation from the Michigan Department of Environment, Great Lakes and Energy (“EGLE”) and the EPA relating to alleged violations of the Clean Air Act and Part 55 of the Michigan Natural Resources and Environmental Protection Act. On March 3, 2020, AHE received an Enforcement Letter from the U.S. Department of Justice seeking to resolve these alleged violations through settlement in a Consent Decree that would include civil fines and penalties and injunctive relief. The parties have entered into a consent decree, which was formally entered by the court in December 2021, that resolves the matter and which requires that the Company pay a fine in the approximate amount of $750,000, payable in three installments over two years, and install a sulfur treatment system in accordance with the schedule set forth in the Consent Decree.

Virginia Matters

On July 30, 2021, Richmond Energy, a Company subsidiary, entered into a Consent Order with the VDEQ related to an October 31, 2019 notice of violation for a failed source test conducted by VDEQ, which identified exceedances in total sulfur, volatile organic compounds and sulfur dioxide emissions from the Old Dominion landfill gas facility in Henrico, VA. Pursuant to the Consent Order, Richmond Energy paid a $99,000 penalty and is required to modify the facilities permit to account for these emissions. The Richmond Energy facility has been shut down since April 3, 2020 while Richmond Energy modifies the facility’s permit, which will require the installation of a chiller treatment system at an estimated cost of $1.0 million. The facility is expected to be back online within the next twelve months.

On June 26, 2020, Richmond Energy declared a Force Majeure event under its PPA with Old Dominion Electric Cooperative (“ODEC”). The Force Majeure declaration stated that inspections of its this landfill gas-to-electric facility under a scheduled maintenance outage revealed extensive damage to the engine generator sets. The Richmond Energy facility, which is currently shut down as described in the previous paragraph, is currently undertaking significant capital expenditures, in cooperation with the landfill owner, and expects facility to restart during the next twelve months. In early 2022, Richmond Energy received an invoice and associated correspondence from ODEC asserting aggregated liquidated damages under the ODEC PPA for calendar years 2020 and 2021, reflecting the cover value of renewable energy certificates that would have been generated in those years, in the amount of $467,320.74. Richmond and ODEC entered into a settlement agreement whereby Richmond Energy would pay ODEC the specified damages for calendar years 2020 and 2021, as well as those to be assessed for calendar year 2022. On February 8, 2022, Richmond paid ODEC $467,320.74 pursuant to this settlement agreement; liquidated damages for calendar year 2022, if any, will be assessed by ODEC during the first quarter of 2023.

Ohio Edison Arbitration Demand

Noble Road RNG LLC (“Noble Road”), a subsidiary of Opco, and Ohio Edison Company (“Ohio Edison”) entered into several contracts pursuant to which Ohio Edison agreed to, among other things furnish to Noble Road alternating current, sixty cycle, three phase electrical energy at approximately 12,500 volts, up to approximately 2,100 kW of capacity, and agreed to construct upgrades to Ohio Edison’s facilities to serve the required load to Noble Road’s RNG facility.

Noble Road sent Ohio Edison an arbitration demand on January 24, 2022 alleging that, as a result of Ohio Edison’s failure to perform under the contracts, Noble Road was substantially delayed in completing its commission activities at its RNG facility and, although it has been able to maintain operations through use of generators, is unable to operate the equipment at its RNG facility at expected capacity. In addition, Noble Road asserts that Ohio Edison’s breach of the contracts has caused and continues to cause substantial damage. In its demand, Noble Road has stated that it is willing to defer arbitration in order to allow the parties to focus on reaching a consensual resolution and has proposed that the parties agree to hold the arbitration in abeyance while current efforts to resolve the problems are ongoing. Noble Road and Ohio Edison have entered into a tolling agreement with respect to this matter which is in effect until November 1, 2022.

MANAGEMENT

Executive Officers and Directors

Our Board

Our business and affairs are managed by or under the direction of our board, which is comprised of seven directors. Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As a controlled company, we are largely exempt from such requirements. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board has determined that Mr. Gatti, Mr. Fogarty and Mr. Vemuri are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

The directors of our board are as follows. Each director was appointed to our board in connection with the Closing of the Business Combination and holds his or her office until his or her successor has been duly elected or appointed and has qualified, or until his earlier death, resignation or removal.

Name	Position with OPAL	Age
Mark Comora	Chairman	81
Nadeem Nisar	Director	49
Marco F. Gatti	Director	39
Kevin M. Fogarty	Director	56
Betsy L. Battle	Director	68
Scott Dols	Director	58
Ashok Vemuri	Director	54

The following is a brief biography of each director of our board.

Mark S. Comora is the Founder and President of Fortistar. Since founding Fortistar in 1993, Mr. Comora has led Fortistar’s growth in the decarbonization of power generation, transportation fuels, and industrial processes. Mr. Comora is the chairman of Fortistar’s management and investment committees. Additionally, Mr. Comora currently serves as Chairman of the Board of Directors of Fortistar Sustainable Solutions Corp. (Nasdaq: FSSI) and as a member of the Board of Managers at Braven Environmental, LLC (“Braven Environmental”). Mr. Comora is an Officer and Member of the Board of the American Museum of Fly Fishing and a past member of the board of directors of the Independent Power Producers of New York and the board of directors of the Equipment Leasing Association and Leasing Foundation. Mr. Comora is a CPA and has an MBA from Columbia University and a BA from the University of Michigan. Mr. Mark Comora is the father of Mr. Adam Comora.

Nadeem Nisar has been serving as a Managing Director of Fortistar since July 2008, where he serves as Head of Fortistar’s Investment Team. Mr. Nisar is a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies. Mr. Nisar is also the Chief Executive Officer of Fortistar Sustainable Solutions Corp. Mr. Nisar also serves on the board of directors of several of Fortistar’s portfolio companies, including Fortistar Sustainable Solutions Corp, Carbonfree Chemicals LLC, Braven Environmental and Pellucere Technologies. Since joining Fortistar in 2008, Mr. Nisar has been executing Fortistar’s successful long-term strategy of sponsoring control investments in large scale power generation and energy infrastructure companies as well as leading Fortistar’s growth equity investments in biofuels, carbon capture and circular economy sectors. Prior to Fortistar, Mr. Nisar was a member of Deutsche Bank AG’s Power & Utilities group and Credit Suisse Securities (USA) LLC’s M&A and Global Energy teams where he advised on $30 billion in M&A and $20 billion in financing transactions. Mr. Nisar has a BS in Electrical Engineering from Washington University and a BA in Physics and Economics from Ohio Wesleyan University.

Marco F. Gatti currently serves as a Managing Director or ArcLight Capital. Mr. Gatti joined ArcLight Capital in 2018 and has 11 years of energy and private equity experience. Previously, Mr. Gatti served as the Chief Financial Officer of ArcLight Clean Transition Corp. I (Nasdaq: ACTC) from September 2020 to June 2021 when it completed a business combination. Prior to joining ArcLight Capital, Mr. Gatti spent five years as a Vice President in the Energy group at Warburg Pincus, where he focused on the sourcing, execution and portfolio management of equity investments in the energy and heavy industry sectors. Prior to joining Warburg Pincus in 2013, Mr. Gatti worked at Bain Capital, McKinsey & Company and Praxair between 2007 and 2012. Mr. Gatti earned a Master of Business Administration from the Wharton School of the University of Pennsylvania, a Master of Science in Mechanical Engineering from the University of Minnesota and a Bachelor of Science in Mechanical Engineering from Politecnico di Milano.

Kevin M. Fogarty recently retired from Kraton Corporation, Inc. (“Kraton”), where he served as President, Chief Executive Officer and Director, since 2008, following Kraton’s sale to DL Chemical in March, 2022. Kraton is a $2B leading global sustainable producer of specialty polymers and high-value biobased products derived from pine wood pulping co-products. Before joining Kraton, Mr. Fogarty spent 14 years with the Koch Industries, Inc. family of companies, where he held a variety of roles, including President for Polymer and Resins at Invista and President of KoSa’s Polymer and Intermediaries business. Mr. Fogarty was appointed non-executive Chairperson of the Board of Directors at Ecovyst Inc. (NYSE:ECVT), a leading integrated and innovative global provider of specialty catalysts and services, in April 2022. Since 2012, Mr. Fogarty has served as a Director of Glatfelter Corporation (NYSE:GLT), a leading global supplier of sustainable, cellulosic-based engineered materials, where he served as lead independent director from 2018 to 2021 and currently as Chairperson of the Nominating and Corporate Governance Committee. Mr. Fogarty is also a director of Circulus Holdings, PBLLC, a plastic recycling company. Mr. Fogarty previously served on the Board of Directors of the American Chemistry Council from 2017 through 2022. Mr. Fogarty graduated from Dalhousie University, in Halifax, Nova Scotia with a Bachelor of Engineering in 1990.

Betsy L. Battle has served since 2009 as Founding Partner and Chief Investment Officer of Lone Peak Partners Management, LP, an investment firm registered with the SEC and NFA. Prior to her founding Lone Peak Partners Management, LP, she was Director of Manager Selection and a member of the Management Committee at Soros Fund Management LLC. Over her eight years there, she not only managed multibillion dollar portfolios of external hedge funds for the Quantum group of funds and George Soros, but also built the manager selection and due diligence processes as well as the multi-manager portfolio construction and monitoring methodologies. Prior to Soros Fund Management, she held positions at Bankers Trust, Citicorp and JP Morgan, primarily as a manager in Global Sales and Trading. She currently serves on the Board of Directors of the University of North Carolina Kenan-Flagler Business School Foundation Board, the Board of Directors of the Breast Cancer Research Foundation, the International Advisory Board of Carolina Performing Arts, as well as a Fellow with the Keenan Institute of Private Enterprise, and a member of the President’s Council of the Peconic Land Trust. Ms. Battle received a BA from the University of North Carolina at Chapel Hill in 1976.

Scott Dols is the CEO of several waste-related companies. Mr. Dols is the Founder and, since 2002, has served as CEO of Big Truck Rental, which is a provider of new refuse and roll off rental trucks and provides waste haulers access to the latest model trucks. Mr. Dols is also a past Chairman of the National Waste & Recycling Association and currently serves on the Supplier Board of Governors. Mr. Dols also currently sits on the board of the Environmental Research & Education Foundation, which provides research and educational initiatives that translate directly into action for sustainable waste management practices.

Ashok Vemuri served as Chief Executive Officer and a Director of Conduent Incorporated, a global digital interactions company, from the company’s inception as a result of the spin-off from Xerox Corporation in January 2017 through August 2019. He previously served as Chief Executive Officer of Xerox Business Services, LLC and as an Executive Vice President of Xerox Corporation from July 2017 to December 2017. Prior to that, he was President, Chief Executive Officer, and a member of the Board of Directors of IGATE Corporation, a New Jersey-based global technology and services company now part of Capgemini, from 2013 to 2015. Before IGATE, Mr. Vemuri spent fourteen years in a variety of leadership and business development roles at Infosys, a multinational consulting and IT services company, where he joined as a business development manager and rose to serve as a member of the board. Mr. Vemuri is a member of the CEO Action for Diversity & Inclusion. He holds a Bachelor of Science degree from St. Stephen’s College, Delhi, and received his MBA from the Indian Institute of Management, Ahmedabad. Mr. Vemuri has served as a director for The Kroger Co. (NYSE: KR) since 2019, where he sits on the Audit and Financial Policy Committees.

Executive Officers

The following persons serve as our executive officers:

Name	Position with OPAL	Age
Adam Comora	Co-Chief Executive Officer	50
Jonathan Maurer	Co-Chief Executive Officer	63
Ann Anthony	Chief Financial Officer	55
David Unger	Executive Vice President	53
Anthony Falbo	Chief Operating Officer	55
Scott Edelbach	Executive Vice President	52
Hugh Donnell	Senior Vice President	68
John Coghlin	General Counsel	55

The following is a brief biography of each of our executive officers.

Adam Comora served in the role as Co-Chief Executive Officer of Opco from December 2020 up to the closing of the Business Combination. Mr. Comora was also with Fortistar from February 2011 until January 1, 2022 (when effective as of such time he resigned all his positions with Fortistar and its affiliated entities other than Opco), where, among other things, he served as President and Chief Executive Officer of TruStar Energy which now comprises the dispensing and monetization segment of Opco. Since the Business Combination, Mr. Comora has served as the Co-Chief Executive Officer of OPAL Fuels Inc. Prior to joining Fortistar, Mr. Comora was a partner at EnTrust Capital, an asset management firm based in New York City, where he was an integral part of the investment team managing long only equities, a long/short strategy launched in February 1999 and a fund of funds launched in 2003. While at EnTrust, assets under management grew from $1 billion to $6 billion. Prior to EnTrust Comora was an Analyst and Associate at JP Morgan Investment Bank from 1994-1998. Mr. Comora received his Bachelor of Arts in Economics and Government from Cornell University. Mr. Adam Comora is the son of Mr. Mark Comora.

Jonathan Maurer served in the role as Co-Chief Executive Officer of Opco from December 2020 up to the closing of the Business Combination where Mr. Maurer transitioned in the same capacity to the management OPAL Fuels Inc. Mr. Maurer previously served as a Managing Director of Fortistar until January 1, 2022 (when effective as of such time he resigned all his positions with Fortistar and its affiliated entities other than Opco), where he was Co-Head of Fortistar’s Investment Team and led all management and investment activities associated with Fortistar’s renewable natural gas, landfill gas to power, and biomass energy investments. Additionally, prior to January 1, 2022, Mr. Maurer served as a Managing Director of Fortistar Sustainable Solutions Corp. (Nasdaq: FSSI). Mr. Maurer also served as a member of Fortistar’s management and investment committees. Prior to his appointment at OPAL, Mr. Maurer served at Fortistar for over 30 years and previously was a commercial banker with JP Morgan Chase & Co. Mr. Maurer has an MBA from Columbia Business School and a Bachelor of Arts from St. Lawrence University.

Ann Anthony served as the Chief Financial Officer of Opco from April 2021 up to the closing of the Business Combination where Ms. Anthony transitioned in the same capacity to the management of OPAL Fuels Inc. Prior to joining OPAL, from November 2019 to April 2021, Ms. Anthony was the Chief Financial Officer and Secretary of Key Capture Energy, LLC, a start-up private equity funded battery storage company where she was responsible for managing all financial and HR processes for the start-up company. Before joining Key Capture Energy, LLC, Ms. Anthony served from 2008 to 2019 in various capacities with South Jersey Industries, Inc, a public energy services holding company, most recently leading finance and accounting as the Principal Financial Officer of SJI Utilities and Vice President and Treasurer of South Jersey Industries, Inc, the public registrant. Ms. Anthony received her Master of Business Administration and her Bachelor of Science in Finance from St. Joseph’s University.

David Unger served in the role as Executive Vice President of Opco from December 2020 up to the closing of the Business Combination where Mr. Unger transitioned in the same capacity to the management of OPAL Fuels Inc. Mr. Unger served at Fortistar from February 2018 until January 1, 2022 (when effective as of such time he resigned all his positions with Fortistar and its affiliated entities other than Opco), where he served as a Senior Vice President. Mr. Unger previously worked for Waste Management, Inc. for 23 years and developed their RNG and CNG monetization lines of business. Mr. Unger has developed over 70 renewable energy facilities, including RNG, LFG to electricity, and Solar. Mr. Unger managed Waste Management’s California CNG truck assets, monetizing both internally produced RNG and third-party sources RNG. In 2015 and 2016, Mr. Unger was selected to Waste Management’s “Circle of Excellence” for outstanding achievement. Mr. Unger has a Bachelor of Sciences in Renewable Natural Resources from the University of Connecticut and a Master of Business Administration from the University of New Haven.

Anthony Falbo served in the role as Chief Operating Officer of Opco from December 2020 up to the closing of the Business Combination where Mr. Falbo transitioned in the same capacity to the management of OPAL Fuels Inc. From 2006 until December 2020, Mr. Falbo served in a similar capacity as Senior Vice President at Fortistar. Mr. Falbo has over 36 years of experience working in the energy sector, both in the management of operating energy facilities as well as construction management. During his time at Fortistar, Mr. Falbo participated in the acquisition of over 30 landfill gas to energy power projects and developed a best-in-class operating team. Prior to joining Fortistar, from 1991 to 2006, Mr. Falbo served as an electrical power generation Supervisor for NAES Corporation. From 1985 – 1991, Mr. Falbo worked in the U.S. Navy Nuclear Power Program onboard submarines. Mr. Falbo received his Bachelor of Science from State University of New York Empire State College, where he continues his Master level coursework.

Scott Edelbach has served in the role as the Executive Vice President of Opco from December 2020 up to the closing of the Business Combination where Mr. Edelbach transitioned in the same capacity to the management of OPAL Fuels Inc. Mr. Edelbach was a founder of TruStar Energy which was formed in 2009. Prior to joining TruStar Energy, Mr. Edelbach worked at Oshkosh Truck Corporation for 18 years where his last position was Vice President of the Refuse Division. At Oshkosh Truck Corporation, Edelbach led the company to become the first major OEM in the United States to build and integrate natural gas fuel systems into large class 8 trucks and was part of the development teams creating heavy duty electric hybrid chassis and utility bodies such as garbage trucks and concrete mixers that were to be used for commercial application in the United States and European markets. Mr. Edelbach received his Bachelor’s in Business Management from Southwestern University.

Hugh Donnell served as Senior Vice President, Business Development and Sustainability at Opco and has been with the company from April 2022 up to the closing of the Business Combination where Mr. Donnell transitioned in the same capacity to the management of OPAL Fuels Inc. Prior to joining OPAL, Mr. Donnell worked at Cummins Inc. for 28 years in a variety of roles including new product development, commercial strategy, product sales, and in the role of National Account Executive. In his most recent role at Cummins, reporting to the President of CWI Joint Venture, he was responsible for the business growth and market development of renewable natural gas engines, which included working closely with state and federal government air quality agencies. Mr. Donnell serves several advisory roles and is a board member of Natural Gas Vehicles America. He received his Bachelor of Arts from University of Southern Maine.

John Coghlin has served as the General Counsel of Opco from June 2021 up to the closing of the Business Combination where Mr. Coghlin transitioned in the same capacity to the management of OPAL Fuels Inc. Prior to joining OPAL, Mr. Coghlin served as Senior Vice President and General Counsel of Colt Defense, a manufacturing firm based in West Hartford, Connecticut. From 2007 to 2014, Mr. Coghlin served as the Chief Operating Officer and General Counsel at Healthcor Group, a global registered investment advisor. Prior to Healthcor Mr. Coghlin served as Senior Vice President and General Counsel of Citizens Financial Group, a division of Royal Bank of Scotland. Mr. Coghlin began his career as an associate with the law firm of Rogers & Wells. Mr. Coghlin received his Juris Doctorate from Boston College School of Law and his Bachelor of Arts from Tufts University.

Independence of the Board

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. As a controlled company, OPAL is largely exempt from such requirements. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, we have determined that Mr. Gatti, Mr. Fogarty and Mr. Vemuri, representing three members of our board, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.

Controlled Company Exemption

Mr. Comora, through his control of OPAL Holdco, beneficially owns a majority of the voting power of all outstanding shares of our common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq Listing Rules. Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that director nominees must either be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We may utilize these exemptions, and you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If we cease to be a “controlled company” and our shares continue to be listed on Nasdaq, we will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, we may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

Committees of the Board

Our board maintains a standing audit committee (“Audit Committee”), but does not currently maintain a standing compensation committee or nominating/governance committee based upon the exceptions from the Nasdaq Listing Rules for “controlled companies.”

Our Audit Committee consists of Mr. Gatti, Mr. Fogarty and Mr. Vemuri. Each member of the audit committee qualifies as an independent director under the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 under the Exchange Act. Our Board has determined that Mr. Vemuri, as a member of our Audit Committee, qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq.

The purpose and responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by our board on July 21, 2022.

Code of Business Conduct and Ethics

Our Board adopted a Code of Business Conduct and Ethics on July 21, 2022 (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officers, principal financial officer and principal accounting officer, which is available on our website. Our Code of Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of this prospectus to (i) “OPAL,” “we,” “us” or “our” refers to Opco and its consolidated subsidiaries prior to the consummation of the Business Combination and to OPAL Fuels Inc. and its consolidated subsidiaries following the Business Combination and (ii) to “our board” refers to the board of managers of Opco prior to the consummation of the Business Combination and to the board of directors of OPAL Fuels Inc. following the Business Combination.

The following section describes the significant elements of our executive compensation program for 2021 with particular emphasis on the process for determining compensation payable to our Co-Chief Executive Officers and other two most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs”) during 2021. Our executive officers are listed below (of which Mr. Comora, Mr. Mauer, Mr. Unger and Mr. Edelbach are Named Executive Officers):

●	Adam Comora, Co-Chief Executive Officer

●	Jonathan Maurer, Co-Chief Executive Officer

●	Ann Anthony, Chief Financial Officer

●	Anthony Falbo, Chief Operating Officer

●	David Unger, Executive Vice President

●	Scott Edelbach, Executive Vice President

●	Hugh Donnell, Senior Vice President

●	John Coghlin, General Counsel

Overview

Historically, the Chairman of our board and the boards of directors of our predecessor companies has been responsible for setting the compensation of our Co-Chief Executive Officers and Chief Financial Officer, and for working with our Co-Chief Executive Officers to set the compensation for the other executive officers.

Summary Compensation Table

The following table sets forth information concerning the compensation paid by us to our principal executive officers during the fiscal year ended December 31, 2021 (the “2021 Fiscal Year”) and the other Named Executive Officers during the 2021 Fiscal Year.

2021 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
Adam Comora,	2021	396,366	750,000	—	—	19,500	1,165,866
Co-Chief Executive Officer
Jonathan Maurer,	2021	380,519	750,000	—	—	26,000	1,156,519
Co-Chief Executive Officer
Scott Edelbach,	2021	293,623	202,366	—	—	11,593	507,582
Executive Vice President
David Unger,	2021	325,923	340,000	—	—	19,835	685,758
Executive Vice President

(1)	Includes cash discretionary bonuses paid to NEOs for 2021. Please see additional information below in the section entitled “Annual Incentives.”

(2)	The amounts shown in this column represent matching contributions under the terms of our 401(k) plan paid by us on behalf of each NEO. The amounts of matching 401(k) contributions were as follows: $19,500 for Mr. Comora; $26,000 for Mr. Maurer; $11,593 for Mr. Edelbach; and $19,835 for Mr. Unger.

Narrative Disclosure to the Summary Compensation Table

For the 2021 fiscal year, our compensation program consisted primarily of the following elements: base salary, short-term annual incentive awards, long-term equity incentives and benefit and perquisite programs.

Base Salary

Historically, we have provided base salary as a fixed source of compensation for our executive officers. Base salaries for NEOs are established based on the scope of their responsibilities, competencies and their prior relevant experience, taking into account compensation paid in the market for similar positions, the market demand for such NEOs and the NEO’s total compensation package. Base salaries are reviewed annually, based on each NEO’s success in meeting or exceeding individual objectives and on our financial performance. Additionally, base salaries can be adjusted as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive’s role or responsibilities, as well as to maintain market competitiveness.

Annual Incentives

Our compensation program for NEOs and other executive officers includes eligibility for annual cash bonuses. Annual bonuses were determined in the sole discretion of our board, based upon OPAL meeting its business and financial objectives generally and its annual financial performance targets in particular, as well as each NEO’s individual performance. Based on the review of the NEOs’ performance by our board, our board awarded the NEOs annual bonuses in the amounts set forth in the Summary Compensation Table above.

Long-Term Incentives

Pursuant to the Long-Term Incentive Plan Award Agreement between Mr. Edelbach and TruStar Energy LLC, a Delaware limited liability company and subsidiary of Opco, Mr. Edelbach is eligible to receive a base cash award in 2023 for the performance period lasting from January 1, 2020 through December 31, 2022 with a target value of $1,250,000 and a maximum value of $2,250,000.

Equity awards are a variable element of compensation that allowed us to reward our NEOs for their sustained contributions to the company. Equity awards reward performance and continued employment by an NEO, with associated benefits to us of attracting and retaining employees. Historically, Fortistar LLC granted units intended to be treated as “profits interests” for U.S. federal income tax purposes to certain of Opco executives through one of its feeder entities with such profits interests awards tracking the performance of the applicable predecessor companies of Opco (such awards, the “Parent Equity Awards”). Participants were entitled to participate in pro-rata distributions from such predecessors of Opco during their employment. Effective as of December 31, 2020, the Parent Equity Awards were restructured to track the performance of Opco. Following the termination of their employment, their unvested Parent Equity Awards shall be forfeited, as further described in the governing documents of the applicable feeder entities. The Parent Equity Awards held by the NEOs remain outstanding during the NEOs’ employment with us post-Business Combination, however, the NEOs are no longer be eligible to receive any future Parent Equity Awards. No Parent Equity Awards were issued in the 2021 Fiscal Year.

Employee Benefits.

We provide standard health, dental, and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all eligible employees. We do not offer a deferred compensation plan or pension plan and do not provide executive perquisites that are not generally available on a non-discriminatory basis to all of our employees.

Employment Agreements

Mr. Unger had previously entered into an Employment Agreement with Fortistar dated May 3, 2018, which was terminated in early 2022. Following such termination, no NEOs are entitled to compensation upon a change in control or termination, provided, however, that upon a change in control of Opco, each NEO shall be entitled to payment with respect to such NEO’s Parent Equity Awards in the amounts set forth in the table entitled “Outstanding Equity Awards at 2021 Fiscal Year End” (assuming such change in control occurred on December 31, 2021, and other conditions described in footnote 3 to such table are met).

Outstanding Equity Awards at 2021 Fiscal Year End

The following table sets forth information concerning outstanding profits interest equity awards as of December 31, 2021 for each NEO.

Name	Parent Equity Awards Grant Date(1)	Number of Shares or Units of Stock That Have Not Vested (%)(2)	Market Value of Shares Or Units Of Stock That Have Not Vested ($)(3)
Adam Comora, Co-Chief Executive Officer
	February 25, 2019	0.78%	$11,172,566
	May 15, 2019	0.26%	$3,720,271
	July 24, 2020	0.26%	$3,784,434
	August 4, 2020	0.26%	$3,784,434
Jonathan Maurer, Co-Chief Executive Officer
	February 25, 2019	0.52%	$7,448,595
	May 15, 2019	0.17%	$2,480,253
	July 24, 2020	0.18%	$2,523,439
	August 4, 2020	0.18%	$2,523,439
Scott Edelbach, Executive Vice President	—	—	—
David Unger, Executive Vice President
	February 25, 2019	0.13%	$1,861,986
	May 15, 2019	0.04%	$620,009
	July 24, 2020	0.14%	$1,963,832
	August 4, 2020	0.11%	$1,583,334

(1)	All Parent Equity Awards vest ratably on each of the first five anniversaries of the Grant Date.

(2)	Parent Equity Awards entitle recipients to indirectly receive a percentage of the profits (“Profits Portion”) received by Fortistar from investment in Opco after the repayment of the capital contributed to Opco by Fortistar. This column represents, as of December 31, 2021, a percentage of Opco which is approximately equal to such Profits Portion.

(3)	The Market Value of Parent Equity Awards represents the value of the Profits Portion assuming that (i) all of the equity or assets or Opco was sold for fair market value on December 31, 2021, (ii) the proceeds of such sale were distributed to the equity holders of Opco (which, in turn distributed such amounts to their owners), and (iii) Fortistar received full repayment of its capital contributed to Opco.

Compensation of Directors

Prior to the closing of the Business Combination, none of the members of our board received any compensation for services as a director. As directors on our board post-Business Combination, we intend that all non-employee directors will be paid as members of our board, and, if applicable, as members of any committee of our board, certain annual retainers to be determined by our board.

We expect that non-employee members of our board will be paid in a combination of cash and equity awards. It is anticipated that each such director will be able to elect to receive up to 100% of their cash retainer in the form of equity awards. The cash and equity retainers would be paid on a quarterly basis.

Each member of our board is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending board meetings and meetings for any committee on which he or she serves.

Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee. During the year ended December 31, 2021, Jon Mauer and Adam Comora, the co-CEOs of Opco, and following the consummation of the Business Combination, the co-CEOs of OPAL, participated in deliberations of our board concerning executive officer compensation.

DESCRIPTION OF SECURITIES

The following description of OPAL’s capital stock is only a summary, and it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to the Charter, the Bylaws, the Investor Rights Agreement, and to the applicable provisions of Delaware law.

Authorized Capitalization

The total number of shares of all classes of stock that OPAL has the authority to issue is 1,120,000,000 shares, consisting of:

●	820,000,000 shares of Common Stock, par value of $0.0001 per share, divided into:

●	340,000,000 shares of Class A common stock;

●	160,000,000 shares of Class B common stock;

●	160,000,000 shares of Class C common stock; and

●	160,000,000 shares of Class D common stock; and

●	300,000,000 shares of OPAL Preferred Stock, par value $0.0001 per share.

Common Stock

Class A common stock

As of July 31, 2022, OPAL had 25,171,390 shares of Class A common stock issued and outstanding.

Voting Rights. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class A common stock are entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class B common stock, the Class C common stock and the Class D common stock.

To the fullest extent permitted by law, holders of shares of each class of the Common Stock, as such, have no voting power with respect to, and not entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of OPAL Preferred Stock if the holders of such affected series of OPAL Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) or under the Delaware General Corporation Law (the “DGCL”).

Dividends; Stock Splits or Combinations.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of OPAL Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A common stock and the Class C common stock with respect to the payment of dividends, dividends and other distributions of cash, stock or property may be declared and paid on the shares of Class A common stock and the shares of Class C common stock out of the assets of OPAL that are by law available therefor, at the times and in the amounts as our board in its discretion may determine.

In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any series of Common Stock (each, a “Stock Adjustment”) unless:

(a)	a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(b)	the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A Units (as defined in the Second A&R LLC Agreement).

Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same series of Common Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of OPAL, after payment or provision for payment of the debts and other liabilities of OPAL and of the preferential and other amounts to which the holders of OPAL Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive the remaining assets of OPAL available for distribution ratably in proportion to the number of shares of Class A common stock and Class C common stock, which shall be treated as a single class.

Class B common stock

As of July 31, 2022, OPAL had no shares of Class B common stock issued and outstanding. Shares of Class B common stock may, together with the corresponding Class B Units (as defined in the Second A&R LLC Agreement), be exchanged for shares of Class A common stock pursuant to the Second A&R LLC Agreement.

Voting Rights. Each holder of Class B common stock will be entitled to one vote for each share of Class B common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class B common stock will be entitled to vote separately on any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A common stock, the Class C common stock and the Class D common stock.

To the fullest extent permitted by law, holders of shares of each class of the Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of OPAL Preferred Stock if the holders of such affected series of OPAL Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations. Dividends of cash or property may not be declared or paid on shares of Class B common stock.

Further, in no event will any Stock Adjustment be declared or made on any series of Common Stock unless:

(a)	a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(b)	the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A Units.

Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same series of Common Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of OPAL, after payment or provision for payment of the debts and other liabilities of OPAL and of the preferential and other amounts to which the holders of OPAL Preferred Stock are entitled, if any, the holders of shares of Class B common stock will not be entitled to receive, with respect to such shares, any assets of OPAL in excess of the par value thereof. Notwithstanding the foregoing, the holders of Class B common stock will have the right to exchange their shares of Class B common stock, together with the corresponding Class B Units constituting the remainder of any Paired Interests (as defined in the Charter) in which such shares are included, for shares of Class A common stock in accordance with the Second A&R LLC Agreement (or for the consideration payable in respect of shares of Class A common stock in such voluntary or involuntary liquidation, dissolution or winding-up).

Subscription Rights. To the extent Class B Units are issued pursuant to the Second A&R LLC Agreement to any stockholder of OPAL other than a Qualified Stockholder (as defined in the Charter), such stockholder shall have the right to subscribe for an equivalent number of shares of Class B common stock (subject to adjustment as set forth in the Charter) in exchange for a payment in cash equal to the aggregate par value of such shares of Class B common stock.

Class C common stock

As of July 31, 2022, OPAL did not have any shares of Class C common stock issued and outstanding. Shares of Class C common stock may be converted to shares of Class A common stock, as discussed further below.

Voting Rights. Each holder of Class C common stock will be entitled to five votes for each share of Class C common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class C common stock will be entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A common stock, the Class B common stock and the Class D common stock.

To the fullest extent permitted by law, holders of shares of each class of the Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of OPAL Preferred Stock if the holders of such affected series of OPAL Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations.    Subject to applicable law and the rights, if any, of the holders of outstanding series of OPAL Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A common stock and the Class C common stock with respect to the payment of dividends, dividends and other distributions of cash, stock or property may be declared and paid on the shares of the Class A common stock and the shares of Class C common stock out of the assets of OPAL that are by law available therefor, at the times and in the amounts as our board in its discretion may determine.

In no event will any Stock Adjustment be declared or made on any series of Common Stock unless:

(a)	a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(b)	the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A Units.

Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same series of Common Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of OPAL, after payment or provision for payment of the debts and other liabilities of OPAL and of the preferential and other amounts to which the holders of OPAL Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive the remaining assets of OPAL available for distribution ratably in proportion to the number of shares of Class A common stock and Class C common stock, which shall be treated as a single class.

Conversion.

a.	Voluntary Conversion. Each share of Class C common stock shall be convertible into one share of Class A common stock at the option of the holder thereof, at any time upon written notice to OPAL; provided that, for the avoidance of doubt, any such holder of shares of Class C common stock may in such written notice to OPAL specify that such conversion into shares of Class A common stock shall be contingent upon the consummation of one or more sale or other transfer transactions.

b.	Automatic Conversion. Each share of Class C common stock shall automatically, without any further action, convert into one share of Class A common stock upon a Transfer (as defined in the Charter), other than a Transfer to a Qualified Stockholder (as defined in the Charter).

Class D common stock

As of July 31, 2022, OPAL had 144,399,037 shares of Class D common stock issued and outstanding originally issued as consideration in connection with the Business Combination at a per share value of $10.00 per share. Shares of Class D common stock may be converted into shares of Class B common stock pursuant to the Charter. Further, shares of Class D common stock, together with the corresponding Class B Units may be exchanged for shares of Class C common stock pursuant to the Second A&R LLC Agreement. Shares of Class D common stock may be converted into shares of Class A common stock as further discussed below.

Voting Rights.    Each holder of Class D common stock will be entitled to five votes for each share of Class D common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class D common stock will be entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A common stock, the Class B common stock and the Class C common stock.

To the fullest extent permitted by law, holders of shares of each class of the Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of OPAL Preferred Stock if the holders of such affected series of OPAL Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) or under the DGCL.

Dividends; Stock Splits and Combinations.    Dividends of cash or property may not be declared or paid on shares of Class D common stock.

Further, in no event will any Stock Adjustment be declared or made on any series of Common Stock unless:

(a)	a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(b)	the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A Units.

Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same series of Common Stock.

Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of OPAL, after payment or provision for payment of the debts and other liabilities of OPAL and of the preferential and other amounts to which the holders of OPAL Preferred Stock are entitled, if any, the holders of shares of Class D common stock will not be entitled to receive, with respect to such shares, any assets of OPAL in excess of the par value thereof. Notwithstanding the foregoing, the holders of Class D common stock will have the right to exchange their shares of Class D common stock, together with the corresponding Class B Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class C common stock in accordance with the Second A&R LLC Agreement (or for the consideration payable in respect of shares of Class C common stock in such voluntary or involuntary liquidation, dissolution or winding-up).

Subscription Rights.    To the extent that Class B Units are issued pursuant to the Second A&R LLC Agreement to any Qualified Stockholder, such Qualified Stockholder shall have the right to subscribe for an equivalent number of shares of Class D common stock (subject to adjustment as set forth in the Charter) in exchange for a payment in cash equal to the aggregate par value of such shares of Class D common stock.

Conversion.

a.	Voluntary Conversion. Each share of Class D common stock shall be convertible into one share of Class B common stock at the option of the holder thereof at any time upon written notice to OPAL; provided that, for the avoidance of doubt, any such holder of shares of Class D common stock may in such written notice to OPAL specify that such conversion into shares of Class B common stock shall be contingent upon the consummation of one or more sale or other transfer transactions.

b.	Automatic Conversion. Each share of Class D common stock shall automatically, without any further action, convert into one share of Class B common stock upon a Transfer, other than a Transfer to a Qualified Stockholder.

Cancellation of Class B common stock and Class D common stock

No holder of Class B common stock or Class D common stock may transfer shares of Class B common stock or Class D common stock, respectively, to any person unless such holder transfers a corresponding number of Class B Units to the same person in accordance with the provisions of the Second A&R LLC Agreement. If any outstanding shares of Class B common stock or Class D common stock ceases to be held by a holder of the corresponding Class B Unit, such shares of Class B common stock or Class D common stock, respectively, will automatically and without further action on the part of OPAL or any holder of Class B common stock or Class D common stock, respectively, be transferred to OPAL for no consideration and shall be cancelled.

OPAL Preferred Stock

Our board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of OPAL Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable laws of the State of Delaware, to establish from time to time the number of shares of OPAL Preferred Stock to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the OPAL Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of OPAL Preferred Stock of any such series.

Except as otherwise expressly provided in any certificate of designation designating any series of OPAL Preferred Stock, (i) any new series of OPAL Preferred Stock may be designated, fixed and determined as provided by the Charter by our board without approval of the holders of Common Stock or the holders of OPAL Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the OPAL Preferred Stock or any future class or series of OPAL Preferred Stock or Common Stock.

Authorized But Unissued OPAL Capital Stock

As it relates to Class A common stock, OPAL will at all times reserve and keep available out of its authorized and unissued shares of Class A common stock, (i) solely for the purpose of the issuance in connection with the exchange of Paired Interests, the number of shares of Class A common stock that are issuable upon the exchange of all outstanding Paired Interests which consist of Class B common stock and Class B Units pursuant to the Second A&R LLC Agreement and (ii) solely for the purpose of the issuance in connection with the conversion of shares of all outstanding Class C common stock (including all shares of Class C common stock issuable upon the exchange of Paired Interests which consist of Class D common stock and Class B Units pursuant to the Second A&R LLC Agreement) into shares of Class A common stock pursuant to the Charter, the number of shares of Class A common stock that are issuable upon such conversion.

As it relates to Class B common stock, OPAL will at all times reserve and keep available out of its authorized and unissued shares of Class B common stock, solely for the purpose of the issuance in connection with the conversion of shares of all outstanding Class D common stock into shares of Class B common stock pursuant to the Charter, the number of shares of Class B common stock that are issuable upon such conversion.

As it relates to Class C common stock, OPAL will at all times reserve and keep available out of its authorized and unissued shares of Class C common stock, solely for the purpose of the issuance in connection with the exchange of Paired Interests which consist of Class D common stock and Class B Units, the number of shares of Class C common stock that are issuable upon the exchange of all outstanding Paired Interests which consist of Class D common stock and Class B Units, pursuant to the Second A&R LLC Agreement.

Anti-Takeover Effects of Provisions of Delaware Law and the Organizational Documents

Certain provisions of the Organizational Documents could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include:

Action by Written Consent; Special Meeting of Stockholder.    Subject to, with respect to the OPAL Preferred Stock, the terms of any series of OPAL Preferred Stock, (i) for so long as the holders of shares of Class C common stock and Class D common stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action that is required or permitted to be taken by the stockholders of OPAL may be effected by consent in lieu of a meeting and (ii) if the holders of shares of Class C common stock and Class D common stock do not beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by the stockholders of OPAL must be effected at a duly called annual or special meeting of the stockholders of OPAL and may not be effected by any consent in lieu of a meeting.

Subject to any special rights of the holders of any series of OPAL Preferred Stock and the requirements of applicable law, special meetings of stockholders of OPAL may be called only by the chairperson of our board, the vice chairperson of our board, the chief executive officer of OPAL or at the direction of our board pursuant to a written resolution adopted by a majority of the total number of directors of OPAL that OPAL would have if there were no vacancies, and the ability of the stockholders or any other Persons to call a special meeting of the stockholders is specifically denied.

Election and Removal of Directors.    Subject to any limitations imposed by applicable law and except for additional directors of OPAL elected by the holders of any series of OPAL Preferred Stock as provided for or fixed pursuant to the Charter, any director of OPAL or the entire board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of OPAL entitled to vote generally in the election of directors of OPAL, voting together as a single class. In case our board or any one or more directors of OPAL should be so removed, any new directors of OPAL shall, unless our board determines by resolution that any such vacancies shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the remaining directors of OPAL then in office, even if less than a quorum of our board, and not by the stockholders.

Other Limitations on Stockholder Actions.   Our Bylaws also impose some procedural requirements on stockholders who wish to:

●	make nominations in the election of directors; or

●	propose any other business to be brought before an annual meeting of stockholders.

Under these procedural requirements, in order to bring a proposal of business before an annual meeting of stockholders, a stockholder must deliver timely written notice of a proposal pertaining to a proper matter for stockholder action at the annual meeting to OPAL’s secretary containing, among other things, the following:

●	the name and record address of each stockholder proposing business, as they appear in OPAL’s books;

●	the class or series and number of shares of stock of OPAL, directly or indirectly, held of record and beneficially by the Proponent or Stockholder Associated Person, as such terms are defined in the Bylaws;

●	the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;

●	a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as any derivative or short positions, profit interests, options, hedging transactions, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of securities and/or borrowed or loaned shares;

●	a description of the business or nomination to be brought before the meeting, the text of the proposal and the reasons for conducting such business at the meeting; and

●	any material interest of the Proponent or Stockholder Associated Person in such business.

Our Bylaws also set out the timeliness requirements for delivery of such notice.

In order to submit a nomination for our board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation on Liability and Indemnification of Officers and Directors

The Organizational Documents provide indemnification for OPAL’s directors and officers to the fullest extent permitted by the DGCL.

Indemnification Agreements

On July 21, 2022, OPAL entered into certain Indemnification Agreements (“Indemnification Agreements”) with each of its directors and executive officers pursuant to which, subject to certain exceptions, OPAL shall indemnify its directors and executive officers for all reasonable and documented direct and indirect expenses, including attorneys’ fees, paid or incurred by such officer or director in connection with the investigation, defense or appeal of, or being a witness or otherwise involved in, a Proceeding (as defined in the Indemnification Agreements), or establishing or enforcing a right to indemnification under such agreement, Section 145 of the DGCL or otherwise (the “Expenses”). Pursuant to the Indemnification Agreements, in the event an officer or director who was or is a party to or witness in or is threatened to be made a party to or witness in any Proceeding with respect such officer’s or director’s service for OPAL or any subsidiary or affiliate as an Indemnifiable Person (as defined in the Indemnification Agreements), or by reason of anything done or not done, or any act or omission, by such officer or director in any such capacity, OPAL shall indemnify such officer and director from and against any and all Expenses and Other Liabilities (as defined in the Indemnification Agreements) incurred by such officer and director in connection with such Proceeding to the fullest extent not prohibited by the provisions of OPAL’s Bylaws and the DGCL. Furthermore, pursuant to the Indemnification Agreements, OPAL shall, subject to certain exception, at the request of an officer or director, advance all Expenses incurred by such officer or director prior to the final disposition of a Proceeding.

Exclusive Forum

The Charter provides that, unless OPAL consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), and any appellate court thereof shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of OPAL; (ii) any action, suit or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of OPAL to OPAL or OPAL’s stockholders; (iii) any action, suit or proceeding (including any class action) asserting a claim against OPAL or any current or former director, officer, other employee, agent or stockholder of OPAL arising out of or pursuant to any provision of the DGCL, the Charter or the Bylaws (as each may be amended from time to time); (iv) any action, suit or proceeding (including any class action) to interpret, apply, enforce or determine the validity of the Charter or the By-laws of OPAL (including any right, obligation or remedy thereunder); (v) any action, suit or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim against OPAL or any director, officer or other employee of OPAL governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The exclusive forum provisions of the Charter shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

If any action, the subject matter of which is within the scope of the exclusive forum provisions of the Charter, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder of OPAL, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provisions of the Charter (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing, holding, owning or otherwise acquiring any interest in any security of OPAL shall be deemed to have notice of and to have consented to the exclusive forum provisions of the Charter.

Stockholder Registration Rights

The Investor Rights Agreement provides the OPAL Holders (as defined herein) with certain registration rights whereby, at any time, subject to certain lockup restrictions and the other terms and conditions of the Investor Rights Agreement, they will have the right to require us to register under the Securities Act certain Registrable Securities (as defined in the Investor Rights Agreement). The Investor Rights Agreement also provides for piggyback registration rights for certain other parties thereto, subject to certain conditions and exceptions. See “Certain Relationships and Related Party Transactions—PIPE Investors—Investor Rights Agreement.”

Warrants

Public Warrants

Each OPAL whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than twenty business days after the Closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our shares of Class A common stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th day after the Closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price.

If we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants —  Public Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Class A common stock equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Class A common stock (as defined below) except as otherwise described below;

●	if, and only if, the closing price of the shares of Class A common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

●

if the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Warrants — Anti-dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the shares of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of Class A common stock issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Warrants — Public Warrants — Anti-dilution Adjustments” below. If the number of shares of Class A common stock issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares of Class A common stock deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Warrants — Public Warrants — Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Warrants — Public Warrants — Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Warrants — Public Warrants — Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment. As used herein, the term, “Market Value” means the volume weighted average trading price of the shares of Class A Common Stock during the 20 trading day period starting on the trading day prior to the Closing Date and the term, “Newly Issued Price” means an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our Board and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance.

Redemption Date	Fair Market Value of shares of Class A common stock
(period to expiration of warrants)	≤ $10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any share of Class A common stock.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the shares of Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of the shares of Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when such shares of Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A common stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Class A common stock, OPAL (or surviving company) will use its commercially reasonable efforts to register, under the Securities Act, the security issuable upon the exercise of the warrants.

Redemption procedures.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments.

If the number of outstanding shares of Class A common stock is increased by a capitalization or share dividend paid in shares of Class A common stock to all or substantially all holders of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering made to all or substantially all holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A common stock) and (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for shares of Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of Class A common stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Class A common stock in such a transaction is payable in the form of shares of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants have been issued in registered form under a warrant agreement between us and Continental Stock Transfer & Trust Company, as warrant agent. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement, or defective provision (ii) amending the provisions relating to cash dividends on ArcLight Ordinary Shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to this registration statement, for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of shares of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable for 30 days after the Closing, except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants, and they will not be redeemable by us, except as described above when the price per share of Class A common stock equals or exceeds $10.00, so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. Any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants.

Except as described above under “— Public Warrants — Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (as defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the shares of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Transfer Agent and Warrant Agent

The transfer agent for OPAL’s Common Stock and warrant agent for the Public Warrants and Private Placement Warrants is the Continental Transfer & Trust Company.

Listing of Common Stock

The shares of Class A common stock and Public Warrants are listed on Nasdaq under the symbols “OPAL” and “OPALW,” respectively.

BENEFICIAL OWNERSHIP

The following table sets forth information known to the Company regarding the beneficial ownership of our Class A common stock and Class D common stock by:

●	each person who is the beneficial owner of more than 5% of the outstanding shares of our Class A common stock or our Class D common stock;

●	each of the Company’s named executive officers and directors; and

●	all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of the date of this prospectus. Shares subject to warrants that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by the person holding such warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares issuable pursuant to the exchange of Opco Common Units listed in the table below are represented in shares of Class A common stock.

Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of Class A common stock is based on 25,671,390 shares of our Class A common stock issued and outstanding and 144,399,037 shares of our Class D common stock issued and outstanding as of September 16, 2022.

Name and Address of Beneficial Owners(1)	Number of Class A Shares	% of Class A Outstanding	Number of Class D Shares	% of Class D Outstanding	% of Total Voting Power
Directors and officers:	—	—	—	—	—
Adam Comora	—	—	—	—	—
Jonathan Maurer	—	—	—	—	—
Ann Anthony	—	—	—	—	—
David Unger	—	—	—	—	—
Anthony Falbo	—	—	—	—	—
Scott Edelbach	—	—	—	—	—
Hugh Donnell	—	—	—	—	—
John Coghlin	—	—	—	—	—
Marco F. Gatti	—	—	—	—	—
Kevin M. Fogarty	—	—	—	—	—
Betsy L. Battle	—	—	—	—	—
Scott Dols	—	—	—	—	—
Mark Comora(2)	880,600	3.4%	144,399,037	100%	96.7%
Nadeem Nisar	—	—	—	—	—
Ashok Vemuri	—	—	—	—	—

All directors and officers after as a group (15 persons)	880,600	3.4%	144,399,037	100%	96.7%

Five Percent Holders:
Entities affiliated with Mark Comora(2)	880,600	3.4%	144,399,037	100%	96.7%
ArcLight CTC Holdings II, L.P.(3)	16,877,101	48.4%	—	—	1.3%
ARCC Beacon LLC(4)	3,059,533	11.9%	—	—	0.4%
Mendocino Capital, LLC(5)	2,500,000	9.7%	—	—	0.3%
Entities affiliated with Meteora Capital(6)	2,000,000	7.8%	—	—	0.3%
Entities affiliated with Electron(7)	1,800,000	7.0%	—	—	0.2%
Nyera II Limited(8)	1,500,000	5.8%	—	—	0.2%
Entities affiliated with Encompass Capital Advisors(9)	2,675,337	9.9%	—	—	0.3%

(1)	Unless otherwise noted, the business address of each of the directors and officers is One North Lexington Avenue, 14th Floor, White Plains, New York 10601.

(2)	Consists of (i) 142,377,450 shares of Class D common stock owned of record by OPAL HoldCo, (ii) 2,021,587 shares of Class D common stock owned of record by Hillman and (iii) 880,600 shares of Class A common stock owned by Fortistar LLC (“Fortistar”), but excludes an aggregate of 9,794,752 shares of Class D common stock potentially issuable to OPAL Holdco or Hillman (a total of 9,657,625 with respect to OPAL Holdco and 137,127 with respect to Hillman) in connection with certain potential earnout payments under the Business Combination Agreement. OPAL Holdco and Hillman collectively own of record 100% of the issued and outstanding shares of Class D common stock as of the date of this table. Each of OPAL Holdco and Hillman are controlled, through Fortistar and certain of its subsidiaries, by Mr. Mark Comora. Accordingly, Mr. Mark Comora is deemed to have beneficial ownership of the securities held by each of OPAL Holdco, Hillman and Fortistar. The shares of Class D common stock owned of record by Hillman are pledged to a bank in connection with certain indebtedness owing to such bank. See “Certain Relationships and Related Party Transactions—Hillman Restructuring”. Shares of Class D common stock may be converted into shares of Class A common stock as further discussed in “Description of Securities—Common Stock— Class D common stock.” The business address of each of Mr. Comora, OPAL Holdco, Hillman and Fortistar is One North Lexington Avenue, 14th Floor, White Plains, New York 10601.

(3)	Consists of (i) 7,639,076 shares of Class A common stock held directly by ArcLight CTC Holdings II, L.P. (“Sponsor”) (including 763,907 of such shares subject to forfeiture as described in the section titled “The Business Combination — Related Agreements — Sponsor Letter Agreement” of the Proxy Statement/Prospectus beginning on page 118 thereof, which is incorporated herein by reference), (ii) 2,000,000 shares of Class A common stock issued to the Sponsor in connection with the PIPE Investment, and (iii) 7,238,025 shares of Class A common stock underlying certain warrants held by Sponsor that are exercisable within 60 days of the Closing Date. Daniel R. Revers has voting and investment discretion with respect to the securities held by Sponsor, and thus may be deemed to have beneficial ownership of such securities. Mr. Revers expressly disclaims any such beneficial ownership of such securities, except to the extent of his individual pecuniary interests therein. The business address of Sponsor and Mr. Revers is 200 Clarendon Street, 55th Floor, Boston, Massachusetts 02116.

(4)	Consists of 3,059,533 shares of Class A common stock. The business address of ARCC Beacon LLC is 245 Park Avenue, 43rd Floor New York, New York 10167.

(5)	Consists of 2,500,000 shares of Class A common stock. Mendocino Capital, LLC (“Mendocino”) is a subsidiary of NextEra Energy, Inc. (“NextEra”), a publicly traded company. The business address of Mendocino and NextEra is 700 Universe Boulevard, Juno Beach, Florida 33408.

(6)	Consists of (i) 414,600 shares of Class A common stock held by Meteora Special Opportunity Fund I, LP (“MSOF”), (ii) 477,600 shares of Class A common stock held by Meteora Select Trading Opportunities Master, LP (“MSTO”) and (iii) 1,107,800 shares of Class A common stock held by Meteora Capital Partners (“MCP”). Meteora Capital, LLC (“Meteora Capital”) serves as investment manager to MSOF, MSTO and MCP. Voting and investment power over the shares held by MSOF, MSTO and MCP resides with its investment manager, Meteora Capital, LLC (“Meteora Capital”). Mr. Vik Mittal serves as the managing member of Meteora Capital and may be deemed to be the beneficial owner of the shares of Class A common stock held by such entities. Mr. Mittal, however, disclaims any beneficial ownership of the shares held by such entities. The business address of each of MSOF, MSTO, MCP, Meteora Capital and Mr. Mittal is 840 Park Drive East, Boca Raton, Florida 33444.

(7)	Consists of (i) 1,060,088 shares of Class A common stock held by Electron Global Master Fund LP (“EGMF”), (ii) 695,913 shares of Class A common stock held by Electron Infrastructure Master Fund LP (“EIMF”), (iii) 30,628 shares of Class A common stock held by Boothbay Absolute Return Strategies, LP (“BARS”) and (iv) 13,371 shares of Class A common stock held by AGR Trading SPC-Series Segregated Portfolio (“AGR”). James Shaver is the managing member of the general partners of EGMF and EIMF, and as such may be deemed to beneficially own the shares of Class A common stock held by EGMF and EIMF. Boothbay Fund Management LLC is the investment manager of BARS. AC Investment Management, LLC is the investment manager of AGR. James Shaver may be deemed to have investment discretion and voting power over shares of Class A common stock held by the BARS and AGR. The business address of EGMF, EIMG and Mr. Shaver is 10 East 53rd Street, 19th Floor, New York, New York 10022. The business address of BARS is 140 East 45th St., 14th Floor, New York, New York 10017. The business address of AGR is 1350 Avenue of the Americas, Suite 2300, New York, New York 10019.

(8)	Consists of 1,500,000 shares of Class A common stock. Benjamin Wasem, Pantelitsa Georgiade and Vasiliki Papalli (the “Nyera Principals”) each has voting and investment discretion with respect to the securities held Nyera II Limited (“Nyera”), and thus may be deemed to have beneficial ownership of such securities. Each of the Nyera Principals expressly disclaims any such beneficial ownership of such securities, except to the extent of their individual pecuniary interests therein. The business address of Nyera and the Nyera Principals is 8 Stasinou Avenue, Photos Photiades Business Centre, Office 401, 1060 Nicosia, Cyprus.

(9)	Consists of (i) 1,323,114 shares of Class A common stock and (ii) 1,352,223 shares of Class A common stock underlying certain warrants that are exercisable within 60 days of the date of this prospectus, which are held by certain fund entities and managed accounts for which Encompass Capital Advisors, LLC (“Encompass”) exercises investment discretion. Todd Kantor, as the managing member of Encompass, may also be deemed to beneficially own such securities. Does not include an additional 633,013 shares of Class A common stock underlying certain warrants that are not exercisable within 60 days of the date of this prospectus. The exercise of the warrants are subject to ownership limitations so that the selling stockholder may not beneficially own in excess of 9.9% of the issued and outstanding Class A common stock of the Company. The business address of Encompass and Mr. Kantor is 200 Park Avenue, 11th Floor, New York, New York 10166.

SELLING HOLDERS

This prospectus relates to the resale by the Selling Holders from time to time of up to 181,764,740 shares of Class A common stock. The Selling Holders may from time to time offer and sell any or all of the shares of Class A common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Holders’ interest in the Class A common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Holders, the aggregate number of shares of Class A common stock held by each Selling Holders immediately prior to the sale of the shares of Class A common stock in this offering, the number of shares of our Class A common stock that may be sold by each Selling Holder under this prospectus and the number of shares of Class A common stock that each Selling Holder will beneficially own after this offering.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such shares of Class A common stock. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, Class A common stock in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Holder	Number Held Prior to Offering	Number Registered for Sale Hereby	Number Held After Offering
ARCC Beacon LLC (1)	3,059,533	3,059,533	—
ArcLight CTC Holdings II, L.P. (2)	16,877,101	16,877,101	—
Arno Harris (3)	35,000	35,000	—
Brian Goncher (4)	35,000	35,000	—
Daniel R. Revers (2)	16,877,101	16,877,101	—
Ja-Chin Audrey Lee (5)	35,000	35,000	—
Steven Berkenfeld (6)	35,000	35,000	—
Entities affiliated with Mark Comora (7)	145,279,637	145,279,637	—
Adage Capital Partners LP (8)	500,000	500,000	—
Arosa Alternative Energy Fund LP (9)	45,000	45,000	—
Arosa Opportunistic Fund LP (10)	105,000	105,000	—
Dmitri Sinenko (11)	500,000	500,000	—
Nyera II Limited (12)	1,500,000	1,500,000	—
J. Goldman Master Fund (13)	500,000	500,000	—
Mendocino Capital, LLC (14)	2,500,000	2,500,000	—
Northbank Capital Management, LLC (15)	500,000	500,000	—
Stearns, Conrad and Schmidt Consulting Engineers, Inc. (16)	50,000	50,000	—
Trent Vichie (17)	200,000	200,000	—
Entities affiliated with Encompass Capital Advisors (18)	3,308,350	1,985,236	1,323,114
Entities affiliated with Meteora Capital (19)	2,000,000	2,000,000	—
Entities affiliated with Electron (20)	1,800,000	1,800,000	—

(1)	Consists of 3,059,533 shares of Class A common stock. ARCC Beacon LLC’s (“ARCC Beacon”) sole member is Ares Capital Corporation. The manager of Ares Capital Corporation is Ares Capital Management LLC, and the sole member of Ares Capital Management LLC is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. and the general partner of Ares Management Holdings L.P. is Ares Holdco LLC. The sole member of Ares Holdco LLC is Ares Management Corporation. Ares Management GP LLC is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management Corporation (the “Ares Class B Common Stock”) and Ares Voting LLC is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management Corporation (the “Ares Class C Common Stock”). Pursuant to Ares Management Corporation’s Certificate of Incorporation in effect as of the date of this filing, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management Corporation if certain conditions are met. The sole member of both Ares Management GP LLC and Ares Voting LLC is Ares Partners Holdco LLC. Ares Partners Holdco LLC is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Ares Board Members”). Antony P. Ressler generally has veto authority over decisions by the Ares Board Members. Each of the Ares Entities (other than ARCC Beacon, with respect to the securities owned by it as set forth above), the Ares Board Members and the other directors, officers, partners, stockholders, members and managers of the Ares Entities, expressly disclaims beneficial ownership of the shares reported herein for purposes of Section 13(d) of the Exchange Act and the rules under Section 13(d) of the Exchange Act. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(2)	Consists of (i) 7,639,076 shares of Class A common stock held directly by ArcLight CTC Holdings II, L.P. (“Sponsor”) (including, 763,907 of such shares subject to forfeiture as described in the section titled “The Business Combination — Related Agreements — Sponsor Letter Agreement” of the Proxy Statement/Prospectus beginning on page 118 thereof, which is incorporated herein by reference), (ii) 2,000,000 shares of Class A common stock issued to the Sponsor in connection with the PIPE Investment, and (iii) 7,238,025 shares of Class A common stock underlying certain warrants held by Sponsor that are exercisable within 60 days of the Closing Date. Daniel R. Revers has voting and investment discretion with respect to the securities held by Sponsor, and thus may be deemed to have beneficial ownership of such securities. Mr. Revers expressly disclaims any such beneficial ownership of such securities, except to the extent of his individual pecuniary interests therein. The business address of Sponsor and Mr. Revers is 200 Clarendon Street, 55th Floor, Boston, Massachusetts, 02116.

(3)	Does not include any shares that may be deemed to be indirectly owned by this individual because of his or her ownership interest in the Sponsor. The business address of Sponsor and Mr. Harris is 200 Clarendon Street, 55th Floor, Boston, Massachusetts, 02116.

(4)	Does not include any shares that may be deemed to be indirectly owned by this individual because of his or her ownership interest in the Sponsor. The business address of Sponsor and Mr. Goncher is 200 Clarendon Street, 55th Floor, Boston, Massachusetts, 02116.

(5)	Does not include any shares that may be deemed to be indirectly owned by this individual because of his or her ownership interest in the Sponsor. The business address of Sponsor and Ms. Lee is 200 Clarendon Street, 55th Floor, Boston, Massachusetts, 02116.

(6)	Does not include any shares that may be deemed to be indirectly owned by this individual because of his or her ownership interest in the Sponsor. The business address of Sponsor and Mr. Berkenfeld is 200 Clarendon Street, 55th Floor, Boston, Massachusetts, 02116.

(7)	Consists of (i) 142,377,450 shares of Class D common stock owned of record by OPAL Holdco, (ii) 2,021,587 shares of Class D common stock owned of record by Hillman and (iii) 880,600 shares of Class A common stock owned by Fortistar, but excludes an aggregate of 9,794,752 shares of Class D common stock potentially issuable to OPAL Holdco or Hillman (a total of 9,657,625 with respect to OPAL Holdco and 137,127 with respect to Hillman) in connection with certain potential earnout payments under the Business Combination Agreement. Each of OPAL Holdco and Hillman are controlled, through Fortistar and certain of its subsidiaries, by Mr. Mark Comora. Accordingly, Mr. Mark Comora is deemed to have beneficial ownership of the securities held by each of OPAL Holdco, Hillman and Fortistar. The shares of Class D common stock owned of record by Hillman are pledged to a bank in connection with certain indebtedness owing to such bank. See “Certain Relationships and Related Party Transactions—Hillman Restructuring.” The business address of each of Mr. Comora, OPAL Holdco, Hillman and Fortistar is One North Lexington Avenue 14th Floor, White Plains, New York 10601.

(8)	Consists of 500,000 shares of Class A common stock. Phillip Gross is the managing member of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage Capital Partners, L.P., and each such person or entity, as the case may be, may be deemed the beneficial owner of such shares. The business address of Adage Capital Partners, L.P. is 200 Clarendon St, 52nd Fl, Boston, Massachusetts 02110.

(9)	Consists of 45,000 shares of Class A common stock. These shares may be deemed to be beneficially owned by Till Bechtolsheimer, the Chief Executive Officer of Arosa Alternative Energy Fund LP’s investment manager. The business address of each person and entity named in this footnote is c/o Arosa Capital Management LP, 550 West 34th Street, Suite 2800, New York, NY 10001.

(10)	Consists of 105,000 shares of Class A common stock. Arosa Capital Management Opportunistic GP II LLC is the general partner of Arosa Opportunistic Fund LP and Arosa Capital Management LP is its investment manager. The members of Arosa Capital Management Opportunistic GP II LLC and the limited partners of Arosa Capital Management LP are Till Bechtolsheimer and Abraham Joseph. The business address of each person and entity named in this footnote is c/o Arosa Capital Management LP, 550 West 34th Street, Suite 2800, New York, New York 10001.

(11)	Consists of 500,000 shares of Class A common stock. The address of the Selling Holder is 1614 Sul Ross Street, Houston, Texas 77006.

(12)	Consists of 1,500,000 shares of Class A common stock. Benjamin Wasem, Pantelitsa Georgiade and Vasiliki Papalli (the “Nyera Principals”) each has voting and investment discretion with respect to the securities held Nyera II Limited (“Nyera”), and thus may be deemed to have beneficial ownership of such securities. Each of the Nyera Principals expressly disclaims any such beneficial ownership of such securities, except to the extent of their individual pecuniary interests therein. The business address of Nyera and the Nyera Principals is 8 Stasinou Avenue, Photos Photiades Business Centre, Office 401, 1060 Nicosia, Cyprus.

(13)	Consists of 500,000 shares of Class A common stock. J. Goldman Master Fund, L.P. (the “Master Fund”, which is managed by J. Goldman & Co., L.P. of which J. Goldman Capital Management Inc. is the general partner beneficially owns 300,000 shares of common stock of the Company. Jay G. Goldman is the sole director of J. Goldman Capital Management, Inc. Together, J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman have shared voting and dispositive power over the securities of the Company reported herein that are held by the Master Fund. J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman may be deemed to beneficially own all of the shares of common stock held by the Master Fund. The address of the Master Fund is c/o ATU General Trust Services (BVI) Ltd., 3076 Sir Francis Drake’s Highway, P.O. Box 3463, Roadtown, Tortola, BVI, VG1110.

(14)	Consists of 2,500,000 shares of Class A common stock. Mendocino Capital, LLC (“Mendocino”) is a subsidiary of NextEra Energy, Inc. (“NextEra”), a publicly traded company. The business address of Mendocino and NextEra is 700 Universe Boulevard, Juno Beach, Florida 33408.

(15)	Consists of 500,000 shares of Class A common stock. Bradford Seagraves is the Chief Investment Officer of Northbank Capital Management, LLC (“Northbank”), and may be deemed the beneficial owner of such shares. The business address of Northbank is 133 Southern Comfort Road, Ketchum, Idaho 83340.

(16)	Consists of 50,000 shares of Class A common stock. Curtis Jang is the Chief Financial Officer of Stearns, Conrad and Schmidt Consulting Engineers, Inc.(“SCS Consulting”), and may be deemed the beneficial owner of such shares. The business address of SCS Consulting is 3900 Kilroy Airport Way, Suite 100, Long Beach, California 90806.

(17)	Consists of 200,000 shares of Class A common stock. The address of the Selling Holder is 2403 Hatley Dr., Austin Texas 78746.

(18)	Consists of (i) 1,352,223 shares underlying warrants that are exercisable within 60 days of the date of this prospectus, and (ii) 633,013 shares underlying warrants that are not currently exercisable within 60 days of the date of this prospectus because such warrants are subject to ownership limitations so that the selling stockholder may not beneficially own in excess of 9.9% of the issued and outstanding Class A common stock of the Company.

(19)	Consists of (i) 414,600 shares of Class A common stock held by Meteora Special Opportunity Fund I, LP (“MSOF”), (ii) 477,600 shares of Class A common stock held by Meteora Select Trading Opportunities Master, LP (“MSTO”) and (iii) 1,107,800 shares of Class A common stock held by Meteora Capital Partners (“MCP”). Meteora Capital, LLC (“Meteora Capital”) serves as investment manager to MSOF, MSTO and MCP. Voting and investment power over the shares held by MSOF, MSTO and MCP resides with its investment manager, Meteora Capital, LLC (“Meteora Capital”). Mr. Vik Mittal serves as the managing member of Meteora Capital and may be deemed to be the beneficial owner of the shares of Class A common stock held by such entities. Mr. Mittal, however, disclaims any beneficial ownership of the shares held by such entities. The business address of each of MSOF, MSTO, MCP, Meteora Capital and Mr. Mittal is 840 Park Drive East, Boca Raton, Florida 33444.

(20	Consists of (i) 1,060,088 shares of Class A common stock held by Electron Global Master Fund LP (“EGMF”), (ii) 695,913 shares of Class A common stock held by Electron Infrastructure Master Fund LP (“EIMF”), (iii) 30,628 shares of Class A common stock held by Boothbay Absolute Return Strategies, LP (“BARS”) and (iv) 13,371 shares of Class A common stock held by AGR Trading SPC-Series Segregated Portfolio (“AGR”). James Shaver is the managing member of the general partners of EGMF and EIMF, and as such may be deemed to beneficially own the shares of Class A common stock held by EGMF and EIMF. Boothbay Fund Management LLC is the investment manager of BARS. AC Investment Management, LLC is the investment manager of AGR. James Shaver may be deemed to have investment discretion and voting power over shares of Class A common stock held by the BARS and AGR. The business address of EGMF, EIMG and Mr. Shaver is 10 East 53rd Street, 19th Floor, New York, NY 10022. The business address of BARS is 140 East 45th St., 14th Floor, New York, NY 10017. The business address of AGR is 1350 Avenue of the Americas, Suite 2300, New York, New York 10019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee Charter provides for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the Audit Committee. The Audit Committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

IT Services Agreement

Opco has entered into a Master Services Agreement with CoStar Partners LLC (“CoStar”). CoStar is controlled, indirectly, by Mr. Mark Comora through entities affiliated with Mr. Comora, including Fortistar and certain of its affiliated entities other than Opco. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of managers of Opco and, thereafter became our Chairman of the Board. He is also the Founder and President of, and sole member in, Fortistar. Mr. Nadeem Nisar, also a former member of the board of Opco and a current member of our board, is a Managing Director of Fortistar and also serves as a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies. The Chief Executive Officer of CoStar is Mr. David Comora, who is the son of Mr. Mark Comora and the brother of Mr. Adam Comora who served as Co-Chief Executive Officer of Opco and is currently serving in the same capacity at OPAL. In addition, Mr. Adam Comora, Mr. Jonathan Maurer, Mr. Anthony Falbo and Mr. David Unger, at the time this Master Services Agreement was signed, served as executive officers of Opco and also served at Fortistar. Pursuant to this Master Services Agreement, CoStar provides certain information technology and consulting services and support to Opco. In consideration of the performance of these certain services, Opco has agreed to compensate CoStar approximately $150,000 per month. This amount may increase in the event Opco requests additional services under the Master Services Agreement. The term of this agreement is thirty-six months from the effective date of June 1, 2020 unless terminated sooner. CoStar has the right to terminate this agreement in whole or in part upon Opcos’ failure to cure any monetary default or default of any non-monetary material provision after a combined forty days of written notice from CoStar to Opco. Opco, on the other hand, may terminate this agreement in its entirety in the event that CoStar defaults in the performance of the services and such default is not cured within forty-five days of written notice from Opco of such default.

Administrative Services Agreement

Opco has entered into an Administrative Services Agreement with Fortistar Services 2 LLC (“FS2”). FS2 is controlled, indirectly, by Mr. Mark Comora through entities affiliated with Mr. Comora, including Fortistar and certain of its affiliated entities other than us. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of Opco, and, thereafter, became the Chairman of our board. He is also the Founder and President of, and sole member in, Fortistar. Mr. Nadeem Nisar, also a former member of the board of Opco and a current member of our board, is a Managing Director of Fortistar and also serves as a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies. In addition, Mr. Adam Comora, Mr. Jonathan Maurer, Mr. Anthony Falbo and Mr. David Unger, at the time this Administrative Services Agreement was signed, served as executive officers of Opco and also served at Fortistar. Pursuant to this Administrative Services Agreement, Opco pays the applicable standard hourly rate for each professional of FS2’s personnel for administrative and support services; and FS2 pays the applicable standard hourly rate for each professional of Opco for technical, engineering, analytical, regulatory and other consulting services to FS2 or its affiliates in the event so requested from time to time. Additionally, Opco pays FS2 an agreed upon fixed monthly costs for its portion of administrative office space and equipment. The term of this agreement is thirty-six months from the effective date of December 31, 2020 unless terminated sooner. The agreement will terminate (i) upon the dissolution of either party; (ii) the expiration of the term where one party has provided notice of non-renewal; or (iii) at any time, at either party’s option upon thirty days’ written notice if the non-terminating party is grossly negligent in its performance of its duties or willfully breaches this agreement, the non-terminating party acts fraudulently in the performance of its duties, or immediately, without notice, if the non-terminating party initiates bankruptcy proceedings.

Indemnification and Hold Harmless Agreement

Opco has entered into an indemnification and hold harmless agreement with Fortistar, dated December 31, 2020. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of Opco, and, thereafter, became Chairman of our board, is the Founder and President of, and sole member in, Fortistar. Mr. Nadeem Nisar, also a former member of the board of Opco and a current member of our board, is a Managing Director of Fortistar and also serves as a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies. In addition, Mr. Adam Comora, Mr. Jonathan Maurer, Mr. Anthony Falbo and Mr. David Unger, at the time this agreement was signed, served as executive officers of Opco and also served at Fortistar. The indemnification and hold harmless agreement requires Opco, on behalf of itself or any of its direct or indirect subsidiaries, to use its best efforts to repay and perform all of its outstanding liabilities and obligations, indemnify and hold Fortistar harmless from and against any and all payments, commitments, liabilities, losses, damages, expenses and costs of whatsoever nature by reason of or arising out of any credit support arrangements, including guarantees of repayment of debt, commitments to provide equity capital, and commitments to fund certain royalty payments in the event a project is not completed by a specific date or if a project does not deliver minimum annual contracted volumes of RNG, related to (i) several of Opco projects, namely the New River RNG LLC Project, the Noble Road RNG LLC Project and the Pine Bend RNG LLC Project and (ii) any such credit support arrangements that Fortistar may in the future so provide for the benefit of Opco. As of July 31, 2022, the approximate dollar amounts related to such credit support arrangements in existence by Fortistar under this indemnification and hold harmless agreement was (a) $0 in connection with outstanding loan guaranties (because the underlying loan had been repaid), (b) an aggregate of $14,500,000 in equity capital commitments related to three projects under construction, (c) $5,000,000 in aggregate payments if Opco fails to meet minimum delivery requirements for RNG related to the Noble Road RNG Project, and (d) certain “make whole” payments consisting of potential annual royalty payments if New River RNG Project was not completed by a date certain, which amounts are no longer at risk as the New River Project was completed prior to the required date. None of the foregoing amounts were due and payable at July 31, 2022, as none of the conditions upon which Fortistar would be required to perform on behalf of Opco under the indemnification and hold harmless agreement existed as of the date hereof.

Flue Gas Offtake and Preferred Partner Agreement

Opco has entered into an agreement with CarbonFree Chemical Holdings, LLC (“CarbonFree”), a leading carbon capture business. Mr. Mark Comora, through Fortistar and certain of its affiliated entities other than OPAL, owns more than 10% of the voting equity of CarbonFree. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of Opco, and, thereafter, became Chairman of our board, is also the Founder and President of, and sole member in, Fortistar. Mr. Nadeem Nisar who is a Managing Director of the managing member of CarbonFree, was also a former member of the board of Opco and a current member of our board. Mr. Nisar is a Managing Director of Fortistar and also serves as a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies Pursuant to the agreement with Carbonfree, which was entered into on November 29, 2021, both parties agreed that within 180 days of the date of the agreement they will cooperate to pursue the development of a carbon capture plant adjacent to a potential Opco RNG production location. If at the end of the 180 day period it is determined that it is not commercially reasonable to pursue the development of such plant at the location, the parties have agreed to cooperate to identify one or more alternative locations within 240 days of the date of the agreement. In the event both parties deem a project commercially viable and desirable, they will begin undertaking their respective responsibilities to implement the project. The parties have agreed that the construction of any such carbon capture plant shall commence by the end of 2022. If constructed, each plant will use CarbonFree’s proprietary technology to capture CO₂ from the flue gases produced by the adjacent Opco RNG production facility, transforming it into solid carbonate materials.

Pursuant to this agreement, CarbonFree is responsible for all costs associated with site procurement, planning, development, construction, maintenance and operation of any carbon capture plant constructed at the proposed sites and the maintenance and operation of all “downstream” systems of the projected flue gas pipeline interconnection system. Opco is responsible for procuring access to the land needed for the plant, providing engineering support to design and construct the interconnection system and supplying all available historical data analyzing flue gas from the relevant RNG plant. CarbonFree is entitled to retain all payments and revenue generated by the carbon capture plant, including any carbon credit payments. Opco is entitled to 80% of the value on any improvement of its CI score under the California LCFS system or other similar state program. Further, CarbonFree will be Opco’s preferred provider of carbon capture technology and Opco will be CarbonFree’s preferred provider of RNG where it has the legal right to designate such a provider. The agreement will terminate on the later of (i) November 28, 2024, or (ii) a date agreed upon in writing. Neither party may transfer, assign or delegate their rights or obligations without the other’s prior written consent.

Hillman Restructuring

On December 11, 2020, Hillman, Hillman Power Company LLC (“Hillman Power”), and Customers Bank, among others, entered into a Loan and Guaranty Agreement (the “Customers Loan Agreement”) pursuant to which Customers Bank extended to Hillman Power a term loan pursuant to the Main Street Lending Program in the aggregate original principal amount of $30,000,000 in accordance with the terms, and subject to the conditions, of the Customers Loan Agreement. Hillman and Hillman Power are controlled, indirectly, by Mr. Mark Comora through entities affiliated with Mr. Comora, including Fortistar and certain of its affiliates other than Opco. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of Opco, and, thereafter, became Chairman of our board. He is also the Founder and President of, and sole member in, Fortistar. Mr. Nadeem Nisar and Mr. Jonathan Maurer each serve as a manager and each maintains a pecuniary interest in, a limited liability company that indirectly owns a passive equity investment in Hillman, Mr. Nisar, also a former member of the board of Opco and a current member of our board, is a Managing Director of Fortistar and also serves as a member of Fortistar’s management and investment committees which oversee the operations of Fortistar’s portfolio companies. Prior to the closing of the Business Combination, Mr. Maurer served as Co-Chief Executive Officer of Opco Fuels and is currently serving in the same capacity with us. Prior to being appointed of Co-Chief Executive Officer of OPAL in 2021, Mr. Maurer served as a Managing Director of Fortistar.

In connection with the Customers Loan Agreement, Hillman pledged its interests in the following Opco related subsidiaries: (i) its 11.1% minority equity ownership interest in CV RNG Holdings LLC, (ii) 50.0% equity ownership interest in Noble Road HoldCo LLC, (iii) 30.0% minority equity ownership interest in Pine Bend HoldCo LLC, and (iv) 50.0% equity ownership interest in Sunoma HoldCo LLC (collectively, the “Pledged Membership Interests”).

On November 29, 2021, Opco and Hillman entered into an Exchange Agreement pursuant to which Hillman transferred the Pledged Membership Interests in exchange for the issuance of equity ownership interests in Opco (collectively, the “OPAL Fuels Membership Interests”) consisting of (i) 14 Common Units (representing 1.4% of the current outstanding common membership interests in Opco) and (ii) 300,000 Series A-1 Preferred Units of Opco, which are redeemable after four years at the option of Hillman for an aggregate redemption price of $30,000,000, plus accrued and unpaid dividends thereon (collectively, the “Exchange”).

On November 29, 2021, Hillman Power, Hillman and Customers Bank entered into a Limited Consent and First Amendment to Loan and Guaranty Agreement (the “Limited Consent”) pursuant to which Customers Bank consented to the Exchange, amended the Customers Loan Agreement and released its security interest in the Pledged Membership Interests (the “Lien”). Pursuant to the Limited Consent, the Lien shall automatically attach to the OPAL Fuels Membership Interests and Customers Bank shall have a first priority, perfected security interest in and Lien on all Hillman’s rights, title and interest in and to the OPAL Fuels Membership Interests.

Opco Reorganization

OPAL Holdco and Opco were formed as Delaware limited liability companies on December 30, 2020 (using their former names Acceler8 Holdings LLC and Acceler8 LLC, respectively), with OPAL Holdco owning all of the equity interests in Opco. Through a series of contributions and assignments, on December 31, 2020, the equity owners of Fortistar Contracting LLC, Fortistar Methane 3 Holdings LLC, Fortistar RNG LLC, Fortistar Services LLC, Gas Recovery Systems, LLC Minnesota Methane LLC and TruStar Energy LLC (the “Opco Reorganized Entities”) contributed and assigned their equity ownership interests in these Opco Reorganized Entities (and, correspondingly, the subsidiary interests of each of these entities) to OPAL Holdco and, ultimately, Opco, resulting in the current organizational structure of Opco and its subsidiaries (the “Opco Fuels Reorganization”). Prior to the Opco Fuels Reorganization, each of the Opco Reorganized Entities were controlled, indirectly, by Mr. Mark Comora through entities affiliated with Mr. Comora, including Fortistar and certain of its affiliates other than Opco. Prior to the closing of the Business Combination, Mr. Comora was Chairman of the board of Opco and, thereafter, became Chairman of our board. Mr. Comora, through his indirect control of OPAL Holdco, continued to control Opco and OPAL Holdco immediately following the Opco Fuels Reorganization and OPAL Holdco continued to own all of the equity interests in Opco immediately following the Opco Fuels Reorganization. In addition, as part of the earlier described contributions and assignments related to TruStar Energy LLC, Mr. Adam Comora, the former Co-Chief Executive Officer of Opco and our current Co-Chief Executive Officer, Mr. Scott Edelbach, the former Executive Vice President of Opco and our current Executive Vice President of OPAL, and Mr. Scott Dols, a former member of the board of Opco and current member of our board, contributed and assigned their equity ownership in TruStar Energy LLC, which ownership did not confer control in the entity, in exchange for noncontrolling equity interests in a limited liability company outside the organizational structure of Opco and its subsidiaries.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, (i) ArcLight, (ii) Sponsor, (iii) Opco, (iv) each executive officer of ArcLight and (v) the Class B shareholders of ArcLight entered into the Sponsor Letter Agreement, pursuant to which, among other things, (i) each Class B Shareholder agreed to vote in favor of each of the transaction proposals to be voted upon at the meeting of ArcLight shareholders, including approval of the Business Combination Agreement and the transactions contemplated thereby, (ii) each Class B Shareholder agreed to waive any adjustment to the conversion ratio set forth in the governing documents of ArcLight or any other anti-dilution or similar protection with respect to the ArcLight Class B ordinary shares (including those resulting from the transactions contemplated by the Subscription Agreements (as described below)), (iii) each Class B Shareholder agreed to be bound by certain transfer restrictions with respect to his, her or its shares in ArcLight prior to the Closing, (iv) Sponsor agreed to subject 10% of its Class A common stock (received as a result of the conversion of its ArcLight Class B ordinary shares immediately prior to the closing of the Business Combination) to vesting and forfeiture conditions relating to the volume-weighted average price targets for Class A common stock sustained over a period of 60 months following the closing of the Business Combination and (v) Sponsor agreed to pay ArcLight’s transaction expenses to the extent they exceeded $26,000,000 in connection with the Business Combination.

PIPE Investors

Concurrently with the execution of the Business Combination Agreement, ArcLight entered into Subscription Agreements with certain investors, including, among others, an affiliate of ArcLight and an affiliate of Opco, as well as the other PIPE Investors. Pursuant to the Subscription Agreements, each investor agreed to subscribe for and purchase, and ArcLight agreed to issue and sell to the PIPE Investors, immediately prior to the Closing, an aggregate of 12,500,000 shares of Class A common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $125,000,000. As part of the 12,500,000 shares of Class A common stock to be issued pursuant to the Subscription Agreements, certain affiliates of ArcLight agreed to subscribe for and purchase 2,000,000 shares of Class A common stock, in the aggregate, and Fortistar LLC agreed to subscribe for and purchase 800,000 shares of Class A common stock, in each case on the same terms and conditions of the other PIPE Investors at a price of $10.00 per share. On May 11, 2022, PIPE Investors representing $110,806,000 of the original PIPE Investment entered into the Amended Subscription Agreements, whereby the termination rights described above were amended to extend the term of each Amended Subscription Agreement by 60 days to July 29, 2022. As a result, there was approximately $14.2 million less available proceeds from the PIPE Investment at the closing of the Business Combination.

Investor Rights Agreement

At the Closing, Opco, Ares, Hillman and the Class B Shareholders (collectively the “OPAL Holders”) entered into the Investor Rights Agreement, pursuant to which, among other things, (i) ArcLight and Sponsor agreed to terminate the Registration and Shareholder Rights Agreement, dated as of March 25, 2021, entered into by them in connection with ArcLight’s IPO, (ii) we agreed to provide the OPAL Holders certain registration rights with respect to certain shares of Class A common stock held by them or otherwise issuable to them pursuant to the Business Combination Agreement, Second A&R LLC Agreement or the Charter and (iii) the OPAL Holders agreed not to transfer, sell, assign or otherwise dispose of their shares of Class A common stock for up to 180 days following the closing of the Business Combination, subject to certain exceptions.

Tax Receivable Agreement

On the Closing Date, we entered into the Tax Receivable Agreement with the TRA Participants, pursuant to which we are required to pay to the Opco Common Equityholders, in the aggregate, 85% of the amount of cash tax savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize (computed using certain simplifying assumptions) as a result of (i) the increases in tax basis and certain other tax benefits related to any (x) exchanges of Opco Common Units (together with our voting shares) for Class A common stock or Class C common stock, as applicable, or cash, and (y) payments made under the Tax Receivable Agreement (other than to the extent characterized as imputed interest), and (ii) tax benefits attributable to the portion of any payments made under the Tax Receivable Agreement treated as imputed interest. The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of Opco.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the IRS or another tax authority may challenge all or a part of the tax basis increases or other tax attributes subject to the Tax Receivable Agreement, and a court could sustain such challenge. The parties to the Tax Receivable Agreement will not reimburse us for any payments previously made if such tax basis increases or other tax attributes are subsequently disallowed, except that any excess payments made to a party under the Tax Receivable Agreement will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after the determination of such excess.

If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, any plan of liquidation and other forms of business combinations or changes of control) or the Tax Receivable Agreement terminates early (at our election or as a result of a breach, including a breach for our failing to make timely payments under the Tax Receivable Agreement for more than three months, except in the case of certain liquidity exceptions), we could be required to make a substantial, immediate lump-sum payment based on the present value of hypothetical future payments that could be required under the Tax Receivable Agreement. The calculation of the hypothetical future payments would be made using certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) the sufficiency of taxable income to fully utilize the tax benefits, (ii) any Opco Common Units (other than those held by us) outstanding on the termination date are exchanged on the termination date and (iii) the utilization of certain loss carryovers over a certain time period. Our ability to generate net taxable income is subject to substantial uncertainty. Accordingly, as a result of the assumptions, the required lump-sum payment may be significantly in advance of, and could materially exceed, the realized future tax benefits to which the payment relates.

As a result of either an early termination or a change of control, we could be required to make payments under the Tax Receivable Agreement that exceed our actual cash tax savings. Consequently, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For example, assuming no material changes in the relevant tax law, we expect that if we experienced a change of control, the estimated TRA lump-sum payment would range from approximately $316 million to approximately $356.0 million depending on Opco’s rate of recovery of the tax basis increases associated with the deemed exchange of the Opco Common Units (other than those held by us). This estimated TRA lump-sum payment is calculated using a discount rate equal to 3.58%, applied against an undiscounted liability of approximately $432.0 million. If the TRA Participants were to exchange all of their Opco Common Units, OPAL would recognize a deferred tax asset of approximately $508.0 million and a related liability for payments under the Tax Receivable Agreement of approximately $432.0 million, assuming (i) that the TRA Participants redeemed or exchanged all of their Opco Common Units on the Closing Date; (ii) a price of $10.00 per share; (iii) a constant combined effective income tax rate of 26.47%; (iv) we will have sufficient taxable income in each year to realize the tax benefits that are subject to the Tax Receivable Agreement; and (v) no material changes in tax law. These amounts are estimates and have been prepared for informational purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price of the shares of Class A common stock at the time of the exchange, and the tax rates then in effect. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

It is more likely than not that the deferred tax assets will not be realized in accordance with ASC Topic 740, ‘Income Taxes’ (“ASC 740”). As such, we have reduced the full carrying amount of the deferred tax assets with a valuation allowance under both scenarios. Management will continue to monitor and consider the available evidence from quarter to quarter, and year to year, to determine if more or less valuation allowance is required at that time.

Finally, because we are a holding company with no operations of its own, our ability to make payments under the Tax Receivable Agreement depends on the ability of Opco to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.

Indemnification

On July 21, 2022, OPAL entered into certain Indemnification Agreements (“Indemnification Agreements”) with each of its directors and executive officers. The Indemnification Agreements require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

The foregoing description of the Indemnification Agreements is qualified in its entirety by the full text of the Indemnification Agreements, a copy of each of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

Sponsor Letter Agreement

Additionally, in connection with the Closing, Opco and Sponsor entered into a letter agreement whereby Sponsor agreed to transfer, pledge or forfeit up to 150,000 shares of Class A common stock held by Sponsor for no consideration, upon and in accordance with the written direction of Opco. Pursuant to such letter agreement, Sponsor further agreed that if OPAL were to receive less than $6,800,000 in cash upon the release of the escrow fund established pursuant to the Forward Purchase Agreement (such shortfall amount being referred to as the “Shortfall Amount”), Sponsor shall transfer, pledge or forfeit up to an additional 102,000 shares of Class A common stock currently subject to forfeiture under earn-out provisions as provided in the Sponsor Letter Agreement entered into on December 2, 2021 among the OPAL, Sponsor, Opco and certain other persons (with such maximum number of shares pro-rated on a directly proportionate basis based on the size of the Shortfall Amount relative to $6,800,000).

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common stock and warrants, which we refer to collectively as our securities. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities that will hold our securities as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our securities and any consideration received by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this registration statement, which is subject to change or differing interpretation, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances. In particular, this discussion does not address the effects of the alternative minimum tax, the Medicare tax on certain net investment income, the effects of Section 451 of the Code, or the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	banks, financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	U.S. expatriates or former citizens or long-term residents of the United States;

●	persons that actually or constructively own five percent or more (by vote or value) of our shares;

●	persons that acquired our common stock or warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to our Class A common stock or warrants;

●	persons holding our common stock or warrants as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such entities or arrangements;

●	tax-exempt entities;

●	controlled foreign corporations; and

●	passive foreign investment companies and other corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such entity will generally depend upon the status of the partner, member or other beneficial owner, the activities of the entity, and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership (or other pass-through entity) that holds our securities, you are urged to consult your own tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our securities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this registration statement may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your own tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR CLASS A COMMON STOCK OR WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A common stock or warrants that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. We do not expect to pay any distributions on our Class A common stock in the foreseeable future. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” below.

Dividends we pay to a U.S. holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the relevant holding period requirements are not satisfied, then a corporate U.S. holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount and a non-corporate U.S. holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. Upon a sale or other taxable disposition of our Class A common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. If such holding period requirement is not satisfied, any gain on a sale or taxable disposition of the Class A common stock would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder upon a sale or other taxable disposition of Class A common stock will be an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A common stock disposed of or sold. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost for the Class A common stock less, in the case of a share of Class A common stock, any prior distributions treated as a return of capital (as described above). In the case of any shares of Class A common stock originally acquired as part of an investment unit with a warrant, the acquisition cost for the share of Class A common stock and warrant that were part of such investment unit would equal an allocable portion of the acquisition cost of the entire investment unit (with such allocable portion based on the relative fair market values of the components of the investment unit at the time of acquisition).

Exercise of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of our Class A common stock upon exercise of a warrant for cash. The U.S. holder’s tax basis in the share of our Class A common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s adjusted tax basis in the warrant and the exercise price of such warrant. A U.S. holder’s adjusted tax basis in its warrants will generally equal the U.S. holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. holder (as described below under “U.S. Holders—Possible Constructive Distributions”). It is unclear whether the U.S. holder’s holding period for the Class A common stock received upon exercise of the warrants will begin on the date following the date of exercise or on the date of exercise of the warrants; in either case, the holding period will not include the period during which the U.S. holder held the warrants.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either case, a U.S. holder’s initial tax basis in the Class A common stock received would equal the holder’s basis in the warrants exercised therefor. If the cashless exercise were not treated as a realization event, it is unclear whether a U.S. holder’s holding period in the Class A common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A common stock would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered warrants equal to the number of shares of Class A common stock having a value equal to the exercise price for the total number of warrants to be exercised. Although not free from doubt, in such a case the U.S. holder would generally recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A common stock received in respect of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the Class A common stock received would equal the sum of the fair market value of the Class A common stock received in respect of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants exercised. It is unclear whether a U.S. holder’s holding period for the Class A common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Class A common stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders are urged to consult with their own tax advisors regarding the tax consequences of a cashless exercise of our warrants.

Sale, Exchange, Redemption or Expiration of a Warrant. Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A common stock), or expiration of a warrant, a U.S. holder will generally recognize taxable gain or loss in an amount equal to the difference between (i) the amount realized upon such disposition or expiration and (ii) the U.S. holder’s adjusted tax basis in the warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the warrant has been held by the U.S. holder for more than one year at the time of such disposition or expiration. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant. As discussed above, where a warrant was originally acquired as part of an investment unit with shares of Class A common stock, the acquisition cost for the warrant and the share of Class A common stock that were part of such investment unit would equal an allocable portion of the acquisition cost of the entire investment unit (with such allocable portion based on the relative fair market values of the components of the investment unit at the time of acquisition). The deductibility of capital losses is subject to certain limitations.

A redemption of warrants for Class A common stock described in the section of this registration statement entitled “Description of Securities—Warrants” is expected to treated as a tax-free recapitalization for U.S. federal income tax purposes. Accordingly, a U.S. holder should not recognize any gain or loss on the redemption of warrants for Class A common stock. A U.S. holder’s aggregate tax basis in the Class A common stock received in the redemption should equal the U.S. holder’s aggregate tax basis in the warrants redeemed and the holding period for the Class A common stock received in redemption of the warrants should include the U.S. holder’s holding period for the surrendered warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated differently, including as, in part, a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of warrants. Accordingly, a U.S. holder is urged to consult its tax advisor regarding the tax consequences of a redemption of warrants for shares of Class A common stock.

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of Class A common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this registration statement entitled “Description of Securities—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us in the case of certain adjustments. For example, a constructive distribution would generally result where the adjustment to the number of such shares or to such exercise price increases the warrantholders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) in connection with a taxable distribution of cash or other property to the holders of shares of our Class A common stock or an issuance of a taxable stock dividend to holders of our Class A common stock. Such constructive distribution would be subject to tax as described under “U.S. Holders—Taxation of Distributions” in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock and warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “non-U.S. holder.” As used herein, the term “non-U.S. holder” means a beneficial owner of our Class A common stock or warrants who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

●	a foreign corporation; or

●	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our Class A common stock or warrants. If you are such an individual, you should consult your own tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions (other than certain distributions of our stock and rights to acquire our stock) we make to a non-U.S. holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. If such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30% unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants,” below.

The 30% withholding tax described above generally does not apply to dividends paid to a non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate non-U.S. holder receiving dividends that are effectively connected with such holder’s conduct of a U.S. trade or business may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or such lower rate as may apply under an applicable income tax treaty).

Exercise of a Warrant. The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. Holders—Exercise of a Warrant” and “U.S. Holders—Sale, Exchange, Redemption or Expiration of a Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Redemption of Warrants for Common Stock. The U.S. federal income tax treatment for a non-U.S. holder of a redemption of warrants for common stock described in the section of this registration statement entitled “Description of Securities—Warrants” will correspond to the U.S. federal income tax treatment for a U.S. holder of a redemption of warrants for common stock, as described above in “U.S. Holders—Sale, Exchange, Redemption, or Expiration of a Warrant.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock or an expiration or redemption of our warrants, unless:

●	the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder); or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. holder’s holding period for the shares of our Class A common stock. If we are or have been a “United States real property holding corporation” and you own warrants, you are urged to consult your own tax advisor regarding the application of these rules.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. holder that is treated as a non-U.S. corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or such lower rate as may apply under an applicable income tax treaty).

If the second bullet point above applies to a non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We believe we are not and have not been at any time since our formation a United States real property holding corporation and, while no assurances can be given in this regard, we do not expect to be treated as a United States real property holding corporation in the future. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.

Possible Constructive Distributions. An adjustment to the number of shares of Class A common stock for which a warrant may be exercised or to the exercise price of a warrant may result in a constructive distribution from us to a non-U.S. holder of such warrant in the same manner as described above under “U.S. Holders—Possible Constructive Distributions.” Any such constructive distribution received by a non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as described above under “Non-U.S. Holders—Taxation of Distributions” as if such non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Any resulting withholding tax may be withheld from future cash distributions.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of Class A common stock and warrants. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our Class A common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. The above withholding tax under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that would produce U.S.-source interest or dividends beginning on January 1, 2019; however, the Treasury has released proposed regulations upon which taxpayers may rely that eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their own tax advisors regarding the effects of FATCA on their investment in our Class A common stock.

PLAN OF DISTRIBUTION

We are registering the possible resale by the Selling Holders of up to 181,764,740 shares of Class A common stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Holders as a gift, pledge, partnership distribution or other transfer. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Holders reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Holders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through the distributions by any Selling Holder or its affiliates to its partners, members or stockholders

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Holder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Holders will sell all or any of the securities offered by this prospectus. In addition, the Selling Holders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Holders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Holder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Holder.

With respect to a particular offering of the securities held by the Selling Holders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the Selling Holders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Holders.

In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Holders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock are currently listed on Nasdaq under the symbol “OPAL” and our public warrants are currently listed on Nasdaq under the symbol “OPALW.”

The Selling Holders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Holders pay for solicitation of these contracts.

A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holders or borrowed from any Selling Holders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of FINRA Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Holders and any broker-dealer or agent regarding the sale of the securities by the Selling Holders. Upon our notification by a Selling Holder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Holders and any underwriters, broker-dealers or agents who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Holders, or perform services for us or the Selling Holders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Holders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

Sheppard, Mullin, Richter & Hampton LLP will pass upon the validity of the Class A common stock offered by this prospectus and certain other matters related to this prospectus.

EXPERTS

The financial statements of ArcLight Clean Transition Corp. II as of December 31, 2021, and for the period from January 13, 2021 (inception) through December 31, 2021, included in this prospectus and Registration Statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of OPAL Fuels LLC as of and for the years ended December 31, 2021, 2020 and 2019 included in this prospectus and Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Beacon RNG LLC as of April 30, 2021, December 31, 2020 and December 31, 2019 and for the period ended April 30, 2021, and for the year ended December 31, 2021 and for the period from March 11, 2019 (Inception) through December 31, 2019 included in this prospectus and Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent auditor, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.opalfuels.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO FINANCIAL STATEMENTS

ARCLIGHT CLEAN TRANSITION CORP. II FINANCIAL STATEMENTS

Page
Unaudited Financial Statements of ArcLight Clean Transition Corp. II
Balance Sheets as of June 30, 2022 (Unaudited) and December 31, 2021	F-3
Statements of Operations for the three and six months ended June 30, 2022 and for the three months ended June 30, 2021 and for the period from January 13, 2021 (inception) through June 30, 2021 (Unaudited)	F-4
Statements of Changes in Shareholders’ Equity for the three and six months ended June 30, 2022 and for the period from January 13, 2021 (inception) through June 30, 2021 (Unaudited)	F-5
Statements of Cash Flows for the six months ended June 30, 2022 and for the three months ended June 30, 2021 and for the period from January 13, 2021 (inception) through June 30, 2021 (Unaudited)	F-6
Notes to Unaudited condensed Financial Statements	F-7

OPAL FUELS LLC FINANCIAL STATEMENTS

Page
Unaudited Financial Statements of OPAL Fuels LLC
Condensed Consolidated Balance Sheets as of June 30, 2022 (unaudited) and December 31, 2021	F-44
Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2022 and 2021 (unaudited)	F-45
Condensed Consolidated Statements of Changes in Redeemable Preferred Units and Members’ Equity for the Six Months Ended June 30, 2022 and 2021 (unaudited)	F-46
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2022 and 2021 (unaudited)	F-48
Notes to Unaudited Condensed Consolidated Financial Statements	F-49

Page
Audited Financial Statements of OPAL Fuels LLC
Report of Independent Registered Public Accounting Firm	F-77
Consolidated Balance Sheets as of December 31, 2021 and 2020 (restated)	F-78
Consolidated Statements of Operations for the Years Ended December 31, 2021, 2020 (restated) and 2019 (restated)	F-80
Consolidated Statements of Changes in Redeemable Preferred Units and Members’ Equity (Deficit) for the Years Ended December 31, 2021, 2020 (restated) and 2019 (restated)	F-81
Consolidated Statements of Cash Flows for the Years Ended December 31, 2021, 2020 (restated) and 2019 (restated)	F-82
Notes to Consolidated Financial Statements (restated)	F-84

BEACON RNG LLC FINANCIAL STATEMENTS

Page
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-144
Consolidated Statements of Operations for the Year Ended 2020 and for the period from March 11, 2019 (Inception) through December 31, 2019	F-145
Consolidated Statements of Changes in Members’ Equity for the Year Ended 2020 and for the period from March 11, 2019 (Inception) through December 31, 2019	F-146
Consolidated Statements of Cash Flows for the Year Ended 2020 and for the period from March 11, 2019 (Inception) through December 31, 2019	F-147
Notes to Consolidated Financial Statements	F-148

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)
CONDENSED BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash	$219,127	$811,526
Prepaid expenses	546,368	701,663
Total current assets	765,495	1,513,189
Other assets	—	159,954
Investments held in Trust Account	311,615,892	311,175,471
Total Assets	$312,381,387	$312,848,614
Liabilities and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$68,531	$18,764
Accrued expenses	29,902	94,497
Due to related party	5,085	—
Total current liabilities	103,518	113,261
Deferred legal fees	6,193,192	3,966,447
Deferred underwriting commissions	—	10,890,707
Derivative warrant liabilities	16,218,840	25,795,700
Total liabilities	22,515,550	40,766,115
Commitments and Contingencies
Class A ordinary shares subject to possible redemption; 31,116,305 shares at redemption value	311,515,892	311,163,050
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized (excluding 31,116,305 shares subject to possible redemption) at June 30, 2022 and December 31, 2021	—	—

Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,779,076 shares issued and outstanding at June 30, 2022 and December 31, 2021	778	778
Additional paid-in-capital	—	—
Accumulated deficit	(21,650,833)	(39,081,329)
Total shareholders’ deficit	(21,650,055)	(39,080,551)
Total Liabilities and Shareholders’ Deficit	$312,381,387	$312,848,614

The accompanying notes are an integral part of these unaudited condensed financial statements.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended June 30, 2022	For the three months ended June 30, 2021	For the six months ended June 30, 2022	For the period January 13, 2021 (inception) through June 30, 2021
General and administrative expenses	$1,733,643	$394,413	$3,124,650	$522,889
Loss from operations	(1,733,643)	(394,413)	(3,124,650)	(522,889)
Other income (expense)
Change in fair value of derivative warrant liabilities	4,325,040	(11,225,560)	9,576,860	(10,954,400)
Gain on settlement of underwriting fees	279,890	—	279,890	(462,620)
Net gain on investments held in Trust Account	415,868	4,304	440,421	4,457
Total other income (expense)	5,020,798	(11,221,256)	10,297,171	(11,412,563)
Net income (loss)	$3,287,155	$(11,615,669)	$7,172,521	$(11,935,452)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	31,116,305	31,116,305	31,116,305	18,823,444
Basic and diluted net income (loss) per ordinary share	$0.08	$(0.30)	$0.18	$(0.45)
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	7,779,076	7,779,076	7,779,076	7,421,910
Basic and diluted net income (loss) per ordinary share	$0.08	$(0.30)	$0.18	$(0.45)

The accompanying notes are an integral part of these unaudited condensed financial statements.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For The Three and Six Months Ended
June 30, 2022

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - January 1, 2022	—	$—	7,779,076	$778	$—	$(39,081,329)	$(39,080,551)
Net income	—	—	—	—	—	3,885,366	3,885,366
Balance - March 31, 2022 (unaudited)	—	$—	7,779,076	$778	$—	$(35,195,963)	$(35,195,185)
Remeasurement of Class A common stock subject to possible redemption amount	—	—	—	—	—	(352,842)	(352,842)
Gain on settlement of underwriting fees	—	—	—	—	—	10,610,817	10,610,817
Net income	—	—	—	—	—	3,287,155	3,287,155
Balance - June 30, 2022 (unaudited)	—	$—	7,779,076	$778	$—	$(21,650,833)	$(21,650,055)

For The Three Months Ended and For the Period From January 13, 2021 (inception) through June 30, 2021

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - January 13, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	7,906,250	791	24,209	—	25,000
Accretion on Class A ordinary shares subject to	—	—	—	—	(199,953)	(22,886,667)	(23,086,620)
possible redemption
Sale of private placement warrants to Sponsor less fair value of private warrants	—	—	—	—	175,731	—	175,731
Forfeiture of Class B ordinary shares from Sponsor	—	—	(127,174)	(13)	13	—	—
Net loss	—	—	—	—	—	(319,783)	(319,783)
Balance - March 31, 2021 (unaudited)	—	$—	7,779,076	$778	$—	$(23,206,450)	$(23,205,672)
Net loss	—	—	—	—	—	(11,615,669)	(11,615,669)
Balance - June 30, 2021 (unaudited)	—	$—	7,779,076	$778	$—	$(34,822,119)	$(34,821,341)

The accompanying notes are an integral part of these unaudited condensed financial statements.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the six months ended June 30, 2022	For the period January 13, 2021 (inception) through June 30, 2021
Cash Flows from Operating Activities:
Net income (loss)	$7,172,521	$(11,935,452)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by related party in exchange for issuance of Class B ordinary shares	—	25,000
General and administrative expenses paid by related party under promissory note	—	26,800
Change in fair value of derivative warrant liabilities	(9,576,860)	10,954,400
Financing costs - warrant liabilities	—	462,620
Net gain on investments held in Trust Account	(440,421)	(4,457)
Gain on settlement of deferred underwriting fees	(279,890)	—
Changes in operating assets and liabilities:
Prepaid expenses	315,249	(1,225,548)
Accounts payable	49,767	—
Accrued expenses	(64,595)	105,056
Accrued expenses - related party	5,085	—
Deferred legal fees	2,226,745	—
Net cash used in operating activities	(592,399)	(1,591,581)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(311,163,050)
Net cash used in investing activities	—	(311,163,050)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	—	100
Repayment of note payable to related party	—	(171,742)
Proceeds received from initial public offering	—	311,163,050
Proceeds received from private placement	—	9,223,261
Offering costs paid	—	(6,295,461)
Net cash provided by financing activities	—	313,919,208
Net (decrease) increase in cash	(592,399)	1,164,577
Cash - beginning of the period	811,526	—
Cash - end of the period	$219,127	$1,164,577
Supplemental disclosure of noncash investing and financing activities:
Remeasurement of Class A common stock subject to possible redemption amount	$352,842	$—
Offering costs included in accounts payable	$—	$200,000
Offering costs included in accrued expenses	$—	$70,000
Offering costs paid by related party under promissory note	$—	$144,842
Deferred underwriting commissions	$—	$10,890,707
Gain on settlement of underwriting fees	$10,610,817	—
Forfeiture of Class B ordinary shares from Sponsor	$—	$13

The accompanying notes are an integral part of these unaudited condensed financial statements.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS2

Note 1-Description of Organization, Business Operations and Basis of Presentation

OPAL Fuels Inc. (formerly known as ArcLight Clean Transition Corp. II) (the “Company”) was incorporated as a Cayman Islands exempted company on January 13, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Business Combination

On December 2, 2021, the Company, OPAL HoldCo LLC, a Delaware limited liability company (“OPAL HoldCo”), and OPAL Fuels LLC, a Delaware limited liability company (“OPAL Fuels”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). On July 21, 2022, we closed the Business Combination Agreement and consummated the transactions contemplated thereby (the “Business Combination”). The Business Combination Agreement and the Business Combination were unanimously approved by the boards of directors of the Company and OPAL Fuels, and also approved by OPAL Holdco, the sole member of OPAL Fuels. The Business Combination Agreement provides for, among other things, the following transactions: (i) each outstanding Class B ordinary share, par value $0.0001 per share, of the Company will convert into one Class A ordinary share, par value $0.0001 per share, of the Company; (ii) the Company will change the jurisdiction of its incorporation by deregistering as an exempted company in the Cayman Islands and domesticating to, and continuing as a corporation incorporated under the laws of, the State of Delaware (the “Domestication”) and, in connection with the Domestication, (A) the Company’s name will be changed to “OPAL Fuels Inc.” (“New OPAL”), (B) each outstanding Class A ordinary share of the Company will become one share of Class A common stock, par value $0.0001 per share, of New OPAL (the “New OPAL Class A Common Stock”), (C) each outstanding warrant to purchase one Class A ordinary share of the Company will become a warrant to purchase one share of New OPAL Class A common stock and (D) New OPAL will file its certificate of incorporation and adopt bylaws to serve as its governing documents in connection with the Domestication; and (iii) (A) OPAL Fuels will cause its existing limited liability company agreement to be amended and restated, (B) OPAL Fuels will cause all of its limited liability company interests existing immediately prior to the closing of the Business Combination (the “Closing”) to be re-classified into a number of common units (collectively, the “OPAL Units”) based on a pre-transaction equity value for OPAL equal to $1,501,870,000, less all principal and accrued interest outstanding immediately after the Closing pursuant to that certain convertible promissory note, dated as of May 1, 2021 (as amended, including that certain First Amendment to Convertible Note, dated November 29, 2021, the “Ares Note”), held by ARCC Beacon LLC, a Delaware limited liability company (“Ares”), (C) the Company will contribute the (x) the amount of cash in the trust account (the “Trust Account”) established by the Company with the proceeds from its initial public offering as of immediately prior to the Closing (and before, for the avoidance of doubt, giving effect to the exercise of redemption rights by any of the Company’s shareholders (the “Public Share Redemptions”)), minus (y) the aggregate amount of cash required to fund the ACT Share Redemptions and any other obligations to be funded from the Trust Account, plus (z) the aggregate cash proceeds actually received in respect of the PIPE Investment (as defined below) and (E) New OPAL will issue to OPAL Fuels, and OPAL Fuels will in turn distribute to OPAL HoldCo and Hillman RNG Investments, LLC (“Hillman”) a number of shares of Class D common stock, par value $0.0001 per share, of New OPAL (the “New OPAL Class D Common Stock”), and distribute to Ares (together with OPAL HoldCo and Hillman, collectively, the “OPAL Equityholders”) shares of Class B common stock, par value $0.0001 per share, of New OPAL (the “New OPAL Class B Common Stock”) (neither of which will have any economic value but will entitle the holder thereof to five votes per share or one vote per share, respectively), equal to the number of OPAL Units held by each of the OPAL Equityholders.

In addition, if New OPAL’s annual EBITDA for the calendar year 2023 exceeds $238,000,000 (the “First Earnout Triggering Event”), New OPAL will issue to OPAL HoldCo, Ares and Hillman (collectively, the “Earnout Participants”) an aggregate of 5,000,000 shares of New OPAL Class B Common Stock and New OPAL Class D Common Stock and corresponding OPAL Units (collectively, the “First Earnout Tranche”) in accordance with the allocations set forth in the Business Combination Agreement. Additionally, if New OPAL’s annual EBITDA for the calendar year 2024 exceeds $446,000,000 (the “Second Earnout Triggering Event”), New OPAL will issue to the Earnout Participants an aggregate of 5,000,000 additional shares of New OPAL Class B Common Stock and New OPAL Class D Common Stock and corresponding OPAL Units (collectively, the “Second Earnout Tranche”) in accordance with the allocations set forth in the Business Combination Agreement. In the event that the First Earnout Triggering Event does not occur but the Second Earnout Triggering Event does occur, New OPAL will be obligated to issue both the First Earnout Tranche and the Second Earnout Tranche upon the occurrence of the Second Earnout Triggering Event.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

PIPE Financing (Private Placement)

Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), including, among others, an affiliate of the Company, as well as additional third-party investors. Pursuant to the Subscription Agreements, each investor agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, immediately prior to the Closing, an aggregate of 12,500,000 shares of the Company’s common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $125,000,000 (the “PIPE Investment”). Effective as of May 11, 2022, the Company and PIPE Investors representing $110,806,000 of the original PIPE Investment entered into amendments with respect to such PIPE Investors’ Subscription Agreements (the “Amended Subscription Agreements”), whereby the termination rights described in the Subscription Agreements were amended to extend the term of each Amended Subscription Agreement by 60 days to July 29, 2022.

The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that the Company will grant the investors in the PIPE Investment certain customary registration rights.

Investor Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, OPAL Fuels, Ares, Hillman and the Class B Shareholders (collectively the “New OPAL Holders”) will enter into an Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which, among other things, (i) the Company and the Company’s Sponsor will agree to terminate the Registration and Shareholder Rights Agreement, dated as of March 25, 2021, entered into by them in connection with the Company’s initial public offering, (ii) New OPAL will provide the New OPAL Holders certain registration rights with respect to certain shares of New OPAL Class A common stock held by them or otherwise issuable to them pursuant to the Business Combination Agreement, Second A&R LLC Agreement or the certificate of incorporation of New OPAL and (iii) the New OPAL Holders will agree not to transfer, sell, assign or otherwise dispose of their shares of New OPAL Class A common stock for up to 180 days following the Closing, subject to certain exceptions.

Prior to Business Combination

All activity for the period from January 13, 2021 (inception) through June 30, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and, since the closing of the Initial Public Offering, a search for a business combination candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is ArcLight CTC Holdings II, L.P., a Delaware limited partnership (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on March 22, 2021. On March 25, 2021, the Company consummated its Initial Public Offering of 31,116,305 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including the partial exercise of the underwriters’ option to purchase 3,616,305 additional Units (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $311.2 million (see Note 3), and incurring offering costs of approximately $17.6 million, of which approximately $10.9 million was for deferred underwriting commissions (see Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 9,223,261 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $9.2 million (see Note 4).

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Upon the closing of the Initial Public Offering and the Private Placement, approximately $311.2 million of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company was required to provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The Company sought shareholder approval of a Business Combination in connection with the Business Combination. The Public Shareholders were entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account. The per-share amount distributed to Public Shareholders who redeemed their Public Shares was not reduced by the deferred underwriting commissions the Company paid to the underwriters (as discussed in Note 6). These Public Shares are recorded at a redemption value and classified as temporary equity upon and following the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”).

Liquidity and Capital Resources

As of June 30, 2022, the Company had approximately $219,000 in its operating bank account and working capital of approximately $662,000.

The Company’s liquidity needs up to June 30, 2022 had been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares (as defined below), the loan under the Note from the Sponsor of approximately $172,000 (see Note 5) to the Company, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Note from the Sponsor was repaid in full on March 26, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and Initial Shareholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). On May 16, 2022, the Company entered into a non-interest bearing promissory note with the Sponsor for $1,000,000. To date, there were no amounts outstanding under any Working Capital Loans.

On July 21, 2022, we used substantially all of the funds held in the Trust Account to complete the Business Combination. Funds held in the Trust Account were also used to fund the redemption of publicly held Class A ordinary shares of ArcLight.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the unaudited condensed financial statements. The unaudited condensed financial statement does not include any adjustments that might result from the outcome of this uncertainty.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2-Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, certain disclosures included in the annual financial statements have been condensed or omitted from these financial statements as they are not required for interim financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the year ended December 31, 2022.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 9, 2022.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of June 30, 2022 and December 31, 2021.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. As of June 30, 2022 and December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the condensed balance sheets.

Fair Value Measurements

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to FASB ASC Topic 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The warrants issued in the Initial Public Offering and the underwriters’ exercise of their overallotment option (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period for so long as they are outstanding. The initial fair value of the Public Warrants issued in connection with the Public Offering and the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model at each measurement date. The fair value of Public Warrants have subsequently been measured based on the listed market price of such warrants. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the statements of operations. Offering costs associated with issuance of the Class A ordinary shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities. In May, 2022, the Company reversed the deferred underwriting fees as the underwriters resigned from their role in the Business Combination and thereby waived their entitlement of the deferred underwriting commissions (Note 6).

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with ASC 480. Class A ordinary shares subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares is classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2022 and December 31, 2021, 31,116,305 Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

Immediately upon the closing of the Initial Public Offering, the Company recognized the re-measurement from initial book value to redemption amount, which approximates fair value. The change in the carrying value of Class A ordinary shares subject to possible redemption resulted in charges against additional paid-in capital (to the extent available), accumulated deficit, and Class A ordinary shares.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Ordinary Share

The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the Public Warrants and the Private Placement to purchase an aggregate of 15,446,522, of the Company’s Class A ordinary shares in the calculation of diluted net income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and six months ended June 30, 2022, the three months ended June 30, 2021 and for the period January 13, 2021 (inception) through June 30, 2021. Re-measurement associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

	For the three months ended June 30, 2022		For the six months ended June 30, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$2,629,724	$657,431	$5,738,017	$1,434,504
Denominator:
Basic and diluted weighted average ordinary shares outstanding	31,116,305	7,779,076	31,116,305	7,779,076
Basic and diluted net income per ordinary share	$0.08	$0.08	$0.18	$0.18

	For the three months ended June 30, 2021		For the period January 13, 2021 (inception) through June 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) per ordinary share:
Numerator:
Allocation of net loss	$(9,292,535)	$(2,323,134)	$(8,560,232)	$(3,375,220)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	31,116,305	7,779,076	18,823,444	7,421,910
Basic and diluted net loss per ordinary share	$(0.30)	$(0.30)	$(0.45)	$(0.45)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s unaudited condensed financial statements.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 3-Initial Public Offering

On March 25, 2021, the Company consummated its Initial Public Offering of 31,116,305 Units, including the partial exercise of the underwriters’ option to purchase 3,616,305 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of approximately $311.2 million, and incurring offering costs of approximately $17.6 million, of which approximately $10.9 million was for deferred underwriting commissions. In May, 2022, the Company reversed the $10.9 million of deferred underwriting fees as the underwriters resigned from their role in the Business Combination and thereby waived their entitlement of the deferred underwriting commissions (Note 6).

Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).

Note 4-Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 9,223,261 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $9.2 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5-Related Party Transactions

Founder Shares

On January 20, 2021, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Class B ordinary shares (the “Founder Shares”). On February 2, 2021, the Sponsor transferred 35,000 founder shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, the Company’s independent directors. On March 22, 2021, the Company effected a share capitalization resulting in an aggregate of 7,906,250 Founder Shares issued and outstanding. The Sponsor agreed to forfeit up to an aggregate of 1,031,250 Founder Shares to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On March 25, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 3,616,305 Units, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result, an aggregate of 127,174 Founder Shares were forfeited by the Sponsor upon the expiration of the over-allotment option.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Related Party Loans

On January 20, 2021, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. During the period from January 13, 2021 (inception) through March 31, 2021, the Company borrowed approximately $172,000 under the Note and fully repaid the Note on March 26, 2021.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into up to 1,500,000 private placement warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2022 and December 31, 2021, the Company had no borrowings under the Working Capital Loans.

On May 16, 2022, the Company entered into a non-interest bearing $1,000,000 promissory note with the Sponsor. The promissory note is payable by the Company on the earlier of (i) September 25, 2023 and (ii) the date the Company consummates a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination.

Administrative Services Agreement

On March 25, 2021, the Company entered into an agreement that provided that, commencing on the date that the Company’s securities were first listed on Nasdaq through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company. The Company incurred $30,000 and $30,000 in expenses in connection with such services for the three months ended June 30, 2022 and 2021, respectively, as reflected in the accompanying unaudited condensed statements of operations. The Company incurred $60,000 and $40,000 in expenses in connection with such services for the six months ended June 30, 2022 and for the period from January 13, 2021 (inception) through June 30, 2021, respectively, as reflected in the accompanying unaudited condensed statements of operations. The company ceased paying these quarterly fees and periodic cost reimbursements following the consummation of the Business Combination.

In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6-Commitments and Contingencies

Registration and Shareholder Rights Agreement

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Legal Proceedings

On February 14, 2022 and March 7, 2022, respectively, the Company received demand letters from two purported shareholders of the Company claiming certain alleged material omissions in the registration statement on Form S-4, initially filed with the SEC on February 8, 2022, surrounding its planned transaction with OPAL Fuels. Additional demand letters or complaints may follow in the future. The Company specifically denies all allegations in the demand letters that any additional disclosure is required and believes these purported shareholders’ claims are without merit.

Underwriting Agreement

The Company grant the underwriters a 45-day option from the date of this prospectus to purchase up to 4,125,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On March 25, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 3,616,305 Units. The remaining unexercised over-allotment option expired at the conclusion of the 45-day option period.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $6.2 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $10.9 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Effective as of May 14, 2022, the underwriters from the Initial Public Offering resigned and withdrew from their role in the Business Combination and thereby waived their entitlement to the deferred underwriting commissions in the amount of approximately $10.9 million, which the Company has recorded as a gain on settlement of underwriter fees on the statement of shareholders’ equity for the three and six months ended June 30, 2022 for $10.6 million, which represents the original amount recorded to accumulated deficit, and the remaining representing the original amount recorded to the statement of operations of approximately $280,000 was recorded for the three and six months ended June 30, 2022, which represents the original amount.

Deferred Legal Fees

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the legal counsel agreed to defer the payment of their fees until the closing of the initial Business Combination. As of June 30, 2022 and December 31, 2021, the Company recorded an aggregate of approximately $6.2 million and $4.0 million, respectively, in connection with such arrangement as deferred legal fees in the accompanying condensed balance sheets.

Note 7 - Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2022 and December 31, 2021, there were 31,116,305 shares of Class A ordinary shares outstanding, all of which were subject to possible redemption.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

As of June 30, 2022, Class A ordinary shares subject to possible redemption reflected on the condensed balance sheets is reconciled on the following table:

Gross Proceeds	$311,163,050
Less:
Offering costs allocated to Class A shares subject to possible redemption	(17,138,390)
Proceeds allocated to Public Warrants at issuance	(5,948,230)
Plus:
Re-measurement on Class A ordinary shares subject to possible redemption amount	23,086,620
Class A ordinary shares subject to possible redemption at December 31, 2021	311,163,050
Remeasurement of Class A common stock subject to possible redemption amount	352,842
Class A ordinary shares subject to possible redemption at June 30, 2022	$311,515,892

Note 8-Shareholders’ Deficit

Class A Ordinary Shares-The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2022 and December 31, 2021, there were 31,116,305 Class A ordinary shares issued and outstanding. All Class A ordinary shares subject to possible redemption have been classified as temporary equity (see Note 7).

Class B Ordinary Shares-The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On January 20, 2021, the Company issued 7,187,500 Class B ordinary shares. On March 22, 2021, the Company effected a share capitalization resulting in an aggregate of 7,906,250 Class B ordinary shares issued and outstanding. Of the 7,906,250 Class B ordinary shares outstanding, up to 1,031,250 Class B ordinary shares were subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On March 25, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 3,616,305 Units with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result, an aggregate of 127,174 Founder Shares were forfeited by the Sponsor upon the expiration of the over-allotment option. As of June 30, 2022 and December 31, 2021, there were 7,779,076 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares, which such Class A ordinary shares delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions if the Company does not consummate an initial Business Combination, at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Preference Shares-The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of June 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 9-Derivative Warrant Liabilities

As of June 30, 2022 and December 31, 2021, the Company had an aggregate of 15,446,522 warrants outstanding, comprised of 6,223,261 and 9,223,261 Public Warrants and Private Placement Warrants, respectively.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross. proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

●	if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 10-Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

June 30, 2022:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Description
Assets:
Investments held in Trust Account	$311,615,892	$—	$—
Liabilities:
Derivative warrant liabilities-public	$6,534,420	$—	$—
Derivative warrant liabilities-private	$—	$—	$9,684,420

December 31, 2021:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Description
Assets:
Investments held in Trust Account	$311,175,471	$—	$—
Liabilities:
Derivative warrant liabilities-public	$10,392,850	$—	$—
Derivative warrant liabilities-private	$—	$—	$15,402,850

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement on April 1, 2021 because the Public Warrants were separately listed and traded in an active market. There were no transfers between levels for the six months ended June 30, 2022 or for the period from January 13, 2021 (inception) through June 30, 2021.

Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been subsequently measured based on the listed market price of such warrants, a Level 1 measurement. For the three months ended June 30, 2022 and 2021, the Company recognized a gain/(loss) to the unaudited condensed statements of operations resulting from a decrease (increase) in the fair value of liabilities of approximately $4.3 million and ($11.2 million), respectively, presented as change in fair value of derivative warrant liabilities in the accompanying unaudited condensed statements of operations. For the six months ended June 30, 2022 and for the period from January 13, 2021 (inception) through June 30, 2021, the Company recognized a gain/(loss) to the unaudited condensed statements of operations resulting from a decrease (increase) in the fair value of liabilities of approximately $9.6 million and ($11.0 million), respectively, presented as change in fair value of derivative warrant liabilities in the accompanying unaudited condensed statements of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	June 30, 2022	December 31, 2021
Share price	$9.95	$9.98
Volatility	11.8%	21.8%
Expected life of the options to convert	5.05	5.50
Risk-free rate	3.0%	1.3%
Dividend yield	—	—

The change in the fair value of the Level 3 derivative warrant liabilities for the period from January 13, 2021 (inception) through June 30, 2022 is summarized as follows:

	Public Warrants	Private Warrants	Total
Derivative warrant liabilities at January 13, 2021 (inception)	$—	$—	$—
Issuance of Public and Private Warrants	5,948,230	9,047,530	14,995,760
Transfer to Level 1	(10,455,080)	—	(10,455,080)
Change in fair value of derivative warrant liabilities	4,506,850	6,355,320	10,862,170
Derivative warrant liabilities at December 31, 2021	$—	$15,402,850	$15,402,850

	Public Warrants	Private Warrants	Total
Derivative warrant liabilities at December 31, 2021	$—	$15,402,850	$15,402,850
Change in fair value of derivative warrant liabilities	—	(3,135,910)	(3,135,910)
Derivative warrant liabilities at March 31, 2022	—	12,266,940	12,266,940
Change in fair value of derivative warrant liabilities	—	(2,582,520)	(2,582,520)
Derivative warrant liabilities at June 30, 2022	$—	$6,534,420	$6,534,420

Note 11-Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date the unaudited condensed financial statements were issued. Except as discussed below, there are no such events requiring potential adjustment to or disclosure in the unaudited condensed financial statements and the Company has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

Business Combination

On July 21, 2022, subsequent to the fiscal quarter ended June 30, 2022, OPAL Fuels Inc. consummated the previously announced Business Combination with OPAL HoldCo, and OPAL Fuels, pursuant to the Business Combination Agreement.

Holders of 27,364,124 Class A ordinary shares sold in ArcLight’s initial public offering (the “public shares”) properly exercised their right to have their public shares redeemed for a full pro rata portion of the trust account holding the proceeds from ArcLight’s initial public offering, calculated as of two business days prior to the Closing, which was approximately $10.00 per share, or $274,186,522 in the aggregate.

Cash proceeds of the Business Combination were funded through a combination of Company cash held in trust, net of redemptions, and $110,806,000 in aggregate gross proceeds to New OPAL from the PIPE Investment.

OPAL FUELS INC.

(f/k/a ArcLight Clean Transition Corp. II)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Credit Agreement

On August 4, 2022, OPAL Fuels Intermediate Holdco 2 LLC (“OPAL Intermediate Holdco 2”), a wholly-owned subsidiary the Company, entered into a new senior secured credit facility (the “Credit Agreement”) with OPAL Intermediate Holdco 2 as the Borrower, direct and indirect subsidiary of the Borrower as Guarantors, the lenders party thereto (the “Lenders”), Bank of Montreal as the administration agent, and Wilmington Trust as collateral and depositary agent. The Credit Agreement provides for an approximately two year delayed term loan facility (the “DDTL Facility”) of up to a maximum aggregate principal amount of $100.0 million and Debt Service Reserve facility (the “DSR Facility”) of up to a maximum aggregate principal amount of $5.0 million. The proceeds of the DDTL Facility are to be used to fund a portion of the construction of the RNG projects owned, either in full or through a joint venture with a third party, by the subsidiary Guarantors and the proceeds of DSR Facility are to be used solely to satisfy the balance to be maintained in the debt service reserve account.

The outstanding borrowings under the Credit Agreement bear interest at the benchmark rate of adjusted Term SOFR plus (i) for the period from closing to the earlier of the date of conversion of the construction loan to a term loan (the “Conversion Date”) or September 30, 2024, a spread of 3.5%, and (ii) thereafter a spread of 3.75%. Accrued interest on amounts outstanding under the DDTL Facility must be paid on the last day of each applicable interest period. The outstanding principal amount of the DDTL Facility is subject to quarterly amortization payments commencing September 30, 2024 equal to 2.5% of the aggregate principal amount of the outstanding term loan balance as of the Conversion Date, subject to adjustment based on certain mandatory prepayments, with the balance due at maturity. The DSR Facility is due at maturity. The Credit Agreement matures on August 4, 2027.

Forward Purchase Agreement

On July 18, 2022, the Company entered into a forward share purchase agreement (the “Purchase Agreement”) with Meteora Capital Partners and its affiliates (collectively, “Meteora”) pursuant to which, provided that so long as Meteora will have acquired from redeeming shareholders of the Company at least 1,900,000 ArcLight Class A ordinary shares as of the closing of the Company’s Business Combination with OPAL Fuels, and has not redeemed any of such the Company’s Class A ordinary shares, in connection with the Business Combination, then Meteora may elect to sell and transfer to the combined company following the Business Combination (the “Combined Company”), and the Combined Company will purchase from Meteora, on the six month anniversary of the closing of the Business Combination, up to 2,000,000 shares of Class A common stock of the Combined Company (the “Share Repurchase”) held by Meteora at the time of closing of the Business Combination (the “Meteora Shares”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Purchase Agreement.

The price at which Meteora has the right to sell the Meteora Shares to the Combined Company is $10.02 per share. Meteora will notify the Combined Company in writing not less than five (5) business days prior to the closing date of the Share Repurchase (the “Put Date”), specifying the number of Meteora Shares that the Combined Company will be required to purchase.

Pursuant to the Purchase Agreement, Meteora is also permitted at its election to sell any or all of the Meteora Shares in the open market commencing after the closing of the Business Combination, so long as the sale price exceeds $10.02 per share prior to the payment of any commissions due by Meteora for such sale.

Pursuant to an escrow agreement (the “Escrow Agreement”), to be entered into by and among Continental Stock Transfer and Trust Co. (“Continental”) and Meteora, to secure its purchase obligation to Meteora, at the closing of the Business Combination, the Company will place into escrow with Continental an aggregate amount of up to $20,040,000 (the “Escrow Amount”). If and when Meteora sells the Meteora Shares to any third party, an amount equal to the Combined Company’s purchase price obligation for that portion of such Meteora Shares, which Meteora sells in the open market, will be released from escrow to the Combined Company.

In exchange for the Company’s commitment to purchase the Meteora Shares on the Put Date, Meteora agrees to continue to hold, and not to redeem, the Meteora Shares prior to the closing date of the Business Combination. In consideration for Meteora’s entry into the Purchase Agreement and the transactions and covenants therein, the Company shall, at its option, (i) issue to Meteora 112,500 shares of Class A common stock of the Combined Company or (ii) pay to Meteora a cash payment in the amount of $600,000 upon consummation of the Business Combination.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

ArcLight Clean Transition Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of ArcLight Clean Transition Corp. II (the “Company”) as of December 31, 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the period from January 13, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from January 13, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Hartford, CT

March 9, 2022

ARCLIGHT CLEAN TRANSITION CORP. II

BALANCE SHEET

DECEMBER 31, 2021

Assets
Current assets:
Cash	$811,526
Prepaid expenses	701,663
Total current assets	1,513,189
Other assets	159,954
Investments held in Trust Account	311,175,471
Total Assets	$312,848,614
Liabilities and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$18,764
Accrued expenses	94,497
Total current liabilities	113,261
Deferred legal fees	3,966,447
Deferred underwriting commissions	10,890,707
Derivative warrant liabilities	25,795,700
Total liabilities	40,766,115
Commitments and Contingencies
Class A ordinary shares subject to possible redemption; 31,116,305 shares at redemption value of $10.00	311,163,050
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no n on-redeemable shares issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,779,076 shares issued and outstanding	778
Accumulated deficit	(39,081,329)
Total shareholders’ deficit	(39,080,551)
Total Liabilities and Shareholders’ Deficit	$312,848,614

The accompanying notes are an integral part of these financial statements.

ARCLIGHT CLEAN TRANSITION CORP. II

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 13, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

General and administrative expenses	$4,944,523
Loss from operations	(4,944,523)
Other income (expense)
Change in fair value of derivative warrant liabilities	(10,799,940)
Financing costs – warrant liabilities	(462,620)
Net gain on investments held in Trust Account	12,421
Total other income (expense)	(11,250,139)
Net loss	$(16,194,662)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	25,360,688
Basic and diluted net (loss) per ordinary share	$(0.49)
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	7,611,848
Basic and diluted net (loss) per ordinary share	$(0.49)

The accompanying notes are an integral part of these financial statements.

ARCLIGHT CLEAN TRANSITION CORP. II

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE PERIOD FROM JANUARY 13, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance – January 13, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	7,906,250	791	24,209	—	25,000
Accretion on Class A ordinary shares subject to possible redemption	—	—	—	—	(199,953)	(22,886,667)	(23,086,620)
Sale of private placement warrants to Sponsor less fair value of private warrants	—	—	—	—	175,731	—	175,731
Forfeiture of Class B ordinary shares from Sponsor	—	—	(127,174)	(13)	13	—	—
Net loss	—	—	—	—	—	(16,194,662)	(16,194,662)
Balance – December 31, 2021	—	$—	7,779,076	$778	$—	$(39,081,329)	$(39,080,551)

The accompanying notes are an integral part of these financial statements.

ARCLIGHT CLEAN TRANSITION CORP. II

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 13, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Cash Flows from Operating Activities:
Net loss	$(16,194,662)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party in exchange for issuance of Class B ordinary shares	25,000
General and administrative expenses paid by related party under promissory note	26,800
Change in fair value of derivative warrant liabilities	10,799,940
Financing costs – warrant liabilities	462,620
Net gain on investments held in Trust Account	(12,421)
Changes in operating assets and liabilities:
Prepaid expenses	(861,617)
Accounts payable	(181,236)
Accrued expenses	24,497
Deferred legal fees	3,966,447
Net cash used in operating activities	(1,944,632)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	(311,163,050)
Net cash used in investing activities	(311,163,050)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	100
Repayment of note payable to related party	(171,742)
Proceeds received from initial public offering	311,163,050
Proceeds received from private placement	9,223,261
Offering costs paid	(6,295,461)
Net cash provided by financing activities	313,919,208
Net increase in cash	811,526
Cash – beginning of the period	—
Cash – end of the period	$811,526
Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accounts payable	$200,000
Offering costs included in accrued expenses	$70,000
Offering costs paid by related party under promissory note	$144,842
Deferred underwriting commissions	$10,890,707
Forfeiture of Class B ordinary shares from Sponsor	$13

The accompanying notes are an integral part of these financial statements.

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

ArcLight Clean Transition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on January 13, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not finalized (“Business Combination”).

As of December 31, 2021, the Company had not yet commenced operations. All activity for the period from January 13, 2021 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and, since the closing of the Initial Public Offering, a search for a business combination candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is ArcLight CTC Holdings II, L.P., a Delaware limited partnership (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on March 22, 2021. On March 25, 2021, the Company consummated its Initial Public Offering of 31,116,305 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including the partial exercise of the underwriters’ option to purchase 3,616,305 additional Units (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $311.2 million (see Note 3), and incurring offering costs of approximately $17.6 million, of which approximately $10.9 million was for deferred underwriting commissions (see Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 9,223,261 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $9.2 million (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $311.2 million of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or March 25, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the Trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On December 2, 2021, the Company, OPAL HoldCo LLC, a Delaware limited liability company (“OPAL HoldCo”), and OPAL Fuels LLC, a Delaware limited liability company (“OPAL Fuels”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”).

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Business Combination Agreement and the transactions contemplated thereby (collectively, the “Business Combination”) were unanimously approved by the boards of directors of each of the Company and OPAL and also approved by OPAL Holdco, the sole member of OPAL Fuels. The Business Combination Agreement provides for, among other things, the following transactions: (i) each outstanding Class B ordinary share, par value $0.0001 per share, of the Company will convert into one Class A ordinary share, par value $0.0001 per share, of the Company; (ii) the Company will change the jurisdiction of its incorporation by deregistering as an exempted company in the Cayman Islands and domesticating to, and continuing as a corporation incorporated under the laws of, the State of Delaware (the “Domestication”) and, in connection with the Domestication, (A) the Company’s name will be changed to “OPAL Fuels Inc.” (“New OPAL”), (B) each outstanding Class A ordinary share of the Company will become one share of Class A common stock, par value $0.0001 per share, of New OPAL (the “New OPAL Class A Common Stock”), (C) each outstanding warrant to purchase one Class A ordinary share of the Company will become a warrant to purchase one share of New OPAL Class A common stock and (D) New OPAL will file its certificate of incorporation and adopt bylaws to serve as its governing documents in connection with the Domestication; and (iii) (A) OPAL Fuels will cause its existing limited liability company agreement to be amended and restated, (B) OPAL Fuels will cause all of its limited liability company interests existing immediately prior to the closing of the Business Combination (the “Closing”)to be re-classified into a number of common units (collectively, the “OPAL Units”) based on a pre-transaction equity value for OPAL equal to $1,501,870,000, less all principal and accrued interest outstanding immediately after the Closing pursuant to that certain convertible promissory note, dated as of May 1, 2021 (as amended, including that certain First Amendment to Convertible Note, dated November 29, 2021), held by ARCC Beacon LLC, a Delaware limited liability company (“Ares”), (C) the Company will contribute the (x) the amount of cash in the trust account (the “Trust Account”) established by the Company with the proceeds from its initial public offering as of immediately prior to the Closing (and before, for the avoidance of doubt, giving effect to the exercise of redemption rights by any of the Company’s shareholders (the “Public Share Redemptions”)), minus (y) the aggregate amount of cash required to fund the ACT Share Redemptions and any other obligations to be funded from the Trust Account, plus (z) the aggregate cash proceeds actually received in respect of the PIPE Investment (as defined below) and (E) New OPAL will issue to OPAL Fuels, and OPAL Fuels will in turn distribute to OPAL HoldCo and Hillman RNG Investments, LLC (“Hillman”) a number of shares of Class D common stock, par value $0.0001 per share, of New OPAL (the “New OPAL Class D Common Stock”), and distribute to Ares (together with OPAL HoldCo and Hillman, collectively, the “OPAL Equityholders”) shares of Class B common stock, par value $0.0001 per share, of New OPAL (the “New OPAL Class B Common Stock”) (neither of which will have any economic value but will entitle the holder thereof to five votes per share or one vote per share, respectively), equal to the number of OPAL Units held by each of the OPAL Equityholders.

In addition, if New OPAL’s annual EBITDA for the calendar year 2023 exceeds $238,000,000 (the “First Earnout Triggering Event”), New OPAL will issue to OPAL HoldCo, Ares and Hillman (collectively, the “Earnout Participants”) an aggregate of 5,000,000 shares of New OPAL Class B Common Stock and New OPAL Class D Common Stock and corresponding OPAL Units (collectively, the “First Earnout Tranche”) in accordance with the allocations set forth in the Business Combination Agreement. Additionally, if New OPAL’s annual EBITDA for the calendar year 2024 exceeds $446,000,000 (the “Second Earnout Triggering Event”), New OPAL will issue to the Earnout Participants an aggregate of 5,000,000 additional shares of New OPAL Class B Common Stock and New OPAL Class D Common Stock and corresponding OPAL Units (collectively, the “Second Earnout Tranche”) in accordance with the allocations set forth in the Business Combination Agreement. In the event that the First Earnout Triggering Event does not occur but the Second Earnout Triggering Event does occur, New OPAL will be obligated to issue both the First Earnout Tranche and the Second Earnout Tranche upon the occurrence of the Second Earnout Triggering Event.

The Business Combination is expected to close late in first half of 2022, following the receipt of the required approval by the Company’s shareholders and the fulfillment of other customary closing conditions.

PIPE Financing (Private Placement)

Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors, including, among others, an affiliate of the Company, as well as additional third-party investors. Pursuant to the Subscription Agreements, each investor agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, immediately prior to the Closing, an aggregate of 12,500,000 shares of the Company’s common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $125,000,000 (the “PIPE Investment”).

The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that the Company will grant the investors in the PIPE Investment certain customary registration rights.

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Investor Rights Agreement

The Business Combination Agreement contemplates that, at the Closing, OPAL Fuels, Ares, Hillman and the Class B Shareholders (collectively the “New OPAL Holders”) will enter into an Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which, among other things, (i) the Company and the Company’s Sponsor will agree to terminate the Registration and Shareholder Rights Agreement, dated as of March 25, 2021, entered into by them in connection with the Company’s initial public offering, (ii) New OPAL will provide the New OPAL Holders certain registration rights with respect to certain shares of New OPAL Class A common stock held by them or otherwise issuable to them pursuant to the Business Combination Agreement, Second A&R LLC Agreement or the certificate of incorporation of New OPAL and (iii) the New OPAL Holders will agree not to transfer, sell, assign or otherwise dispose of their shares of New OPAL Class A common stock for up to 180 days following the Closing, subject to certain exceptions.

Liquidity and Capital Resources

As of December 31, 2021, the Company had approximately $812,000 in its operating bank account and working capital of approximately $1.4 million.

The Company’s liquidity needs up to December 31, 2021 had been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares (as defined below), the loan under the promissory note from the Sponsor of approximately $172,000 (the “Note”) (see Note 5) to the Company, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Note from the Sponsor was repaid in full on March 26, 2021.

Based on the foregoing, management believes that the Company will have sufficient working capital to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic and have concluded that the specific impact is not readily determinable as of the date of financial statements. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of our financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. At December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the balance sheets.

Fair Value Measurements

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in the Initial Public Offering and the underwriters’ exercise of their overallotment option (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period for so long as they are outstanding. The initial fair value of the Public Warrants issued in connection with the Public Offering and the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model at each measurement date. The fair value of Public Warrants have subsequently been measured based on the listed market price of such warrants. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the statements of operations. Offering costs associated with issuance of the Class A ordinary shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with ASC 480. Class A ordinary shares subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares is classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2021, 31,116,305 Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which approximates fair value. The change in the carrying value of Class A ordinary shares subject to possible redemption resulted in charges against additional paid-in capital (to the extent available), accumulated deficit and Class A ordinary shares.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) Per Ordinary Share

The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 15,446,522, of the Company’s Class A ordinary shares in the calculation of diluted net income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the period January 13, 2021 (inception) through December 31, 2021. Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each ordinary share class:

	For the period January 13, 2021 (inception) through December 31, 2021
	Class A	Class B
Basic and diluted net (loss) per ordinary share:
Numerator:
Allocation of net (loss)	$(12,456,056)	$(3,738,606)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	25,360,688	7,611,848
Basic and diluted net (loss) per ordinary share	$(0.49)	$(0.49)

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for the Company on January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On March 25, 2021, the Company consummated its Initial Public Offering of 31,116,305 Units, including the partial exercise of the underwriters’ option to purchase 3,616,305 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of approximately $311.2 million, and incurring offering costs of approximately $17.6 million, of which approximately $10.9 million was for deferred underwriting commissions.

Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 9,223,261 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of approximately $9.2 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5 — Related Party Transactions

Founder Shares

On January 20, 2021, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Class B ordinary shares (the “Founder Shares”). On February 2, 2021, the Sponsor transferred 35,000 founder shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, the Company’s independent directors. On March 22, 2021, the Company effected a share capitalization resulting in an aggregate of 7,906,250 Founder Shares issued and outstanding. The Sponsor agreed to forfeit up to an aggregate of 1,031,250 Founder Shares to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On March 25, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 3,616,305 Units, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result, an aggregate of 127,174 Founder Shares were forfeited by the Sponsor upon the expiration of the over-allotment option.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

On January 20, 2021, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. During the period from January 13, 2021 (inception) through March 31, 2021, the Company borrowed approximately $172,000 under the Note and fully repaid the Note on March 26, 2021.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into up to 1,500,000 private placement warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2021, the Company had no borrowings under the Working Capital Loans.

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Administrative Services Agreement

On March 25, 2021, the Company entered into an agreement that provided that, commencing on the date that the Company’s securities were first listed on Nasdaq through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company. The Company incurred $100,000 in expenses in connection with such services for the period from January 13, 2021 (inception) ended December 31, 2021 which is included in general and administrative expenses in the accompanying statement of operations.

In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.

Note 6 — Commitments & Contingencies

Registration and Shareholder Rights Agreement

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) were entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities were entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company grant the underwriters a 45-day option from the date of this prospectus to purchase up to 4,125,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On March 25, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 3,616,305 Units. The remaining unexercised over-allotment option expired at the conclusion of the 45-day option period.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $6.2 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $10.9 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments & Contingencies (cont.)

Deferred Legal Fees

We entered into an engagement letter to obtain legal advisory services, pursuant to which the legal counsel agreed to defer their fees until the closing of the initial Business Combination. As of December 31, 2021, the Company recorded an aggregate of approximately $4.0 million in connection with such arrangement as deferred legal fees in the accompanying balance sheet.

Note 7 — Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021, there were 31,116,305 shares of Class A ordinary shares outstanding, all of which were subject to possible redemption.

As of December 31, 2021, Class A ordinary shares subject to possible redemption reflected on the balance sheet is reconciled on the following table:

Gross Proceeds	$311,163,050
Less:
Offering costs allocated to Class A shares subject to possible redemption	(17,138,390)
Proceeds allocated to Public Warrants at issuance	(5,948,230)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	23,086,620
Class A ordinary shares subject to possible redemption	$311,163,050

Note 8 — Shareholders’ Deficit

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021, there were 31,116,305 Class A ordinary shares issued and outstanding. All Class A ordinary shares subject to possible redemption have been classified as temporary equity (see Note 7).

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On January 20, 2021, the Company issued 7,187,500 Class B ordinary shares. On March 22, 2021, the Company effected a share capitalization resulting in an aggregate of 7,906,250 Class B ordinary shares issued and outstanding. Of the 7,906,250 Class B ordinary shares outstanding, up to 1,031,250 Class B ordinary shares were subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On March 25, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 3,616,305 Units with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result, an aggregate of 127,174 Founder Shares were forfeited by the Sponsor upon the expiration of the over-allotment option. As of December 31, 2021, there were 7,779,076 Class B ordinary shares issued and outstanding.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 8 — Shareholders’ Deficit (cont.)

The Class B ordinary shares will automatically convert into Class A ordinary shares, which such Class A ordinary shares delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions if the Company does not consummate an initial Business Combination, at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2021, there were no preference shares issued or outstanding.

Note 9 — Derivative Warrant Liabilities

As of December 31, 2021, the Company had 6,223,261 and 9,223,261 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross. proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 9 — Derivative Warrant Liabilities (cont.)

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

●	if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30 — trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 9 — Derivative Warrant Liabilities (cont.)

●	if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 10 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2021

Description	Level 1	Level 2	Level 3
Assets:
Investments held in Trust Account – money market fund	$311,175,471	$—	$—
Liabilities:
Derivative liabilities – Public Warrants	$10,392,850	$—	$—
Derivative liabilities – Private Warrants	$—	$—	$15,402,850

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement on April 1, 2021 because the Public Warrants were separately listed and traded in an active market.

Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been subsequently measured based on the listed market price of such warrants, a Level 1 measurement. For the period from January 13, 2021 (inception) through December 31, 2021, the Company recognized a change to the statement of operations resulting from an increase in the fair value of liabilities of approximately $10.8 million presented as change in fair value of derivative warrant liabilities in the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

ARCLIGHT CLEAN TRANSITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 10 — Fair Value Measurements (cont.)

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	March 22, 2021	December 31, 2021
Share price	$9.81	$9.98
Volatility	14.3%	21.8%
Expected life of the options to convert	6.53	5.50
Risk-free rate	1.2%	1.3%
Dividend yield	—	—

The change in the level 3 fair value of the derivative warrant liabilities for the period from January 13, 2021 (inception) through December 31, 2021 is summarized as follows:

	Public	Private	Total
Derivative warrant liabilities at January 13, 2021 (inception)	$—	$—	$—
Issuance of Public and Private Warrants	5,948,230	9,047,530	14,995,760
Transfer to Level 1	(10,455,080)	—	(10,455,080)
Change in fair value of derivative warrant liabilities	4,506,850	6,355,320	10,862,170
Derivative warrant liabilities at December 31, 2021	$—	$15,402,850	$15,402,850

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date financial statements were issued. Based upon this review, the Company determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements.

OPAL FUELS LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars, except per unit data)

	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (includes $23,864 and $1,991 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	$97,091	$39,314
Accounts receivable, net (includes $100 and $40 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	24,781	25,391
Fuel tax credits receivable	1,136	2,393
Contract assets	15,589	8,484
Parts inventory	8,398	5,143
Note receivable	9,518	—
Environmental credits held for sale	646	386
Prepaid expense and other current assets (includes $496 and $113 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	5,810	5,482
Derivative financial asset, current portion	—	382
Total current assets	162,969	86,975
Capital spares	3,066	3,025
Property, plant, and equipment, net (includes $36,653 and $27,794 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	229,411	169,770
Investment in other entities	47,113	47,150
Note receivable	—	9,200
Note receivable - variable fee component	1,792	1,656
Deferred financing costs	7,143	2,370
Other long-term assets	489	489
Intangible assets, net	2,463	2,861
Restricted cash (includes $1,164 and $1,163 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	3,188	2,740
Goodwill	54,608	54,608
Total assets	$512,242	$380,844
Liabilities and Equity
Current liabilities:
Accounts payable (includes $217 and $544 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	7,676	12,581
Accounts payable, related party (includes $939 and $— at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	1,141	166
Fuel tax credits payable	683	1,978
Accrued payroll	4,410	7,652
Accrued capital expenses (includes $— and $1,722 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	18,263	5,517
Accrued expenses and other current liabilities (includes $184 and $— at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	12,803	7,220
Contract liabilities	7,159	9,785
Senior secured credit facility - term loan, current portion, net of debt issuance costs	72,396	73,145
Senior secured credit facility - working capital facility, current portion	7,500	7,500
OPAL term loan, current portion	19,332	13,425
Sunoma loan, current portion (includes $1,418 and $756 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	1,418	756
Municipality loan	174	194
Derivative financial liability, current portion	592	992
Other current liabilities	625	374
Asset retirement obligation, current portion	1,586	831
Total current liabilities	155,758	142,116
Asset retirement obligation, non-current portion	4,301	4,907
OPAL term loan	62,013	59,090
Convertible note payable	60,820	58,710
Sunoma loan, net of debt issuance costs (includes $17,469 and $16,199 at June 30, 2022 and December 31, 2021, respectively, related to consolidated VIEs)	17,469	16,199
Municipality loan	—	84
Other long-term liabilities	4,962	4,781
Total liabilities	305,323	285,887
Commitments and contingencies
Redeemable preferred units:
Series A-1 preferred units, subject to redemption, $100 par value, 600,000 authorized, and 300,000 units issued and outstanding at June 30, 2022 and December 31, 2021	31,417	30,210
Series A preferred units, subject to redemption, $100 par value, 2,000,000 units authorized, and 1,000,000 and 0 units issued and outstanding at June 30, 2022 and December 31, 2021, respectively.	101,228	—
Members’ equity
Common units, without par value, 1,000 units authorized, and 1,000 units issued and outstanding at June 30, 2022 and December 31, 2021	47,681	47,592
Retained earnings	8,955	15,967
Total OPAL Fuels LLC members’ equity	56,636	63,559
Non-controlling interest in subsidiaries	17,638	1,188
Total members’ equity	74,274	64,747
Total liabilities, redeemable preferred units and members’ equity	$512,242	$380,844

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

OPAL FUELS LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per unit data)

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Revenues:
RNG fuel	$50,815	$19,174
Renewable power	19,152	21,437
Fuel station services	32,297	17,173
Total revenues	102,264	57,784
Operating expenses:
Cost of sales - RNG fuel	30,884	11,080
Cost of sales - Renewable power	15,948	17,888
Cost of sales - Fuel station services	28,757	14,317
Selling, general, and administrative	18,810	11,185
Depreciation, amortization, and accretion	6,558	4,059
Total expenses	100,957	58,529
Operating income (loss)	1,307	(745)
Other (expense) income:
Interest and financing expense, net	(6,408)	(3,305)
Realized and unrealized gain on interest rate swaps, net	328	17
Gain on acquisition of equity method investment	—	19,818
(Loss) income from equity method investments	(36)	2,392
Net (loss) income	(4,809)	18,177
Paid-in-kind preferred dividends	2,435	—
Net loss attributable to non-controlling interests	(499)	(198)
Net (loss) income attributable to OPAL Fuels LLC	$(6,745)	$18,375
Weighted average units outstanding:
Basic	1,000	986
Diluted	1,000	986
Per unit amounts:
Basic	$(6,745)	$18,636
Diluted	$(6,745)	$18,636

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

OPAL FUELS LLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED UNITS AND MEMBERS’ EQUITY

(In thousands of U.S. dollars, except per unit data)

(Unaudited)

	Series A Preferred Units		Series A-1 Preferred Units		Common Units			Total	Non-
	Number of Units	Amount	Number of Units	Amount	Number of Units	Members’ Equity	Retained Earnings	Members’ Equity	Controlling Interest	Total Equity
Balance, December 31, 2021	—	$—	300,000	$30,210	1,000	$47,592	$15,967	$63,559	$1,188	$64,747
Net loss	—	—	—	—	—	—	(4,310)	(4,310)	(499)	(4,809)
Initial non-controlling interests (1)	—	—	—	—	—	(48)	—	(48)	16,949	16,901
Amortization on payment to acquire non-controlling interest	—	—	—	—	—	(183)	—	(183)	—	(183)
Series A redeemable preferred units, net of issuance costs (2)	1,000,000	100,000	—	—	—	—	(267)	(267)	—	(267)
Stock-based compensation	—	—	—	—	—	320	—	320	—	320
Paid-in-kind preferred dividends		1,228	—	1,207	—	—	(2,435)	(2,435)	—	(2,435)
Balance, June 30, 2022	1,000,000	$101,228	300,000	$31,417	1,000	$47,681	$8,955	$56,636	$17,638	$74,274

(1)	Represents partner’s contribution towards a newly formed joint venture Emerald RNG LLC. See Note.12 Variable Interest Entities for additional information.
(2)	The Company issued 1,000,000 redeemable preferred units to NextEra Energy(“NextEra”) for aggregate proceeds of $100,000. The issuance costs of $267 were reduced from retained earnings. Please see Note.13 Redeemable preferred units for additional information.

	Common Units			Total
	Number of Units	Members Equity	Accumulated Deficit	Members’ Equity	Non-Controlling Interest	Total Equity
Balance, December 31, 2020	986	$49,170	$(25,396)	$23,774	$6,685	$30,459
Net loss	—	—	18,375	18,375	(198)	18,177
Initial non-controlling interest (1)	—	3,857	—	3,857	6,174	10,031
Contributions from non-controlling interest	—	—	—	—	5,171	5,171
Contributions	—	7,522	—	7,522	—	7,522
Distributions to members	—	(3,695)	—	(3,695)	—	(3,695)
Stock-based compensation	—	320	—	320	—	320
Balance, June 30, 2021	986	$57,174	$(7,021)	$50,153	$17,832	$67,985

(1)	Represents partner’s contribution from sale of non-controlling interest in an RNG facility.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

OPAL FUELS LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(4,809)	$18,177
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Income from equity method investment	36	(2,392)
Depreciation and amortization	6,403	3,954
Amortization of deferred financing costs	898	477
Amortization of PPA liability	—	(129)
Accretion expense related to asset retirement obligation	155	104
Stock-based compensation	320	320
Paid-in-kind interest income	(454)	—
Paid-in-kind interest expense	2,110	888
Unrealized (gain) loss on derivative financial instruments	(18)	1,059
Gain on equity method investment	—	(19,818)
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable	610	8,437
Fuel tax credits receivable	1,257	(547)
Capital spares	(41)	65
Parts inventory	(3,255)	(576)
Environmental credits held for sale	(260)	545
Prepaid expense and other current assets	(328)	946
Contract assets	(7,111)	2,549
Accounts payable	(4,217)	(4,029)
Accounts payable, related party	780	511
Fuel tax credits payable	(1,295)	950
Accrued payroll	(3,242)	(612)
Accrued expense and other current liabilities	5,398	(113)
Other liabilities	251	6,551
Contract liabilities	(2,626)	(509)
Net cash (used in) provided by operating activities	(9,438)	16,808
Cash flows from investing activities:
Purchase of property, plant, and equipment	(54,298)	(34,422)
Cash acquired on acquisition of equity method investment	—	1,975
Distributions received from equity method investment	—	3,695
Net cash used in investing activities	(54,298)	(28,752)
Cash flows from financing activities:
Proceeds from Sunoma loan	1,046	11,809
Proceeds from OPAL term loan	15,000	—
Financing costs paid to other third parties	(3,216)	—
Repayment of Senior secured credit facility	(1,221)	(2,459)
Repayment of OPAL term loan	(6,444)	—
Repayment of Municipality loan	(105)	(101)
Proceeds from sale of non-controlling interest	16,901	15,202
Proceeds from issuance of redeemable preferred units	100,000	—
Contributions from members	—	7,522
Distributions to members	—	(3,695)
Net cash provided by financing activities	121,961	28,278
Net increase in cash, restricted cash, and cash equivalents	58,225	16,334
Cash, restricted cash, and cash equivalents, beginning of period	42,054	15,388
Cash, restricted cash, and cash equivalents, end of period	$100,279	$31,722
Supplemental disclosure of cash flow information
Interest paid, net of $— and $168 capitalized, respectively	$2,860	$1,952
Noncash investing and financing activities:
Fair value of contingent consideration to redeem the non-controlling interest included in other long-term liabilities	$183	$—
Paid-in-kind dividend on redeemable preferred units	$2,435	$—
Accrual for purchase of Property, plant and equipment included in Accounts payable and Accrued capital expenses	$20,096	$10,214
Accrual for deferred financing costs included in Accrued expenses and other current liabilities	$1,750	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

1. Description of Business

OPAL Fuels LLC (including its subsidiaries, the “Company,” “we,” “us” or “our”) is engaged in the business of producing and distributing renewable natural gas (“RNG”) to power transportation throughout the United States. The Company owns RNG production facilities that are in operation, under construction, and in late-stage development. OPAL Fuels LLC also constructs, owns, and services fueling stations that dispense RNG and compressed natural gas (“CNG”) for vehicle fleets across the country that use RNG and CNG to displace diesel as their transportation fuel. RNG is derived from landfill gas (“LFG”) and dairy digester gas. In addition, the Company owns LFG fueled power plants that sell renewable power to public utilities. The Company is a subsidiary of Opal Holdco LLC which, in turn, is an indirect subsidiary of Fortistar LLC (the “Ultimate Parent”).

Unless otherwise expressly stated, all dollar amounts set forth in these notes are presented in thousands of dollars except per share data.

COVID-19 Impact

In March 2020, the World Health Organization categorized the coronavirus disease 2019 (“COVID-19”) as a pandemic and the President of the United States declared the COVID-19 outbreak as a national emergency. Management considered the impact of COVID-19 on the assumptions and estimates used and determined that, because the Company was deemed to be an essential business by the U.S. government and incurred neither layoffs of personnel nor a decline in its customer base or business operations, there was no material adverse impact on the Company’s statement of position and result of operations as of, and for the six months ended June 30, 2022.

The future impact of the COVID-19 pandemic on the Company’s business will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic and its impact on our customers, all of which are uncertain and cannot be predicted.

Liquidity and Capital Resources

As of June 30, 2022, our liquidity consisted of cash and cash equivalents including restricted cash of $100,279.

As of June 30, 2022, we had total indebtedness excluding the deferred financing costs of $244,113 in principal amount which primarily consists of $80,132 under the Senior secured credit facility, $60,820 under the Convertible note payable, $83,556 under the OPAL term loan, $174 under the Municipality loan, and $19,431 under the Sunoma loan. The outstanding debt under the Senior secured credit facility is due to be paid in December 2022 and therefore has been classified as a current liability.

We completed the Business Combination (further described in Note 16 below) in July 2022 which resulted in additional cash infusion of $123,363. The Company received the remaining $5,000 subscribed for pursuant to the PIPE Investment (defined below in Note 16) from one of the PIPE Investors (defined below in Note 16) subsequent to the Closing. Additionally, on August 4, 2022, we entered into a senior secured credit facility for $105,000 which will be used to fund a portfolio of RNG projects currently in, or going into, construction. In July 2022, we received a redemption notice from Biotown for the Note receivable and the Company subsequently received $11,555 including the payment of the principal balance of $10,915, prepayment penalty of $546 and accrued interest of $94. We would have an additional $35,000 available under the OPAL term loan in second half of 2022 upon the commencement of operations of three additional RNG facilities.

We expect that our available cash following the consummation of the Business Combination and PIPE Investment, together with our other assets, expected cash flows from operations, and available lines of credit under various debt facilities will be sufficient to meet our existing commitments for a period of at least twelve months following the date of this prospectus.

To fuel future growth, we may seek additional capital through equity offerings or debt financings. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our project development efforts. We may be unable to obtain any such additional financing on acceptable terms or at all. Our ability to access capital when needed is not assured and, if capital is not available when, and in the amounts, needed, we could be required to delay, scale back, or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition, and operating results.

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to our ability to continue as a going concern.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

These unaudited condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all normal and recurring adjustments, which are necessary in order to make the financial statements not misleading and to provide a fair presentation of the Company’s financial position, operating results, and cash flows for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the entire year. The information herein should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto.

The unaudited condensed consolidated financial statements include the accounts of the Company and all other entities in which the Company has a controlling financial interest: Fortistar Methane 3 LLC (“FM3”), Fortistar Methane 4 LLC, Sunoma Holdings, LLC (“Sunoma”), Emerald RNG LLC (“Emerald”), Sapphire RNG LLC (“Sapphire”), New River LLC (“New River”), Reynolds NRG LLC (“Reynolds”), Beacon RNG LLC (“Beacon”), Central Valley LLC (“Central Valley”), Fortistar Contracting LLC, Fortistar RNG LLC, and TruStar Energy LLC (“TruStar”). The Company’s condensed consolidated financial statements include the assets and liabilities of these subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The non-controlling interest attributable to the Company’s variable interest entities (“VIE”) are presented as a separate component from OPAL Fuels LLC members’ equity in the condensed consolidated balance sheets and as a non-controlling interest in the condensed consolidated statements of changes in redeemable preferred units and members’ equity.

The accompanying condensed consolidated financial statements reflect the activities of the Company, its subsidiaries, and its equity method investments for the six months ended June 30, 2022 and 2021. Investments in unconsolidated entities in which the Company can influence the operating or financial decisions are accounted for under the equity method. As of June 30, 2022 and December 31, 2021, the Company accounted for its ownership interests in Pine Bend RNG LLC (“Pine Bend”), Noble Road RNG LLC (“Noble Road”) and GREP BTB Holdings LLC (“GREP”) under the equity method. The Company’s interests in Beacon for the period between January 1, 2021 and April 30, 2021 were accounted for under the equity method. Please see Note 3. Investment in other entities, for additional information. Beacon was consolidated after acquisition of remaining ownership interests increasing the ownership interest from 44.3% to 100% on May 1, 2021.

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates and assumptions of the Company include the residual value of the useful lives of our property, plant and equipment, the fair value of stock-based compensation, the estimated losses on our trade receivables, the fair value of the Convertible note payable (as defined below), the impairment assessment of goodwill, and the fair value of derivatives. Actual results could differ from those estimates. The Company’s estimates and assumptions are subject to uncertainties, including those associated with market conditions, risks and trends and the ongoing COVID-19 pandemic.

The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the entire year.

Certain financial information or footnote disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the Securities Exchange Commission for interim financial reporting. Accordingly, it does not include all the information and notes necessary for a complete presentation of financial position, results of operations, or cash flows.

Accounting Pronouncements

In June 2022, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2022-03, Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions which states that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and therefore, is not considered in measuring fair value. The ASU clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The ASU requires an entity to disclose (i) the fair value of equity securities subject to contractual sale restrictions reflected in the balance sheet (ii) the nature and remaining duration of the restriction and (iii) the circumstances that could cause a lapse in the restriction. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years for public entities and fiscal year beginning December 15, 2024 for all other entities. The Company is currently evaluating the impact on its financial statements of adopting this standard.

Cash, Cash Equivalents, and Restricted Cash

Cash, cash equivalents, and restricted cash consisted of the following as of June 30, 2022 and December 31, 2021

	June 30, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$97,091	$39,314
Long-term assets:
Restricted cash held as collateral	3,188	2,740
Total cash, cash equivalents, and restricted cash	$100,279	$42,054

Restricted cash held as collateral represents the collateral requirements on our debt facilities.

Accounts Receivable, Net

The Company’s allowance for doubtful accounts was $100 and $0 at June 30, 2022 and December 31, 2021, respectively.

Asset Retirement Obligation

The Company accounts for asset retirement obligations in accordance with FASB Accounting Standards Codification (“ASC”) 410, Asset Retirement and Environmental Obligations, which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and when a reasonable estimate of fair value can be made. The fair value of the estimated asset retirement obligations is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset. The discounted asset retirement costs capitalized amount are accreted over the life of the sublease or site lease agreement. Asset retirement obligations are deemed Level 3 fair value measurements as the inputs used to measure the fair value are unobservable. The Company estimates the fair value of asset retirement obligations by calculating the estimated present value of the cost to retire the asset. This estimate requires assumptions and judgments regarding the existence of liabilities, the amount and timing of cash outflows required to settle the liability, inflation factors, credit adjusted discount rates, and consideration of changes in legal, regulatory, environmental, and political environments. In addition, the Company determines the Level 3 fair value measurements based on historical information and current market conditions.

As of June 30, 2022 and December 31, 2021, the Company estimated the value of its total asset retirement obligations to be $5,887 and $5,738, respectively.

The changes in the asset retirement obligations were as follows as of June 30, 2022:

June 30, 2022
Balance, December 31, 2021	$5,738
Write off of Asset retirement obligation	(6)
Accretion expense	155
Total asset retirement obligation	5,887
Less: current portion	(1,586)
Total asset retirement obligation, net of current portion	$4,301

Revenue Recognition

The Company’s revenue arrangements generally consist of a single performance obligation to transfer goods or services. Revenue from the sale of RNG, CNG and, electricity is recognized by applying the “right to invoice” practical expedient within the accounting guidance for Revenue from Contracts with Customers that allows for the recognition of revenue from performance obligations in the amount of consideration to which there is a right to invoice the customer and when the amount for which there is a right to invoice corresponds directly to the value transferred to the customer. For some public CNG fueling stations where there is no contract with the customer, the Company recognizes revenue at the point in time that the customer takes control of the fuel.

The Company also performs maintenance services throughout the country. Maintenance consists of monitoring equipment and replacing parts as necessary to ensure optimum performance. Revenue from service agreements is recognized over time as services are provided. Capacity payments fluctuate based on peak times of the year and revenues from capacity payments are recognized monthly as earned.

The Company has agreements with two natural gas producers (“Producers”) to transport Producers’ natural gas using the Company’s RNG gathering system (“System”). The performance obligation is the delivery of Producers’ natural gas to an agreed delivery point on an interstate gas pipeline. The quantity of natural gas transported for the Producers is measured at a certain specified meter. The price is fixed at contracted rates and the Producers pay approximately 30 days after month-end. As such, transportation sales are recognized over time, using the output method to measure progress.

The Company provides credit monetization services to customers that own renewable gas generation facilities. The Company recognizes revenue from these services as the credits are minted on behalf of the customer. The Company receives non-cash consideration in the form of RINs or LCFSs for providing these services and recognizes the RINs or LCFSs received as a current asset based on their estimated fair value at contract inception. When the Company receives RINs or LCFSs as payment for providing credit monetization services, it records the non-cash consideration in inventory based on the fair value of RINs or LCFSs at contract commencement.

On November 29, 2021, the Company entered into a purchase and sale agreement with NextEra for the environmental attributes generated by the RNG Fuels business. Under this agreement, the Company plans to sell a minimum of 90% of the environmental attributes generated and will receive net proceeds based on the agreed upon price less a specified discount. A specified volume of environmental attributes sold per quarter will incur a fee per environmental attribute in addition to the specified discount. The agreement was effective beginning first quarter of 2022. During the six months ended June 30, 2022, the Company earned net revenues after discount and fees of $29,688 under this contract which was recorded as part of Revenues - RNG fuel.

Sales of environmental attributes such as RINs, RECs, and LCFS are generally recorded as revenue when the certificates related to them are delivered to a buyer. However, the Company may recognize revenue from the sale of such environmental attributes at the time of the related RNG or renewable power sales when the contract provides that title to the environmental attributes transfers at the time of production, the Company’s price to the buyer is fixed, and collection of the sales proceeds occurs within 60 days after generation of the renewable power.

Management operating fees are earned for the operation, maintenance, and repair of the gas collection system of a landfill site. Revenue is calculated on the volume of per million British thermal units (“MMBtu”) of LFG collected and the megawatt hours (“MWhs”) produced at that site. This revenue is recognized when LFG is collected and renewable power is delivered.

The Company has various fixed price contracts for the construction of fueling stations for customers. Revenues from these contracts, including change orders, are recognized over time, with progress measured by the percentage of costs incurred to date compared to estimated total costs for each contract. This method is used as management considers costs incurred to be the best available measure of progress on these contracts. Costs capitalized to fulfill certain contracts were not material in any of the periods presented.

The Company owns fueling stations for use by customers under fuel sale agreements. The Company bills these customers at an agreed upon price for each gallon sold and recognizes revenue based on the amounts invoiced in accordance with the “right to invoice” practical expedient. For some public stations where there is no contract with the customer, the Company recognizes revenue at the point-in-time that the customer takes control of the fuel.

The Company from time-to-time enters into fuel purchase agreements with customers whereby the Company is contracted to design and build a fueling station on the customer’s property in exchange for the Company providing CNG/RNG to the customer for a determined number of years. In accordance with the standards of ASC 840, Leases, the Company has concluded these agreements meet the criteria for a lease and are classified as operating leases. Typically, these agreements do not require any minimum consumption amounts and, therefore, no minimum payments. Included in “RNG fuel” revenues are $1,050 and $950 related to the lease portion of these agreements for the six months ended June 30, 2022 and 2021. In addition, the Company has assessed all PPAs and concluded that certain PPAs contain a lease element requiring lease accounting. Included in “Renewable power” revenues are $630 and $877 related to the lease element of these PPAs for the six months ended June 30, 2022 and 2021.

Disaggregation of Revenue

The following table shows the disaggregation of revenue according to product line:

	Six Months Ended June 30,
	2022	2021
Renewable power sales	$17,539	$18,612
Third party construction	22,816	9,270
Service	8,430	8,004
Brown gas sales	10,968	6,225
Environmental credits	38,795	11,995
Parts sales	977	(101)
Operating agreements	893	1,726
Other	166	226
Total revenue from contracts with customers	100,584	55,957
Lease revenue	1,680	1,827
Total revenue	$102,264	$57,784

For the six months ended June 30, 2022 and 2021, approximately 22.3% and 16.0%, respectively, of revenue was recognized over time, and the remainder was for products and services transferred at a point in time.

Contract Balances

The following table provides information about receivables, contract assets, and contract liabilities from contracts with customers:

	June 30, 2022	December 31, 2021
Accounts receivable, net	$24,781	$25,391
Contract assets:
Cost and estimated earnings in excess of billings	$13,430	$5,989
Accounts receivable retainage, net	2,159	2,495
Contract assets total	$15,589	$8,484
Contract liabilities:
Billings in excess of costs and estimated earnings	$7,159	$9,785
Contract liabilities total	$7,159	$9,785

During the six months ended June 30, 2022, the Company recognized revenue of $9,785 that was included in “Contract liabilities” at December 31, 2021. During the six months ended June 30, 2021, the Company recognized revenue of $4,678 that was included in “Contract liabilities” at December 31, 2020.

Backlog

The Company’s remaining performance obligations (“backlog”) represent the unrecognized revenue value of its contract commitments. The Company’s backlog may significantly vary each reporting period based on the timing of major new contract commitments. At June 30, 2022, the Company had a backlog of $46,028 with out of which $44,691 of its backlog is anticipated to be recognized as revenue in the next 12 months.

Income Taxes

The Company and most of its subsidiaries are disregarded entities for federal income tax purposes and for certain states, with the results of its operations included with the consolidated federal and applicable state tax returns of its member. Some subsidiaries are partnerships for federal income tax purposes. Accordingly, tax liabilities are the responsibility of the member except for the minimum state tax requirements. Minimum state tax requirements are immaterial.

Significant Customers and Concentration of Credit Risk

For the six months ended June 30, 2022 and 2021, two customers accounted for 45% and 41% of revenue, respectively. At June 30, 2022, two customers accounted for 38% of accounts receivable. At December 31, 2021, one customer accounted for 11%, of accounts receivable.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and trade receivables. The Company places its cash with high credit quality financial institutions located in the United States of America. The Company performs ongoing credit evaluations of its customers.

3. Investment in Other Entities

The Company uses the equity method to account for investments in affiliates that it does not control, but in which it has the ability to exercise significant influence over operating and financial policies. The Company’s investments in these nonconsolidated affiliates are reflected in the Company’s condensed consolidated balance sheets under the equity method, and the Company’s proportionate net (loss) income, if any, is included in the Company’s condensed consolidated statements of operations as (loss) income from equity method investments.

Our equity method investments were as follows as of June 30, 2022 and December 31, 2021:

		Carrying Value
	Percentage of ownership	June 30, 2022	December 31, 2021
Pine Bend	50.0%	$21,082	$21,188
Noble Road	50.0%	25,140	24,516
GREP	20.0%	891	1,446
Total investment in other entities		$47,113	$47,150

Note receivable

In August 2021, the Company acquired 100% ownership interests in Reynolds RNG LLC (“Reynolds”) which held a note receivable of $10,450 to Biotown Bio Gas LLC (“Biotown”). The Note receivable was set to mature on July 15, 2027 and carries an interest of 12.5% out of which 8% is payable in cash on a quarterly basis from the inception of the loan and 4.5% payment-in-kind interest adding to the outstanding debt balance until the facility becomes operational. The Company recorded $746 as a reduction to interest and financing expense, net in its condensed consolidated statement of operations for the six months ended June 30, 2022. The Note receivable also entitled Reynolds to receive 4.25% of any revenue based distributions made with a cap of $4,500 over the term of the debt. The Company recorded the fair value of the Note receivable — variable fee component of $1,538 as an allocation of the initial investment balance of $10,450 and recorded an payment-in-kind interest income of $136 as a reduction to interest and financing expense, net in the condensed consolidated statement of operations for the six months ended June 30, 2022.

The Note receivable of $9,518 has been recorded as a current asset as the repayment was received in July 2022 and Note receivable - variable fee component of $1,792 have been recorded as long-term asset on its condensed consolidated balance sheet as of June 30, 2022.

The following table summarizes the net (loss) income from equity method investments:

	Six Months Ended
	June 30, 2022	June 30, 2021
Revenue	$5,089	$14,181
Gross profit	1,612	6,459
Net (loss) income	(1,741)	5,400

Net (loss) income from equity method investments (1)	$(36)	$2,392

(1)	Net income from equity method investments represents our portion of the net income from equity method investments in Pine Bend, Noble Road and GREP for the six months ended June 30, 2022 and Beacon for the six months ended June 30, 2021.

4. Property, Plant, and Equipment, Net

Property, plant, and equipment, net, consisted of the following as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Plant and equipment	$160,367	$161,387
CNG/RNG fueling stations	32,491	27,892
Construction in progress	123,520	62,616
Buildings	2,585	2,544
Land	1,303	1,303
Service equipment	1,568	1,521
Leasehold improvements	815	815
Vehicles	313	407
Office furniture and equipment	307	302
Computer software	277	277
Other	458	416
	324,004	259,480
Less: accumulated depreciation	(94,593)	(89,710)
Property, plant, and equipment, net	$229,411	$169,770

As of June 30, 2022, there has been an increase in property, plant, and equipment as a result of the increase in construction of RNG generation facilities including, but not limited to Central Valley, Emerald, New River, and RNG dispensing facilities. The majority of these facilities, for which costs are in construction-in-progress as of June 30, 2022, are expected to be operational within the next year.

Depreciation expense on property, plant, and equipment for the six months ended June 30, 2022 and June 30, 2021 was $6,005 and $3,723, respectively.

5. Intangible Assets, Net

Intangible assets, net, consisted of the following at June 30, 2022 and December 31, 2021:

	June 30, 2022
	Cost	Accumulated Amortization	Intangible Assets, Net	Weighted Average Amortization Period (Years)
Power purchase agreements	$8,999	$(7,288)	$1,711	18.1
Transmission/distribution interconnection	1,600	(918)	682	15.1
CNG sales contract	807	(759)	48	10.0
Intellectual property	43	(21)	22	5.0
Total intangible assets	$11,449	$(8,986)	$2,463

	December 31, 2021
	Cost	Accumulated Amortization	Intangible Assets, Net	Weighted Average Amortization Period (Years)
Power purchase agreements	$8,999	$(6,986)	$2,013	18.1
Transmission/distribution interconnection	1,600	(865)	735	15.1
CNG sales contract	807	(719)	88	10.0
Intellectual property	43	(18)	25	5.0
Total intangible assets	$11,449	$(8,588)	$2,861

The transmission/distribution interconnection represents an interconnector for one of the Company’s LFG recovery facilities. The interconnection construction was initially funded by a municipality. The Company is scheduled to repay the funding for the construction through April 1, 2023. The remaining liability of $174 under the Municipality loan is shown as part of current liabilities on its condensed consolidated balance sheet as of June 30, 2022. Please see Note 7. Borrowings, for additional information.

Amortization expense for the six months ended June 30, 2022 and 2021 was $398 and $231, respectively. At June 30, 2022, estimated future amortization expense for intangible assets is as follows:

Remaining six months ending December 31, 2022	$395
Fiscal year:
2023	465
2024	275
2025	266
2026	238
Thereafter	824
$2,463

6. Goodwill

The following table summarizes the changes in goodwill, if any, by reporting segment from the beginning of the period to the end of the period:

	RNG Fuel	Fuel Station Services	Total
Balance December 31, 2021	$51,155	$3,453	$54,608
Balance June 30, 2022	$51,155	$3,453	$54,608

7. Borrowings

The following table summarizes the borrowings under the various debt facilities as of June 30, 2022 and December 31, 2021:

	June 30, 2022	December 31, 2021
Senior secured facility, term loan	$72,632	$73,869
Less: unamortized debt issuance costs	(236)	(724)
Less: current portion	(72,396)	(73,145)
Senior secured facility, term loan, net of debt issuance costs	—	—
Senior secured facility, working capital facility	7,500	7,500
Less: current portion	(7,500)	(7,500)
Senior secured facility, working capital facility	—	—
OPAL term loan	83,556	75,000
Less: unamortized debt issuance costs	(2,211)	(2,485)
Less: current portion	(19,332)	(13,425)
OPAL term loan, net of debt issuance costs	62,013	59,090
Sunoma loan	19,431	17,524
Less: unamortized debt issuance costs	(544)	(569)
Less: current portion	(1,418)	(756)
Sunoma loan, net of debt issuance costs	17,469	16,199
Convertible note payable	60,820	58,710
Municipality loan	174	278
Less: current portion	(174)	(194)
Municipality loan	—	84
Non-current borrowings total	$140,302	$134,083

As of June 30, 2022, principal maturities of debt are expected as follows, excluding any subsequent refinancing transactions:

	Senior Secured Credit Facility	OPAL Term Loan	Sunoma loan	Convertible Note Payable	Municipality Loan	Total
Six months ending December 31, 2022	$80,132	$9,666	$709	$—	$110	$90,617
Fiscal year:
2023	—	19,332	2,237	—	64	21,633
2024	—	19,332	3,056	—	—	22,388
2025	—	35,226	3,056	—	—	38,282
2026	—	—	3,056	60,820	—	63,876
2027	—	—	7,317	—	—	7,317
	$80,132	$83,556	$19,431	$60,820	$174	$244,113

Senior secured credit facility

On September 21, 2015, FM3, entered into a senior secured credit facility as a borrower and Investec Bank PLC and MUFG Union Bank N.A., as joint lead arranger and book runners and CoBank ACB as documentation agent and LC issuing bank, which provides for an aggregate principal amount of $150,000, which consists of (i) a term loan of $125,000 ( “Term Loan Facility”) and a (ii) working capital letter of credit facility (“Working Capital Facility”) of up to $19,000 and a (iii) Debt service reserve and liquidity facility (“Debt Reserve and Liquidity Facility”) of up to $6,000. The Company paid $14,300 to the lenders in connection with the transaction. As of June 30, 2022 and December 31, 2021, $72,632 and $73,869, respectively, was outstanding under the Senior secured facility, term loan.

The borrowings under the Senior secured credit facility bear an interest rate of a fixed margin plus LIBOR for the relevant interest period. The fixed margin is 2.75% for the first four years, then 3.0% until October 8, 2021, and 3.25% thereafter. Pursuant to the terms of facility, FM3 is required to repay 1% of the outstanding debt under the Term Loan Facility amounting to $125,000 on a quarterly basis which is then adjusted based on available cash and a target debt balance that declines each quarter. The Working Capital Facility contains a provision whereby the Company is obligated to reduce the amount borrowed to $7,500 or less for a period of 10 consecutive business days annually. As of June 30, 2022 and December 31, 2021, the total amount outstanding under the Working Capital Facility was $7,500. Additionally, the Company pays commitment fee of 0.75% on unused portion of the facility.

On October 8, 2021, the Company entered into the Amendment to Second Amended and Restated Credit Agreement (the “Amendment”) which extended the maturity date of the credit facility that supports the Renewable Power business to December 20, 2022. In addition, the minimum required debt service coverage ratio was reduced from 1.1 to 1.0 and the calculation of the Cash Flows Available for Debt Service was amended to exclude the proceeds of working capital loans deposited into the operating account going forward. Additionally, the Company is not allowed to make any distributions or restricted payments. In exchange for these accommodations, the Company agreed to repay $5,182 as a permanent reduction of the Working Capital Facility and to increase the interest rate on the credit facility by 25 basis points.

At June 30, 2022 and December 31, 2021, the Company had outstanding letters of credit that support obligations of the Company and its subsidiaries of $7,971 and $7,823, respectively. The Senior secured credit facility is collateralized by substantially all the assets of FM3 and assignment of FM3’s rights, title, and interests in purchase and sale agreements and landfill gas rights agreements.

The debt agreement contains certain warranties and financial covenants including but not limited to debt service coverage ratio to not be less than 1.0 and restrictions on distributions and additional indebtedness. The lenders only have recourse to the assets of FM3. For the six months ended June 30, 2022, FM3 was in compliance with all debt covenants. The Company received a waiver granting exemption from certain non-financial covenants as per the terms of the debt agreement.

Patronage dividends

The Company is eligible to receive annual patronage dividends from one of its lenders, Cobank ACB under a profit sharing program made available to the borrowers. For the six months ended June 30, 2022 and 2021, the Company received cash dividend of $126 and $139, respectively, which was recorded as a credit to interest expense in its condensed consolidated statements of operations. Additionally, the Company recorded $489 as long-term asset on its condensed consolidated balance sheets at June 30, 2022 and December 31, 2021, which represents the Company’s equity interest in Cobank SCB which will be redeemed for cash beginning 2024.

TruStar revolver credit facility

On September 27, 2021, TruStar renewed the existing revolving credit arrangement with JP Morgan Chase Bank, N.A., for an aggregate amount of $10,000. This revolver credit facility was secured by marketable securities pledged by the Ultimate Parent. The amounts outstanding under this credit facility had an interest rate of 1.00% plus one month LIBOR. In the fourth quarter of 2021, the outstanding balance under this credit facility was fully repaid and the revolver credit facility was cancelled.

Sunoma loan

On August 27, 2020, Sunoma entered into a debt agreement with Live Oak Banking Company (“Lender”) for an aggregate principal amount of $20,000. At June 30, 2022, the total amount outstanding under the Sunoma Loan Agreement, including accrued interest of $1,615, was $19,431 and the loan proceeds were used for the construction of the subsidiary’s dairy digester-to-RNG project. Sunoma paid $635 as financing fees. The loan bears interest at the greater of Prime plus 3.50%, or 7.75%.

The amounts outstanding under the Sunoma loan are secured by the assets of Sunoma.

The Sunoma loan agreement contains certain financial covenants which require Sunoma to maintain (i) maximum debt to worth ratio cannot exceed 5:1 (ii) the minimum current ratio cannot be less than 1.0 (iii) minimum debt service coverage ratio of trailing four quarters cannot be less than 1.25. These covenants apply after the construction is complete and the facility meets certain predetermined operational standards and documentation criteria and the loan converts to a term loan which is expected to be in third quarter of 2022.

The construction loan had an original maturity date of April 27, 2022. During the first quarter of 2022, the Company received an extension to the original maturity date until July 27, 2022. At maturity, the construction loan outstanding under the Sunoma loan is convertible to a permanent loan guaranteed by the United States Department of Agriculture (“USDA”). The loan was converted into a permanent loan in July 2022. The Permanent USDA loan will consist of an 11-year term and bear interest at the then-current 10-year LIBOR Swap rate plus 5.45%, fixed for the term of the loan. The floor rate of the USDA loan will be equal to 6.75%. The Permanent USDA loan will be secured by the assets of Sunoma. The accrued interest is payable after the conversion to a permanent loan.

The significant assets of Sunoma are parenthesized in the condensed consolidated balance sheets as June 30, 2022 and December 31, 2021. Refer to Note 12, Variable Interest Entities, to the condensed consolidated financial statements.

OPAL term loan

On October 22, 2021, the Company executed a term loan at a newly formed entity, OPAL Fuels Intermediate Holding Company LLC (“OPAL Intermediate Holdco”) as the borrower and Bank of America N.A., Customers Bank, Citi Bank N.A., Barclays Bank PLC as lenders (“Lenders”), Bank of America as administrative agent and Customers Bank as Syndication Agent, which permitted borrowings of up to $125,000. Of the $125,000, the Company had $90,000 available for borrowing upon closing and the remaining $35,000 to be made available as three more RNG facilities become operational. The facility is secured by a pledge in the equity interest of the following subsidiaries of the Company at the time the loan was executed: Beacon Holdco LLC, OPAL Environmental Credit Marketing LLC, TruStar Energy LLC, and OPAL Fuels Services LLC along with cash bank accounts and a security interest in the Company’s environmental credits. A portion of the proceeds of this loan were used to pay off the outstanding balance under the TruStar revolver credit facility in October 2021 and the remainder will be used for general corporate purposes, including investments in RNG projects being developed by the Company. As of June 30, 2022, the Company expects that the three additional RNG facilities will be operational in the third quarter of 2022 at which time the additional $35,000 would be made available to the Company.

Pursuant to the above, the Company borrowed $75,000 in October 2021 and an another $15,000 in February 2022 pursuant to an amendment allowing the Company to drawdown later than the original commitment date. As of June 30, 2022 and December 31, 2021, $83,556 and $75,000, respectively, were outstanding under this term loan.

The loan matures April 22, 2025 and bears interest at 3.0% plus LIBOR. In accordance to the terms of the facility, OPAL Intermediate Holdco is required to repay 1.79% or $1,611 per month beginning March 2022 and an additional $700 per month beginning after the additional drawdown of the $35.0 million in September 2022.

The OPAL term loan contains certain financial covenants which require OPAL Intermediate Holdco to maintain a (i) minimum liquidity of $15,000 until March 31, 2022 and $10,000 thereafter and (ii) leverage ratio not to exceed 4:1. As of June 30, 2022, the Company is in compliance with the financial covenants under this debt facility. Additionally, the debt agreement contains certain customary warranties and representations including but not limited to restrictions on distributions and additional indebtedness.

Convertible note payable

On May 1, 2021, the Company acquired the remaining ownership interests in Beacon and signed an unsecured, contingently convertible note (the “Note”) for a total aggregate amount for $50,000 at an interest rate of 8.00% per annum. The Company has the option to pay the interest in cash on a quarterly basis or payment-in-kind interest. The Company chose the option of payment-in-kind interest.

The Convertible note payable matures the earlier of December 31, 2026 or the date on which a change in control occurs as defined in the terms of the Note. Upon the consummation of the BCA, the counterparty may choose to convert the total amount outstanding under the Note to common shares based on a certain pre-determined conversion formula. If the BCA is not complete by September 30, 2022, the Company can redeem the Note by repaying the amounts outstanding in full plus a 10.00% penalty. After September 30, 2022, there is no prepayment penalty. If the BCA is consummated prior to September 30, 2022, the counterparty may elect not to take common shares and require the Company to redeem the Note in cash. On July 21, 2022, 50% of the Convertible note payable was converted to equity upon consummation of the Business Combination. Please see Note 16, Subsequent Events for additional information.

The Company elected to account for the Note using the fair value option in accordance with ASC 820, Fair Value Measurement, on May 1, 2021, which was determined to be $55,410. The fair value was subsequently remeasured on each reporting date and the change in fair value recorded as interest expense in the condensed consolidated statement of operations for each reporting period. At June 30, 2022 and December 31,2021, the Note was classified as non-current liability in the condensed consolidated balance sheets at a fair value of $60,820 and $58,710, respectively. The Company recorded $2,110 and $888 as payment-in-kind interest expense in the condensed consolidated statement of operations for the six months ended June 30, 2022 and 2021, respectively.

Municipality loan

FM3 entered into a loan agreement for the construction of an interconnection that was initially funded by the municipality. The Company is scheduled to make payments to a municipality of the amount of $1,600 plus interest at a fixed annual rate of 3.00% through April 1, 2023. At June 30, 2022 and December 31, 2021, $174 and $278, respectively, were outstanding on the loan.

Interest rates

2022

For the six months ended June 30, 2022, the weighted average effective interest rate including amortization of debt issuance costs on Senior secured facility was 4.25% including a margin plus LIBOR.

For the six months ended June 30, 2022, the weighted average effective interest rate including amortization of debt issuance costs on OPAL term loan was 4.93%.

For six months ended June 30, 2022, the interest rate on the Sunoma loan was 7.75%.

For the six months ended June 30, 2022, the payment-in-kind interest rate on Convertible note payable was 8.00%. The change in fair value of the Note recorded as interest expense between May 1, 2021 and June 30, 2022 was $5,410.

For the six months ended June 30, 2022, the weighted average interest rate on Municipality loan was 3.00%.

2021

For the six months ended June 30, 2021, the weighted average effective interest rate for this period was 4.23%.

For the six months ended June 30, 2021, the interest rate on TruStar revolver credit facility was 3.34%.

For the six months ended June 30, 2021, the weighted average interest rate on Municipality loan was 3.00%.

The following table summarizes the Company’s total interest expense for the six months ended June 30, 2022 and 2021:

	Six Months Ended June 30,
	2022	2021
Senior secured credit facility	$1,440	$1,334
Municipality loan	2	5
OPAL term loan	1,743	—
Sunoma loan (1)	911	—
TruStar revolver credit facility	—	334
Convertible note payable mark-to-market	2,110	888
Commitment fees and other finance fees	204	279
Amortization of deferred financing cost	898	477
Interest income on Note receivable	(900)	(12)
Total interest expense	$6,408	$3,305

(1)	The interest on the Sunoma loan was capitalized during the construction phase of the RNG facility. Sunoma became operational in December 2021. Therefore, the interest for the six months ended June 30, 2022 has been expensed.

8. Leases

During 2018, the Company renewed a lease for office and warehouse space that became effective upon the termination of the original lease term on January 31, 2018. The term of the lease renewal was 36 months and contained an option to renew for an additional 24 months. In September 2020, the Company exercised this option. In March, 2022, the Company entered into an amendment to the lease which extended the lease term till January 2026. In addition, the Company maintains a fleet of vehicles under lease with terms ranging from 48 to 60 months and with lease expiration dates ranging from April 2021 to June 2026.

Future minimum lease payments are as follows:

Six months ending December 31, 2022	$339
Fiscal year:
2023	816
2024	760
2025	675
2026	75
$2,665

The Company incurred rent expense of $690 and $403 for the six months ended June 30, 2022 and 2021, respectively.

9. Derivative Financial Instruments and Fair Value Measurements

Interest rate swaps

The Company has various interest rate swap agreements, including swaps entered into in early 2020. The average annual fixed rate ranges from 2.38% in 2020 to 2.50% in 2022. These transactions involved the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The Company has accounted for these instruments as economic hedges and has included changes in their fair market value in the condensed consolidated statements of operations.

The location and amounts of derivatives fair values in the condensed consolidated balance sheets are:

	June 30, 2022	December 31, 2021	Location of Fair Value Recognized in Balance Sheet
Derivatives designated as economic hedges:
Current portion of interest swaps	$(38)	$(992)	Derivative financial liability, current portion
	$(38)	$(992)

The effect of derivative instruments on the condensed consolidated statement of operations were as follows:

	Six Months Ended June 30,		Location of (Loss) Gain Recognized in Operations from Derivatives
	2022	2021
Interest rate swaps	$626	$853
Net periodic settlements	(954)	(870)
	$(328)	$(17)	Realized and unrealized gain on interest rate swaps, net

The Company may be exposed to credit risk on any of the derivative financial instruments that are in an asset position. Credit risk relates to the risk of loss that the Company would incur because of nonperformance by counterparties pursuant to the terms of their contractual obligations. To mitigate this risk, management monitors counterparty credit exposure on an annual basis, and the necessary credit adjustment have been reflected in the fair value of financial derivative instruments. There are no credit-risk-related contingent features that could be triggered in derivative financial instruments that are in a liability position.

The Company enters into interest rate swap contracts with counterparties that allow for net settlement of derivative assets and derivative liabilities. The Company has made an accounting policy election to offset recognized amounts relating to these interest swaps within the condensed consolidated balance sheets.

The following tables summarize the fair value of derivative instruments on the Company’s condensed consolidated balance sheets and the effect of netting arrangements and collateral on its financial position:

	Gross Amounts of Recognized Assets/ (Liabilities)	Gross Amounts Offset in the Balance Sheet	Net Amounts of Assets/ (Liabilities) in the Balance Sheet
Balance, June 30, 2022:
Interest rate swap liability	$(38)	$—	$(38)
Balance, December 31, 2021:
Interest rate swap liability	$(992)	$—	$(992)

There were no collateral balances with counterparties outstanding as of the period-end dates.

Commodity swap contracts

The Company utilizes commodity swap contracts to hedge against the unfavorable price fluctuations in market prices of electricity. The Company does not apply hedge accounting to these contracts. As such, unrealized and realized gain (loss) is recognized as component of Renewable Power revenues in the condensed consolidated statement of operations and Derivative financial asset — current and non-current in the condensed consolidated balance sheets. These are considered to be Level 2 instruments in the fair value hierarchy. By using commodity swaps, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counter party to perform under the terms of the swap contract. When the fair value of the swap contract is positive, the counter party owes the Company creating a credit risk. The Company manages the credit risk by entering into contracts with financially sound counter parties. To mitigate this risk, management monitors counterparty credit exposure on an annual basis, and the necessary credit adjustments have been reflected in the fair value of financial derivative instruments. When the fair value of the swap contract is negative, the Company owes the counterparty creating a market risk that the market price is higher the contract price causing loss of higher revenues.

In December 2018, the Company signed an amendment that converted an existing power purchase agreement (“PPA”) into a commodity swap contract to allow the Company flexibility to sell the capacity separately and schedule sale of electricity to independent third parties. Post the amendment, the Company agreed to net settle the contract in cash on a monthly basis based on the difference between the contract price and market price. The contract has a default minimum of 34,554 MWh per year. Additionally, the Company entered into an ISDA agreement with a counterparty in November 2019. Pursuant to the agreement, the Company entered into swaps with contract prices ranging between $35.75 and $51.25 per MWh.

The following table summarizes the commodity swaps in place as of June 30, 2022 and December 31, 2021. There were no new commodity swap contracts entered in the six months ended June 30, 2022.

Trade Date	Period From	Period To	Notional Quantity per Year (“MWh”)	Average Contract Price (per MWh)
December 14, 2018	January 1, 2019	September 30, 2022	34,554	$66.12
October 28, 2021	November 1, 2021	December 31, 2022	30,660	$48.75
December 27, 2021	January 1, 2022	December 31, 2022	26,280	$50.75

The following table summarizes the effect of commodity swaps on the condensed consolidated statements of operations for the six months ended June 30, 2022 and 2021:

Derivatives not designated as hedging instruments	Location of (loss) gain recognized	Six Months Ended June 30,
		2022	2021
Commodity swaps - realized loss	Revenues - Renewable power	$(187)	$497
Commodity swaps - unrealized loss	Revenues - Renewable power	(936)	(1,929)
Total realized and unrealized loss	Revenues - Renewable power	$(1,123)	$(1,432)

The following table summarizes the derivative assets and liabilities related to commodity swaps as of June 30, 2022 and December 31, 2021:

	Fair Value		Location of Fair value recognized in
	June 30, 2022	December 31, 2021	Balance Sheet
Derivatives designated as economic hedges
Current portion of unrealized gain on commodity swaps	$—	$382	Derivative financial asset, current portion

Current portion of unrealized loss on commodity swaps	$(554)	$—	Derivative financial liability, current portion

Fair value measurements

The fair value of financial instruments, including long-term debt and derivative instruments is defined as the amount at which the instruments could be exchanged in a current transaction between willing parties. The carrying amount of cash and cash equivalents, accounts receivable, net, and accounts payable and accrued expenses approximates fair value due to their short-term maturities.

The carrying value of the Company’s long-term debt of $140,302 and $134,083 as of June 30, 2022 and December 31, 2021, respectively, represents the total amount to be repaid if the debt has to be discharged in full and therefore approximates its fair value.

The Company follows ASC 820, Fair Value Measurement, regarding fair value measurements which establishes a three-tier fair value hierarchy and prioritizes the inputs used in valuation techniques that measure fair value. These tiers include:

Level 1 — defined as observable inputs such as quoted prices for identical instruments in active markets;

Level 2 — defined as quoted prices for similar instruments in active market, quoted prices for identical or similar instruments in markets that are not active, or model-derived valuations for which all significant inputs are observable market data;

Level 3 — defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of an input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

The Company’s interest rate swap contracts are valued with pricing models commonly used by the financial services industry using discounted cash flows of forecast future swap settlements based on projected three-month LIBOR rates. The Company does not consider these models to involve significant judgment on the part of management and corroborated the fair value measurements with counterparty valuations. The Company’s interest rate swaps are classified within Level 2 of the valuation hierarchy based on the observable market rates used to determine its fair value. The Company does not expect to change its valuation techniques and therefore does not anticipate any transfers into or out of different levels of hierarchy. These interest rate swaps are accounted for as derivative financial instrument liabilities.

The Company values its energy commodity swap contracts based on the applicable geographical market energy forward curve. The forward curves are derived based on the quotes provided by New York Mercantile Exchange (“NYMEX”), Amerex Energy Services (“Amerex”) and Tradition Energy (“Tradition”). The Company does not consider that the pricing index used involves significant judgement on the part of management. Therefore, the Company classifies these commodity swap contracts within Level 2 of the valuation hierarchy based on the observable market rates used to determine fair value.

The Company accounts for asset retirement obligations by recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred and when a reasonable estimate of fair value can be made. The Company estimates the fair value of asset retirement obligations by calculating the estimated present value of the cost to retire the asset. This estimate requires assumptions and judgments regarding the existence of liabilities, the amount and timing of cash outflows required to settle the liability, inflation factors, credit adjusted discount rates, and consideration of changes in legal, regulatory, environmental, and political environments. In addition, the Company determines the Level 3 fair value measurements based on historical information and current market conditions. These assumptions represent Level 3 inputs, which can regularly change. As such, the fair value measurement of asset retirement obligations is subject to changes in these unobservable inputs as of the measurement date. The Company used a discounted cash flow (“DCF”) model in which cash outflows estimated to retire the asset are discounted to their present value using an expected discount rate. A significant increase (decrease) in the discount rate in isolation could result in a significantly lower (higher) fair value measurement. The Company estimated the fair value of its asset retirement obligations based on discount rates ranging from 5.75% to 8.5%.

The Company’s convertible note is valued with a discounted cash flow analysis to estimate the present value of the cash outflows associated with the arrangement. A synthetic credit rating model is utilized to estimate the Company’s credit rating based on the Company’s financial condition and the Company’s forecasts and plans with respect to debt service, which is then used as input to perform a comparable yield analysis with similarly rated companies to obtain an appropriate discount rate. Other significant inputs include the principal amount, the stated coupon rate, the maturity date of the note and the conversion multiple, all of which are directly observable from the contract. This estimate also requires assumptions and judgements regarding the probability and the timing of the event occurring that would lead to automatic conversion. Certain significant assumptions used to determine the fair value of the convertible note represent Level 3 inputs and can regularly change. As such, the fair value measurement of the convertible note is subject to changes in these unobservable inputs as of the measurement date. A significant increase (decrease) in the discount rate in isolation could result in a significantly lower (higher) fair value measurement. The Company estimated the fair value of the convertible note based on discount rates ranging from 7.0% to 7.5%.

There were no transfers of assets between Level 1, Level 2, or Level 3 of the fair value hierarchy as of June 30, 2022 or December 31, 2021.

The Company’s assets and liabilities that are measured at fair value on a recurring basis include the following as of June 30, 2022 and December 31, 2021, set forth by level, within the fair value hierarchy:

	Fair value as of June 30, 2022
	Level 1	Level 2	Level 3	Total
Liabilities:
Asset retirement obligation	$—	$—	$5,807	$5,807
Contingent consideration on acquisition of non-controlling interest	—	—	4,639	4,639
Convertible note payable	—	—	60,820	60,820
Interest rate swap	—	38	—	38
Commodity swap contracts	—	554	—	554

	Fair value as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
Asset retirement obligation	$—	$—	$5,738	$5,738
Contingent consideration on acquisition of non-controlling interest	—	—	4,456	4,456
Convertible note payable	—	—	58,710	58,710
Interest rate swap	—	992	—	992
Assets:
Commodity swap contracts	—	382	—	382

A summary of changes in the fair values of the Company’s Level 3 instruments, attributable to asset retirement obligations, for the six months ended June 30, 2022 is included in Note 2, Summary of Significant Accounting Policies.

10. Related Parties

Related parties are represented by our Ultimate Parent and other affiliates, subsidiaries and other entities under common control with the Ultimate Parent.

Capital contributions and distribution from and to members

During the six months ended June 30, 2022 and 2021, the Company received contributions from its Ultimate Parent of $0 and $7,522, respectively. Additionally, the Company made distributions to its Ultimate Parent of $0 and $3,695 for the six months ended June 30, 2022 and 2021, respectively.

Sale of non-controlling interests to Related Parties

On November 29, 2021, as part of an exchange agreement (“Hillman exchange”), the Company issued 14 newly authorized common units and 300,000 Series A-1 preferred units to Hillman in return for Hillman’s non-controlling interest in four RNG project subsidiaries for total consideration of $30,000. The Company recorded paid-in-kind preferred dividend of $1,207 for the six months ended June 30, 2022. Please see Note 13, Redeemable Preferred Units and Equity, for additional information.

Purchase of investments from Related Parties

In August 2021, the Company acquired a 100% ownership interests in Reynolds RNG LLC (“Reynolds”), an RNG production facility for $12,020 which was funded with cash on hand. Reynolds held an equity investment of 1,570 Class B units in GREP BTB Holdings LLC (“GREP”) representing 20% interest for a cash consideration of $1,570 which owns 50% of BioTown Biogas LLC (“Biotown”), a power generation facility under development to convert to an RNG facility. The Reynolds transaction was an asset acquisition from an affiliate under common control. The Company accounts for its 20% equity investment in GREP under the equity method. The Company recorded a loss of $556 as its share of net loss for the six months ended June 30, 2022 and reduced its investment in GREP as of June 30, 2022.

Equity commitment letters

During 2021, the Ultimate Parent entered into two equity commitment agreements with third-party investors which established the amount of capital contributions to be made by these investors in four RNG projects being developed by the Company in exchange for which the third-party investor would acquire a specified ownership percentage in the RNG project. In conjunction with this, for the purpose of satisfying the Engineering, Procurement, and Construction Agreements under which these RNG projects would be built, the Ultimate Parent issued four equity commitment letters to the contractor hired to construct these RNG projects. As of June 30, 2022, the equity commitments for three RNG facilities have been fulfilled and only one equity commitment letter is outstanding which is shown below:

	Equity Commitment Letters	Amount Distributed Under the Equity Commitment Letters	Amount Outstanding Yet to be Fulfilled
June 30, 2022:
New River RNG	$16,562	$14,775	$1,787
	$16,562	$14,775	$1,787

Sales contracts with Related Parties

In June 2020, TruStar, a wholly-owned subsidiary of the Company, contracted with Beacon to dispense Beacon’s RNG, generate and market the resulting RINs created on behalf of Beacon. The term of this contract is September 1, 2020 through October 31, 2030. The Company receives non-cash consideration in the form of RINs or LCFSs for providing these services and recognizes the RINs or LCFSs received as inventory based on their estimated fair value at contract inception. During 2021, the Company acquired the remaining interests in Beacon. Therefore, all environmental fees earned is eliminated in the condensed consolidated statements of operations for the six months ended June 30, 2022. During 2021, the Company accounted Beacon under equity method for the period between January 1, 2021 and April 30, 2021 and consolidated Beacon for the remaining part of the year. Therefore, all environmental fees earned after May 1, 2021 is eliminated in the condensed consolidated statement of operations. For the period between January 1, 2021 and April 30, 2021, the company earned environmental processing fees of $632, net of intersegment elimination.

In March 2021, TruStar, a wholly-owned subsidiary of the Company, contracted with Noble Road to dispense Noble Road’s RNG, generate and market the resulting RINs created on behalf of Noble Road The term of this contract is November 1, 2021 through June 30, 2032. The Company receives non-cash consideration in the form of RINs or LCFSs for providing these services and recognizes the RINs or LCFSs received as inventory based on their estimated fair value at contract inception. The facility came online in first quarter of 2022. For the six months ended June 30, 2022 and 2021, the Company earned environmental processing fees of $242 and $0, net of intersegment elimination, under this agreement which are included in Fuel Station Services revenues in the condensed consolidated statements of operations.

Service agreements with Related Parties

On December 31, 2020, the Company signed a management, operations, and maintenance services agreement (“Administrative services agreement”) with the Ultimate Parent, pursuant to which the Ultimate Parent provides management, operations, and maintenance services to the Company. The agreement expires on December 31, 2023, unless the termination occurs earlier due to dissolution of the Company or terminated by the Company’s secured lenders in certain circumstances. The agreement provides for payment of service fees based on actual time incurred at contractually agreed rates provided for in the Administrative services agreement and a fixed annual payment of $580,000 per year adjusted annually for inflation. Additionally, the agreement provides for the Company to receive credits for any services provided by the Company’s employees to its Ultimate Parent. For the six months ended June 30, 2022 and 2021, there have been no material services by the Company’s employees to its Ultimate Parent.

In June 2021, the company entered into an management services agreement with Costar Partners LLC (“Costar”), an affiliate of the Ultimate Parent. As per the agreement, Costar provides information technology (“IT”) support services, software use, licensing services, management of third party infrastructure and security services and additional IT services as needed by the Company. The agreement provides for Costar to be compensated based on actual costs incurred and licensing fees per user for certain software applications. The agreement expires in June 2024 unless the termination occurs earlier due to dissolution of the Company or terminated by the Company’s secured lenders in certain circumstances.

The following table summarizes the various fees recorded under the agreements described above which are included in “Selling, general, and administrative” expenses except for $1,516 which was recorded as part of “Deferred financing costs” as of June 30, 2022:

	Six months ended
	June 30, 2022	June 30, 2021
Staffing and management services	$1,105	$3,920
Rent - fixed compensation	274	—
IT services	1,085	—
Total	$2,464	$3,920

As of June 30, 2022 and December 31, 2021, the Company had Accounts payable, related party in the amounts of $1,141 and $166, respectively.

11. Reportable Segments and Geographic Information

The Company is organized into four operating segments based on the characteristics of its renewable power generation, dispensing portfolio, and the nature of other products and services. During the second quarter of 2022, the Company changed its internal reporting to its Chief Operating Decision Makers. We aligned our reportable segments disclosure to align with the information and internal reporting that is provided to our Chief Operating Decision Makers. Therefore, the Company reassessed its reportable segments and revised all the prior periods to make the segment disclosures comparable.

●	Renewable Power Portfolio. The Renewable Power 3 (“RP3”) portfolio generates renewable power through methane-rich landfills and digester gas collection systems primarily located in Southern California. RP3 sells renewable power to public utilities throughout the United States. The Renewable Power 4 (“RP4”) portfolio generates renewable power through methane-rich landfills and digester gas collection systems. RP4 sells renewable power to public utilities throughout the United States.

●	RNG Fuel. This division relates to all RNG supply and dispensing related activities directly related to the generation and sale of brown gas and environmental credits.

◦	Development and construction – RNG facilities in which long term gas right contracts have been or in the process of being ratified and the building of RNG generation facilities.

◦	RNG supply operating facilities – This includes the generation, extraction, and sale of RNG - (plus associated RINs and LCFSs from landfills (includes Beacon, Emerald, Reynolds, Sapphire, Noble Road, Central Valley New River, and Pine Bend) and dairy farms (Sunoma).

◦	RNG and CNG fuel dispensing stations for vehicle fleets - This includes both dispensing/sale of brown gas and the environmental credit generation and monetization. This company operates fueling stations that dispense gas into transportation vehicles. Also includes the development and construction of these facilities.

The RNG Fuel portfolio consists of the Company’s interests in Beacon, Noble Road, Pine Bend, New River, Central Valley, Emerald, Reynolds, Sapphire, and Sunoma. For the six months ended June 30, 2022, the Company has accounted for its interests in Pine Bend, Reynolds and Noble Road under the equity method of accounting and the results of operations of Beacon, New River, Central Valley, Emerald, Sapphire, and Sunoma were consolidated in its condensed consolidated statement of operations. The Company has accounted for its interest in Beacon under the equity method of accounting for the period between January 1, 2021 and April 30, 2021 and had consolidated for the period May 1, 2021 and June 30, 2021. The results of operations of Noble Road, Pine Bend and Sunoma for the period between January 1, 2021 and June 30, 2021 were consolidated in its condensed consolidated statement of operations. As of June 30, 2022, Pine Bend, Central Valley, Emerald, and Sapphire are not operational. Sunoma became operational in December 2021, Noble Road in January 2022 and New river in April 2022.

●	Fuel Station Services. The Company also provides maintenance services to third-party owners of vehicle fueling stations. It includes

◦	Service and maintenance contracts for RNG/CNG fueling sites across the US. Includes a manufacturing division that builds Compact Fueling Systems (CFS) and Defueling systems.

◦	Third Party CNG Construction of Fueling Stations. Design/build and serve as general contractor for typically Guarantee Maxim Price (GMP) or fixed priced contracts for customers typically lasting less than one year.

●	Corporate. Consists of a multitude of activities managed and maintained at a corporate level primarily including but not limited to:

◦	Executive, accounting, finance, sales activities such as: payroll, stock compensation expense, travel and other related costs

◦	Insurance, professional fees (Audit, tax, legal etc.)

The Company determined that each of the four operating segments meets the characteristics of a reportable segment in U.S. GAAP. The Company activities and assets that are not associated with the four reportable segments are summarized in the “Other” category below. These include corporate investment income, interest income and interest expense, income tax expense, and other non-allocated costs.

	Six Months Ended June 30,
	2022	2021
Revenues:
Renewable Power	$20,088	$22,321
RNG Fuel	59,475	34,903
Fuel Station Services	32,685	17,177
Other(1)	127	49
Intersegment	(5,022)	(2,485)
Equity Method Investment(s)	(5,089)	(14,181)
	$102,264	$57,784

(1) Other includes revenues of Fortistar Contracting LLC.

	Six Months Ended June 30,
	2022	2021
Interest and Financing Expense, Net:
Renewable Power	$(2,119)	$(2,070)
RNG Fuel	(51)	(24)
Corporate	(4,238)	(323)
	$(6,408)	$(2,417)

	Six Months Ended June 30,
	2022	2021
Depreciation, Amortization, and Accretion:
Renewable Power	$3,107	$2,467
RNG Fuel	3,758	2,378
Fuel Station Services	202	209
Other(1)	64	64
Equity Method Investment(s)	(573)	(1,059)
	$6,558	$4,059

(1)	Other includes amortization of intangible assets and depreciation expense not allocated to any segment.

	Six Months Ended June 30,
	2022	2021
Net (Loss) Income:
Renewable Power (2)	$(2,169)	$(4,850)
RNG Fuel	13,642	4,510
Fuel Station Services (2)	3,414	2,681
Corporate (1) (2)	(19,660)	13,444
Equity Method Investment(s)	(36)	2,392
	$(4,809)	$18,177

(1)	The Net Income for Corporate segment includes $19,818 gain on acquisition of equity method investment for the six months ended June 30, 2021.

(2)	The Net Income for Corporate segment for the six months ended June 30, 2021, includes certain payroll expenses for employees who were transferred from Renewable Power and Fuel Station Services segment for the six months ended June 30, 2022.

	Six Months Ended
	June 30,
	2022	2021
Cash paid for Purchases of Property, Plant, and Equipment:
Renewable Power	$1,300	$—
Fuel Station Services	$3,300	$—
RNG Fuel	$50,559	$34,422
	$55,159	$34,422

	June 30, 2022	December 31, 2021
Total Assets:
Renewable Power	$44,828	$43,728
RNG Fuel	303,520	215,512
Fuel Station Services	60,700	56,567
Corporate	56,083	17,528
Other(1)	—	359
Equity Method Investment(s)	47,113	47,150
	$512,242	$380,844

(1)	Other includes total assets associated with Fortistar Contracting LLC as the Company does not maintain segment-level records for these balances.

Geographic Information: The Company’s assets and revenue generating activities are domiciled in the United States.

12. Variable Interest Entities

We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and we reassess whether we are the primary beneficiary of a VIE on an ongoing basis. Our determination of whether we are the primary beneficiary of a VIE is based upon the facts and circumstances for each VIE and requires judgment. Our considerations in determining the VIE’s most significant activities and whether we have power to direct those activities include, but are not limited to, the VIE’s purpose and design and the risks passed through to investors, the voting interests of the VIE, management, service and/or other agreements of the VIE, involvement in the VIE’s initial design, and the existence of explicit or implicit financial guarantees. If we are the party with the power over the most significant activities, we meet the “power” criteria of the primary beneficiary. If we do not have the power over the most significant activities or we determine that all significant decisions require consent of a third-party, we do not meet the “power” criteria of the primary beneficiary.

We assess our variable interests in a VIE both individually and in aggregate to determine whether we have an obligation to absorb losses of or a right to receive benefits from the VIE that could potentially be significant to the VIE. The determination of whether our variable interest is significant to the VIE requires judgment. In determining the significance of our variable interest, we consider the terms, characteristics and size of the variable interests, the design and characteristics of the VIE, our involvement in the VIE, and our market-making activities related to the variable interests.

As of June 30, 2022 and December 31, 2021, the Company held equity interests in five VIEs — Sunoma, GREP, Emerald, Sapphire, and Central Valley.

GREP has been presented as an equity method investment and the remaining four VIEs Sunoma, Emerald, Sapphire, and Central Valley are consolidated by the Company.

In 2020, the Company acquired a variable interest in Sunoma in a joint venture with a third-party who does not have any equity at risk but participates in proportionate share of income or losses, which may be significant. Additionally, the assets in Sunoma are collateralized under the Sunoma loan, the proceeds of which are used for partial financing of the construction of the facility. Therefore, the significant assets and liabilities of Sunoma are parenthesized in the condensed consolidated balance sheets as of June 30, 2022 and December 31, 2021.

The Company determined that each of these entities are VIEs and in its capacity as a managing member except for Emerald and Sapphire, the Company is the primary beneficiary. The Company is deemed as a primary beneficiary based on two conditions:

●	The Company, as a managing member, has the power to order the activities that significantly impact the economic performance of the four entities including establishment of strategic, operating, and capital decisions for each of these entities;

●	The Company has the obligation to absorb the potential losses for the right to receive potential benefits, which could be significant to the VIE;

As a primary beneficiary, the Company consolidates these entities in accordance with the variable interest entity model guidance under ASC 810, Consolidation.

The VIEs, Emerald and Sapphire are organized as 50/50 joint ventures managed by an independent board consisting of four members appointed by the Company and the joint venture partner. The board of managers has sole power and authority to conduct, direct and exercise control over the joint venture’s activities except with respect to certain terms under certain operating agreements. The Company determined that it is the primary beneficiary as a result of its economic exposure and incremental power to direct certain key economic activities of the joint venture and therefore consolidated the VIEs in its condensed consolidated financial statements.

Our variable interests in each of our VIEs arise primarily from our ownership of membership interests, construction commitments, our provision of operating and maintenance services, and our provision of environmental credit processing services to VIEs.

The following table summarizes the major condensed consolidated balance sheet items for consolidated VIEs as of June 30, 2022 and December 31, 2021. The VIE information below is presented on an aggregate basis based on similar risk and reward characteristics and the nature of our involvement with the VIEs, such as:

●	All of the VIEs are RNG facilities and they are reported under the RNG Fuel Supply segment;

●	The nature of our interest in these entities is primarily equity based and therefore carry similar risk and reward characteristics;

The amount of assets that can only be used to settle obligations of the VIEs are parenthesized in the condensed consolidated balance sheets and are included in the asset totals listed in the table below.

	As of June 30, 2022	As of December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$23,864	$1,991
Accounts receivable, net	100	40
Prepaid expenses and other current assets	496	113
Total current assets	24,460	2,144
Property, plant and equipment, net	36,653	27,794
Restricted cash, non-current	1,164	1,163
Total assets	$62,277	$31,101

Liabilities and equity
Current liabilities:
Accounts payable	$217	$544
Accounts payable, related party	939	—
Accrued capital expenses	—	1,722
Sunoma loan - current portion	1,418	756
Accrued expenses and other current liabilities	184	—
Total current liabilities	2,758	3,022
Sunoma loan, net of debt issuance costs	17,469	16,199
Total liabilities	20,227	19,221
Equity
OPAL Fuels LLC equity	24,412	10,692
Non-controlling interest	17,638	1,188
Total equity	42,050	11,880
Total Liabilities and Equity	$62,277	$31,101

13. Redeemable Preferred Units and Equity

On November 29, 2021, as part of an exchange agreement (“Hillman exchange”), the Company issued the 14 newly authorized common units and 300,000 Series A-1 preferred units to Hillman in return for Hillman’s non-controlling interest in four RNG project subsidiaries.

On November 29, 2021, Mendocino Capital LLC (“NextEra”) subscribed for up to 1,000,000 Series A preferred units, which are issuable (in whole or in increments) at the Company’s discretion prior to June 30, 2022. As of June 30, 2022, the Company issued 1,000,000 units for total proceeds of $100,000. The Company incurred issuance costs of $267 in third-party legal fees in the fourth quarter of 2021, which was presented as Deferred financing costs in the condensed consolidated balance sheet as of December 31, 2021. The Company has elected to adjust the carrying value of the preferred units to the redemption value at the end of each reporting period by immediately amortizing the issuance costs in the first reporting period after issuance of the preferred units. Therefore, the Company amortized the $267 to Retained earnings component of Members’ equity as of June 30, 2022.

The following table summarizes the changes in the redeemable preferred units from December 31, 2021 to June 30, 2022:

	Series A-1 Preferred Units		Series A Preferred Units
	Units	Amount	Units	Amount
Balance, December 31, 2021	300,000	$30,210	—	$—
Series A units issued	—	$—	1,000,000	$100,000
Paid-in kind dividends on issued and outstanding units	—	$1,207	—	$1,228
Balance, June 30, 2022	300,000	$31,417	1,000,000	$101,228

14. Net (Loss) Income Per Unit

The Basic loss per unit attributable to members of OPAL Fuels LLC for the six months ended June 30, 2022 and 2021 is computed by dividing the net loss attributable to OPAL Fuels LLC by the weighted-average number of common units outstanding during the period. Diluted net loss for the six months ended June 30, 2022 and 2021 does not include 1,000,000 Series A redeemable preferred units and 300,000 Series A-1 redeemable preferred units because the substantive contingency for conversion has not been met as of June 30, 2022.

	Six Months Ended June 30,
	2022	2021
Net (loss) income attributable to OPAL Fuels LLC	$(6,745)	$18,375
Weighted average units - Basic	1,000	986
Weighted average units - Diluted	1,000	986
Basic net (loss) income per unit	$(6,745)	$18,636
Diluted (net loss) income per unit	$(6,745)	$18,636

15. Commitments and Contingencies

Letters of Credit

As of June 30, 2022 and December 31, 2021, the Company was required to maintain eight standby letters of credit totaling $9,348 and $9,023, respectively, to support obligations of Company subsidiaries. These letters of credit were issued in favor of a lender, utilities, a governmental agency, and an independent system operator under PPA electrical interconnection agreements, and in place of a debt service reserve. There have been no draws to date on these letters of credit.

Purchase Options

The Company has two contracts with customers to provide CNG for periods of seven and ten years, respectively. The customers have an option to terminate the contracts and purchase the Company’s CNG fueling station at the customers’ sites for a fixed amount that declines annually.

In July 2015, the Company entered into a 10-year fuel sales agreement with a customer that included the construction of a CNG fueling station owned and managed by the Company on the customer’s premises. At the end of the contract term, the customer has an option to purchase the CNG fueling station for a fixed amount. The cost of the CNG fueling station was recorded to Property, plant, and equipment and is being depreciated over the contract term.

Legal Matters

The Company is engaged in a dispute with a municipality relating to the proceeds from a Section 1603 Treasury grant. The municipality has filed a claim for one-half of the proceeds, plus interest. While it is not possible to determine the outcome at this time, the Company could be liable for an amount ranging from $0 to $1,500 in this proceeding.

On June 26, 2020, Richmond Energy LLC (“Richmond”) declared a Force Majeure event under its PPA with Old Dominion Electric Cooperative (“ODEC”), dated as of November 3, 2010. The Force Majeure declaration stated that inspections of its Old Dominion landfill gas-to-electric facility (the “OD Facility”) under a scheduled maintenance outage revealed extensive damage to the engine generator sets. Richmond is currently undertaking significant capital expenditures, in cooperation with the landfill owner, to prepare the OD Facility to restart during calendar year 2022. On January 7, 2022, Richmond received an invoice and associated correspondence from ODEC asserting aggregated liquidated damages under the PPA for calendar years 2020 and 2021, reflecting the cover value of renewable energy certificates that would have been generated in those years, in the amount of $467. Richmond and ODEC entered into a settlement agreement whereby Richmond would pay ODEC the specified damages for calendar years 2020 and 2021, as well as those to be assessed for calendar year 2022 (“Settlement Agreement”). On February 8, 2022, Richmond paid ODEC $467 pursuant to the Settlement Agreement; liquidated damages for calendar year 2022, if any, will be assessed by ODEC during the first quarter of 2023.

The Company is also involved in various claims arising in the normal course of business. Management believes that the outcome of these claims will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

16. Subsequent Events

As previously announced, ArcLight Clean Transition Corp. II (“ArcLight” and, after the Domestication as described below, (“OPAL”), a Cayman Islands exempted company, entered into that certain Business Combination Agreement, dated December 2, 2021 (the “Business Combination Agreement”), by and among ArcLight, Opal Holdco LLC (“OPAL Holdco”), and OPAL Fuels LLC, a Delaware limited liability company (“Opco”).

On July 21, 2022 (the “Domestication Date”), Arclight completed the Business Combination as contemplated by the Business Combination Agreement. In connection therewith, ArcLight filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ArcLight was domesticated and continued as a Delaware corporation (the “Domestication”). Pursuant to the Domestication, (i) each outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of ArcLight was automatically converted, on a one-for-one basis, into a Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), of ArcLight; (ii) each issued and outstanding Class A ordinary share (including Class A ordinary shares resulting from the conversion of Class B ordinary shares into Class A ordinary shares) was automatically converted, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share (the “Class A common stock”); (iii) each issued and outstanding whole warrant to purchase Class A ordinary shares of ArcLight automatically converted into a warrant to acquire one share of Class A common stock at an exercise price of $11.50 per share (each an “OPAL warrant”); and (iv) each issued and outstanding unit of ArcLight that had not been previously separated into the underlying Class A ordinary shares of ArcLight and the underlying warrants of ArcLight upon the request of the holder thereof prior to the Domestication was cancelled and entitled the holder thereof to one share of Class A common stock and one-fifth of one OPAL warrant.

On July 21, 2022 (the “Closing Date”), as contemplated by the Business Combination Agreement:

●	Opco and its existing members caused Opco’s existing limited liability company agreement to be amended and restated and in connection therewith, all of the common units of Opco issued and outstanding immediately prior to the closing were re-classified into 144,399,037 Class B common units of Opco (collectively, the “Opco Common Units”);

●	OPAL contributed to Opco $123,363 (representing (x) the amount of cash in the trust account established by ArcLight with the proceeds from its initial public offering as of immediately prior to the Closing, after giving effect to the exercise of redemption rights by any ArcLight shareholders and the set aside of funds in escrow to support a forward purchase agreement (described further below), plus (y) the aggregate cash proceeds received in respect of the PIPE Investment (as defined below);

●	OPAL contributed to Opco, and Opco in turn distributed to pre-closing members of Opco, 144,399,037 shares of Class D common stock, par value $0.0001 per share, of OPAL (the “Class D common stock”) (such shares of Class D common stock do not have any economic value but entitle the holder thereof to five votes per share) with the number of such shares of Class D common stock equal to the number of Opco Common Units held by each pre-closing member of Opco;

●	OPAL issued directly to ARCC Beacon LLC, a Delaware limited liability company (“Ares”), 3,059,533 shares of Class A common stock; and

●	Opco issued to OPAL 25,171,390 Class A Units of Opco (the foregoing transactions being referred to as the “Business Combination”).

In addition, pursuant to subscription agreements entered into with certain investors (the “PIPE Investors”) in connection with the Business Combination (the “PIPE Investment”), concurrently with the closing of the Business Combination (the “Closing”), OPAL received $105,806 in proceeds from the PIPE Investors, in exchange for which it issued 10,580,600 shares of Class A common stock to the PIPE Investors. OPAL received the remaining $5,000 subscribed for pursuant to the PIPE Investment from one of the PIPE Investors subsequent to the Closing and issued 500,000 shares of Class A common stock.

Holders of 27,364,124 Class A ordinary shares sold in ArcLight’s initial public offering (the “public shares”) properly exercised their right to have their public shares redeemed for a full pro rata portion of the trust account holding the proceeds from ArcLight’s initial public offering, calculated as of two business days prior to the Closing, which was approximately $10.00 per share, or $274,187 in the aggregate.

Pursuant to a forward share purchase agreement (the “Forward Purchase Agreement”) entered into between ArcLight and Meteora Capital Partners and its affiliates (collectively, “Meteora”), prior to the closing of the Business Combination Meteora purchased 2,000,000 Class A ordinary shares of ArcLight from shareholders which had previously tendered such shares for redemption but agreed to reverse their redemption and sell such shares to Meteora at the redemption price, resulting in Meteora holding a total of 2,000,000 Class A ordinary shares, which Meteora agreed not to redeem in connection with the Business Combination. Additionally, ArcLight placed $20,040 in escrow at the closing of the Business Combination to secure its purchase obligations to Meteora under the Forward Purchase Agreement.

After giving effect to the Business Combination, the redemption of public shares as described above, the consummation of the PIPE Investment, and the separation of the former ArcLight units, there are currently (i) 25,171,390 shares of Class A common stock issued and outstanding, (ii) 144,399,037 shares of Class D common stock issued and outstanding, (iii) no shares of Class B common stock, par value $0.0001 per share, of OPAL (“Class B common stock”) issued and outstanding (shares of Class B common stock do not have any economic value but entitle the holder thereof to one vote per share) and (iv) no shares of Class C common stock, par value $0.0001 per share, of OPAL (“Class C common stock”) issued and outstanding (shares of Class C common stock entitle the holder thereof to five votes per share).

The Class A common stock and OPAL warrants commenced trading on Nasdaq under the symbols “OPAL” and “OPALW,” respectively, on July 22, 2022, subject to ongoing review of OPAL’s satisfaction of all listing criteria following the Business Combination.

As noted above, an aggregate of $274,187 was paid from the trust account to holders that properly exercised their right to have their public shares redeemed, and the remaining balance immediately prior to the Closing of $37,597 remained in the trust account. The remaining amount in the trust account, together with the proceeds from the PIPE Investment, were contributed by OPAL to Opco after the set aside of funds in escrow to support the Forward Purchase Agreement.

On July 19, 2022, Sunoma completed the conversion of the construction loan into a permanent loan and increased the commitment from $20,000 to $23,000.

On July 15, 2022, the Company received a redemption notice from Biotown for the Note receivable and the Company subsequently received $11,555 including the prepayment penalty of $546 and accrued interest.

On August 4, 2022, OPAL Fuels Intermediate Holdco 2 LLC (“OPAL Intermediate Holdco 2”), a wholly-owned subsidiary of the Company, as borrower, together with its direct and indirect subsidiaries, as guarantors, entered into a new senior secured credit facility (the “Credit Agreement”) with Bank of Montreal, as the administration agent, Wilmington Trust, as collateral and depositary agent, and the other lenders a party thereto. The Credit Agreement provides for an approximately two year delayed term loan facility (the “DDTL Facility”) of up to a maximum aggregate principal amount of $100.0 million and Debt Service Reserve facility (the “DSR Facility”) of up to a maximum aggregate principal amount of $5.0 million. The proceeds of the DDTL Facility are to be used to fund a portion of the construction of the RNG projects owned, either in full or through a joint venture with a third party, by the subsidiary guarantors and the proceeds of the DSR Facility are to be used solely to satisfy the balance to be maintained in the debt service reserve account.

The outstanding borrowings under the Credit Agreement bear interest at the benchmark rate of adjusted Term SOFR plus (i) for the period from closing to the earlier of the date of conversion of the construction loan to a term loan (the “Conversion Date”) or September 30, 2024, a spread of 3.5%, and (ii) thereafter a spread of 3.75%. Accrued interest on amounts outstanding under the DDTL Facility must be paid on the last day of each applicable interest period. The outstanding principal amount of the DDTL Facility is subject to quarterly amortization payments commencing September 30, 2024 equal to 2.5% of the aggregate principal amount of the outstanding term loan balance as of the Conversion Date, subject to adjustment based on certain mandatory prepayments, with the balance due at maturity. The DSR Facility is due at maturity. The Credit Agreement matures on August 4, 2027.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
OPAL Fuels LLC
White Plains, NY

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of OPAL Fuels LLC (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in members’(deficit) equity, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Restatement of 2020 and 2019 Consolidated Financial Statements

As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated financial statements as of December 31, 2020 and for each of the two years in the period ended December 31, 2020 have been restated to correct a misstatement.

Related Parties

As discussed in Note 10 “Related Parties” to the consolidated financial statements, OPAL Fuels LLC and its subsidiaries have entered into significant transactions with Fortistar, LLC, which is a related party. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board(United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2016.

Stamford, CT

April 15, 2022

OPAL FUELS LLC
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars except per unit data)

	As of December 31,
	2021	2020
		(Restated)(1)
Assets
Current assets:
Cash and cash equivalents (includes $1,991 and $5,088 at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	$39,314	$12,823
Accounts receivable, net (includes $40 and $– at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	25,391	22,002
Fuel tax credits receivable	2,393	2,276
Contract assets	8,484	5,524
Parts inventory	5,143	4,244
Environmental credits held for sale	386	545
Prepaid expense and other current assets (includes $113 and $— at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	5,482	2,981
Derivative financial asset, current portion	382	810
Total current assets	86,975	51,205
Capital spares	3,025	3,014
Property, plant, and equipment, net (includes $27,359 and $18,834 at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	169,770	79,492
Investment in other entities	47,150	25,573
Note receivable	9,200	—
Note receivable – variable fee component	1,656	—
Deferred financing costs	2,370	—
Other long-term asset	489	—
Intangible assets, net	2,861	3,437
Derivative financial asset, non-current portion	—	719
Restricted cash (includes $1,163 and $2,199 at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	2,740	2,565
Goodwill	54,608	3,453
Total assets	$380,844	$169,458
Liabilities, Redeemable Preferred Units, and Members’ Equity
Current liabilities:
Accounts payable (includes $544 and $864 at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	$12,581	$8,683
Accounts payable, related party	166	1,579
Fuel tax credits payable	1,978	1,945
Accrued payroll	7,652	2,781
Accrued capital expenses (includes $1,722 $— and $3,300 at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	5,517	3,300
Accrued expenses and other current liabilities (includes $— and $776 at December 31, 2021 and December 31, 2020, respectively related to consolidated VIEs)	7,220	7,323
Contract liabilities	9,785	4,678
Liability under power sales agreement, current portion	—	260
Senior secured credit facility – term loan, current portion	73,145	4,900
Senior secured credit facility – working capital facility, current portion	7,500	5,182
OPAL term loan, current portion	13,425	—

OPAL FUELS LLC
CONSOLIDATED BALANCE SHEETS — (Continued)
(in thousands of dollars except per unit data)

	As of December 31,
	2021	2020
		(Restated)(1)
Sunoma loan, current portion (includes $756 and $— at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	756	—
Municipality loan, current portion	194	194
Derivative financial liability, current portion	992	1,689
Other current liabilities	374	—
Asset retirement obligation, current portion	831	348
Total current liabilities	142,116	42,862
Asset retirement obligation, non-current portion	4,907	4,537
TruStar revolver credit facility	—	10,000
Senior secured credit facility – term loan, net of debt issuance costs	—	72,256
Senior secured credit facility – working capital facility	—	7,500
OPAL term loan	59,090	—
Convertible note payable	58,710	—
Municipality loan	84	278
Sunoma loan, net of debt issuance costs (includes $16,199 and $470 at December 31, 2021 and December 31, 2020, respectively, related to consolidated VIEs)	16,199	470
Other long-term liabilities	4,781	—
Derivative financial liability, non-current portion	—	1,096
Total liabilities	285,887	138,999
Commitments and contingencies (Note 20)
Redeemable preferred units:
Series A-1 preferred units, subject to redemption, $100 par value, 600,000 and 0 units authorized, and 300,000 and 0 units issued and outstanding at December 31, 2021 and 2020, respectively	30,210	—
Series A preferred units, subject to redemption, $100 par value, 2,000,000 and 0 units authorized, and 0 and 0 units issued and outstanding at December 31, 2021 and 2020, respectively, $100,000 subscription for units unissued	—	—
Members’ equity
Common units, without par value, 1,000 and 986 units authorized, and 1,000 and 986 units issued and outstanding at December 31, 2021 and 2020, respectively	47,592	49,170
Retained earnings (accumulated deficit)	15,967	(25,396)
Total OPAL Fuels LLC members’ equity	63,559	23,774
Non-controlling interest in subsidiaries	1,188	6,685
Total members’ equity	64,747	30,459
Total liabilities, redeemable preferred units and members’ equity	$380,844	$169,458
____________
(1)	As described in Note 2, Restatement of financial statements to these consolidated financial statements, we have restated the consolidated financial statements for the year ended December 31, 2020 and 2019.

The accompanying notes are an integral part of these consolidated financial statements.

OPAL FUELS LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of dollars except per unit data)

	Fiscal Years Ended December 31,
	2021	2020	2019
		(Restated)(1)	(Restated)(1)
Revenues:
RNG fuel	$70,360	$11,545	$8,977
Renewable power	45,324	51,250	55,682
Fuel station service	50,440	54,911	55,043
Total revenues, net	166,124	117,706	119,702
Operating expenses:
Cost of sales – RNG fuel	41,075	7,376	5,156
Cost of sales – Renewable power	31,152	37,755	38,714
Cost of sales – Fuel station service	42,838	45,037	47,102
Selling, general, and administrative	29,380	20,474	17,795
Depreciation, amortization, and accretion	10,653	8,338	8,031
Impairment of assets	—	17,689	—
Gain on termination of PPA	—	(1,292)	—
Loss on sale/disposal of assets	—	165	(2,051)
Total expenses	155,098	135,542	114,747
Operating income (loss)	11,026	(17,836)	4,955
Other income (expenses):
Interest and financing expense, net	(7,467)	(6,655)	(8,026)
Realized and unrealized gain (loss) on derivative financial instruments, net	99	(2,197)	(1,691)
Gain on acquisition of equity method investment	19,818	—	—
Gain on deconsolidation of VIEs	15,025	—	—
Gain on PPP loan forgiveness	—	1,792	—
Income (loss) from equity method investments	2,268	(475)	(487)
Net income (loss)	40,769	(25,371)	(5,249)
Paid-in-kind preferred dividends	210	—	—
Net loss attributable to non-controlling interests	(804)	(13)	—
Net income (loss) attributable to OPAL Fuels LLC	$41,363	$(25,358)	$(5,249)
Weighted average units outstanding:
Basic(2)	987	986	986
Diluted(2)	987	986	986
Per unit amounts:
Basic	$41,908	$(25,718)	$(5,324)
Diluted	$41,908	$(25,718)	$(5,324)
____________
(1)	As described in Note 2 Restatement of Financial Statements to these consolidated financial statements, we have restated the consolidated financial statements for the years ended December 31, 2020 and 2019.
(2)	As described in Note 1 Description of Business to these consolidated financial statements, the Company amended its limited liability agreement on November 29, 2021 to convert its outstanding membership interests into 986 units. The Earnings per unit have been presented retrospectively for all periods presented.

The accompanying notes are an integral part of these consolidated financial statements.

OPAL FUELS LLC
CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED UNITS AND MEMBERS’ EQUITY (DEFICIT)
(In thousands of dollars except per unit data)

	Series A-1 Preferred Units		Common Units		Retained Earnings	Total Members’	Non-
	Number of Units	Amount	Number of Units(1)	Members’ Equity	(Accumulated deficit)	Equity (deficit)	controlling interest	Total Equity
Balance, December 31, 2018
As previously reported	—	$—	986	$(7,418)	$2,133	$(5,285)	$—	$(5,285)
Adjustments(2)	—	—	—	—	3,078	3,078	—	3,078
As restated	—	—	986	(7,418)	5,211	(2,207)	—	(2,207)
Net loss(2)	—	—	—	—	(5,249)	(5,249)	—	(5,249)
Contributions	—	—	—	30,057	—	30,057	—	30,057
Distribution to members	—	—	—	(404)	—	(404)	—	(404)
Stock-based compensation	—	—	—	315	—	315	—	315
Balance, December 31, 2019	—	—	986	22,550	(38)	22,512	—	22,512
Net loss(2)	—	—	—	—	(25,358)	(25,358)	(13)	(25,371)
Initial non-controlling interests(2)	—	—	—	1,834	—	1,834	6,698	8,532
Contributions	—	—	—	15,128	—	15,128	—	15,128
Distributions to members	—	—	—	(852)	—	(852)	—	(852)
Stock-based compensation	—	—	—	510	—	510	—	510
Assignment of related party loan and line of credit	—	—	—	10,000	—	10,000	—	10,000
Balance, December 31, 2020	—	$—	986	$49,170	$(25,396)	$23,774	$6,685	$30,459
Net income (loss)	—	—	—	—	41,573	41,573	(804)	40,769
Initial non-controlling interests	—	—	—	(715)	—	(715)	38,939	38,224
Contributions from non-controlling interests	—	—	—	3,873	—	3,873	17,292	21,165
Series A-1 redeemable preferred units and common units issued in exchange for non-controlling interests(4)	300,000	30,000	14	(87)	—	(87)	(29,913)	(30,000)
Acquisition of non-controlling interest	—	—	—	(9,124)	—	(9,124)	(332)	(9,456)
Contributions	—	—	—	7,531	—	7,531	—	7,531
Distributions to members	—	—	—	(3,695)	—	(3,695)		(3,695)
Stock-based compensation	—	—	—	639	—	639		639
Deconsolidation of entities(3)	—	—	—	—	—	—	(30,679)	(30,679)
Paid-in-kind preferred dividends(4)		210		—	(210)	(210)		(210)
Balance, December 31, 2021	300,000	$30,210	1,000	$47,592	$15,967	$63,559	$1,188	$64,747

(1)	As described in Note 1, Description of Business to these consolidated financial statements, the Company amended its limited liability agreement on November 29, 2021 to convert its outstanding membership interests into 986 units. The earnings (deficit) per unit have been presented retrospectively for all periods presented.
(2)	As described in Note 2, Restatement of Financial Statements, to these consolidated financial statements, we have restated the consolidated financial statements for the years ended December 31, 2020 and 2019.
(3)	As of December 31, 2021, two of our RNG facilities, Pine Bend and Noble Road (defined below) were deconsolidated and accounted for under equity method as per ASC 323. Please refer to Note 6, Investment in Other Entities and Note 17, Variable Interest Entities for additional information.
(4)	On November 29, 2021, the Company issued 300,000 redeemable preferred units to Hillman RNG Investments LLC (“Hillman”) in exchange for its contributions as non-controlling interests in four RNG facilities. Please see Note 1, Description of Business for additional information.

The accompanying notes are an integral part of these consolidated financial statements.

OPAL FUELS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)

	December 31,
	2021	2020	2019
		(Restated)(1)	(Restated)(1)
Cash flows from operations:
Net income (loss)	$40,769	$(25,371)	$(5,249)
Adjustments to reconcile Net income (loss) to net cash provided by operating activities:
(Income) loss from equity method investments	(2,268)	475	487
(Recovery) provision for bad debts	—	(600)	600
Provision for inventory obsolescence	—	58	(30)
Depreciation and amortization	10,078	8,150	7,854
Amortization of deferred financing costs	1,085	877	820
Amortization of PPA liability	(260)	(295)	(294)
Accretion expense related to asset retirement obligations	575	188	177
Stock-based compensation	639	510	315
Paid-in-kind interest income	(406)	—	—
Paid-in-kind interest expense	3,300	—	—
Unrealized (gain) loss on derivative financial instruments	(645)	2,226	2,249
Gain on acquisition of equity method investment	(19,818)	—	44
Gain on deconsolidation of VIEs	(15,025)	—	—
Write-off of capitalized development costs	—	84	—
Loss (gain) on sale/disposal of assets	—	165	(2,052)
Gain on termination of PPA	—	(1,292)	—
Gain on PPP loan forgiveness	—	(1,792)	—
Impairment of assets	—	17,689	—
Noncash transfer of equipment to construction expense	—	—	262
Change in operating assets and liabilities:
Accounts receivable	(2,944)	(1,169)	10,651
Fuel tax credits receivable	(117)	2,642	(4,917)
Capital spares	155	27	197
Parts inventory	(899)	(513)	(702)
Environmental credits held for sale	159	(545)	—
Prepaid expense and other current assets	(2,928)	(896)	36
Contract assets	(2,960)	548	(350)
Accounts payable	2,559	744	(6,160)
Accounts payable, related party	(1,413)	(1,207)	(505)
Fuel tax credits payable	33	(1,717)	3,662
Accrued payroll	4,864	986	(359)
Other liabilities – current and non-current	699	—	(712)
Accrued expense and other current liabilities	(1,483)	138	—
Contract liabilities	5,107	2,177	(1,686)
Net cash provided by operating activities	18,856	2,287	4,338
Cash flows from investing activities:
Purchase of property, plant, and equipment	(89,646)	(24,940)	(5,469)
Purchase of intellectual property	—	—	(43)
Purchase of capital spares	—	(50)	(128)
Cash paid for investment in other entity	(1,570)	—	(27,791)
Purchase of note receivable	(10,450)	—	—

OPAL FUELS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In thousands of dollars)

	December 31,
	2021	2020	2019
		(Restated)(1)	(Restated)(1)
Cash acquired from business acquisition	1,975	—	—
Deconsolidation of VIEs, net of cash	(21,208)	—	—
Proceeds from termination of PPA	—	1,850	—
Proceeds from disposal of plant and equipment	—	109	3,179
Distributions received from equity method investment	3,695	852	404
Net cash used in investing activities	(117,204)	(22,179)	(29,848)
Cash flows from financing activities:
Proceeds from line of credit – affiliate	—	—	3,000
Proceeds from line of credit	—	5,200	1,300
Repayment of line of credit	—	(500)	(1,200)
Proceeds from OPAL term loan	75,000	—	—
Proceeds from Sunoma loan	15,679	—	—
Proceeds from notes payable and long-term debt, net	—	674	—
Financing costs paid to other third parties	(3,607)	(221)	—
Repayment of Senior secured facility – term loan	(4,901)	(8,106)	(7,906)
Repayment of Senior secured facility – working capital facility	(5,182)	—	—
Repayment of Municipality loan	(194)	(194)	(194)
Repayment of Trustar revolver facility	(10,000)	—	—
Proceeds from PPP loan	—	1,792	—
Acquisition of non-controlling interest	(5,000)	—	—
Proceeds from sale of non-controlling interest	21,579	8,532	—
Contributions from non-controlling interest	7,804	—	—
Proceeds from sale of non-controlling interest, related party	16,639	—	—
Contributions from non-controlling interest, related party	13,361	—	—
Distributions to member	(3,695)	(852)	(404)
Contributions from member	7,531	15,128	30,057
Net cash provided by financing activities	125,014	21,453	24,653
Net increase in cash, cash equivalents, and restricted cash	26,666	1,561	(857)
Cash, cash equivalents, and restricted cash, beginning of year	15,388	13,827	14,684
Cash, cash equivalents, and restricted cash, end of year	$42,054	$15,388	$13,827
Supplemental disclosure of cash flow information:
Interest paid, net of $756 and $0 capitalized, respectively	$4,339	$6,243	$4,622
Noncash investing and financing activities
Fair value of contingent consideration to redeem the non-controlling interest included in other long-term liabilities	$4,456	$—	$—
Paid-in-kind dividend on redeemable preferred units	$210	$—	$—
Issuance of notes payable related to business acquisition, excluding paid-in-kind interest	$55,410	$—	$—
Accrual for purchase of Property, plant and equipment included in Accrued capital expenses and Accounts Payable	$6,205	$3,300	$—
Accrual for deferred financing costs included in Accrued expenses and other current liabilities	$1,379	$—	$—
Assignment of debt to Parent Company	$—	$10,000	$—
____________
(1)	As described in Note 2, Restatement of financial statements to these consolidated financial statements, we have restated the consolidated financial statements for the years ended December 31, 2020 and 2019.

The accompanying notes are an integral part of these consolidated financial statements.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

1. Description of Business

OPAL Fuels LLC (including its subsidiaries, (the “Company”) is engaged in the business of producing and distributing renewable natural gas (“RNG”) to power transportation throughout the United States. The Company owns RNG production facilities that are in operation, under construction, and in late-stage development. OPAL Fuels LLC also constructs, owns and services fueling stations that dispense RNG and compressed natural gas (“CNG”) for vehicle fleets across the country that use RNG and CNG to displace diesel as their transportation fuel. RNG is derived from landfill gas (“LFG”) and dairy digester gas. In addition, the Company owns LFG fueled power plants that sell renewable electricity to public utilities. The Company is a wholly owned subsidiary of OPAL HoldCo LLC (the “Parent”) which, in turn, is an indirect subsidiary of Fortistar LLC (the “Ultimate Parent”).

On May 1, 2021, we completed the acquisition Beacon Acquisition of Beacon RNG LLC (“Beacon”). Beacon extracts and converts methane gas to RNG from two landfills located in western Pennsylvania and sells the extracted gas to public utilities and separately monetizes environmental attributes through sales to third parties. Prior to the acquisition, the Company accounted for its 44.3% interest in Beacon as an equity method investment as the Company had the ability to exercise significant influence, but not control, over the operating and financial policies of Beacon’s operations. See Note 5 Acquisition, for more information.

On November 29, 2021, the Company amended its limited liability agreement (“LLCA”) which converted the outstanding membership interests into 986 common units. Therefore, the earnings per unit has been presented retrospectively for all periods presented in the consolidated financial statements. See Note 3, Summary of Significant Accounting Policies, for additional information.

Hillman RNG Investments LLC (“Hillman”), an affiliate of the Ultimate Parent, made a combined $30,000 of capital contributions from August to November 2021 in four individual RNG projects that the Company is developing and constructing. On November 29, 2021, the Company entered into an exchange agreement with Hillman whereby Hillman exchanged its ownership interests in the four RNG projects of $30,000 into 300,000 series A-1 preferred units at par value of $100 per unit and 1.4% of the common units in the Company. See Note 3, Summary of Significant Accounting Policies, and Note 18 Redeemable Preferred Units and Equity, for additional information.

On November 29, 2021, we signed two agreements with NextEra Energy (“NextEra”). NextEra agreed to invest up to $100,000 in Series A preferred units of the Company. The Company is allowed to draw down the $100,000 in whole or in increments until June 30, 2022. The Company did not issue any preferred units as of December 31, 2021. Additionally, the Company also entered into a purchase and sale agreement with NextEra for the environmental attributes generated by the RNG Fuels business. Under this agreement, the Company will sell a minimum of 90% of the environmental attributes generated and will receive net proceeds based on the ultimate sale price to a third party less a specified discount. A specified volume of environmental attributes sold per quarter will incur a small fee per environmental attribute in addition to the specified discount. The agreement is effective beginning first quarter of 2022.

On December 2, 2021, the Company signed a business combination agreement (“BCA”) with ArcLight Clean Transition Corp. II, a NASDAQ publicly traded special purpose acquisition company. The business combination agreement values OPAL at an enterprise value of $1.75 billion. Upon closing, the Company is expected to be listed on the NASDAQ exchange under the ticker symbol “OPL”. The transaction includes a $125,000 fully committed common stock PIPE (private investment in public equity) at $10.00 per share anchored by a $25,000 investment by NextEra.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

1. Description of Business (cont.)

On December 10, 2021, the Company entered into a settlement agreement with the landfill owner of one of the Company’s RNG projects involving the timing of RIN royalty payments amounting to $10,951 as of October 31, 2021. As part of this agreement, the Company agreed to pay the accrued and outstanding balance of royalty payments of $10,951 to the landfill owners and the landfill owner reimbursed the Company $6,253 as a reimbursement towards costs the Company previously incurred to purchase equipment at the landfill site. The Company recorded $4,740 as a reduction of the Property, plant and equipment which represents the net book value of the equipment and $1,513 as a reduction of Selling, general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2021. In addition, a new gas rights agreement was negotiated which is not subordinated to any debt service and under which RIN royalty payments would be made on a monthly basis going forward. As part of the settlement, the Company and GFL Renewables LLC have also entered into a new 50/50 joint venture through the formation of Emerald RNG LLC and Sapphire RNG LLC and this joint venture is planning to convert an existing electric facility into an RNG facility. and build a new RNG facility, respectively.

COVID-19 Impact

In March 2020, the World Health Organization categorized the Coronavirus Disease 2019 (“COVID-19”) as a pandemic and the President of the United States declared the COVID-19 outbreak as a national emergency. Management considered the impact of COVID-19 on the assumptions and estimates used and determined that, because the Company was deemed to be an essential business by the U.S. government and incurred neither layoffs of personnel nor a decline in its customer base or business operations, there was no material adverse impact on the Company’s statement of position and result of operations as of, and for the year ended December 31, 2021.

On March 27, 2020, the “Coronavirus Aid, Relief, and Economic Security (CARES) Act” was signed into law. The CARES Act appropriated funds for the Small Business Administration Paycheck Protection Program (“PPP”) loans that are forgivable in certain situations to promote continued employment. In May 2020, the Company received a loan of $1,792 under the PPP. At the time the Company applied for this loan, there was considerable uncertainty as to the impact of the pandemic on the Company’s operations as well as the U.S. economy in general. The full amount of this PPP loan was forgiven in November 2020. As of December 31, 2021, no amounts were outstanding.

The future impact of the COVID-19 pandemic on the Company’s business will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic and its impact on our customers, all of which are uncertain and cannot be predicted. As of the date of issuance of these consolidated financial statements, the extent to which the COVID-19 pandemic may impact the Company’s financial condition, liquidity, or results of operations is uncertain.

Liquidity and Capital Resources

In August 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. Under the new standard, management must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. This evaluation initially does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented as of the date the financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effect of its plans sufficiently alleviates substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Generally, to be considered probable of being effectively implemented, the plans must have been approved before the date that the financial statements are issued.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

1. Description of Business (cont.)

In performing the first step of this assessment, we concluded that the following conditions raise substantial doubt about our ability to meet our financial obligations as they come due within one year after the date that the financial statements are issued.

●	We have history of net losses from our operations excluding certain non-cash gains related to the Beacon step acquisition and deconsolidation of VIEs. We have retained earnings of $15,967 as of December 31, 2021 and cash provided by operating activities of $18,856 for the year ended December 31, 2021.

●	Our cash balance as of December 31, 2021 was $42,054, out of which $2,740 is restricted.

●	We have $94,988 of our outstanding debt excluding interest repayment due on Sunoma loan coming due in 2022 which is reflected in our working capital deficit of $55,141.

●	We also considered our projected capital expenditures to fund our growth plans.

In performing the second step of this assessment, we are required to evaluate whether our plans to mitigate the above conditions alleviate the substantial doubt about our ability to meet our obligations as they become due within one year after the date of financial statements are issued. We list below our plans to alleviate the substantial doubt:

(1)	An existing below-market contract for the sale of environmental credits generated by Beacon RNG LLC ended in August 2020. In addition, in May 2021, we acquired the remaining interests in Beacon RNG LLC by issuing a $50,000 convertible note to our joint venture partner. Beginning in 2022 and beyond, we anticipate a significant increase in revenues and resulting cash flows from operating activities from the operation of this facility.

(1)	We have closed on a delayed draw term loan, OPAL term loan for an aggregate amount of $125,000 with a syndicate of lenders, led by Bank of America as book runner and agent. $90,000 was available at closing and the remaining $35,000 becomes available in third quarter of 2022 as three more facilities become operational. Pursuant to the closing of the facility, we drew down $75,000 in October 2021 and an additional $15,000 in February, 2022. The three RNG facilities are expected to be operational by July 2022 at which time we will have remaining $35,000 available for us to draw from this term loan.

●	We have closed a preferred equity investment of $100,000 with NextEra. The $100,000 is available for us at our discretion to be drawn in $10,000 minimum increments through June 30, 2022. We have drawn $25.0 million under this capital raise in March 2022.

●	We have announced a business combination with ArcLight Clean Transition Corp II, a SPAC that trades on the NASDAQ under the ticker “ACTD”. We expect to raise net proceeds of approximately $391,352, after associated transaction costs, assuming no redemptions and $105,364 assuming maximum redemptions in which maximum 28,698,800 Arclight Clean Transition Corp II Class A ordinary shares are redeemed. Additionally, we raised a PIPE investment of $125,000 which would be available for us upon the closing of the proposed business combination.

●	A significant portion of our projected revenues for 2022 are already under existing fixed contract arrangements.

●	We have ability to postpone our uncommitted capital expenditures without significantly impacting our revenue generation capabilities for the upcoming 12 months from the date of the financial statements are issued.

●	We believe that we would be able to pay the debt coming due in 2022 with the availability under the existing facilities together with the cash on hand and cash flows from operations.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars except per unit data)

1. Description of Business (cont.)

We acknowledge that we face a challenging competitive environment and we continue to focus on our overall profitability and manage our extensive growth plans. We believe that the actions taken in 2021 with capital raises, the proposed business combination and significant growth in the projected cash flows from operating activities are probable of occurring and mitigate the substantial doubt raised and we believe we will be able to satisfy our liquidity needs 12 months from the date of the issuance of the financial statements. However, we cannot predict, with certainty, the outcomes of our actions to generate liquidity including consummation of the contemplated business combination. Further, any decrease in demand for our products or our ability to manage our production facilities, could impact our ability to fund our operations and meet the obligations under the existing debt facilities as they come due and meet the debt covenants.

To fuel future growth, we may seek additional capital through equity offerings or debt financings. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our project development efforts. We may be unable to obtain any such additional financing on acceptable terms or at all. Our ability to access capital when needed is not assured and, if capital is not available when, and in the amounts, needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition, and operating results.

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to our ability to continue as a going concern.

2. Restatements of Financial Statements

Our consolidated balance sheet as of December 31, 2020, consolidated statements of operations for the years ended December 31, 2020 and 2019, consolidated statements of changes in members’ equity (deficit) as of December 31, 2020, 2019 and 2018 and consolidated statements of cash flows for the years ended December 31, 2020 and 2019 have been restated for certain errors made with regard to accounting for certain commodity swap agreements which the Company entered into in December 2018 and November 2019, recording of certain invoices related to construction in progress in the wrong period and for the gross up of revenue for certain federal and state taxes collected by the Company on behalf of the customer, which the Company subsequently remitted to the government.

Restatement relating to commodity swap contracts

In December 2018, the Company signed an amendment to an existing power purchase agreement (“PPA”) which converted the PPA into a swap structure whereby the Company was able to sell the capacity separately and schedule the sale of electricity independent of the PPA. Post the amendment and conversion to a swap, the counterparty agreed to pay the Company the difference between the market price collected from the sale of the electricity and the contract price in the PPA. The contract was expected to be net settled in cash on a monthly basis. Please see Note 12 Derivative Financial Instruments for additional information.

In November 2019, the Company entered into an International Swaps and Derivatives Association(“ISDA”) agreement pursuant to which, the Company entered into a commodity swap contract for a notional quantity of 87,720 MWh at 5MWh per hour for a period of two years — 2020 and 2021 at a fixed contract price of $35.75 per MWh. The swap was expected to be net settled in cash on a monthly basis. Please see Note 12 Derivative Financial Instruments for additional information.

The Company recorded $1,382, $1,129 and nil of realized gain on the above swap arrangements as part of Revenues in its consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018. The Company previously reported this gain as part of Revenues in the Statement of Operations but the gain was not properly disclosed in the notes to the financial statements.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

2. Restatements of Financial Statements (cont.)

The Company concluded that these two contracts were economic hedges against market price volatility and are considered as derivatives under ASC 815 Derivatives and Hedging, which required the Company to record mark to market unrealized gain (loss) in its consolidated statements of operations and a corresponding asset or liability for the remaining contract period on the consolidated balance sheets as of and for the years ended December 31, 2020, 2019 and 2018.

The Company did not record an unrealized loss of $1,175 and $373 for the years ended December 31, 2020 and 2019 respectively and unrealized gain of $3,078 for the year ended December 31, 2018 in its consolidated statements of operations and a corresponding asset on its consolidated balance sheets of $1,529, $2,705 and $3,078 as of December 31, 2020, 2019 and 2018. Additionally, the Company did not make the relevant footnote disclosures for the swap arrangements in its financial statements for the years ended December 31, 2020 and 2019.

Restatement relating to taxes collected on behalf of customers

The Company collects federal and state taxes on its revenues generated from customers in our RNG Fuel Dispensing segment and remits the same to the government subsequently. The Company concluded that these taxes should be presented on a net basis in Revenues-RNG fuel in its consolidated statements of operations. Therefore, the Company restated its revenues and cost of sales by $1,172 and $460 for the years ended December 31, 2020 and 2019. This adjustment did not have any impact on net loss reported for both the years.

Restatement relating to recording of invoices in the wrong period

The Company recorded certain invoices from the contractor of a construction project in the first quarter of 2021 for which the services were performed in December 2020. The total amount that should have been recorded as part of its Property, plant and equipment as of December 31, 2020 was $3,300 and a corresponding increase in accrued capital expenses. The missing accrual also resulted in incorrect disclosures related to non-controlling interest, supplementary cash flow information and VIEs. This adjustment did not have any impact on net loss reported for the year ended December 31, 2020.

The information in the following tables shows the effect of the restatement on each affected financial statement line item:

CONSOLIDATED BALANCE SHEET

	As of December 31, 2020
	As previously reported	Adjustment	Restated
Derivative financial asset – current portion	$—	$810	$810
Total current assets	50,395	810	51,205
Derivative financial asset – non-current portion	—	719	719
Property, plant and equipment, net	76,192	3,300	79,492
Total assets	164,629	4,829	169,458
Accrued capital expenses	—	3,300	3,300
Total liabilities	—	3,300	3,300
Retained deficit	(26,925)	1,529	(25,396)
Total members’ equity	28,930	1,529	30,459
Total liabilities and members’ equity	164,629	4,829	169,458

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

2. Restatements of Financial Statements (cont.)

CONSOLIDATED BALANCE SHEET

	As of December 31, 2019
	As previously reported	Adjustment	Restated
Derivative financial asset – current portion	$—	$1,001	$1,001
Total current assets	47,951	1,001	48,952
Derivative financial asset – non-current portion	—	1,704	1,704
Total assets	165,713	2,705	168,418
Retained deficit	(2,743)	2,705	(38)
Total members’ equity	19,807	2,705	22,512
Total liabilities and members’ equity	165,713	2,705	168,418

CONSOLIDATED STATEMENT OF OPERATIONS

	Fiscal Year Ended December 31, 2020
	As previously reported	Adjustment	Restated
Revenues
Renewable power	$52,426	$(1,176)	$51,250
RNG fuel	12,717	(1,172)	$11,545
Total revenues	120,054	(2,348)	117,706
Cost of sales – RNG fuel	8,548	(1,172)	7,376
Total expenses	136,714	(1,172)	135,542
Operating loss	(16,660)	(1,176)	(17,836)
Net loss	(24,195)	(1,176)	(25,371)

CONSOLIDATED STATEMENT OF OPERATIONS

	Fiscal Year Ended December 31, 2019
	As previously reported	Adjustment	Restated
Revenues
Renewable power	$56,055	$(373)	$55,682
RNG fuel	9,437	(460)	$8,977
Total revenues	120,535	(833)	119,702
Cost of sales – RNG fuel	5,616	(460)	5,156
Total expenses	115,207	(460)	114,747
Operating income	5,328	(373)	4,955
Net loss	(4,876)	(373)	(5,249)

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED UNITS AND MEMBERS’ EQUITY (DEFICIT)

	As of December 31, 2020
	As previously reported	Adjustment	Restated
Retained deficit	$(26,925)	$1,529	$(25,396)
Non-controlling interest	6,342	343	6,685
Total equity	28,930	1,529	30,459

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

2. Restatements of Financial Statements (cont.)

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED UNITS AND MEMBERS’ EQUITY (DEFICIT)

	As of December 31, 2019
	As previously reported	Adjustment(1)	Restated
Retained deficit	$(2,743)	$2,705	$(38)
Total equity	19,807	2,705	22,512
____________
(1)	Includes $3,078 adjustment to opening retained earnings as of December 31, 2018.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Fiscal Year Ended December 31, 2020
	As previously reported	Adjustment	Restated(1)
Net loss	$(24,195)	$(1,176)	$(25,371)
Adjustments to reconcile net loss to net cash provided by operating activities
Unrealized loss on derivative financial instruments	1,050	1,176	2,226
____________
(1)	Restatement also includes $3,300 included in the Supplementary cash flow information as accrued expenses for purchase of Plant, property and equipment.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Fiscal Year Ended December 31, 2019
	As previously reported	Adjustment	Restated
Net loss	$(4,876)	$(373)	$(5,249)
Adjustments to reconcile net loss to net cash provided by operating activities
Unrealized loss on derivative financial instruments	1,876	373	2,249

VIE DISCLOSURE ON THE BALANCE SHEET (in parenthesis)

	As of December 31, 2020
	As previously reported	Adjustment	Restated
Cash and cash equivalents	$5,088	$—	$5,088
Property, plant, and equipment, net	15,534	3,300	18,834
Restricted cash	2,199	—	2,199
Accounts payable	864	—	864
Accrued expenses and other current liabilities	776	—	776
Accrued capital expenses		3,300	3,300
Sunoma loan	$470	$—	$470

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company was formed in December 2020 as a wholly owned subsidiary of the Parent. On December 31, 2020, the Ultimate Parent and certain of its affiliated entities contributed their ownership interests in the following legal entities to the Company in a common control reorganization: TruStar Energy Holdings LLC (“Trustar”), Fortistar RNG LLC (“Fortistar RNG”), Fortistar Methane 3 Holdings LLC (“FM3 Holding”), Fortistar Methane 3 LLC (“FM3”), Fortistar Contracting LLC ( “Fortistar Contracting”) and Fortistar Methane 4 LLC (“FM4”). The Company accounted for the transfer of ownership interests in accordance with ASC 805-50, Transaction Between Entities Under Common Control. The Company’s receipt of these interests were recognized at the Ultimate Parent’s historical basis of accounting at the date of transfer. For presentation purposes, the consolidated financial statements of the Company have been adjusted to combine the previously separate entities to reflect the transaction as if it had occurred as of the earliest period presented under common control.

These consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and include the accounts of the Company and all other entities in which the Company has a controlling financial interest: FM3 Holding, FM3,FM4, Sunoma Holdings, LLC (“Sunoma”), New River LLC (“New River”), Central Valley LLC (“Central Valley”), Fortistar Contracting, Fortistar RNG, and TruStar. The Company’s consolidated financial statements include the assets and liabilities of these subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The non-controlling interest attributable to the Company’s variable interest entities (“VIE”) are presented as a separate component from OPAL Fuels LLC members’ equity in the consolidated balance sheets and as a non-controlling interest in the consolidated statements changes in members’ equity. The Company’s consolidated financial statements reflect the activities of the Company, its subsidiaries, and its equity method investments for the years ended December 31, 2021 and December 31, 2020.

Variable Interest Entities

Our policy is to consolidate all entities that we control by ownership of a majority of the outstanding voting stock. In addition, we consolidate entities that meet the definition of a variable interest entity (“VIE”) for which we are the primary beneficiary. The Company applies the VIE model from ASC 810 when the Company has a variable interest in a legal entity not subject to a scope exception and the entity meets any of the five characteristics of a VIE. The primary beneficiary of a VIE is considered to be the party that both possesses the power to direct the activities of the entity that most significantly impact the entity’s economic performance and has the obligation to absorb losses or the rights to receive benefits of the VIE that could be significant to the VIE. To the extent a VIE is not consolidated, the Company evaluates its interest for application of the equity method of accounting. Equity method investments are included in the consolidated balance sheets as “Investments in other entities.” As of December 31, 2021, the Company held equity interests in five VIEs: Sunoma, GREP BTB Holdings LLC (“GREP”), Emerald RNG LLC (“Emerald”), Sapphire RNG LLC (“Sapphire”) and Central Valley. GREP has been presented as an equity method investment and the remaining four VIEs Sunoma, Emerald, Sapphire and Central Valley are consolidated by the Company. As of December 31, 2021, there was no activity in Emerald and Sapphire. As of December 31, 2020, the Company held equity interests in two VIEs, Sunoma and Pine Bend RNG LLC (“Pine Bend”) both of which were consolidated by the Company. As of December 31, 2019, the Company did not hold interest in a VIE.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

Emerging Growth Company Status

The JOBS Act permits an emerging growth company (“EGC”) to make an election to adopt new or revised financial accounting standards on either a public company requirement timeframe or private company requirement timeframe during a five year transition period while EGC status remains in effect, and so long as the company has not “opt-out” of the private company option. As a qualified EGC, the Company has elected to adopt financial accounting standards on a private company requirement timeframe.

Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt with Conversion and Other Options and Derivatives and Hedging — Contracts in Entity’s Own Equity which simplified the accounting for convertible instruments. ASU 2020-06 was effective January 1, 2020 for public companies or fiscal years beginning after December 15, 2023 for private companies and those filing under EGC status, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 on January 1, 2021, which did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement, which modified the disclosure requirements on fair value measurements. In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other, which simplified the test for goodwill impairment. Neither of these standards have a significant impact on the Company.

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments to non-employees by aligning it with the accounting for share-based payments to employees subject to certain exceptions. ASU 2018-07 expands the scope of ASC Topic 718, Compensation-Stock Compensation (“ASC 718”) to include share-based payment transactions for acquiring goods and services from non-employees. This amendment was effective beginning January 1, 2019 for public companies or January 1, 2020 for private companies and those filing under emerging growth company status, with early adoption permitted. The Company adopted ASU 2018-07 on January 1, 2020, which did not have a material impact on our consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses, with the objective of providing financial statement users information about the credit risk inherent in an entity’s financial statements as well as to explain management’s estimate of expected credit losses and the changes in the allowance for such losses. This standard is not yet effective for the Company.

In February 2016, the FASB issued Leases (Topic 842) requiring lessees to record the assets and liabilities for operating leases on the balance sheet. This standard is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. In April 2020, the FASB voted to defer the effective date for Leases for private companies and certain not-for-profit entities for one year. For companies filing under emerging growth company status and private not-for-profits, the leasing standard will be effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact on its financial statements of adopting this standard.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less which are readily convertible to cash when purchased. At times, the Company’s cash investments exceed the levels insured by the Federal Deposit Insurance Corporation. The Company has not experienced any loss in such accounts, and it manages this risk by maintaining cash and other highly liquid investments in high quality financial institutions.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

Restricted Cash

Restricted cash held as collateral represents the collateral requirements on our debt facilities. Restricted cash held for standby letters of credit represents cash held for letters of credit on the Company’s Credit Program and PPAs.

	December 31,
	2021	2020	2019
Current assets:
Cash and cash equivalents	$39,314	$12,823	$10,855
Long-term assets:
Restricted cash – held as collateral	2,740	2,565	2,972
Total cash, cash equivalents and restricted cash	$42,054	$15,388	$13,827

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent amounts due from the sale of RNG, natural gas, gas transportation, construction contracts, service contracts, environmental attributes, electricity, capacity, and LFG. The accounts receivable are the net estimate realizable value between the invoiced accounts receivable and allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers’ financial condition to determine and estimate the allowance for doubtful accounts. The accounts receivable are the net estimate of the realizable value between the invoiced accounts receivable and allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers’ financial condition to determine and estimate the allowance for doubtful accounts. The Company’s allowance for doubtful accounts was $0 and $0 at December 31, 2021 and 2020, respectively.

Fuel Tax Credit Receivable/Payable

On December 20, 2019, the President signed the Taxpayer Certainty and Disaster Relief Act of 2019, which temporarily renewed approximately two dozen credits that previously expired or were set to expire at the end of 2019, including the alternative fuel tax credit. This included the alternative fuel tax credit for fiscal 2018 which had not been renewed previously. This legislation was renewed for the years ended December 30, 2021 and 2020.

At December 31, 2021, the Company accrued federal fuel tax credits of $0.50 per gasoline gallon equivalent of CNG that the Company sold as vehicle fuel in 2021. At December 31, 2021 and 2020, fuel tax credits receivable were $2,393 and $2,276, respectively. Under the terms of its fuel sales agreements with certain of its customers, the Company is obligated to share portions of these tax credits. At December 31, 2021 and 2020, the amounts of fuel tax credits owed to customers were $1,978 and $1,945, respectively. The Company recorded its portion of tax credits earned as a reduction to cost of sales — RNG fuel in the consolidated statements of operations.

Contract Assets

Contract assets consist primarily of costs and estimated earnings in excess of billings and retainage receivables. Costs and estimated earnings in excess of billings represent unbilled amounts earned and reimbursable under construction contracts and arise when revenues have been recognized but amounts are conditional and have yet to be billed under the terms of the contract. Included in costs and estimated earnings in excess of billings are amounts the Company will collect from customers, changes in contract specifications or design, costs associated with contract change orders in dispute or unapproved as to scope or price, or other customer-related causes of unanticipated contract costs. Amounts become billable according to contract terms, which consider the progress on the contracts as well as achievement of certain milestones and completion of specified units of work. Except for claims, such amounts will be billed over the remaining life of the contract.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

Contract Liabilities

Contract liabilities consist of billings in excess of costs and estimated earnings, other deferred construction revenue and general provisions for losses, if any. Billings in excess of costs and estimated earnings represent cash collected from customers and billings to customers in advance of work performed. Such unearned project-related costs will be incurred over the remaining life of the contract.

Parts Inventory

Parts inventory, also referred to as supplies inventory, consists of shop spare parts inventory and construction site parts inventory. Inventory is stated at the lower of cost or net realizable value. The substantial amount of inventory is identified, tracked and treated as finished goods. An annual review of inventory is performed to identify obsolete items. The Company’s inventory reserves were $— and $58 as of December 31, 2021 and 2020, respectively. Cost is determined using the average cost method.

Capital Spares

Capital spares consist primarily of large replacement parts and components for the RNG facilities and power plants. These parts, which are vital to the continued operation of the RNG facilities and power plants and require a substantial lead time to acquire, are maintained on hand for emergency replacement. Capital spares are recorded at cost and expensed when placed into service as part of a routine maintenance project or capitalized when part of a plant improvement project.

Property, Plant, and Equipment, net

Property, plant, and equipment are recorded at cost, except for the portion related to asset retirement obligations, which are recorded at estimated fair value at the time of inception. Direct costs related to the construction of assets and renewals and betterments that materially improve or extend the life of the assets are capitalized. Additionally, any interest expense incurred on any outstanding construction loans such as interest on our Sunoma loan is capitalized to the specific project. Replacements, maintenance, and repairs that do not improve or extend the life of the respective assets are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Plant and equipment	5 – 30 years
CNG/RNG Fueling stations	10 – 20 years
Construction in progress	N/A
Buildings	40 years
Land	N/A
Service equipment	5 – 10 years
Leasehold improvements	Shorter of lease term or useful life
Vehicles	7 years
Office furniture and equipment	5 – 7 years
Computer software	3 years
Other	7 years

When plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization is removed, and a gain or loss is recognized in the consolidated statements of operations.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

The Company capitalizes costs related to the development and construction of new projects when there is a significant likelihood that the project will be constructed for its intended use. This is determined based on the attainment of certain milestones, including, but not limited to, the receipt of permits; final negotiation of major contracts including gas rights agreements, gas transportation and EPC contracts. Costs incurred prior to this time are expensed.

Equity-Based Compensation Awards

The Ultimate Parent granted equity-based awards to employees in 2020 and 2019 in the form of residual equity interests (“Profits Interests”) in its ownership in various Company subsidiaries. Compensation costs relating to the Profits Interests are recognized in the consolidated statements of operations using a straight-line expense recognition method over a five-year service vesting period based on the fair value of such awards on the grant date. The fair value of the Profit Interests is determined by using the Black-Scholes valuation model and includes assumptions as to the fair value of the stock price, volatility, the expected term of the awards, a risk-free interest rate, a discount for the lack of marketability, and dividend yield. In valuing the award, judgment is required in determining the expected volatility of the Profit Interests and the expected term of the awards. Expected volatility is based on an average of peer group of public companies and the expected term of the Profit Interests is derived from the Company’s historical experience with similar companies for each of the project investments. While volatility and estimated term are assumptions that do not bear the risk of change subsequent to the grant date of the Profit Interests, these assumptions may be difficult to measure, as they represent future expectations which may change in the future. An offsetting contribution to the Company over the same time period is also recognized. The Company estimated the fair value of the awards on the grant date using an option pricing model. To determine volatility, the Company uses the historical closing values of comparable publicly held companies to estimate volatility. The model also uses other objective and subjective factors, such as the estimated time to an exit event, the risk-free rate, and a discount for the lack of marketability. Forfeitures are recognized when they occur. The awards have no maximum term.

The Profits Interests were restructured in December 2020, at which time the residual equity interests are now based on a portion of the Ultimate Parent’s ownership in the Company, rather than in the Ultimate Parent’s ownership interest in Company subsidiaries. In accordance with ASC 718, since the fair value of the residual interest award immediately following the modification was not greater than the fair value of the residual interest award immediately prior to the modification, the Company did not recognize incremental stock based compensation expense on the date of the modification. The Company estimated the fair value of the awards on the modification date using an option pricing model. There were no changes to the service vesting period or other terms of the awards as a result of this modification.

There were no new awards granted during the year ended December 31, 2021.

Major Maintenance

Major maintenance is a component of maintenance expense and encompasses overhauls of internal combustion engines, gas compressors and electrical generators. Major maintenance is expensed as incurred. Major maintenance expense was $5,946, $8,309, and $6,028 in 2021, 2020 and 2019, respectively, and is included in cost of sales — renewable power in the consolidated statements of operations.

Goodwill

Goodwill represents the excess of purchase price of an acquisition over the fair value of net assets acquired in a business combination subject to ASC 805, Business Combinations. Goodwill is not amortized, but the potential impairment of goodwill is assessed at least annually and on an interim basis whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. Accounting rules require that the Company test at least annually, or more frequently when a triggering event occurs that indicates that the fair value of the reporting unit may be below its carrying amount, for possible goodwill impairment in accordance with the provisions of ASC 350-10. The Company performs its annual test on October 1 of each year.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

During 2020, the Company has adopted the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2017-04, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. Under this guidance, the Company performed qualitative test for goodwill on Beacon and Trustar for the year ended December 31, 2021. The Company performed quantitative test for Trustar for the year ended December 31, 2020. As a result of these tests, the Company determined that the fair value of its reporting unit exceeded its carrying value and, thus, the Company determined that goodwill was not impaired.

Intangible Assets and Liabilities

Identifiable intangible assets consist of three PPAs, one fueling station contract, one transmission/distribution interconnection, and the cost of intellectual property all of which are amortized using the straight-line method over the underlying applicable contract periods or useful lives which range from five to twenty years.

Identifiable intangible liabilities consist of an RNG gas sales agreement and two PPAs. The RNG gas sales agreement intangible liability was amortized using the straight-line method over an 18-month contract period and was fully amortized as of December 31, 2020. The PPA intangible liabilities are amortized using the straight-line method over their contract life. Amortization related to these intangible liabilities is included in RNG fuel revenue and Renewable power revenue, respectively, in the consolidated statements of operations.

Deferred Financing Costs

Deferred financing costs include bank loan origination and legal fees, and costs directly related to the Company’s financing activities. These costs have been deferred and will be charged to interest expense using the effective interest method over the term of the loan. These costs are presented as a reduction of long-term debt. At December 31, 2021, the Company recorded $2,370 as deferred financing costs related to business combination contemplated by the BCA, which is presented a non-current Deferred financing costs within its consolidated balance sheet.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred. Shipping and handling costs are included in cost of sales and were $1,431, $1,001, and $1,005 for the years ended December 31, 2021, 2020, and 2019, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs are accounted for in selling, general and administrative expense and were $455, $528, and $281 for the years ended December 31, 2021, 2020, and 2019, respectively.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are impaired, the impairment to be recognized is measured by the amount that the carrying amounts of the assets exceed the fair value of the assets. Assets disposed of are reported at the lower of the carrying amount or fair value less selling costs. Impairment expense was $0, $17,689, and $0 for the years ended December 31, 2021, 2020, and 2019, respectively, impacting the Renewable Power 3 Portfolio segment.

Fair value is generally determined by considering (i) internally developed discounted cash flows for the asset group, and/or (ii) information available regarding the current market value for such assets. We use our best estimates in making these evaluations and consider various factors, including future pricing and operating costs. However, actual future market prices and project costs could vary from the assumptions used in our estimates and the impact of such variations could be material.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

Derivative Instruments

The Company estimates the fair value of its derivative instruments using available market information in accordance with ASC 820 for fair value measurements and disclosures of derivatives. Derivative instruments are measured at their fair value and recorded as either assets or liabilities unless they qualify for an exemption from derivative accounting measurement such as normal purchases and normal sales. All changes in the fair value of recognized derivatives are recognized currently in earnings.

The Company enters into electricity forward sale agreements. Some of these electricity forward sale agreements meet the definition of a derivative but qualify for the normal purchases and normal sales exception from derivative accounting treatment. In accordance with authoritative guidance for derivatives, the Company considers both qualitative and quantitative factors when determining whether a contract qualifies for the normal purchases and normal sales exception. The electricity forward sales agreements were recorded under the normal purchases and normal sales exception and, therefore, fair value adjustments were not required in 2021 and 2020.

The Company enters into commodity swap arrangements as economic hedges against market price volatility of Renewable power sales. These commodity swap agreements do not qualify for the normal purchases and normal sales exception and therefore are accounted for as derivatives under ASC 815, Derivatives and Hedging. The Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, these commodity swap agreements are measured at their fair value and recorded as either current or non-current assets or liabilities and any changes in fair value are recorded as part of Revenues in its consolidated statements of operations for the years ended December 31, 2021, 2020 and 2019. Please see Note 2, Restatement of Financial Statements, and Note 12, Derivative Financial Instruments for additional information.

The Company maintains a risk management strategy that incorporates the use of interest rate swaps to minimize significant fluctuation in cash flows and/or earnings that are caused by interest rate volatility. Fair value adjustments were required in 2021, 2020, and 2019 in connection with these interest rate swaps which were recorded as realized and unrealized gain (loss) on derivative financial instruments, net in its consolidated statements of operations for the years ended December 31, 2021, 2020, and 2019.

Redeemable Preferred Units

In accordance with guidance in ASC 480, Distinguishing Liabilities from Equity, the Company classifies the redeemable preferred units outside of permanent equity because the units contain a redemption feature which is contingent upon the occurrence of (i) the Company’s actual dissolution, (ii) a change in control, or (iii) approximately four years following unit issuance, the occurrences of which are not solely within the control of the Company. The Company records the redeemable preferred units at fair value on the date of issuance. The Company has elected to adjust the carrying value to equal the redemption value at the end of each reporting period. The Company will accrue dividends each quarter as cash or paid-in-kind at the option of the Company.

Asset Retirement Obligation

The Company accounts for asset retirement obligations (“ARO”) in accordance with ASC 410 that requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and when a reasonable estimate of fair value can be made. The fair value of the estimated ARO is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset. The capitalized amount is depreciated over the life of the sublease or site lease agreement. The liability amount is increased each reporting period due to the passage of time and the amount of accretion is charged to operations expense in the period. Revisions, if any, to the estimated timing of cash flows or to the original estimated undiscounted cost, if any, also result in an increase or decrease to the ARO and the related asset. Actual costs incurred upon settlement of the ARO are charged against the ARO to the extent of the liability recorded. Any difference between the actual costs incurred upon settlement of the ARO and the recorded liability is recognized as a gain or loss in the Company’s earnings in the period in which the settlement occurs.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

Asset retirement obligations are deemed Level 3 fair value measurements as the inputs used to measure the fair value are unobservable. The Company estimates the fair value of asset retirement obligations by calculating the estimated present value of the cost to retire the asset. This estimate requires assumptions and judgments regarding the existence of liabilities, the amount and timing of cash outflows required to settle the liability, inflation factors, credit adjusted discount rates, and consideration of changes in legal, regulatory, environmental, and political environments. In addition, the Company determines the Level 3 fair value measurements based on historical information and current market conditions.

At December 31, 2021 and 2020, the Company estimated the value of its total asset retirement obligations to be $5,738 and $4,885 respectively, based on a total future liability of $8,017. These payments are expected to be made between 2022 and 2035.

The following summarizes the changes in the asset retirement obligations were as follows for the years ended December 31, 2021 and 2020:

	December 31,
	2021	2020
Beginning balance	$4,885	$4,697
Additions	278	—
Accretion expense	575	188
Total asset retirement obligation	$5,738	$4,885
Less: current portion	(831)	(348)
Total asset retirement obligation, net of current portion	$4,907	$4,537

Revenue Recognition

Effective January 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers. The adoption of this ASU did not have a significant impact on the Company’s financial statements. Most of the Company’s revenue arrangements generally consist of a single performance obligation to transfer goods or services. Revenue from the sale of RNG, CNG and electricity is recognized by applying the “right to invoice” practical expedient within the accounting guidance for Revenue from Contracts with Customers that allows for the recognition of revenue from performance obligations in the amount of consideration to which there is a right to invoice the customer and when the amount for which there is a right to invoice corresponds directly to the value transferred to the customer. For some public CNG fueling stations where there is no contract with the customer, the Company recognizes revenue at the point in time that the customer takes control of the fuel.

The purpose of the right to invoice practical expedient is to depict an entity’s measure of progress toward completion of the performance obligation within a contract and can only be applied to performance obligations that are satisfied over time and when the invoice is representative of service provided to date. The Company elected to apply the right to invoice practical expedient to recognize revenue for performance obligations satisfied over time as the invoices from the respective revenue streams are representative of services or goods provided to date to the customer.

The Company also performs maintenance services throughout the country. Maintenance consists of monitoring equipment and replacing parts as necessary to ensure optimum performance. Revenue from service agreements is recognized over time as services are provided. Capacity payments fluctuate based on peak times of the year and revenues from capacity payments are recognized monthly as earned.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

The Company has agreements with two natural gas producers (“Producers”) to transport Producers’ natural gas using the Company’s RNG gathering system (“System”). The performance obligation is the delivery of Producers’ natural gas to an agreed delivery point on an interstate gas pipeline. The quantity of natural gas transported for the Producers is measured at a certain specified meter. The price is fixed at contracted rates and the Producers pay approximately 30 days after month-end. As such, transportation sales are recognized over time, using the output method to measure progress.

The Company provides credit monetization services to customers that own renewable gas generation facilities. The Company recognizes revenue from these services as the credits are minted on behalf of the customer. The Company receives non-cash consideration in the form of Renewable Identification Numbers (“RINs”) or low-carbon fuel standard (“LCFSs”) for providing these services and recognizes the RINs or LCFSs received as inventory based on their estimated fair value at contract inception. When the Company receives RINs or LCFSs as payment for providing credit monetization services, it records the non-cash consideration in inventory based on the fair value of RINs or LCFSs at contract commencement.

Sales of RINs, RECs, and LCFS environmental attributes are generally recorded as revenue when the certificates related to them are delivered to a buyer. However, the Company may recognize revenue from the sale of such environmental attributes at the time of the related RNG or electricity sales when the contract provides that title to the environmental attributes transfers at the time of production, the Company’s price to the buyer is fixed and collection of the sales proceeds occurs within 60 days after generation of the electricity.

The Company’s policy is to account for RINs as government incentives and, therefore, it does not allocate costs to the credits it generates. Accordingly, the Company does not capitalize these costs in inventory. In accordance with ASC 610-20, the Company accounts for its payment to TruStar as a transfer of non-financial assets. The Company expensed the costs of services incurred by Beacon to TruStar through April 30, 2021 and reported this amount in net loss attributable to equity in loss of affiliates within the consolidated statements of operations and, in addition, reported an offsetting gain on the transfer of these RINs in net income (loss) from equity method investments within the consolidated statements of operations.

Management operating fees are earned for the operation, maintenance, and repair of the gas collection system of a landfill site. Revenue is calculated on the volume of per million British thermal units (“MMBtu”) of LFG collected and the megawatt hours (“MWhs”) produced at that site. This revenue is recognized when LFG is collected, and electricity is delivered.

The Company has various fixed price contracts for the construction of fueling stations for customers. Revenues from these contracts, including change orders, are recognized over time, with progress measured by the percentage of costs incurred to date compared to estimated total costs for each contract. This method is used as management considers costs incurred to be the best available measure of progress on these contracts. The accuracy of revenue and profit recognition related to construction projects in a given period depends on the accuracy of the Company’s estimates of the costs to complete each project. The Company believes its experience allows it to create materially reliable estimates. Costs capitalized to fulfill certain contracts were not material in any of the years presented.

The Company has provided certain assurance warranties to customers under its various construction contracts for up to one year. A warranty reserve is established at the time of construction completion. The Company monitors and analyzes warranty claims and maintains a reserve for the related warranty costs based on historical experience and future assumptions. In 2021, 2020, and 2019, warranty expense of $202, $141, and, $180 respectively, was expensed to cost of sales — fuel station services in the consolidated statements of operations.

The Company owns fueling stations for use by customers under fuel sale agreements. The Company bills these customers at an agreed upon price for each gallon sold and recognizes revenue based on the amounts invoiced in accordance with the “right to invoice” practical expedient. For some public stations where there is no contract with the customer, the Company recognizes revenue at the point in time that the customer takes control of the fuel.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

The Company from time-to-time enters into commodity swap agreements as a means to hedge against the market volatility of prices of Renewable power sales. These are considered as economic hedges and the Company made an accounting policy election to record the realized and unrealized gain (loss) on these derivatives as part of Revenues — Renewable power in its consolidated statements of operations. The Company recorded realized and unrealized loss of $1,170, $207, and $756 in connection with these commodity swap agreements as part of Revenues in its consolidated statement of operations for the years ended December 31, 2021, 2020, and 2019.

The Company from time-to-time enters into fuel purchase agreements with customers whereby the Company is contracted to design and build a fueling station on the customer’s property in exchange for the Company providing CNG/RNG to the customer for a determined number of years. In accordance with the standards of ASC 840, Leases, the Company has concluded these agreements meet the criteria for a lease and are classified as operating leases. Typically, these agreements do not require any minimum consumption amounts and, therefore, no minimum payments. Included in RNG fuel revenues are $3,561, $3,460, and $2,981 related to the lease portion of these agreements for the years ended December 31, 2021, 2020, and 2019, respectively. In addition, the Company has assessed all PPAs and concluded that certain PPAs contain a lease element requiring lease accounting. Included in Renewable Power revenues are $1,890, $2,152, and $2,539 related to the lease element of these PPAs for the years ended December 31, 2021, 2020, and 2019, respectively.

Disaggregation of Revenue

The following table summarizes the disaggregation of revenue according to product line and segment:

	Fiscal Years Ended December 31,
	2021	2020(1)	2019(1)
		(Restated)	(Restated)
Electricity sales(1)	$40,259	$42,186	$46,380
Third Party Construction	32,630	40,443	43,094
Service	17,056	10,582	9,151
Brown Gas Sales	12,257	4,591	5,712
Environmental Credits	55,863	5,505	1,768
Parts Sales	755	3,872	2,772
Operating Agreements	3,172	3,400	3,256
Other	56	1,515	2,049
Total Revenue from Contracts with Customer	162,048	112,094	114,182
Lease revenue	4,076	5,612	5,520
Total Revenue(1)	$166,124	$117,706	$119,702

(1)	Electricity sales, environmental credits, and total revenue for the years ended December 31, 2020, and 2019 have been restated to correct errors in previously issued financial statements. See Note 2, Restatement of Financial Statements, for additional information.

For the years ended December 31, 2021, 2020, and 2019, approximately 28.9%, 42.5% and 43.6%, respectively, of revenue was recognized over time, and the remainder was for products and services transferred at a point in time.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

Contract Balances

The following table summarizes receivables, contract assets and contract liabilities from contracts with customers:

	Fiscal Years Ended December 31,
	2021	2020
Accounts receivable, net	$25,391	$22,002
Contract Assets
Costs and estimated earnings in excess of billings	5,989	2,903
Accounts receivable retainage, net	2,495	2,621
	8,484	5,524
Contract Liabilities
Billings in excess of cost and estimated earnings	$9,785	$4,678

The increase in contract assets for December 31, 2021 versus December 31, 2020 was primarily due to revenue recognition of satisfied performance obligations being greater than advance payments and related billings during the year. The increase in contract liabilities December 31, 2021 versus December 31, 2020 was due to advance payments from customers and related billings exceeding revenue recognition as performance obligations were satisfied during the year. During the years ended December 31, 2021 and 2020, the Company recognized revenue of $4,678 and $2,501, respectively from contract liabilities recorded at December 31, 2020 and 2019, which represented 100% of the prior year balance for both years.

Backlog

The Company’s remaining performance obligations (“backlog”) represent the unrecognized revenue value of its contract commitments. These contracts are firm contracts unless terminated for certain causes by either party as defined by the contract. The Company’s backlog may significantly vary each reporting period based on the timing of major new contract commitments. At December 31, 2021, the Company had a backlog of $47,423 with 100% of its backlog anticipated to be recognized as revenue in the next 12 months.

Intersegment Sales

The Company accounts for intersegment sales and transfers as if these sales and transfers were to third parties at current market prices.

Basic and Diluted Income (Loss) Per Unit

On November 29, 2021, the Company amended and restated the LLCA to provide for the creation and issuance of multiple classes and series of units and admission of additional members to the Company in connection with the proposed business combination. The outstanding membership interests were converted to 986 common units, all of which were held by the Parent. Upon the conversion of membership interests into units, the Company presented the net income (loss) per unit on a retrospective basis for all periods presented in the consolidated financial statements.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

Subsequently, on the same day and in contemplation of the proposed BCA with ArcLight, the Company authorized an additional 14 common units, and authorized 600,000 Series A-1 preferred units and 2,000,000 Series A preferred units. From November 29, 2021 through December 31, 2021, all 1,000 common units were issued and outstanding, 300,000 Series A-1 preferred units were issued and outstanding, and no Series A preferred units had been issued. See Note 18, Redeemable Preferred Units and Equity, for additional information.

The basic income (loss) per unit attributable to members of OPAL Fuels LLC is computed by dividing the net income (loss) attributable to OPAL Fuels LLC by the weighted-average number of common units outstanding during the period. Diluted net income (loss) does not give effect to 300,000 Series A-1 preferred units issued to Hillman as the conversion is based on achieving a substantive contingency that is not based on the Company’s stock price. The conversion is based on the Company’s failure to redeem upon exercise. The diluted net income (loss) will reflect the contingently issuable common units in the period the contingency is met. Additionally, the diluted net income (loss) does not include outstanding equity awards since they are not denominated in common units and they cannot be converted to common units.

Income Taxes

The Company and most of its subsidiaries are disregarded entities for federal income tax purposes and for certain states, with the results of its operations included with the consolidated federal and applicable state tax returns of its member. Some subsidiaries are partnerships for federal income tax purposes. Accordingly, tax liabilities are the responsibility of the member except for the minimum state tax requirements. Minimum state tax requirements are immaterial.

Significant Customers and Concentration of Credit Risk

In 2021, 2020, and 2019, one customer accounted for 16%, 30% and 20% of revenues, respectively. At December 31, 2021 and 2020, one customer accounted for 11% and 40%, respectively of accounts receivable. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and trade receivables. The Company places its cash with high credit quality financial institutions located in the United States of America. The Company performs ongoing credit evaluations of its customers.

Significant Suppliers

In 2021, one supplier of the Company accounted for 17% or more of total Company purchases. In 2020 and 2019, one supplier accounted for 9% and 16%, respectively of total Company purchases. At December 31, 2021 and 2020, two suppliers accounted for 61% and 37%, respectively, of accounts payable.

Investment in other entities

Investment in other entities includes the Company’s interests in certain investees which are accounted for under the equity method of accounting as the Company has determined that the investment provides the Company with the ability to exercise significant influence, but not control, over the investee. The Company’s investments in these nonconsolidated entities are reflected in the Company’s consolidated balance sheet at cost. The amounts initially recognized are subsequently adjusted for the Company’s share of earnings (losses) which are recognized as income (loss) from equity method investments in the consolidated statement of operations after adjustment for the effects of any basis differences. Investments are also increased for contributions made to the investee and decreased by distributions from the investee and classified in the statement of cash flows using the cumulative earnings approach.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that a decline in value has occurred that is other than temporary. Evidence considered in this evaluation includes, but would not necessarily be limited to, the financial condition and near-term prospects of the investee, recent operating trends and forecasted performance of the investee, market conditions in the geographic area or industry in which the investee operates and the Company’s strategic plans for holding the investment in relation to the period of time expected for an anticipated recovery of its carrying value. If the investment is determined to have a decline in value deemed to be other than temporary, it is written down to estimated fair value in the same period the impairment was identified. For the years ended December 31, 2021, 2020, and 2019 the Company did not identify any impairments on its investments in other entities.

Note receivable

In the third quarter of 2021, the Company acquired the rights to a note purchase agreement (“Note receivable”) for $10,450 with an entity in which it holds 10% equity interest. The note receivable bears an interest of 12.5% out of which 4.5% will be paid-in-kind until the facility is operational. Additionally, the Company entered into a separate fee letter which entitles the Company to receive a portion of the distribution of counterparty’s future revenues up to a maximum of $4,500. The Company accounted for the amounts to be received under the fee letter as a loan under ASC 310 and allocated $1,538 out of the $10,450 to “Note receivable — variable fee component” on its consolidated balance sheet as of the date of issuance of the Note receivable. The Company amortized $288 and $118 as the interest income which is added to the principal balance in its consolidated balance of Note receivable and Note receivable — variable fee component, respectively, sheet as of December 31, 2021.

Recurring Fair Value Measurements

The fair value of financial instruments, including long term debt and derivative instruments is defined as the amount at which the instruments could be exchanged in a current transaction between willing parties. The carrying amount of cash and cash equivalents, accounts receivable, net, and accounts payable and accrued expenses approximates fair value due to their short-term maturities.

The carrying value of the Company’s long-term debt of $134,083 and $90,504 as of December 31, 2021 and 2020, respectively, represents the total amount to be repaid if the debt has to be discharged in full and therefore approximates its fair value.

The Company follows ASC 820 regarding fair value measurements which establishes a three-tier fair value hierarchy and prioritizes the inputs used in valuation techniques that measure fair value. These tiers include:

Level 1 — defined as observable inputs such as quoted prices for identical instruments in active markets.

Level 2 — defined as quoted prices for similar instruments in active market, quoted prices for identical or similar instruments in markets that are not active, or model-derived valuations for which all significant inputs are observable market data.

Level 3 — defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2021 and 2020. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of an input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

The Company’s interest rate swap contracts are valued with pricing models commonly used by the financial services industry using discounted cash flows of forecast future swap settlements based on projected three-month LIBOR rates. The Company does not consider these models to involve significant judgment on the part of management and corroborated the fair value measurements with counterparty valuations. The Company’s interest rate swaps are classified within Level 2 of the valuation hierarchy based on the observable market rates used to determine its fair value. The Company does not expect to change its valuation techniques and therefore does not anticipate any transfers into or out of different levels of hierarchy. These interest rate swaps are accounted for as derivative financial instrument liabilities.

The Company values its energy commodity swap contracts based on the applicable geographical market energy forward curve. The forward curve are derived based on the quotes provided by New York Mercantile Exchange (“NYMEX”), Amerex Energy Services (“Amerex”) and Tradition Energy (“Tradition”). The Company does not consider that the pricing index used involves significant judgement on the part of management. Therefore, the Company classifies these commodity swap contracts within Level 2 of the valuation hierarchy based on the observable market rates used to determine fair value.

The Company accounts for asset retirement obligations by recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred and when a reasonable estimate of fair value can be made. The Company estimates the fair value of asset retirement obligations by calculating the estimated present value of the cost to retire the asset. This estimate requires assumptions and judgments regarding the existence of liabilities, the amount and timing of cash outflows required to settle the liability, inflation factors, credit adjusted discount rates, and consideration of changes in legal, regulatory, environmental, and political environments. In addition, the Company determines the Level 3 fair value measurements based on historical information and current market conditions. These assumptions represent Level 3 inputs, which can regularly change. As such, the fair value measurement of asset retirement obligations is subject to changes in these unobservable inputs as of the measurement date. The Company used a discounted cash flow (“DCF”) model in which cash outflows estimated to retire the asset are discounted to their present value using an expected discount rate. A significant increase (decrease) in the discount rate in isolation could result in a significantly lower (higher) fair value measurement. The Company estimated the fair value of its asset retirement obligations based on discount rates ranging from 5.75% to 8.5%.

There were no transfers of assets between Level 1, Level 2, or Level 3 of the fair value hierarchy as of December 31, 2021 or December 31, 2020.

The Company’s assets and liabilities that are measured at fair value on a recurring basis include the following as of December 31, 2021 and December 31, 2020, set forth by level, within the fair value hierarchy:

	Fair value as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
Asset retirement obligations	$—	$—	$5,738	$5,738
Interest rate swaps	—	992	—	992
Contingent consideration on acquisition of non-controlling interest	—	—	4,456	4,456
Convertible note payable	—	—	58,710	—
Assets:
Commodity swap contracts	—	382	—	382

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

3. Summary of Significant Accounting Policies (cont.)

	Fair value as of December 31, 2020 (Restated)
(in thousands)	Level 1	Level 2	Level 3	Total
Liabilities
Asset retirement obligations	$—	$—	$4,885	$4,885
Interest rate swaps	—	2,785	—	2,785
Commodity swap contracts(1)	—	1,529	—	1,529

(1)	The Company restated its consolidated balance sheet as of December 31, 2020 to record a Derivative financial asset — current portion of $1,529 relating to unrealized gain on its commodity swap contracts. See Note 2, Restatement of Financial Statements and Note 12 Derivative Financial Instruments for additional information.

A summary of changes in the fair values of the Company’s Level 3 instruments, attributable to asset retirement obligations, for the years ended December 31, 2021 and December 31, 2020 is included in Note 3, Summary of Significant Accounting Policies.

4. Company Operations

Power Purchase Agreements

The Company has PPAs with utilities to sell electricity and receive capacity and energy payments. The PPAs expire from 2022 to 2036. The price per megawatt hour (“MWh”) varies for each contract. For the years ended December 31, 2021, 2020, and 2019, power sales revenues under long-term agreements totaled $37,359, $40,547, and $45,421, respectively, and are recorded as a component of Revenues — Renewable power within the consolidated statements of operations. In 2020, the Company terminated a PPA with landfill owner and recognized a gain on termination of PPA of $1,292 in the consolidated statements of operations.

Certain PPAs contain cash penalties or termination options if the Company causes defaults that are not remedied or if agreements are terminated prior to expiration, as defined in the agreements. The economic viability of the Company’s plants is dependent upon sufficient recoverable LFG and on merchant prices.

Certain PPAs contain a lease element requiring lease accounting. Accordingly, revenue related to the lease element of these PPAs is also included within renewable power revenue in the consolidated statements of operations.

Renewable Energy Credits

Certain state laws require that a portion of retail electricity sales must be generated by a renewable energy source. The Company markets and sells renewable energy credits (“RECs”) associated with the renewable energy it produces at several plants.

Gas Purchase Agreements

The Company has LFG purchase agreements with certain landfills which expire from 2023 to 2044, with renewal options for up to six years, and can generally be continued if recoverable gas is available and neither party has terminated the agreement. The gas purchase agreements’ start dates and expiration dates coincide closely with the PPAs to which they relate. During 2021, 2020 and 2019, gas purchases under these agreements totaled $3,744, $3,741, and $3,794, respectively, and are included in cost of sales — renewable power in the consolidated statements of operations.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

4. Company Operations (cont.)

The Company also has agreements with LFG site owners whereby it pays royalties for the gas it captures under formulas which vary by contract but that are based upon a percent of gross revenues from the sale of electricity, the quantity of LFG consumed, or some combination of the two. During 2021, 2020, and 2019, royalty expense totaled $15,241, $6,159, and $6,403, respectively, and is included in cost of sales — Renewable Power in the consolidated statements of operations.

Operating and Maintenance Agreements

The Company has an operating and maintenance agreement (“O&M Agreement”) pursuant to which the Company operates and maintains the site’s gas collection system for the landfill owner. For the years ended December 31, 2021, 2020 and 2019, revenue under the O&M Agreement totaled $3,172, $3,400, and $3,256, respectively, and is recorded in renewable power revenue in the consolidated statements of operations.

5. Acquisition

On May 1, 2021, we acquired the remaining 55.7% ownership interest in Beacon to increase our ownership interest from 44.3% to 100%. Beacon extracts and converts methane gas to RNG from two landfills located in western Pennsylvania and sells the extracted gas to public utilities and separately monetizes environmental attributes through sales to third parties.

Pursuant to an exchange agreement with ARCC Beacon LLC (“Ares”), the Company purchased the remaining ownership interests in Beacon for $50,000, which was paid with a note that matures in 2026 but is convertible to equity in the Company under certain circumstances. The acquisition was determined to be a business combination under ASC 805, Business Combinations. Acquisition-related costs incurred, including those related to the issuance of the convertible note, were insignificant and expensed as incurred.

Prior to closing on May 1, 2021, our 44.3% equity investment in Beacon was recorded at $24,270. Upon acquisition of the remaining 55.7% ownership interest, our existing equity investment was remeasured to fair value resulting in the recognition of a non-cash $19,818 gain. The fair value measurement was estimated by applying the income approach. With this approach, the fair value measurement is based on significant inputs that are not observable in the market and thus the fair value measurement is categorized within Level 3 of the fair value hierarchy. Our assumptions include future cash flow projections, a discount rate range of 17.0% to 19.1% based on the weighted average cost of capital, and a terminal value based on a range of terminal earnings before interest, taxes, depreciation, and amortization.

The excess of the consideration transferred and the estimated fair value of previously held equity interest over the estimated fair values of the identifiable assets acquired and liabilities assumed totaled $51,155 and was reflected as goodwill in the RNG Fuel Supply reportable segment. The majority of goodwill reflects the value paid primarily for the customer and service contract with a wholly owned subsidiary of the Company. There was no settlement gain or loss recognized for the extinguishment of the preexisting relationship. Goodwill will not be amortized, but rather reviewed annually for impairment or more frequently if indicators of impairment exist.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

5. Acquisition (cont.)

The Company completed its purchase price allocation as of December 31, 2021. The following table summarizes the fair value of consideration transferred for Beacon, the fair value of previously held equity interest, and the fair value of assets acquired and liabilities assumed as of the acquisition date, May 1, 2021:

Fair value of consideration transferred
Convertible note payable*	$55,410
Total consideration transferred	$55,410

Fair value of previously held equity interest	$44,069

Fair value of net identifiable assets acquired
Cash	$759
Accounts receivable	240
Accounts receivable, related party	205
Prepaid expense and other current assets	185
Restricted cash	1,196
Other assets	12
Parts inventory	166
Property, plant, and equipment	50,726
Accounts payable and accrued expenses	(690)
Asset retirement obligation	(279)
Accrued royalties	(4,196)
Total identifiable net assets	48,324
Goodwill	51,155
Total purchase consideration	$99,479

*	Fair value of the note as of December 31, 2021 is $58,710. Refer to Note 10, Borrowings, for additional information.

The results of operations for the Beacon Acquisition since the acquisition date have been included on our consolidated financial statements for the period from May 1, 2021 through December 31, 2021 and include approximately $43,611, of total revenue, and $24,420 income from operations.

The excess of the purchase price paid over the estimated fair values of the identifiable assets acquired and liabilities assumed totaled $51,155 and is reflected as goodwill in the RNG Fuel Supply reportable segment. The goodwill reflects the value paid primarily for the long-term opportunity to improve operating results through the efficient management of operating expenses and the deployment of capital. Goodwill is not amortized, but rather is reviewed annually for impairment or more frequently if indicators of impairment exist.

Proforma Financial Information

The following proforma audited financial information reflects the consolidated results of operations of the Company and the amortization of the purchase price adjustments assuming the acquisition had taken place on January 1, 2020, excluding non-recurring transaction costs incurred by the Company during 2021:

	Fiscal Years Ended December 31,
	2021	2020
		Restated(1)
Total revenues, net	$179,436	$132,745
Net income (loss)	$43,776	$(25,968)

(1)	As described in Note 2 to these consolidated financial statements, we have restated the consolidated financial statements for the years ended December 30, 2020 and 2019. See Note 2 Restatement of financial statements for additional information.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

6. Investments in Other Entities

The following table summarizes our equity method investments as of December 31, 2021 and 2020:

		December 31,
	Percentage of ownership	2021	2020
Beacon	44.3%	$—	$25,573
Pine Bend	50.0%	21,188	—
Noble Road	50.0%	24,516	—
GREP	20.0%	1,446	—
Total investments in other entities		$47,150	$25,573

Income on equity method investments, net reported in the Company’s consolidated statements of operations consisted of the following for the years ended December 31, 2021, 2020 and 2019

	Fiscal Years Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Income from equity method investments, net, before amortization of basis difference	$2,268	$(475)	$(487)
Income on equity method investments, net	$2,268	$(475)	$(487)

Beacon Step Acquisition

As detailed in Note 5, Acquisition, we acquired the remaining 55.7% ownership interest in Beacon RNG LLC (“Beacon”) and obtained a controlling financial interest on May 1, 2021. We recorded a $19,818 gain during the second quarter of 2021 to adjust our equity method investment to its estimated fair value. The gain is included in gain on acquisition of equity method investment in our consolidated statement of operations for the year ended December 31, 2021. Upon the step acquisition the Company consolidated Beacon and no longer accounts for its interest in Beacon as an equity method investment.

Deconsolidation of Pine Bend and Noble Road

As of December 31, 2021, the Company re-assessed its equity interests in Pine Bend and Noble Road under ASC 810, Consolidation and determined the entities no longer meet any of the characteristics of a variable interest entity primarily because the two projects are fully funded and there is sufficient equity at risk as of December 31, 2021. The Company determined that it should account for its interests in both entities under the equity method of accounting pursuant to ASC 323, Investments Equity Method and Joint Ventures, prospectively, as the Company has the ability to exercise significant influence, but not control, over both entities.

Prior to December 31, 2021, the Company consolidated these entities in accordance with the variable interest entity model guidance under ASC 810, Consolidation. Upon deconsolidation, the Company remeasured the fair value of the retained investment and recognized a gain of $3,145 on Pine Bend and $11,880 on Noble Road in its consolidated statement of operations for the year ended December 31, 2021 and a corresponding increase in its basis in Investment in other entities on its consolidated balance sheet as of December 31, 2021. The fair value of the retained investment was measured based on discounted cash flows model in which the future net cash flows from the two RNG facilities were discounted to their present value using a discount factor of 20%.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

6. Investments in Other Entities (cont.)

The carrying value of assets and liabilities of the two entities at the time of their deconsolidation was as follows:

December 31, 2021
Cash and cash equivalents	$21,208
Other current assets	134
Property, plant and equipment, net	44,250
Accounts payable and accrued expenses	(4,235)
Net assets deconsolidated	$61,357

Acquisition of Reynold RNG LLC

In August 2021, the Company acquired a 100% ownership interests in Reynolds RNG LLC (“Reynolds”), an RNG production facility for $12,020 which was funded with cash on hand. Reynolds held an equity investment of 1,570 Class B units in GREP BTB Holdings LLC (“GREP”) representing 20% interest for a cash consideration of $1,570 which owns 50% of BioTown Biogas LLC (“Biotown”), a power generation facility under development to convert to an RNG facility. The Reynolds transaction was an asset acquisition from an affiliate under common control and therefore the assets consisting of the its investment in GREP and the Note receivable ( described below) were recorded at carryover basis. The Company accounts for its 20% equity investment in GREP under the equity method. The Company recorded a loss of $124 as its share of net loss for the year ended December 31, 2021 and reduced its investment in GREP as of December 31, 2021.

In addition to the equity investment, Reynolds held a loan of $10,450 to Biotown. The Note receivable matures on July 15, 2027. It carries an interest of 12.5% out of which 8% is payable in cash on a quarterly basis from the inception of the loan and 4.5% payment-in-kind interest adding to the outstanding debt balance until the facility becomes operational. The total amount of interest earned for the year ended December 31, 2021 was $711 out of which $288 was payment-in-kind interest increasing the Note receivable from Biotown. The interest earned was recorded as a reduction to interest and financing expense, net in the consolidated statement of operations for the year ended December 31, 2021. The Note receivable also entitles Reynolds to receive 4.25% of any revenue based distributions made with a cap of $4,500 over the term of the debt. The Company recorded the fair value of the Note receivable — variable fee component of $1,539 as an allocation of the initial investment balance of $10,450 and recorded an payment-in-kind interest income of $118 as a reduction to interest and financing expense, net in the consolidated statement of operations for the year ended December 31, 2021.

The note receivable of $9,200 and Note receivable — variable fee component of $1,656 have been recorded as a long term assets on its consolidated balance sheet as of December 31, 2021.

The following table summarizes financial information of the unconsolidated entities:

	December 31,
	2021	2020
Current assets	$21,342	$2,216
Non-current assets	44,250	58,232
Current liabilities	4,235	1,131
Non-current liabilities	—	1,536
Members’ equity	61,358	57,781

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

6. Investments in Other Entities (cont.)

The following table summarizes the net income (loss) attributable to the Company from the unconsolidated entities:

	Fiscal Years Ended December 31,
	2021	2020	2019
Revenue	$14,181	$15,039	$12,368
Gross profit	6,915	3,331	3,255
Income (loss) from operations	5,276	(1,859)	(1,059)
Net income (loss)	5,276	(1,072)	(1,099)
Net income (loss) attributable to OPAL Fuels LLC	2,268	(475)	(487)

7. Property, Plant, and Equipment, Net

Property, plant, and equipment, net, consisted of the following at December 31:

	December 31,
	2021	2020
Plant and equipment(1)	$161,387	$98,881
CNG/RNG Fueling stations	27,892	25,430
Construction in progress	62,616	20,424
Buildings	2,544	1,475
Land	1,303	1,303
Service equipment	1,521	1,133
Leasehold improvements	815	571
Vehicles	407	514
Office furniture and equipment	302	299
Computer software	277	240
Other	416	289
	259,480	150,559
Less: accumulated depreciation	(89,710)	(74,367)
Property, plant, and equipment, net	$169,770	$76,192

(1)	As of December 31, 2021, the Company identified one renewable power generating facility to be abandoned in June 2023 and building an RNG facility in the same site. Accordingly, the Company tested the facility for impairment under the held and used impairment guidance under ASC 360-10. The Company concluded that the net book value of the asset exceeded the remaining undiscounted cash flows over the remaining shortened useful life. The Company revised the useful life of the asset and recorded accelerated depreciation of $600 thousand on the facility in its consolidated statement of operations for the year ended December 31, 2021.

As of December 31, 2021, there has been an increase in property, plant and equipment as a result of the step acquisition of Beacon in May 2021 offset by deconsolidation of Pine bend and Noble Road and increase in construction of RNG generation facilities including, but not limited to Sunoma and Central Valley RNG dispensing facilities. The majority of these facilities, for which costs are in construction in progress as of December 31, 2021, are expected to be operational within the next year.

Depreciation expense on property, plant, and equipment in 2021, 2020 and 2019 was $9,501, $7,595 and $7,241, respectively. Property, plant, and equipment was reduced by $4,234, and $8,246 at December 31, 2021 and 2020, respectively, due to U.S. Treasury grants received in prior years for the construction of renewable energy power plants.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except per unit data)

8. Intangible Assets, Net

Intangible assets, net, consisted of the following at December 31:

	December 31, 2021
	Cost	Accumulated Amortization	Net	Weighted Average Amortization Period (Months)
Power purchase agreements(1)	$8,999	$(6,986)	$2,013	217
Transmission/distribution interconnection(2)	1,600	(865)	735	181
CNG sales contract	807	(719)	88	120
Intellectual property	43	(18)	25	60
Total intangible assets	$11,449	$(8,588)	$2,861

(1)	Includes $114 of accelerated amortization of the power purchase agreement associated with the renewable power generating facility to be abandoned in June 2023.

(2)	The transmission/distribution interconnection represents an interconnector for one of the Company’s LFG recovery facilities. The interconnection construction was initially funded by a municipality. The Company is scheduled to repay the funding for the construction through April 1, 2023.

	December 31, 2020
	Cost	Accumulated Amortization	Net	Weighted Average Amortization Period (Months)
Power purchase agreements	$8,999	$(6,602)	$2,397	217
Transmission/distribution interconnection	1,600	(760)	$840	181
CNG sales contract	807	(639)	$168	120
Intellectual property	43	(11)	$32	60
Total intangible assets	$11,449	$(8,012)	$3,437

Amortization expense for 2021, 2020 and 2019 was $577, $555, and $613, respectively. At December 31, 2021, estimated future amortization expense for intangible assets is as follows:

Year ending December 31,
2022	$793
2023	465
2024	275
2025	266
2026	238
Thereafter	824
$2,861

9. Goodwill

The following table summarizes the changes in goodwill by reporting segment from the beginning of the period to the end of the period:

	RNG Fuel Supply	Fuel station service	Total
Balance December 31, 2019	$—	$3,453	$3,453
Balance December 31, 2020	—	3,453	3,453
Net additions during the year(1)	51,155	—	$51,155
Balance December 31, 2021	$51,155	$3,453	$54,608

(1)	Addition relates to the step acquisition of Beacon. See Note 5, Acquisition, for additional information.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

10. Borrowings

The following table summarizes the borrowings under the various debt facilities as of December 31, 2021 and December 31, 2020:

	December 31, 2021	December 31, 2020
Senior secured credit facility, term loan	$73,869	$78,770
Less: Unamortized debt issuance costs	(724)	(1,614)
Less: current portion	(73,145)	(4,900)
Senior secured credit facility, term loan, net of debt issuance costs	—	72,256
Senior secured credit facility, working capital facility	7,500	12,682
Less: current portion	(7,500)	(5,182)
Senior secured credit facility, working capital facility	—	7,500
TruStar revolver credit facility	—	10,000
Less: current portion	—	—
TruStar revolver credit facility	—	10,000
Sunoma loan	17,524	1,089
Less: Unamortized debt issuance costs	(569)	(619)
Less: current portion	(756)	—
Sunoma loan, net of debt issuance costs	16,199	470
OPAL term loan	75,000	—
Less: Unamortized debt discount and debt issuance costs	(2,485)	—
Less: current portion	(13,425)	—
OPAL term loan, net of debt discount and debt issuance costs	59,090	—
Convertible note payable	58,710	—
Less: current portion	—	—
Convertible note payable	58,710	—
Municipality loan	278	472
Less: current portion	(194)	(194)
Municipality loan	84	278
Non-current borrowings total	$134,083	$90,504

As of December 31, 2021, principal maturities of debt are expected as follows, excluding any subsequent refinancing transactions. The below table excludes the outstanding debt of $17,524 under the Sunoma loan was not converted from a construction loan into a term loan with a duration of 11 years:

	Senior secured credit facility	OPAL term loan	Convertible note payable	Municipality loan	Total
2022	$81,369	13,425	—	$194	$94,988
2023	—	16,110	—	84	16,194
2024	—	16,110	—	—	16,110
2025	—	29,355	58,710	—	88,065
	$81,369	$75,000	$58,710	$278	$215,357

Senior secured credit facility

On September 21, 2015, Fortistar Methane 3 LLC ( the “FM3”), a wholly-owned subsidiary of OPAL, entered into a senior secured credit facility as a borrower and Investec Bank PLC and MUFG Union Bank N.A., as joint lead arranger and book runners and CoBank ACB as documentation agent and LC issuing bank, which provides for an aggregate principal amount of $150.0 million, which consists of (i) a term loan of $125,000 ( “Term Facility Loan”) and a (ii) working capital letter of credit facility (“Working Capital Facility”) of up to $19,000 and a (iii) Debt service reserve and liquidity facility ( Debt Reserve and Liquidity Facility”) of up to $6,000. The Company paid $14,300 to the lenders in connection with the transaction.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

10. Borrowings (cont.)

The borrowings under the Senior Secured Credit Facility bear an interest rate of a fixed margin plus LIBOR for the relevant interest period. The fixed margin is 2.75% for the first four years and 3.0% until October 8, 2021 and 3.25% thereafter. Pursuant to the terms of facility, FM3 is required to repay 1% of the outstanding debt under the Term Loan Facility amounting to $1,250 on a quarterly basis which is then adjusted based on available cash and a target debt balance that declines each quarter. The Working Capital Facility contains a provision whereby the Company is obligated to reduce the amount borrowed to $7,500 or less for a period of ten consecutive business days annually. As of December 31, 2021, the total amount outstanding under the Working Capital Facility was $7,500. Additionally, the Company pays commitment fee of 0.75% on unused portion of the facility.

On October 8, 2021, the Company entered into the Amendment to Second Amended and Restated Credit Agreement (the “Amendment”) which extended the maturity date of the credit facility that supports the Renewable Power business to December 20, 2022. In addition, the minimum required debt service coverage ratio was reduced from 1.1 to 1.0 and the calculation of the Cash Flows Available for Debt Service was amended to exclude the proceeds of working capital loans deposited into the operating account going forward. Additionally, the Company is not allowed to make any distributions or restricted payments. In exchange for these accommodations, the Company agreed to repay $5,182 as a permanent reduction of the Working Capital Facility and to increase the interest rate on the credit facility by 25 basis points.

At December 31, 2021 and December 31, 2020, the Company had outstanding letters of credit that support obligations of the Company and its subsidiaries of $7,823 and $8,552, respectively. The Senior Secured Credit Facility is collateralized by substantially all the assets of FM3 and assignment of FM3’s rights, title and interests in PSAs and landfill gas rights agreements.

The debt agreement contains certain warranties and financial covenants including but not limited to debt service coverage ratio to be less than 1.0 and restrictions on distributions and additional indebtedness. The lenders only have recourse to the assets of FM3. For the years ended December 31, 2021 and 2020, FM3 was in compliance with all debt covenants.

Patronage dividends

The Company is eligible to receive annual patronage dividends from one of its lenders, Cobank ACB under a profit sharing program made available to the borrowers. The Company accrued patronage dividend based on an estimated percentage of its weighted average debt balance for the year. For the years ended December 31, 2021, 2020 and 2019 the Company received cash dividend of $139, $136 and $131 which was recorded as a credit to interest expense in the consolidated statements of operations. Additionally, the Company received $489 as equity in Cobank SCB which will be redeemed for cash beginning 2024. The Company recorded $489 as other income in the consolidated statement of operations for the year ended December 31, 2021 and a correspond long-term asset on its balance sheet as of December 31, 2021.

TruStar revolver credit facility

On September 27, 2021, TruStar, a wholly-owned subsidiary of the Company renewed the existing revolving credit arrangement with JP Morgan Chase Bank, N.A., for an aggregate amount of $10,000. This revolver credit facility was secured by marketable securities pledged by the Ultimate Parent. In the fourth quarter of 2021, the outstanding balance under this credit facility was fully repaid and the revolver credit facility was cancelled.

The amounts outstanding under this credit facility had an interest rate of 1.0% plus one month LIBOR.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

10. Borrowings (cont.)

Sunoma loan

On August 27, 2020, Sunoma Renewable Biofuel LLC (“Sunoma”), a wholly-owned subsidiary of the Company entered into a debt agreement with Live Oak Banking Company ( “Lender”) for an aggregate principal amount of $20,000. Sunoma paid $600 as fees to the Lender. The loan matures on April 27, 2022 and bears interest at the greater of Prime plus 3.50%, or 7.75%.

The amounts outstanding under the Sunoma loan agreement are secured by the assets of Sunoma.

The Sunoma loan agreement contains certain financial covenants which require Sunoma to maintain (i) Maximum debt to worth ratio cannot exceed 5 to 1 (ii) the minimum current ratio cannot be less than 1.0 (iii) minimum debt service coverage ratio of trailing four quarters cannot be less than 1.25. These covenants apply after the construction is complete and the facility meets certain predetermined operational standards and documentation criteria and the loan converts to a term loan which is expected to be in third quarter of 2022. Additionally, the Company received a waiver from compliance of certain non financial covenants.

At maturity, the loan outstanding under the Sunoma loan agreement is convertible to a permanent loan guaranteed by the United States Department of Agriculture (“USDA”). The Permanent USDA loan will consist of an 11-year term and bear interest at the then-current 10-year LIBOR Swap rate plus 5.45%, fixed for the term of the loan. The floor rate of the USDA loan will be equal to 6.75%. The Permanent USDA loan will be secured by the assets of Sunoma Renewable Biofuel, LLC. The accrued interest is payable after the conversion to a permanent loan.

The significant assets of Sunoma are parenthesized in the consolidated balance sheets as December 31, 2021 and December 31, 2020. Refer to Note 16 Variable Interest Entities for additional information.

OPAL term loan

On October 22, 2021, the Company executed a Term Loan at a newly formed entity, OPAL Fuels Intermediate Holding Company LLC (“OPAL Intermediate Holdco”) as the borrower and Bank of America N.A., Customers Bank, Citi Bank N.A., Barclays Bank PLC as lenders (“Lenders”), Bank of America as administrative agent and Customers Bank as Syndication Agent, which permitted borrowings of up to $125,000. Of the 125,000, the Company had $90,000 available for borrowing upon closing and the remaining $35,000 to be made available as three more RNG facilities become operational. The facility is secured by a pledge in the equity interest of the following subsidiaries of the Company at the time the loan was executed: Beacon Holdco LLC, OPAL Environmental Credit Marketing LLC, TruStar Energy LLC, and OPAL Fuels Services LLC along with cash bank accounts and a security interest in the Company’s environmental credits. A portion of the proceeds of this loan were used to pay off the outstanding balance under the Trustar revolver credit facility and the remainder will be used for general corporate purposes, including investments in RNG projects being developed by the Company.

Pursuant to the above, the Company borrowed $75,000 in October 2021 and an another $15,000 in February 2022 pursuant to an amendment allowing the Company to drawdown later than the original commitment date. The loan matures April 22, 2025 and bears interest at 3.0% plus LIBOR. Pursuant to the terms of the facility, OPAL Intermediate Holdco is required to repay 1.79% or $1,342 per month beginning March 2022 and an additional $700 per month beginning September 2022.

The OPAL term loan contains certain financial covenants which require OPAL Intermediate Holdco to maintain a (i) minimum liquidity of $15.0 million until March 31, 2022 and $10.0 million thereafter and (ii) leverage ratio not to exceed 4 to 1. As of December 31, 2021, the Company is in compliance with the financial covenants under this debt facility. Additionally, the debt agreement contains certain customary warranties and representations including but not limited to restrictions on distributions and additional indebtedness.

Municipality loan

FM3 entered into a loan agreement for the construction of an interconnection that was initially funded by the municipality. The Company is scheduled to make payments to a municipality of the amount of $1,600 plus interest at a fixed annual rate of 3.00% through April 1, 2023.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

10.	Borrowings (cont.)

Loan from Affiliate and Line of Credit from Affiliate

In June 2015, the Ultimate Parent made a $5,000 loan to the Company with an annual interest rate of 10% compounded monthly. This loan, which had an original maturity date of June 26, 2016, was subsequently renewed annually. As of December 31, 2019, the full amount of this loan was outstanding. On December 31, 2020, the outstanding loan balance of $5,000 was assigned to the Ultimate Parent and the assignment of this loan to the related party was accounted for as a capital contribution to the Company.

In April 2017, the Ultimate Parent extended a $5,000 revolving line of credit to the Company for general working capital. This loan, which had an original maturity date of September 9, 2018, was subsequently renewed annually by the affiliate. Borrowings under the line of credit bore interest at an annual rate of 10% compounded monthly. Additional drawings under this credit line were available once per month in minimum amounts of $250. The credit line included a commitment fee of 2% on the loan amount and interest of 1% on the undrawn amount, due quarterly. As of December 31, 2019, the full amount of this line of credit was outstanding. On December 31, 2020, the outstanding line of credit amount of $5,000 was assigned to the Parent and the assignment of this loan to the related party was accounted for as a capital contribution to the Company.

Interest rates

2021

For the year ended December 31, 2021, the interest rate on Senior Secured Facility included a margin plus LIBOR and commitment fees of 0.75% on unused portion of the Working Capital Facility. The weighted average effective interest rate including the amortization of debt issuance costs for this period was 3.00%.

For the year ended December 31, 2021, the interest rate on TruStar Revolver Credit Facility including a margin plus LIBOR was 1.52%.

For the year ended December 31, 2021, the paid-in-kind interest rate on Convertible note payable was 8%. The change in fair value of the Note recorded as interest expense between May 1, 2021 and December 31, 2021 was $3,300.

For the year end December 31, 2021, the interest rate on OPAL term loan was 4% and commitment fees of 0.5% on the undrawn portion of the facility. The weighted average effective interest rate including the amortization of debt issuance costs for this period was 4.9%.

For the year ended December 31, 2021, the weighted average effective interest rate on the Sunoma Credit Facility was 7.75%.

For the year ended December 31, 2021, the weighted average interest rate on Municipality Loan was 3.0%.

2020

For the year ended December 31, 2020, the interest rate on Senior Secured Facility included a margin plus LIBOR and commitment fees of 0.75% on unused portion of the Working Capital Facility. The weighted average effective interest rate including the amortization of debt issuance costs for this period was 3.25%.

For the year ended December 31, 2020, the interest rate on TruStar Revolver Credit Facility including a margin plus LIBOR was 2.1%.

For the year ended December 31, 2020, the weighted average effective interest rate on the Sunoma Credit Facility was 7.75%.

For the year ended December 31, 2020, the weighted average interest rate on Municipality Loan was 3.0%.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

10.	Borrowings (cont.)

For the year ended December 31, 2020, the weighted average interest rate on Line of Credit and Loan from Affiliate was 10%.

2019

For the year ended December 31, 2019, the interest rate on Senior Secured Facility included a margin plus LIBOR and commitment fees of 0.75 % on unused portion of the Working Capital Facility. The weighted average effective interest rate including the amortization of debt issuance costs for this period was 4.94%.

For the year ended December 31, 2019, the interest rate on TruStar Revolver Credit Facility including a margin plus LIBOR was 2.1%.

For the year ended December 31, 2019, the weighted average interest rate on Municipality Loan was 3.0%.

For the year ended December 31, 2019, the weighted average interest rate on Line of Credit and Loan from Affiliate was 10%.

The following table summarizes the Company’s total interest and financing expense, net for

	Fiscal Years Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Senior secured facility	$2,777	$3,655	$5,074
Municipality loan	10	17	21
Trustar revolver credit facility	111	166	351
Convertible note payable	3,300	—	800
OPAL term loan	617	—	—
Line of credit/Loan from Affiliate	—	1,010	—
Commitment fees and other finance fees	835	962	965
Amortization of debt issuance costs	1,086	860	820
Interest income	(769)	(15)	(5)
Total interest expense	$7,467	$6,655	$8,026

(1)	Interest expense on Senior secured facility is presented net of patronage dividends received of $628, $136 and $131 for the years ended December 31, 2021, 2020 and 2019, respectively.

11.	Leases

During 2018, the Company renewed a lease for office and warehouse space that became effective upon the termination of the original lease term on January 31, 2018. The term of the lease renewal was thirty-six months and contained an option to renew for an additional twenty-four months. In September 2020, the Company exercised this option. In addition, the Company maintains a fleet of vehicles under lease with terms ranging from forty-eight to sixty months and with lease expiration dates ranging from April 2021 to February 2025.

Future minimum lease payments are as follows:

December 31, 2021
2022	$690
2023	283
2024	163
2025	55
$1,191

The Company incurred rent expense of $1,098, $1,242 and $1,464, in 2021, 2020 and 2019, respectively.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

12.	Derivative Financial Instruments

Interest rate swaps

The Company has various interest rate swap agreements, including swaps entered into in early 2020. The average annual fixed rate ranges from 2.38% in 2020 to 2.50% in 2022. These transactions involved the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The Company has accounted for these instruments as economic hedges and has included changes in their fair market value in the consolidated statements of operations.

The location and amounts of derivatives fair values in the balance sheet are:

	Fair Value		Location of Fair Value Recognized
December 31,	2021	2020	in Balance Sheet
Derivatives designated as economic hedges
Current portion of interest rate swaps	$(992)	$(1,689)	Derivative financial liability, current portion
Interest rate swaps, net of current portion	—	(1,096)	Derivative financial liability, non-current portion
	$(992)	$(2,785)

The effect of interest rate swaps on our consolidated statement of operations was:

	(Loss) Gain Recognized in Operations from interest rate swaps			Location of (Loss) Gain Recognized in Operations
December 31,	2021	2020	2019	from Derivatives
Interest rate swaps	$1,793	$(1,050)	$(1,876)	Change in value of derivative financial instruments
Net periodic settlements	(1,694)	(1,147)	185	Change in value of derivative financial instruments
	$99	$(2,197)	$(1,691)

Company may be exposed to credit risk on any of the derivative financial instruments that are in an asset position. Credit risk relates to the risk of loss that the Company would incur because of non-performance by counterparties pursuant to the terms of their contractual obligations. To mitigate this risk, management monitors counterparty credit exposure on an annual basis, and the necessary credit adjustments have been reflected in the fair value of financial derivative instruments. There are no credit-risk-related contingent features that could be triggered in derivative financial instruments that are in a liability position.

The Company enters into interest rate swap contracts with counterparties that allow for net settlement of derivative assets and derivative liabilities. The Company has made an accounting policy election to offset recognized amounts relating to these interest swaps within the consolidated balance sheets. The following tables summarize the fair value of derivative instruments on the Company’s consolidated balance sheets and the effect of netting arrangements and collateral on its financial position:

	Gross Amounts of Recognized Assets/ (Liabilities)	Gross Amounts Offset in the Consolidated Balance Sheet	Net Amounts of Assets/(Liabilities) Presented in the Consolidated Balance Sheet
December 31, 2021
Interest rate swap liability	$(992)	$—	$(992)
December 31, 2020
Interest rate swap liability	$(2,785)	$—	$(2,785)

There were no collateral balances with counterparties outstanding as of the period-end dates.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

12.	Derivative Financial Instruments (cont.)

Commodity swap contracts

The Company utilizes commodity swap contracts to hedge against the unfavorable price fluctuations in market prices of electricity. The Company does not apply hedge accounting to these contracts. As such, unrealized and realized gain (loss) is recognized as component of Renewable Power Revenues in the consolidated statement of operations and Derivative financial asset — current and non-current in the consolidated balance sheets. These are considered to be Level 2 instruments in the fair value hierarchy. By using commodity swaps, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counter party to perform under the terms of the swap contract. When the fair value of the swap contract is positive, the counter party owes the Company creating a credit risk. The Company manages the credit risk by entering into contracts with financially sound counter parties. To mitigate this risk, management monitors counterparty credit exposure on an annual basis, and the necessary credit adjustments have been reflected in the fair value of financial derivative instruments. When the fair value of the swap contract is negative, the Company owes the counter party creating a market risk that the market price is higher the contract price causing loss of higher revenues.

In December 2018, the Company signed an amendment that converted an existing PPA into a commodity swap contract to allow the Company flexibility to sell the capacity separately and schedule sale of electricity to independent third parties. Post the amendment, the Company agreed to net settle the contract in cash on a monthly basis based on the difference between the contract price and market price. The contract has a default minimum of 34,554 Mwh per year. Additionally, the Company entered into an ISDA agreement with a counter party in November 2019. Pursuant to the agreement, the Company entered into swaps with contract prices ranging between $35.75 and $51.25 per Mwh.

The following table summarizes the commodity swaps in place as of December 31, 2021 and 2020:

Trade date	Period From	Period to	Notional quantity per year (“Mwh”)	Average Contract price (per Mwh)
December 14, 2018	January 1, 2019	September 30,2022	34,554	$66.12
November 22, 2019	January 1, 2020	December 31, 2021	43,860	$35.75
October 28, 2021	November 1, 2021	December 31, 2022	30,660	$48.75
December 27, 2021	January 1, 2022	December 31, 2022	26,280	$50.75

The effect of commodity swaps on the consolidated statements of operations for the years ended December 31, 2021, 2020 and 2019.

		Fiscal Years Ended December 31,
Derivatives not designated as hedging instruments	Location of (loss) gain recognized	2021	2020	2019
			(Restated)(1)	(Restated)(1)
Commodity swaps – realized (loss) gain	Renewable Power Revenues	$(22)	$1,383	$1,129
Commodity swaps – unrealized (loss)	Renewable Power Revenues	(1,148)	(1,176)	(373)
Total realized and unrealized(loss) gain	Renewable Power Revenues	$(1,170)	$207	$756

(1)	The Revenues for the years ended December 31, 2020 and 2019 were restated to record unrealized loss of $1,176 and $373, respectively. Please see Note 2 Restatement of financial statements for additional information.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

12.	Derivative Financial Instruments (cont.)

The following table shows the derivative assets and liabilities related to commodity swaps as of December 31, 2021 and 2020:

	Fair Value		Location of Fair Value Recognized
December 31,	2021	2020	in Balance Sheet
Derivatives designated as economic hedges
Current portion of unrealized gain on commodity swaps	$382	$810	Derivative financial asset – current portion
Unrealized gain on commodity swaps, net of current portion	—	719	Derivative financial asset – non-current
	$382	$1,529

13.	Related Parties

Related parties are represented by our Ultimate Parent and other affiliates, subsidiaries and other entities under common control with the Ultimate Parent.

Capital contributions and distribution from and to members

During the years ended December 31, 2021, 2020 and 2019, the Company received contributions from its Ultimate Parent of $7,531, $15,128 and $30,057, respectively. Additionally, the Company made distributions to its Ultimate Parent of $3,695, $852 and $404 for the years ended December 31, 2021, 2020 and 2019.

Sale of non-controlling interests to Related Parties

During the year ended December 31, 2021, the Company sold non-controlling interests in four RNG projects to Hillman for total proceeds of $30,000. On November 29, 2021, as part of an exchange agreement (“Hillman exchange”), the Company issued 14 newly authorized common units and 300,000 Series A-1 preferred units to Hillman in return for Hillman’s non-controlling interest in four RNG project subsidiaries. Please see Note 18, Redeemable Preferred Units and Equity for additional information.

Purchase of investments from Related Parties

In August 2021, the Company acquired a 100% ownership interests in Reynolds RNG LLC (“Reynolds”), an RNG production facility for $12,020 which was funded with cash on hand. Reynolds held an equity investment of 1,570 Class B units in GREP BTB Holdings LLC (“GREP”) representing 20% interest for a cash consideration of $1,570 which owns 50% of BioTown Biogas LLC (“Biotown”), a power generation facility under development to convert to an RNG facility. The Reynolds transaction was an asset acquisition from an affiliate under common control and therefore the assets consisting of the its investment in GREP and the Note receivable (described below) were recorded at carryover basis. The Company accounts for its 20% equity investment in GREP under the equity method. The Company recorded a loss of $124 as its share of net loss for the year ended December 31, 2021 and reduced its investment in GREP as of December 31, 2021.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

13.	Related Parties (cont.)

Equity commitment letters

During 2021 and 2020, the Ultimate Parent entered into three equity commitment agreements totaling $57,066 with third-party investors which established the amount of capital contributions to be made by these investors in four RNG projects being developed by the Company in exchange for which the third-party investor would acquire a specified ownership percentage in the RNG project. In conjunction with this, for the purpose of satisfying the Engineering, Procurement and Construction Agreements under which these RNG projects would be built, the Ultimate Parent issued three equity commitment letters to the contractor hired to construct these RNG projects. The equity commitments for Pine Bend and Noble Road have been fulfilled during 2021 and there is no outstanding commitment amounts on these projects as of December 31, 2021.

	Equity Commitment Letters	Amount distributed under the Equity commitment letters	Amount outstanding yet to be fulfilled
December 31, 2021
Noble Road RNG	$19,000	$19,000	$—
Pine Bend RNG	21,504	21,504	—
New River RNG	16,562	8,789	7,773
	$57,066	49,293	$7,773

Sales contracts with Related Parties

In June 2020, Trustar, a wholly-owned subsidiary of the Company contracted with Beacon to dispense Beacon’s RNG, generate and market the resulting RINs created on behalf of Beacon. The term of this contract is September 1, 2020 through October 31, 2030. The Company receives non-cash consideration in the form of RINs or LCFSs for providing these services and recognizes the RINs or LCFSs received as inventory based on their estimated fair value at contract inception. During the period from September 1, 2020 to December 31, 2020, the Company earned environmental processing fees of $428, net of intersegment elimination, under this agreement which are included in fuel station service revenues in the consolidated statements of operation. During 2021, the Company acquired the remaining interests in Beacon. Therefore, all environmental fees earned after May 1, 2021 is eliminated in the consolidated statements of operations. For the period between January 1 and April 30, 2021, the company earned environmental processing fees of $632, net of intersegment elimination.

Service agreements with Related Parties

In 2020, Trustar and FM3, two wholly-owned subsidiaries of the Company had two management service agreements with the Ultimate Parent to provide for management, operations and maintenance services. The agreement provided for a pass-through of the actual costs incurred.

On December 31, 2020, the Company terminated the above two agreements and signed a new management, operations, and maintenance services agreement (“Administrative services agreement”) with the Ultimate Parent, pursuant to which the Ultimate Parent provides management, operations, and maintenance services to the Company. The agreement expires on December 31, 2023, unless the termination occurs earlier due to dissolution of the Company or terminated by the Company’s secured lenders in certain circumstances. The agreement provides for a pass-through of actual costs incurred and a fixed annual payment of $580,000 per year adjusted annually for inflation.

In June 2021, the company entered into an management services agreement with Costar Partners LLC (“Costar”), an affiliate of the Ultimate Parent. As per the agreement, Costar provides IT support services, software use, licensing services, management of third party infrastructure and security services and additional IT services as needed by the Company. The agreement provides for Costar to be compensated based on actual costs incurred and licensing fees per user for certain software applications. The agreement expires in June 2024 unless the termination occurs earlier due to dissolution of the Company or terminated by the Company’s secured lenders in certain circumstances.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

13.	Related Parties (cont.)

The following table summarizes the various fees recorded under the agreements described above which are included in our Selling, general administrative expenses:

	Fiscal Years Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Staffing and management services	$8,393	$5,866	$6,091
IT services	1,497	—	—
Managements services	—	557	1,354
Guaranty fees	431	269	269
Interest	—	419	403
Environmental processing fees	632	428	—
Total	$10,953	$7,539	$8,117

For the years ended December 31, 2021 and December 31, 2020 the company had accounts payable, related party in the amounts of $166 and $1,579, respectively. As of December 31, 2021, the Company recorded $676 payable to Costar as part of accrued expenses in its consolidated balance sheet.

14.	Benefit Plan

The Company maintains a qualified 401(k) benefit plan (the “Plan”) covering substantially all its employees who meet the eligibility requirements. All employees are eligible to participate in the Plan starting with the first day of the month following three months of service. Eligible employees may contribute up to 50% of their compensation on a pre-tax basis to the Plan, up to statutory limits. The Company matches 100% on the first 3% and 50% of the next 2% of eligible employees’ contributions. The Company’s contributions vest immediately. The Company’s contributions to the Plan were $374, $293 and $276 in 2021, 2020 and 2019, respectively.

15. Reportable Segments and Geographic Information

The Company is organized into six operating segments based on the characteristics of its Renewable Power generation and dispensing portfolio and the nature of other products and services:

●	Renewable Power 3 Portfolio. The Renewable Power 3 (“RP3”) portfolio generates electricity through methane-rich landfills and digester gas collection systems primarily located in Southern California. RP3 sells renewable electricity to public utilities throughout the United States.

●	Renewable Power 4 Portfolio. The Renewable Power 4 (“RP4”) portfolio generates electricity through methane-rich landfills and digester gas collection systems. RP4 sells renewable electricity to public utilities throughout the United States.

●	RNG Fuel Supply. The RNG Fuel portfolio consists of the Company’s interests in Beacon, Noble Road, Sunoma, GREP and other RNG projects under construction. Beacon captures and converts methane gas to RNG from two landfills located in western Pennsylvania and sells the captured gas to public utilities and separately monetizes environmental attributes through sales to third parties. For the year ended December 31, 2020 and for the period from March 11, 2019 through December 31, 2019, the Company accounted for its interest in Beacon under the equity method of accounting. In May 2021, the Company acquired the remaining interests in Beacon and consolidated Beacon’s results for the period between May and December 31, 2021. The Company accounted for its interests in Pine Bend and Noble Road on a fully consolidated basis for the first nine months of 2021 and converted to equity method of accounting in December and November, 2021, respectively. The Company accounted for its interest in Sunoma on a consolidated basis for the year ended December 31, 2021. Please see note 17 Variable Interest Entities for additional information.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

15.	Reportable Segments and Geographic Information (cont.)

●	RNG Fuel Dispensing. The Company owns and operates CNG fueling stations that are strategically located to supply fuel to third-party vehicle fleets throughout the United States. CNG Fueling Operations also supplies CNG vehicle fuel to stations owned by third parties.

●	Fuel Construction Services. The Company also provides design and construction services to third parties for vehicle fueling stations.

●	Fuel Station Services. The Company also provides maintenance services to third-party owners of vehicle fueling stations.

The Co-Chief Executive Officers serve as the Company’s chief operating decision maker (“CODM”) and jointly manage the six operating segments based on regular reviews of the segment information presented below. This information is used by the CODM to evaluate the performance of each operating segment and allocate the Company’s resources among segments. The Company determined that each of the six operating segments meets the characteristics of a reportable segment in U.S. GAAP. The Company activities and assets that are not associated with the six reportable segments are summarized in the “Other” category below. These include corporate investment income, interest income and interest expense, income tax expense and other non-allocated costs.

With the exception of the Beacon Portfolio, segment disclosures are prepared on the same basis described in the summary of significant accounting policies. The CODM reviews the Beacon Portfolio segment based on its standalone, consolidated financial reports. As such, a reconciliation is provided below of the Beacon Portfolio segment information to the Company’s equity method accounting for its interest in Beacon under U.S. GAAP.

	Fiscal Years Ended
	December 31, 2021	December 31, 2020	December 31, 2019
		(Restated)(1)	(Restated)(1)
Revenues:
Renewable Power 3	$43,857	$45,922	$50,597
Renewable Power 4	3,460	4,579	4,563
RNG Fuel Supply	60,097	14,772	12,366
RNG Fuel Dispensing	30,385	11,545	8,977
Fuel Construction Services	33,385	40,567	43,449
Fuel Station Services	17,058	18,637	14,842
Other(2)	129	1,016	521
Intersegment	(8,066)	(4,293)	(3,247)
Equity Method Investment	(14,181)	(15,039)	(12,366)
	$166,124	$117,706	$119,702

(1)	Revenues in Renewable Power 3 and RNG Fuel Dispensing segments have been restated. Please see Note 2 Restatement of financial statements for additional information.

(2)	Other includes revenues of Fortistar Contracting LLC.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

15.	Reportable Segments and Geographic Information (cont.)

	Fiscal Years Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Interest and Financing Expense, Net:
Renewable Power 3	$3,595	$4,960	$6,325
Renewable Power 4	11	17	—
Other(1)	3,861	1,678	1,701
	$7,467	$6,655	$8,026

(1)	Other includes interest expense associated with RNG Fuel Dispensing, Fuel Construction Services, and Fuel Station Services, as the Company does not maintain segment-level records for these balances.

	Fiscal Years Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Depreciation, Amortization, and Accretion:
Renewable Power 3	$5,630	$6,093	$6,265
Renewable Power 4	442	203	267
RNG Fuel Supply	3,306	3,112	2,369
RNG Fuel Dispensing	1,662	1,468	1,178
Fuel Construction Services	137	57	44
Fuel Station Services	408	393	181
Other(1)	128	124	96
Equity Method Investment	(1,060)	(3,112)	(2,369)
	$10,653	$8,338	$8,031

(1)	Other includes amortization of intangible assets and depreciation expense not allocated to any segment.

	Fiscal Years Ended
	December 31, 2021	December 31, 2020	December 31, 2019
		(Restated)(1)	(Restated)(1)
Net Income (Loss):
Renewable Power 3	$(4,642)	$(26,447)	$(1,422)
Renewable Power 4	(2,603)	(754)	(3,261)
RNG Fuel Supply	55,402	(1,821)	(1,265)
RNG Fuel Dispensing	6,298	2,950	2,622
Fuel Construction Services	2,708	4,700	4,378
Fuel Station Services	4,441	4,723	3,367
Other(2)	(23,103)	(8,247)	(9,181)
Equity Method Investment	2,268	(475)	(487)
	$40,769	$(25,371)	$(5,249)

(1)	Net loss for the Renewable Power 3 segment has been restated to record unrealized losses on commodity swap contracts. Please see Note 2 Restatement of financial statements for additional information.
(2)	Other includes Fortistar Contracting LLC as well as interest expense and selling, general and administrative expenses associated with RNG Fuel Dispensing, Fuel Construction Services, and Fuel Station Services, as the Company does not maintain segment-level records for these balances.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

15.	Reportable Segments and Geographic Information (cont.)

	December 31, 2021	December 31, 2020
		(Restated)(1)
Total Assets:
Renewable Power 3	$40,901	$54,860
Renewable Power 4	2,827	3,116
RNG Fuel Supply	191,464	26,238
Other(2)	98,502	59,671
Equity Method Investment	47,150	25,573
	$380,844	$169,458

(1)	The total assets for Renewable Power 3 as of December 31, 2020 have been restated to record Derivative financial asset — current and Derivative financial asset — non-current of $810 and $719, respectively. Please see Note 2, Restatement of Financial Statements for additional information.
(2)	Other includes total assets associated with Fortistar Contracting LLC, RNG Fuel Dispensing, Fuel Construction Services, and Fuel Station Services, as the Company does not maintain segment-level records for these balances.

	Fiscal Years Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Cash Paid for Purchases of Property, Plant and Equipment:
Renewable Power 3	$—	$29	$14
Renewable Power 4	—	123	23
RNG Fuel Supply	78,854	17,886	1,001
RNG Fuel Dispensing	10,792	6,902	4,431
	$89,646	$24,940	$5,469

Geographic Information:    The Company’s assets and revenue generating activities are domiciled in the United States.

16.	Stock-Based Compensation

During the years ended December 31, 2020 and 2019, the Ultimate Parent granted certain equity-based awards to certain employees of the Company in the form of residual equity interests (“Profit interests”) in four wholly-owned subsidiaries of the Company. The Profit Interests do not have voting rights and shall participate in the income distributions when the subsidiaries achieve certain financial targets. These Profits Interests were restructured in December 2020, at which time they became based on a portion of the Ultimate Parent’s indirect ownership in the Company, rather than in the Ultimate Parent’s ownership interest in Company subsidiaries. There were no new residual equity interest grants during the year ended December 31, 2021.

During the years ended December 31, 2020 and 2019, the percentage of Profit Interests issued in the investment entities that were established to grant the incentive units ranged between 34%-37% in the four wholly-owned subsidiaries. These Profit Interests vest ratably over a period of five years from the grant date. In accordance with ASC 718 Compensation — Stock Compensation, the Profits Interests are valued at their fair value when issued and such fair value is expensed over the service vesting period.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

16.	Stock-Based Compensation (cont.)

In accordance with ASC 718 “Stock-compensation”, the expense for the above Profit Interests was amortized on a straight-line basis over the five year period. For the years ended December 31, 2021, 2020 and 2019, the Company incurred compensation costs of $639, $510 and $315, respectively, which was recorded as a component of Selling, General and Administrative expenses within the consolidated statements of operations.

As of December 31, 2021, 46% of the Profit Interests issued vested and there were 54% of Profit Interests unvested. There were no forfeitures during the year ended December 31, 2021.

As of December 31, 2020, 25% of the Profit Interests issued vested and there were 75% of Profit Interests unvested. There were 0 forfeitures during the year ended December 31, 2020.

The future compensation to be recognized for the above grants as of December 31, 2021 is $1,731 and will be recognized the remaining vesting period which ranges from one to four years.

17.	Variable Interest Entities

We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and we reassess whether we are the primary beneficiary of a VIE on an ongoing basis. Our determination of whether we are the primary beneficiary of a VIE is based upon the facts and circumstances for each VIE and requires judgment. Our considerations in determining the VIE’s most significant activities and whether we have power to direct those activities include, but are not limited to, the VIE’s purpose and design and the risks passed through to investors, the voting interests of the VIE, management, service and/or other agreements of the VIE, involvement in the VIE’s initial design and the existence of explicit or implicit financial guarantees. If we are the party with the power over the most significant activities, we meet the “power” criteria of the primary beneficiary. If we do not have the power over the most significant activities or we determine that all significant decisions require consent of a third party, we do not meet the “power” criteria of the primary beneficiary.

We assess our variable interests in a VIE both individually and in aggregate to determine whether we have an obligation to absorb losses of or a right to receive benefits from the VIE that could potentially be significant to the VIE. The determination of whether our variable interest is significant to the VIE requires judgment. In determining the significance of our variable interest, we consider the terms, characteristics and size of the variable interests, the design and characteristics of the VIE, our involvement in the VIE and our market-making activities related to the variable interests.

Our variable interests in each of our VIEs arise primarily from our ownership of membership interests, construction commitments, our provision of operating and maintenance services, and our provision of environmental credit processing services to VIEs.

During 2021, the Company held equity interests in six VIEs — Sunoma, Pine Bend, Noble Road, Emerald, Sapphire and Central Valley as the Company sold non-controlling interests ranging between 11% to 50% in each of these entities. The Company determined that each of these entities are VIEs and in its capacity as a managing member, the Company is the primary beneficiary. These entities do not have any employees and the Company conducts the operations under specific operations and maintenance contracts with third parties and other affiliates of the Company. The Company is deemed as a primary beneficiary based on two conditions:

●	The Company, as a managing member, has the power to order the activities that significantly impact the economic performance of the four entities including establishment of strategic, operating and capital decisions for each of these entities;

●	The Company has the obligation to absorb the potential losses for the right to receive potential benefits, which could be significant to the VIE;

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

17.	Variable Interest Entities (cont.)

As of December 31, 2021, there was no activity in Emerald and Sapphire.

In Pine Bend, and Noble Road, the Company had equity commitment letters that were not fully funded during the year 2021 which allowed for step funding as the construction progresses. As of December 31, 2021, the two entities were fully funded, are no longer thinly capitalized, and have sufficient equity at risk. These entities do not have any employees and the Company conducts the operations in these entities under specific operations and maintenance contracts with third parties and other affiliates of the Company. Therefore, the two entities did not meet the variable interest entities criteria under ASC 810, Consolidation. As the Company has the ability to exercise significant influence, but not control, over the two entities, they were accounted for under the equity method of accounting under ASC 323, Investments Equity Method and Joint Ventures. See Note 6, Investment in Other Entities for additional information.

During the third and fourth quarters of 2021, Hillman, a related party, invested $30,000 in the four VIEs mentioned above which represented non-controlling interests ranging between 11% to 50% in those entities. On November 29, 2021, the Company entered into an exchange agreement with Hillman whereby Hillman exchanged its ownership interests in the four RNG projects into 300,000 Series A-1 preferred units at a par value of $100 and 1.4% of the common units in the Company. On the date of the exchange, the Company reversed the book value of the non-controlling interests of $29,913 attributable to Hillman and recorded the fair value of the preferred units of $30,000 as Redeemable Preferred Units and $87 to member’s equity in the consolidated statement of changes in member’s equity for the fiscal year ended December 31, 2021.

Central Valley owns three RNG facilities which are currently under construction. In November 2021, the Company acquired 10% outstanding non-controlling interests in two entities directly owned by Central Valley from the joint venture partner for $9,456 and became 100% owner of the two entities. $5,000 of the total consideration has been paid in cash and the Company recorded the fair value of the contingent consideration of $4,456 as a component of Other long-term liabilities in its consolidated balance sheet as of December 31, 2021. As of December 31, 2021, the joint venture partner owns 10% of the third RNG facility owned by Central Valley. As a primary beneficiary, the Company consolidated Central Valley in accordance with the variable interest entity model guidance under ASC 810, Consolidation.

In 2020, the Company acquired a variable interest in Sunoma in a joint venture with a third party who does not have any equity at risk but participates in proportionate share of income or losses, which may be significant. Additionally, the assets in Sunoma are collateralized under the Sunoma loan, the proceeds of which are used for partial financing of the construction of the facility. Therefore, the significant assets and liabilities of Sunoma are parenthesized in the consolidated balance sheets as December 31, 2021 and December 31, 2020.

The following table summarizes the major consolidated balance sheet items for consolidated VIEs as of December 31, 2021 and 2020. The VIE information below is presented on an aggregate basis based on similar risk and reward characteristics and the nature of our involvement with the VIEs, such as:

●	All of the VIEs are RNG facilities under construction except Sunoma and they are reported under RNG fuel supply segment;

●	The nature of our interest in these entities is primarily equity based and therefore carry similar risk and reward characteristics;

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

17.	Variable Interest Entities (cont.)

The amount of assets that can only be used to settle obligations of the VIEs, and the amount of VIE liabilities with lack of recourse against the Company’s general credit, are parenthesized in the consolidated balance sheets and are included in the asset totals listed in the table below.

	December 31,
	2021	2020
		(Restated)(1)
Assets
Current assets:
Cash and cash equivalents	$1,991	$5,088
Accounts receivable, net	40	—
Prepaid expenses and other current assets	113	—
Total current assets	2,144	5,088
Property, plant and equipment, net	27,794	18,834
Restricted cash	1,163	2,199
Total assets	31,101	26,121
Liabilities and equity (deficit)
Current liabilities:
Accounts payable	2,266	864
Sunoma loan – current portion	756	—
Accrued expenses	—	4,076
Total current liabilities	3,022	4,940
Sunoma loan, net of debt issuance costs	16,199	470
Total liabilities	$19,221	$5,410
Members’ equity
OPAL Fuels LLC – equity	10,692	14,356
Non controlling interest in subsidiaries	1,188	6,355
Total members’ equity	11,880	20,711
Total liabilities and members’ equity	$31,101	$26,121

(1)	As described in Note 2, Restatement of Financial Statements to these consolidated financial statements, we have restated the consolidated financial statements for the year ended December 31, 2020 and 2019.

18.	Redeemable Preferred Units and Equity

Conversion of membership interests

As described in Note 1, Description of Business and Note 3, Summary of Significant Accounting Policies, on November 29, 2021, the Company amended its LLCA which converted the outstanding membership interest into 986 common units without par value. The total 986 common units were held by the Parent. Upon the conversion of membership interest into common units, the Company presented the net income (loss) per unit on a retrospective basis for all periods presented in the consolidated financial statements.

Authorization and Issuance of Common Units and Preferred Units

Subsequently, on the same day and in contemplation of the proposed Business Combination with ArcLight, the Company authorized an additional 14 common units without par, and authorized 600,000 Series A-1 preferred units with par value of $100 and 2,000,000 Series A preferred units with par value of $100.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

18.	Redeemable Preferred Units and Equity (cont.)

On November 29, 2021, as part of an exchange agreement (“Hillman exchange”), the Company issued the 14 newly authorized common units and 300,000 Series A-1 preferred units to Hillman in return for Hillman’s non-controlling interest in four RNG project subsidiaries.

On November 29, 2021, Mendocino Capital LLC (“NextEra”) subscribed for up to 1,000,000 Series A preferred units, which are issuable (in whole or in increments) at the Company’s discretion prior to June 30, 2022. As of December 31, 2021, no Series A preferred units were issued. In March 2022, the Company had drawn 250,000 units out of the 1,000,000 units subscribed to, for $25,000.

The following table summarizes the changes in the redeemable preferred units from the December 31, 2020 to December 31, 2021:

	Series A-1 preferred units	Series A preferred units
Balance December 31, 2020	$—	$—

Hillman exchange – 300,000 Series A-1 units issued	30,000	—
Paid-in-kind dividends on issued and outstanding units	210	—
Balance December 31, 2021	$30,210	$—

Terms of Redeemable Preferred Units

The Series A and Series A-1 preferred units (together the “Preferred Units”) have substantially the same terms and features which are listed below:

Voting: The Series A-1 preferred units to Hillman do not have any voting rights. The Series A preferred units issued to NextEra have limited rights to prevent the Company from taking certain actions including (i) major issuances of new debt or equity (ii) executing transactions with affiliates which are not at arm-length basis (iii) major disposition of assets and (iv) major acquisition of assets outside of the Company’s primary business.

Dividends: The Preferred Units are entitled to receive dividends at the rate of 8% per annum. Dividends begin accruing for each unit from the date of issuance and are payable each quarter end regardless of whether they are declared. The dividends are mandatory and cumulative. The Company is allowed to elect to issue additional Preferred Units ( paid-in-kind) in lieu of cash for the first eight dividend payment dates. The Company elected to pay the dividends to be paid-in-kind for the period November 29, 2021 to December 31, 2021 on Series A-1 preferred units. In the occurrence of certain events of default, the annual dividend rate increases to 12%. Additionally, the dividend rate increases by 2% for each unrelated uncured event of default up to a maximum of 20%.

Liquidation preference: In the event of liquidation of the Company, each holder of a unit of Series A and Series A-1 is entitled to be paid on pro-rata basis the original issue price of $100 per unit plus any accrued and unpaid dividends out of the assets of the Company available for distribution after payment of the Company’s debt and liabilities and liquidation expenses, payments to holders of any senior units senior to the Preferred Units, of which none are existing as of December 31, 2021.

Redemption: At any time after issuance, the Company may redeem the Redeemable preferred units for a price equal to original issue price of $100 per unit plus any accrued and unpaid dividends. Holders of the Preferred Units may redeem for an amount equal to original issue price of $100 per unit plus any accrued and unpaid dividends upon (i) occurrence of certain change in control event (ii) at the end of four years from the date of issuance, except the Preferred Units issued to Hillman can only be redeemed 30 days after the fourth year anniversary of the first issuance of Preferred Units to NextEra. The maturity date is determined to be the date at which the holder’s redemption option becomes exercisable as this is the date in which both the Company and the holder may redeem the preferred units. The maturity date could be as early as November 29, 2025 but no later than June 30, 2026, depending on when the Series A units to NextEra are issued as previously detailed herein.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

18.	Redeemable Preferred Units and Equity (cont.)

Conversion:    Holder’s may elect to convert Preferred Units into common units in the limited chance that the Company fails to redeem the Preferred Units under an optional redemption, the annual dividend rate increases to 12% and is further increased to 14% after one year, and thereafter by 2% every 90 days up to a cap of 20%. The Company must also redeem all NextEra Series A preferred units on which the redemption option has been exercised prior to redeeming any Hillman Series A-1 preferred units. If elected, the holder may convert all or a portion of its Preferred Units into a number of common units equal to: (i) number of Preferred Units, multiplied by, (ii) $100 plus accrued and unpaid cash dividends, divided by, (iii) conversion price. The conversion price is equal to the value of the Company’s common units determined as follows, and reduced by a 20% discount if conversion occurs during the first year of delayed redemption, a 25% discount during the 2nd year, and a 30% discount thereafter:

1.	Using 20-day volume-weighted average price (“VWAP”) if common units are publicly traded

2.	Using 20-day VWAP of public company common shares if the common units are exchangeable into public company shares

3.	Otherwise the estimated proceeds to be received by the holder of a common unit if the net assets of the Company were sold at fair market value and distributed

The Company’s common units received by any holder upon conversion will be “paired” with an equivalent number of non-economic voting shares of the Company’s public registrant, as applicable.

Non-Controlling Interests

The following table discloses the effects of changes in the Company’s ownership interest in its subsidiaries on the Members’ equity:

	December 31,
	2021	2020	2019
		(Restated)(1)	(Restated)(1)
Net income (loss) attributable to OPAL Fuels LLC	$41,363	$(25,358)	$(5,249)
Transfers (to) from the non-controlling interest:
Increase (decrease) in OPAL Fuels LLC Member’s Equity for sale of non-controlling interest	(715)	1,834	—
Increase in OPAL Fuels LLC Member’s Equity for contributions from non-controlling interest	3,873	—	—
Decrease in OPAL Fuels LLC Member’s Equity for purchase of non-controlling interest(2)	(9,211)	—	—
Net transfers (to) from non-controlling interest	(6,053)	1,834	—
Change from net income attributable to OPAL Fuels LLC Member’s and transfers (to) from non-controlling interest	$35,310	$(23,524)	$(5,249)

(1)	As described in Note 2 Restatement of Financial Statements to these consolidated financial statements, we have restated the consolidated financial statements for the years ended December 31, 2020 and 2019.
(2)	Includes $87 decrease in Members’ equity relating to the Hillman exchange and $9,124 relating to redemption of non-controlling interest in one RNG project.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

19.	Net Income (Loss) Per Unit

On November 29, 2021, the Company amended and restated the limited liability agreement (“A&R LLCA”) to provide for the creation and issuance of multiple classes and series of units and admission of additional members to the Company in connection with the proposed business combination. Accordingly, the membership interests were converted to 1000 common units which include the 14 units issued to Hillman and authorizing 600,000 Series A-1 preferred units and 300,000 Series A preferred units. As of December 31, 2021, only 300,000 Series A preferred units are issued and outstanding. Upon the conversion of membership interests into units, the Company presented the net income (loss) per unit on a retrospective basis for all periods presented in the consolidated financial statements.

The Basic income (loss) per unit attributable to members of OPAL Fuels LLC for the years ended December 31, 2021,2020 and 2019 is computed by dividing the net income (loss) attributable to OPAL Fuels LLC by the weighted-average number of common units outstanding during the period. Diluted net income for the year ended December 31, 2021 does not include 300,000 Series A preferred units because the substantive contingency for conversion has not been met as of December 31, 2021.

	Fiscal Years Ended
	December 31, 2021	December 31, 2020	December 31, 2019
		(Restated)(1)	(Restated)(1)
Net income (loss) attributable to OPAL Fuels LLC	$41,363	$(25,358)	$(5,249)
Weighted average units – Basic	987	986	986
Weighted average units – Diluted	987	986	986
Basic net income (loss) per unit	$41,908	$(25,718)	$(5,324)
Diluted net income (loss) per unit	$41,908	$(25,718)	$(5,324)

20.	Commitments and Contingencies

Letters of Credit

As of December 31, 2021 and 2020, the Company was required to maintain eight standby letters of credit totaling $9,023, and $8,552, respectively, to support obligations of Company subsidiaries. These letters of credit were issued in favor of a lender, utilities, a governmental agency, and an independent system operator under PPA electrical interconnection agreements, and in place of a debt service reserve. There have been no draws to date on these letters of credit.

Purchase Options

The Company has two contracts with customers to provide CNG for periods of seven and ten years, respectively. The customers have an option to terminate the contracts and purchase the Company’s CNG fueling station at the customers’ sites for a fixed amount that declines annually.

In July 2015, the Company entered into a 10-year fuel sales agreement with a customer that included the construction of a CNG fueling station owned and managed by the Company on the customer’s premises. At the end of the contract term, the customer has an option to purchase the CNG fueling station for a fixed amount. The cost of the CNG fueling station was recorded to plant and equipment and is being depreciated over the contract term.

Legal Matters

The Company is also involved in various claims arising in the normal course of business. Management believes that the outcome of these claims will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

OPAL FUELS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars except unit and per unit data)

20.	Commitments and Contingencies (cont.)

On December 10, 2021, the Company entered into a settlement agreement with the landfill owner of one of the Company’s RNG projects involving the timing of RIN royalty payments amounting to $10,951 as of October 31, 2021. As part of this agreement, the Company agree to pay the accrued and outstanding balance of royalty payments of $10,951 to the landfill owners and the landfill owner reimbursed the Company $6,253 as a reimbursement towards costs the Company previously incurred to purchase equipment at the landfill site. The Company recorded $4,740 as a reduction of the Property, plant and equipment which represents the net book value of the equipment and $1,513 as a reduction of Selling, general and administrative expenses in the consolidated statements of operations for the year ended December 31, 2021. In addition, a new gas rights agreement was negotiated which is not subordinated to any debt service and under which RIN royalty payments would be made on a monthly basis going forward. As part of the settlement, the Company and GFL Renewables LLC have also entered into a new 50/50 joint venture through the formation of Emerald RNG LLC and Sapphire RNG LLC and this joint venture is planning to convert an existing electric facility into an RNG facility and build a new RNG facility, respectively.

On June 26, 2020, Richmond Energy LLC (“Richmond”) declared a Force Majeure event under its Power Purchase Agreement with Old Dominion Electric Cooperative (“ODEC”), dated as of November 3, 2010 (the “PPA”). The Force Majeure declaration stated that inspections of its Old Dominion landfill gas-to-electric facility (the “OD Facility”) under a scheduled maintenance outage revealed extensive damage to the engine generator sets. Richmond is currently undertaking significant capital expenditures, in cooperation with the landfill owner, to prepare the OD Facility to restart during calendar year 2022. On January 7, 2022, Richmond received an invoice and associated correspondence from ODEC asserting aggregated liquidated damages under the PPA for calendar years 2020 and 2021, reflecting the cover value of renewable energy certificates that would have been generated in those years, in the amount of $467,320.74. Richmond and ODEC entered into a settlement agreement whereby Richmond would pay ODEC the specified damages for calendar years 2020 and 2021, as well as those to be assessed for calendar year 2022 (“Settlement Agreement”). On February 8, 2022, Richmond paid ODEC $467,320.74 pursuant to the Settlement Agreement; liquidated damages for calendar year 2022, if any, will be assessed by ODEC during the first quarter of 2023.

The Company is engaged in a dispute with a municipality relating to the proceeds from a Section 1603 Treasury grant. The municipality has filed a claim for one-half of the proceeds, plus interest. While it is not possible to determine the outcome at this time, the Company could be liable for an amount ranging from $0 to $1,500 in this proceeding.

Environmental Matters

The Company is subject to certain environmental laws and regulations. In March 2020, the Company received an enforcement letter from a governmental agency pertaining to emissions exceedances at one of the Company’s facilities. In May 2021, the Company settled the issues raised in the enforcement letter via consent decree. The settlement includes a penalty of $750 payable in three installments over two years and requires the Company to install a sulfur treatment system. In December 2021, the consent decree was formally entered by the court and the Company recorded $325 to accrued expenses and other current liabilities and $325 as a component of other long term liabilities in the consolidated balance sheet. The Company believes its other operations comply, in all material respects, with applicable environmental laws and regulations.

Independent Auditor’s Report

Board of Directors and Members of Beacon RNG LLC

Beacon RNG LLC

White Plains, NY

Opinion

We have audited the consolidated financial statements of Beacon RNG LLC and its subsidiaries (the Company), which comprise the consolidated balance sheets as of April 30, 2021, December 31, 2020 and December 31, 2019, and the related consolidated statement of operations, changes in members’ equity, and cash flows for the four-month period ended April 30, 2021 and for the year ended December 31, 2020 and for the period from March 11, 2019 (Inception) through December 31, 2019, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2021 and as of December 31, 2020 and December 31, 2019 and the results of its operations and its cash flows for the four-month period ended April 30, 2021 and for the year ended December 31, 2020 and for the period from March 11, 2019 (Inception) through December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter — Related Parties

As discussed in Note 7 “Ownership and Related Parties” to the consolidated financial statements, the Company has entered into significant transactions with Fortistar Beacon LLC, its managing member. Our opinion is not modified with respect to this matter.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, LLP

Stamford, Connecticut

April 15, 2022

BEACON RNG LLC
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)

As of April 30, 2021
Assets
Current Assets:
Cash	$1,874
Accounts receivable and accrued revenues	238
Prepaid Expense and other current assets	390
Total current assets	2,502
Property and equipment, net	56,119
Restricted cash	1,208
Capital spares	166
Total assets	$59,995
Liabilities and Members’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,805
Accrued royalties	4,196
Total current liabilities	6,001
Asset retirement obligation	279
Total liabilities	6,280
Commitments and Contingencies (Note 8)
Members’ equity:
Members’ capital	50,487
Retained Earnings	3,228
Total members’ equity	53,715
Total liabilities and members’ equity	$59,995

The accompanying notes are an integral part of these consolidated financial statements.

BEACON RNG LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of dollars)

Four Months Ended April 30, 2021
Operating revenue
Renewable gas sales	$1,137
RIN sales	12,101
Transportation sales	74
Total operating revenue	13,312
Operating expenses
Operations	5,937
Repairs and maintenance	460
Environmental credit processing services	1,134
General and administrative	317
Depreciation	1,049
Asset retirement obligation accretion	11
Insurance	139
Total operating expenses	9,047
Other income
Other	1,134
Net Income	$5,399

The accompanying notes are an integral part of these consolidated financial statements.

BEACON RNG LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(In thousands of dollars)

	ARCC Beacon LLC	Fortistar Beacon LLC	Total
Balance, December 31, 2020	$32,208	$25,573	$57,781
Distributions	(5,770)	(3,695)	(9,465)
Net Income	3,008	2,391	5,399
Balance, April 30, 2021	$29,446	$24,269	$53,715

The accompanying notes are an integral part of these consolidated financial statements.

BEACON RNG LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)

Four Months Ended April 30, 2021
Cash flows from operating activities:
Net Income	$5,399
Adjustments to reconcile net income to net cash provided by operations:
Depreciation	1,049
Accretion of asset retirement obligation	11
Change in assets and liabilities:
Accounts receivable and accrued revenues	16
Prepaid expense and other current assets	(71)
Accounts payable and accrued expenses	676
Accrued royalties	2,929
Net cash provided by operating activities	10,009
Cash flows from investing activities:
Purchase of plant and equipment	(346)
Purchase of capital spares inventory	(99)
Net Cash used in investing activities	(445)
Cash flows from financing activities:
Distributions to members	(9,465)
Net cash used in financing activities	(9,465)
Net increase in cash and restricted cash	99
Cash and restricted cash, beginning of period	2,983
Cash and restricted cash, end of period	$3,082

The accompanying notes are an integral part of these consolidated financial statements.

BEACON RNG LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars)

1.	Organization and Business

Beacon RNG LLC (the “Company”) was formed in January 2019 as a Delaware limited liability company. The Company owns two facilities in Pennsylvania that convert methane gas extracted from landfills to renewable natural gas (“RNG”) and then sells the RNG. The Company acquired the two facilities on March 11, 2019. Along with the two facilities, the Company acquired landfill gas rights, a gas sales agreement, and other agreements. The Company’s managing member is Fortistar Beacon LLC (“Managing Member”).

2.	Summary of Significant Accounting Policies

Principles of Consolidation and Presentation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) and include the accounts of the Company and all other entities in which the Company has a controlling financial interest: Beacon RNG Acquisition LLC, Beacon Landfill Gas Holdings, LLC (“BLGH”), Greentree Landfill Gas Company, LLC (“Greentree”), and Imperial Landfill Gas Company, LLC (“Imperial”). Each RNG facility is owned by a separate limited liability company that is an indirect, wholly owned subsidiary of the Company. The Company’s consolidated financial statements include the assets and liabilities of these subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Risks and Uncertainties

In March 2020, the World Health Organization classified the Coronavirus Disease 2019 (“COVID-19”) a pandemic, and the President declared the COVID-19 outbreak a national emergency. Management considered the impact of COVID-19 on the assumptions and estimates used and determined that, because the Company was deemed to be an essential business by the U.S. government and incurred neither layoffs of personnel nor a decline in its customer base or business operations, there was no material adverse impact on the Company’s statement of position and results of operations for the four months ended April 30, 2021.

The future impact of the COVID-19 pandemic on the Company’s business will depend upon a number of factors, including, but no limited to, the duration and severity of the pandemic and its impact on the Company’s customers, all of which are uncertain and cannot be predicted. As of the date of the issuance of these financial statements, the extent to which the COVID-19 pandemic may impact the Company’s financial condition, liquidity, or results of operations is uncertain.

Cash

The Company periodically maintains cash in bank accounts more than the established limits insured by the Federal Deposit Insurance Corporation.

Restricted Cash

The Company’s restricted cash as of April 30, 2021 was $1.2 million. This certificate of deposit serves as collateral for a letter of credit issued by a financial institution on behalf of the Company. The letter of credit provides credit support for the Company relating to a gas transportation contract.

BEACON RNG LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars)

2.	Summary of Significant Accounting Policies (cont.)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent unconditional amounts due from the sale of RNG, gas transportation, and renewable identification numbers (“RINs”) and are recorded at the invoiced amount. The Company performs ongoing credit evaluations of its customers’ financial condition. The Company’s allowance for doubtful accounts was zero at April 30, 2021.

Capital Spares

Capital spares consist primarily of replacement parts and components for the RNG facilities. These parts, which are vital to the continued operation of the facilities, are maintained on hand for emergency replacement. Capital spares are recorded at cost and expensed when placed into service as part of a routine maintenance project or capitalized when part of a plant improvement project.

Plant and Equipment

Plant and equipment are recorded at cost, except for the portion related to the acquisition and the asset retirement obligations, which are recorded at estimated fair value at the time of the acquisition. Direct costs incurred related to the construction of assets and renewals and betterments that materially extend the life of the assets are capitalized. Equipment overhauls and maintenance and repairs are expensed when incurred. Depreciation of property and equipment is computed using the straight-line method over the expected useful life of the asset. The estimated service lives of property and equipment is ten and twenty years. When plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization is removed, and a gain or loss is recognized in the consolidated statements of operations.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses are costs related to the Company, which are due to vendors, for goods or services received or incurred as of April 30, 2021.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are impaired, the impairment to be recognized is measured by the amount that the carrying amounts of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. There was no impairment for the period ended April 30, 2021.

BEACON RNG LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars)

2.	Summary of Significant Accounting Policies (cont.)

Asset Retirement Obligation

The Company accounts for asset retirement obligations (“ARO”) in accordance with ASC 410, “Asset Retirement and Environmental Obligations,” that requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and when a reasonable estimate of fair value can be made. The fair value of the estimated ARO is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset. The capitalized amount is depreciated over the estimated life of the RNG facility. The liability amount is increased each reporting period due to the passage of time and the amount of accretion is charged to operations in the period. Revisions, if any, to the estimated timing of cash flows or to the original estimated undiscounted cost, if any, also result in an increase or decrease to the ARO and the related asset. Actual costs incurred upon settlement of the ARO will be charged against the ARO to the extent of the liability recorded. Any difference between the actual costs incurred upon settlement of the ARO and the recorded liability is recognized as a gain or loss in the Company’s earnings in the period in which the settlement occurs.

At April 30, 2021, the Company estimated the value of its total asset retirement obligations to be $279 based on a projected future liability of $2,095. Changes in the asset retirement obligations were as follows for the periods ended April 30, 2021:

April 30, 2021
Beginning balance	$268
Accretion expense	11
Ending balance	$279

Revenue Recognition

During the period March 11, 2019 (inception) through August 31, 2020, RNG and environmental renewable identification numbers (“RIN”) sales were contracted with a third-party gas marketer. The two performance obligations of this contract were: (1) the Company delivered RNG produced from Greentree and Imperial to the gas marketer at certain specified locations, and (2) the gas marketer generated RINs from RNG produced from Greentree. The gas marketer accepted the RNG and was obligated to pay a certain fixed contract amount per unit of RNG delivered. RNG sales revenue was recorded by the Company at the point in time of delivery of RNG, which was simultaneous with the RNG production. In addition, the gas marketer paid the Company a portion of proceeds from the sale of RINs. Such RIN sales typically occurred several months after the RNG delivery and, so, the market value of such RIN sales varied. Accordingly, the Company recognized the RIN sales portion of revenue at the point in time when the gas marketer sold the RINs and advised the Company of the RINs sale price.

In June 2020, the Company contracted with Trustar Energy LLC (“Trustar”), a related party, to generate and market RINs from RNG produced by Company. The contract term is September 1, 2020, through October 31, 2030. Upon generation of environmental credits, the Company pays Trustar for environmental credit processing services in the form of non-cash RINs. The Company’s policy is to account for RINs as government incentives and, therefore, it does not allocate costs to the credits it generates. Accordingly, the Company does not capitalize these costs in inventory. In accordance with ASC 610-20, the Company accounts for its payment to Trustar as a transfer of non-financial assets. The Company expenses the costs of services provided by Trustar to environmental credit processing services in the consolidated statements of operations and, in addition, records an offsetting gain on the transfer of these RINs to other income.

The Company sells RIN credits to third parties that utilize these credits in order to comply with federal and state requirements. In accordance with ASC 606, revenue is recognized on these credits when there is an agreement in place to monetize the credits at the point in time when the credits are transferred to the third party.

The Company has agreements with two natural gas producers (“Producers”) to transport Producers’ natural gas using the Company’s RNG gathering system. The performance obligation is the delivery of Producers’ natural gas to an agreed upon delivery point on an interstate gas pipeline. The quantity of natural gas transported for the Producers is measured at a certain specified meter. The price is fixed at contracted rates and the Producers pay approximately 30 days after month-end. As such, transportation sales are recognized over time, using the output method to measure progress.

BEACON RNG LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars)

2.	Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the Unites States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Recurring Fair Value Measurements

The Company has cash, accounts receivable, and accounts payable for which the carrying value approximates fair value due to the short-term nature of these instruments.

Income Taxes

The Company and its subsidiaries are disregarded entities for federal income tax purposes and for certain states. As such, income taxes have not been provided for in the accompanying financial statements because income taxes are the responsibility of the partners.

Concentrations

For the four months ended April 30, 2021, one customer accounted for 92% of revenue. There were no individual customers which accounted for more than 10% of total Account Receivable as of April 30, 2021.

For the four months ended April 30, 2021, no vendors accounted for more than 10% of overall purchases. Six vendors accounted for 84% of the accounts payable and accrued expenses balance as of April 30, 2021.

The Company deposits its cash in high credit quality financial institutions located in the United States of America. Deposits with one financial institution exceeded federally insured limits as of April 30, 2021.

3.	Company Operations

RNG and RIN Sales Agreement

In September 2020, the Company commenced an arrangement with a gas marketer to sell only RNG. Under this arrangement, RNG is sold at the pipeline index price, less a fixed per MMBtu fee. In June 2020, the Company contracted with (“TruStar”), a related party, to generate and market RINs from RNG produced by Company starting with September 2020 operations. During April 2021, RNG and the share received from the gas marketer’s RIN sales under the new agreements were $1,137 for RNG sales and $12,101 for RIN sales.

During the four months ended April 30, 2021, the Company recorded $1,134 of environmental credit processing services to operating expenses and an offsetting gain on non-monetary RINs transferred to TruStar in payment for these services to other income within the statements of operations.

BEACON RNG LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars)

3.	Company Operations (cont.)

Gas Transportation Sales Agreement

The Company has agreements to transport counter-parties’ gas using the Company’s RNG gathering system and interconnection with an interstate pipeline for fixed fees per MMBtu. The agreements expire in 2020 and 2024 and have automatic extensions, month-to-month, unless terminated by either party. The Company uses some of this gas to support its operations. Transportation sales under these agreements for the four months ending April 30, 2021 was $74.

Landfill Gas Rights

The Company has two agreements with landfill owners whereby the Company obtains rights to the landfill gas in exchange for an amount per MMBtu of gas delivered at Imperial and a royalty based on the percentage of net RNG revenue at Greentree. Please see legal matters below for more information.

The Company has accrued $4,196 for these royalties as of April 30, 2021 which are included in the consolidated balance sheet. The Company has expensed $3,500 for these royalties as of April 30, 2021 which are included in the consolidated statements of operations under “Operations”.

Gas Transportation Fee

During the period ending April 30, 2021, the Company had seven agreements with the gas pipeline to transport RNG and blending gas at regulated tariff rates. Most of these contracts were year-to-year with 6 – to – 12-month termination notice provisions. Of the seven contracts remaining, three contracts were terminated in Q3 2021, two were extended until 2024 but with a reduction in contracted volumes starting in 2021, one contract’s term ends in 2032, and one contract’s term is indefinite.

Operations and Maintenance Agreements

The Company has two operations and maintenance agreements with third-party providers who provide operating services at the two facilities. These agreements were terminated July 2021 and work was moved in house. For the four months ended April 30, 2021, costs related to these contracts were $601 and are recorded in the consolidated statements of operations under “Operations”.

4.	Plant and Equipment

Plant and equipment consisted of the following:

April 2021
Equipment	$52,048
H2S removal system	5,117
Wellfield	1,921
Pipeline	1,828
Building	839
Greentree membranes	301
Asset retirement cost	217
Plant and equipment, gross	62,271
Less: accumulated depreciation	(6,530)
Construction-in-progress	378
Plant and equipment, net	$56,119

BEACON RNG LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of dollars)

4.	Plant and Equipment (cont.)

At April 30, 2021, construction in progress consisted of costs related to the thermal oxidizer. The project was completed in December of 2021. Depreciation expense on plant and equipment for the period ending April 30, 2021 was $1,049.

5.	Ownership and Related Parties

The Company is owned 55.74% by ARCC Beacon LLC and 44.26% by the managing member Fortistar Beacon LLC. Distributions to the owners are made pro rata until such time as the owners have received both a threshold internal rate of return and a multiple of invested capital, after which time the Managing Member receives a priority distribution of 25% of distributable cash. On May 1 2021, the managing member purchased all the interest in the company. Please see subsequent events for more information.

The Company compensates and reimburses the Managing Member for all expenses actually and reasonably incurred by the Managing Member in connection with the management of the Company or its subsidiaries, with certain limits on management time charges (“Management Costs”). For the period ended April 30, 2021, the Company incurred $262 of Management Costs of which $218 was expensed in operations and $44 was capitalized in plant and equipment.

In June 2020, the Company contracted with (“TruStar”), a related party, to generate and market RINs from RNG produced by Company. The contract term is September 1, 2020, through October 31, 2030. Upon generation of environmental credits, the Company pays TruStar for environmental credit processing services in the form of non-cash RINs. The Company’s policy is to account for RINs as government incentives and, therefore, it does not allocate costs to the credits it generates. Accordingly, the Company does not capitalize these costs in inventory. In accordance with ASC 610-20, the Company accounts for its payment to TruStar as a transfer of non-financial assets. The Company expenses the costs of services provided by TruStar to environmental credit processing services in the consolidated statements of operations and, in addition, records an offsetting gain on the transfer of these RINs to other income.

6.	Commitment and Contingencies

Legal Matters

On December 10, 2021, the Company entered into a settlement agreement with the landfill owner of one of the Company’s RNG projects involving the timing of RIN royalty payments amounting to $10,951 as of October 31, 2021. As part of this agreement, the Company agreed to pay the accrued and outstanding balance of royalty payments of $10,951 to the landfill owners and the landfill owner reimbursed the Company $6,253 as a reimbursement towards costs the Company previously incurred to purchase equipment at the landfill site. The Company recorded $4,740 as a reduction of the Property, plant and equipment which represents the net book value of the equipment and $1,513 as a reduction of Selling, general and administrative expenses in the consolidated statements of operations for the year ended December 31, 2021. In addition, a new gas rights agreement was negotiated which is not subordinated to any debt service and under which RIN royalty payments would be made on a monthly basis going forward. As part of the settlement, the Company and GFL Renewables LLC have also entered into a new 50/50 joint venture through the formation of Emerald RNG LLC and Sapphire RNG LLC and this joint venture is planning to convert an existing electric facility into an RNG facility and build a new RNG facility, respectively.

The Company is also involved in various claims arising in the normal course of business. Management believes that the outcome of these claims will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

7.	Subsequent Events

Effective May 1, 2021, the Managing Member purchased all the interests in the Company that it did not already own for $50,000, which was paid with a note that matures in five years but is convertible to equity in an indirect parent of the Managing Member under certain circumstances.

Subsequent events were considered through April 15, 2022, the date on which the Company’s consolidated financial statements were available to be issued, for events requiring recording or disclosure in the consolidated financial statements for the four months ended April 30, 2021.

BEACON RNG LLC
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)

	As of December 31,
	2020	2019
Assets
Current Assets:
Cash	$1,641	$3,116
Accounts receivable and accrued revenues	256	1,110
Prepaid Expense and other current assets	319	189
Total current assets	2,216	4,415
Restricted cash	1,343	1,198
Capital spares	67	29
Plant and equipment, net	56,822	58,845
Total assets	$60,448	$64,487
Liabilities and Members’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,131	$1,356
Accounts payable – affiliate	—	25
Liability under gas sale agreements	—	1,829
Total current liabilities	1,131	3,210
Asset retirement obligation	268	239
Accrued royalties	1,268	259
Total liabilities	2,667	3,708
Members’ equity:
Members’ capital	59,952	61,878
Accumulated deficit	(2,171)	(1,099)
Total members’ equity	57,781	60,779
Total liabilities and members’ equity	$60,448	$64,487

The accompanying notes are an integral part of these consolidated financial statements.

BEACON RNG LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of dollars)

	Year Ended December 31, 2020	Period from March 11, 2019 (Inception) to December 31, 2019
Operating revenue
Renewable gas sales	$9,522	$9,465
RIN sales	3,450	313
Transportation sales	238	302
Gas sales agreement liability reduction	1,829	2,286
Total operating revenue	15,039	12,366
Operating expenses
Operations	9,729	7,520
Repairs and maintenance	1,979	1,591
Environmental credit processing services	773	—
General and administrative	977	783
Depreciation	3,112	2,369
Asset retirement obligation accretion	29	22
Insurance	299	167
Acquisition costs	—	1,013
Total operating expenses	16,898	13,465
Other income
Interest income	14	—
Other	773	—
Net loss	$(1,072)	$(1,099)

The accompanying notes are an integral part of these consolidated financial statements.

BEACON RNG LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(In thousands of dollars)

	ARCC Beacon LLC	Fortistar Beacon LLC	Total
Balance, March 11, 2019 (inception)	$—	$—	$—
Contributions	35,000	27,791	62,791
Distributions	(509)	(404)	(913)
Net loss	(612)	(487)	(1,099)
Balance, December 31, 2019	33,879	26,900	60,779
Distributions	(1,074)	(852)	(1,926)
Net loss	(597)	(475)	(1,072)
Balance, December 31, 2020	$32,208	$25,573	$57,781

The accompanying notes are an integral part of these consolidated financial statements.

BEACON RNG LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)

	Year Ended December 31, 2020	Period from March 11, 2019 (Inception) to December 31, 2019
Cash flows from operating activities:
Net loss	$(1,072)	$(1,099)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Depreciation	3,112	2,369
Accretion of asset retirement obligation	29	22
Gas sales agreement liability reduction	(1,829)	(2,286)
Change in assets and liabilities:
Accounts receivable and accrued revenues	854	152
Prepaid expense and other current assets	(130)	(188)
Accounts payable and accrued expenses	(225)	53
Accounts payable – affiliate	(25)	25
Accrued royalties	1,009	259
Net cash provided by (used in) operating activities	1,723	(693)
Cash flows from investing activities:
Purchase of plant and equipment	(1,089)	(4,361)
Cash paid for Beacon Landfill Gas Holdings LLC acquisition, net of cash and restricted cash acquired	—	(52,481)
Purchase of capital spares inventory	(38)	(29)
Net Cash used in investing activities	(1,127)	(56,871)
Cash flows from financing activities:
Contributions from members	—	62,791
Distributions to members	(1,926)	(913)
Net cash (used in) provided by financing activities	(1,926)	61,878
Net (decrease) increase in cash and restricted cash	(1,330)	4,314
Cash and restricted cash, beginning of period	4,314	—
Cash and restricted cash, end of period	$2,984	$4,314

The accompanying notes are an integral part of these consolidated financial statements.

BEACON RNG LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars)

1.	Organization and Business

Beacon RNG LLC (the “Company”) was formed in January 2019 as a Delaware limited liability company. The Company owns two facilities in Pennsylvania that convert methane gas extracted from landfills to renewable natural gas (“RNG”) and then sells the RNG. The Company acquired the two facilities on March 11, 2019 (see Note 3). Along with the two facilities, the Company acquired landfill gas rights, a gas sales agreement, and other agreements. Prior to August 31, 2020, substantially all the Company’s revenues were generated from one customer contract (see Note 4). The Company’s managing member is Fortistar Beacon LLC (“Managing Member”).

2.	Summary of Significant Accounting Policies

Principles of Consolidation and Presentation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) and include the accounts of the Company and all other entities in which the Company has a controlling financial interest: Beacon RNG Acquisition LLC, Beacon Landfill Gas Holdings, LLC (“BLGH”), Greentree Landfill Gas Company, LLC (“Greentree”), and Imperial Landfill Gas Company, LLC (“Imperial”). Each RNG facility is owned by a separate limited liability company that is an indirect, wholly owned subsidiary of the Company. The Company’s consolidated financial statements include the assets and liabilities of these subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation. In accordance with Accounting Standards Codification (“ASC”) 805, the Company’s consolidated financial statements reflect the activities of the Company and its subsidiaries for the year ended December 31, 2020 and the period from March 11, 2019 (inception) to December 31, 2019.

Risks and Uncertainties

In March 2020, the World Health Organization classified the Coronavirus Disease 2019 (“COVID-19”) a pandemic, and the President declared the COVID-19 outbreak a national emergency. Management considered the impact of COVID-19 on the assumptions and estimates used and determined that, because the Company was deemed to be an essential business by the U.S. government and incurred neither layoffs of personnel nor a decline in its customer base or business operations, there was no material adverse impact on the Company’s statement of position and results of operations as of, and for the year ended, December 31, 2020.

The future impact of the COVID-19 pandemic on the Company’s business will depend upon a number of factors, including, but no limited to, the duration and severity of the pandemic and its impact on the Company’s customers, all of which are uncertain and cannot be predicted. As of the date of the issuance of these financial statements, the extent to which the COVID-19 pandemic may impact the Company’s financial condition, liquidity, or results of operations is uncertain.

Cash

The Company periodically maintains cash in bank accounts more than the established limits insured by the Federal Deposit Insurance Corporation.

Restricted Cash

The Company’s restricted cash includes a $1.2 million certificate of deposit which serves as collateral for a letter of credit issued by a financial institution on behalf of the Company. The letter of credit provides credit support for the Company relating to a gas transportation contract.

BEACON RNG LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars)

2.	Summary of Significant Accounting Policies (cont.)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent unconditional amounts due from the sale of RNG, gas transportation, and renewable identification numbers (“RINs”) and are recorded at the invoiced amount. The Company performs ongoing credit evaluations of its customers’ financial condition. The Company’s allowance for doubtful accounts was zero at December 31, 2020 and 2019.

Capital Spares

Capital spares consist primarily of replacement parts and components for the RNG facilities. These parts, which are vital to the continued operation of the facilities, are maintained on hand for emergency replacement. Capital spares are recorded at cost and expensed when placed into service as part of a routine maintenance project or capitalized when part of a plant improvement project.

Plant and Equipment

Plant and equipment are recorded at cost, except for the portion related to the acquisition and the asset retirement obligations, which are recorded at estimated fair value at the time of the acquisition. Direct costs incurred related to the construction of assets and renewals and betterments that materially extend the life of the assets are capitalized. Equipment overhauls and maintenance and repairs are expensed when incurred. Depreciation of property and equipment is computed using the straight-line method over the expected useful life of the asset. The estimated service lives of property and equipment is ten and twenty years. When plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization is removed, and a gain or loss is recognized in the consolidated statements of operations.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses are costs related to the Company, which are due to vendors, for goods or services received or incurred as of December 31, 2020 and 2019.

Liability Under Gas Sales Agreement

The liability under gas sales agreement is related to a gas sales agreement, obtained at acquisition of the RNG facilities, pursuant to which the Company sells RNG. This intangible liability was amortized using the straight-line method over an 18-month contract period and was fully amortized as of December 31, 2020. Amortization related to this intangible liability is included in gas sales agreement liability reduction in the consolidated statements of operations.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are impaired, the impairment to be recognized is measured by the amount that the carrying amounts of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. There was no impairment for the year ended December 31, 2020 and for the period from March 11, 2019 (inception) to December 31, 2019.

Asset Retirement Obligation

The Company accounts for asset retirement obligations (“ARO”) in accordance with ASC 410, “Asset Retirement and Environmental Obligations,” that requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and when a reasonable estimate of fair value can be made. The fair value of the estimated ARO is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset. The capitalized amount is depreciated over the estimated life of the RNG facility. The liability amount is increased each reporting period due to the passage of time and the amount of accretion is charged to operations in the period. Revisions, if any, to the estimated timing of cash flows or to the original estimated undiscounted cost, if any, also result in an increase or decrease to the ARO and the related asset. Actual costs incurred upon settlement of the ARO will be charged against the ARO to the extent of the liability recorded. Any difference between the actual costs incurred upon settlement of the ARO and the recorded liability is recognized as a gain or loss in the Company’s earnings in the period in which the settlement occurs.

BEACON RNG LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars)

2.	Summary of Significant Accounting Policies (cont.)

At December 31, 2020 and 2019, the Company estimated the value of its total asset retirement obligations to be $268 and $239, respectively, based on a projected future liability of $2,095. Changes in the asset retirement obligations were as follows for the year ended December 31, 2020 and the period from March 11, 2019 (inception) to December 31, 2019:

	2020	2019
Beginning balance	$239	$217
Accretion expense	29	22
Ending balance	$268	$239

Revenue Recognition

The Company adopted ASU 2014-19, “Revenue from Contracts with Customers” as of the beginning of the 2019 period. During the period March 11, 2019 (inception) through August 31, 2020, RNG and environmental renewable identification numbers (“RIN”) sales were contracted with a third-party gas marketer. The two performance obligations of this contract were: (1) the Company delivered RNG produced from Greentree and Imperial to the gas marketer at certain specified locations, and (2) the gas marketer generated RINs from RNG produced from Greentree. The gas marketer accepted the RNG and was obligated to pay a certain fixed contract amount per unit of RNG delivered. RNG sales revenue was recorded by the Company at the point in time of delivery of RNG, which was simultaneous with the RNG production. In addition, the gas marketer paid the Company a portion of proceeds from the sale of RINs. Such RIN sales typically occurred several months after the RNG delivery and, so, the market value of such RIN sales varied. Accordingly, the Company recognized the RIN sales portion of revenue at the point in time when the gas marketer sold the RINs and advised the Company of the RINs sale price.

In June 2020, the Company contracted with TruStar Energy LLC (“TruStar”), a related party, to generate and market RINs from RNG produced by Company. The contract term is September 1, 2020 through October 31, 2030. Upon generation of environmental credits, the Company pays TruStar for environmental credit processing services in the form of non-cash RINs. The Company’s policy is to account for RINs as government incentives and, therefore, it does not allocate costs to the credits it generates. Accordingly, the Company does not capitalize these costs in inventory. In accordance with ASC 610-20, the Company accounts for its payment to TruStar as a transfer of non-financial assets. The Company expenses the costs of services provided by TruStar to environmental credit processing services in the consolidated statements of operations and, in addition, records an offsetting gain on the transfer of these RINs to other income.

The Company sells RIN credits to third parties that utilize these credits in order to comply with federal and state requirements. In accordance with ASC 606, revenue is recognized on these credits when there is an agreement in place to monetize the credits at the point in time when the credits are transferred to the third party.

The Company has agreements with two natural gas producers (“Producers”) to transport Producers’ natural gas using the Company’s RNG gathering system. The performance obligation is the delivery of Producers’ natural gas to an agreed upon delivery point on an interstate gas pipeline. The quantity of natural gas transported for the Producers is measured at a certain specified meter. The price is fixed at contracted rates and the Producers pay approximately 30 days after month-end. As such, transportation sales are recognized over time, using the output method to measure progress.

BEACON RNG LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars)

2.	Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the Unites States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Business Combination

The Company accounts for business combinations in accordance with ASC 805, “Business Combinations.” ASC 805 requires business combinations to be accounted for using the acquisition method of accounting and includes specific criteria for recording intangible assets separate from goodwill. Results of operations of acquired businesses are included in the Company’s consolidated financial statements from the effective date of acquisition. Net assets of the acquired company are recorded at their fair value at the date of acquisition. Fair value adjustments after the acquisition date, that are not measurement period adjustments, are recognized in earnings.

Recurring Fair Value Measurements

The Company has cash, accounts receivable, and accounts payable for which the carrying value approximates fair value due to the short-term nature of these instruments.

Income Taxes

The Company and its subsidiaries are disregarded entities for federal income tax purposes and for certain states. As such, income taxes have not been provided for in the accompanying financial statements because income taxes are the responsibility of the partners.

Concentrations

For the year ended December 31, 2020, two customers accounted for 95% of revenue. For the period from March 11, 2019 (inception) to December 31, 2019, one customer accounted for 97% of revenue. As of December 31, 2020, one customer accounted for 89% of the accounts receivable balance. As of December 31, 2019, three customers accounted for 96% of the accounts receivable balance.

The Company deposits its cash in high credit quality financial institutions located in the United States of America. Deposits with one financial institution exceeded federally insured limits as of December 31, 2020 and 2019, respectively.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation.

3.	Acquisition

On March 11, 2019, the Company acquired BLGH, owner of the Greentree and Imperial facilities. Pursuant to a purchase and sale agreement, the Company purchased 100% of the equity interests in BLGH, for a $53,111 net cash payment. This included an initial cash payment of $53,948 on March 11, 2019 less a $837 working capital true-up payment from the seller on June 20, 2019.

BEACON RNG LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars)

3.	Acquisition (cont.)

The purchase price allocation was performed in accordance with ASC 805 Business Combinations. The assets acquired and the liabilities assumed were:

Estimated fair value of assets acquired:
Cash	$618
Receivables	1,262
Property, plant and equipment	56,853
Restricted cash	12
Total assets acquired	58,745
Estimated fair value of liabilities assumed or incurred:
Payables	1,302
Asset retirement obligation	217
Gas sales agreement	4,115
Total liabilities assumed or incurred	5,634
Purchase price	$53,111

The allocations of purchase price to the assets acquired and liabilities assumed or incurred in connection with the acquisition are based upon estimates of fair values as of the acquisition date. The Company incurred $1,013 of acquisition — related costs consisting of legal, accounting, due diligence, and other consulting and advisory services. These costs were expensed as incurred.

4.	Company Operations

RNG and RIN Sales Agreement

The Company had an agreement with a gas marketer to sell all RNG produced by the Company. Under this agreement, which expired on August 31, 2020, RNG was sold at a fixed price per million British Thermal Units (“MMBtu”) and the gas marketer’s associated RINs were sold at average monthly spot market prices. During 2020, RNG and the share received from the gas marketer’s RIN sales under this agreement was $9,910 compared to $9,778 for the period from March 11, 2019 (inception) to December 31, 2019.

In September 2020, the Company commenced an arrangement with another gas marketer to sell only RNG. Under this arrangement, RNG is sold at the pipeline index price, less a fixed per MMBtu fee.

During 2020, the Company recorded $773 of environmental credit processing services to operating expenses and an offsetting gain on non-monetary RINs transferred to TruStar in payment for these services to other income within the statements of operations.

Gas Transportation Sales Agreement

The Company has agreements to transport counter-parties’ gas using the Company’s RNG gathering system and interconnection with an interstate pipeline for fixed fees per MMBtu. The agreements expire in 2020 and 2024 and have automatic extensions, month-to-month, unless terminated by either party. The Company uses some of this gas to support its operations. Transportation sales under these agreements for the year ended December 31, 2020 and the period from March 11, 2019 to December 31, 2019 were $238 and $302, respectively.

BEACON RNG LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars)

4.	Company Operations (cont.)

Landfill Gas Rights

The Company has two agreements with landfill owners whereby the Company obtains rights to the landfill gas in exchange for an amount per MMBtu of gas delivered at Imperial and a royalty based on the percentage of net RNG revenue at Greentree. In addition, royalties related to RINs at Greentree are deferred until the Company first receives a certain level of distributions from the two facilities. As a result, Greentree RIN royalties are projected to begin being paid in 2026.

The Company has accrued $1,268 and $259 for these royalties as of December 31, 2020 and 2019 which are included in operations in the consolidated statements of operations.

Gas Transportation Fee

During the period March 11, 2019 (inception) through December 31, 2019, the Company had eight agreements with the gas pipeline to transport RNG and blending gas at regulated tariff rates. Most of these contracts were year-to-year with 6 - to –12-month termination notice provisions. One contract was terminated effective August 31, 2020, and three others were terminated on various dates in 2021. Of the four contracts remaining, two were extended until 2024 but with a reduction in contracted volumes starting in 2021, one contract’s term ends in 2032, and one contract’s term is indefinite.

Operations and Maintenance Agreements

The Company has two operations and maintenance agreements with third-party providers who provide operating services at the two facilities. The agreements expire in 2027 and have an option for early termination. In 2020 and for the period March 11, 2019 (inception) to December 31, 2019, the costs related to these contracts were $2.1 million and $1.5 million, respectively, and are recorded in operations and repairs and maintenance in the consolidated statements of operations.

5.	Plant and Equipment

Plant and equipment consisted of the following at December 31:

	2020	2019
Equipment	$52,048	$52,048
H2S removal system	5,117	—
Wellfield	1,921	1,921
Pipeline	1,828	1,828
Building	839	839
Greentree membranes	301	—
Asset retirement cost	217	217
Plant and equipment, gross	62,271	56,853
Less: accumulated depreciation	(5,481)	(2,369)
Construction-in-progress	32	4,361
Plant and equipment, net	$56,822	$58,845

At December 31, 2019, construction in progress consisted of costs related to a hydrogen sulfide removal system. Additional costs totaling $756 were incurred at the beginning of 2020 for the hydrogen sulfide removal system and the Company placed this asset, which had a total cost of $5.1 million, into service in February 2020. Depreciation expense on plant and equipment for 2020 and the period from March 11, 2019 (inception) to December 31, 2019 was $3,112 and $2,369, respectively.

BEACON RNG LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars)

6.	Liability Under Gas Sales Agreement

The liability under gas sales agreement consisted of the following at December 31, 2020 and 2019:

	2020	2019
Gas Sales Agreement	$1,829	$4,115
Less: accumulated amortization	(1,829)	(2,286)
Liability under gas sales agreement, net	$—	$1,829

Amortization income for 2020 and the period from March 11, 2019 (inception) to December 31, 2019 was $1,829 and $2,286, respectively.

7.	Ownership and Related Parties

The Company is owned 55.74% by ARCC Beacon LLC and 44.26% by the managing member Fortistar Beacon LLC. Distributions to the owners are made pro rata until such time as the owners have received both a threshold internal rate of return and a multiple of invested capital, after which time the Managing Member receives a priority distribution of 25% of distributable cash.

The Company compensates and reimburses the Managing Member for all expenses actually and reasonably incurred by the Managing Member in connection with the management of the Company or its subsidiaries, with certain limits on management time charges (“Management Costs”). In 2020, the Company incurred $629 of Management Costs of which $612 was expensed in operations and $17 was capitalized in plant and equipment. In 2019, the Company incurred $1,364 of Management Costs of which $561 was expensed in operations, $450 was expensed for costs associated with the acquisition of the RNG facilities, and $353 was capitalized in plant and equipment. Of these amounts, zero and $25 were unpaid as of December 31, 2020 and 2019, respectively, and are included in accounts payable — affiliate on the balance sheet.

In June 2020, the Company contracted with TruStar, a related party, to generate and market RINs from RNG produced by Company. The contract term is September 1, 2020 through October 31, 2030.

8.	Commitment and Contingencies

Legal Matters

The landfill owner of one of the Company’s RNG projects has disputed the Company’s interpretation of contracts governing the timing of payment of RIN royalties. The Company records a royalty expense accrual at the time RINs are sold and maintains that payment of these royalties is subordinated to the Company receiving a series of payments due the Company as part of its March 2019 acquisition of the Greentree and Imperial RNG projects. On April 9, 2021, the landfill owner filed an arbitration demand against the Company to adjudicate this matter. While the outcome is not yet determinable, an unfavorable outcome may require the Company to pay royalties at a date earlier than 2026.

Prior to the acquisition, BLGH, along with numerous other parties, was named in a civil action in the alleged wrongful death of an employee of one of the landfills. The Company has been fully indemnified by EDF Renewables LFG Holdings, the prior owner, for this matter.

The Company is from time-to-time party to disputes and claims arising in the normal course of its business. Management does not believe that the resolution of such claims and disputes will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

BEACON RNG LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of dollars)

9.	Subsequent Events

Effective May 1, 2021, the Managing Member purchased all the interests in the Company that it did not already own for $50,000, which was paid with a note that matures in five years but is convertible to equity in an indirect parent of the Managing Member under certain circumstances.

Subsequent events were considered through October 11, 2021, the date on which the Company’s consolidated financial statements were available to be issued, for events requiring recording or disclosure in the consolidated financial statements for the year ended December 31, 2020.

OPAL FUELS INC.

181,764,740 Shares of Class A common stock

PROSPECTUS

, 2022

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by us in connection with the issuance and distribution of the shares of common stock being registered hereby. All amounts shown are estimates except for the SEC registration fee.

We will bear all costs, expenses and fees in connection with the registration of the securities. Selling Holders, however, will bear all underwriting commissions and discounts, if any, attributable to their respective sales sale of the securities.

SEC registration fee	$171,831
Accounting fees and expenses	*
Legal fees and expenses	*
Financial printing and miscellaneous expenses	*
Total	$171,831

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of Directors and Officers.

OPAL is governed by the DGCL, as the same exists or may hereafter be amended. Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

Our Charter and Bylaws provide that we shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was our director or executive officer (as defined in the Bylaws) or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director or executive officer at our request.

Our Charter eliminates the liability of a director to the fullest extent permitted by the DGCL. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

Furthermore, on July 21, 2022, we entered into the Indemnification Agreements with each of our directors and executive officers which provide that we shall indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our by-laws.

In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Item 15. Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

Ordinary Shares of OPAL

On January 20, 2021, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain expenses on our behalf in consideration of 7,187,500 Class B ordinary shares, par value $0.0001. The per share price of the founder shares was determined by dividing the amount contributed to the company by the number of founder shares issued.

On February 2, 2021, the Sponsor transferred 35,000 founder shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, our independent director nominees.

The Sponsor was an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in the Sponsor was an accredited investor under Rule 501 of Regulation D. The sole business of the Sponsor was to act as OPAL’s sponsor in connection with its initial public offering.

The Sponsor purchased an aggregate of 9,223,261 private placement warrants, each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per warrant in connection with OPAL’s initial public offering. Such issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Business Combination Agreement

In connection with the Business Combination, we issued 25,171,390 shares of Class A common stock, zero shares of Class B common stock, no shares of Class C common stock and 144,399,037 shares of Class D common stock to Ares and the Opco Common Equityholders pursuant to Section 4(a)(2) and/or Regulation D promulgated under the Securities Act. No underwriting discounts or commissions were paid with respect to such sales.

Private Placement

In connection with entering into the Business Combination Agreement, ArcLight entered into subscription agreements, each dated as of December 2, 2021, with the PIPE Investors, pursuant to which, among other things, the PIPE Investors party thereto agreed to purchase an aggregate of 10,580,600 shares of Class A common stock immediately prior to the Closing at a cash purchase price of $10.00 per share, resulting in aggregate gross proceeds of $105,806,000 in the Private Placement. The shares issued to the PIPE Investors in the Private Placement were issued pursuant to and in accordance with the exemption from registration under the Securities Act pursuant to Section 4(a)(2) and/or Regulation D promulgated under the Securities Act. All of the PIPE Investors were accredited investors. No underwriting discounts or commissions were paid with respect to such sales.

Forward Purchase Agreement

Pursuant to the Forward Purchase Agreement entered into between ArcLight and Meteora, prior to the closing of the Business Combination, Meteora purchased 2,000,000 Class A ordinary shares of ArcLight from shareholders that had previously tendered such shares for redemption but agreed to reverse their redemption and sell such shares to Meteora at the redemption price, which Meteora agreed not to redeem in connection with the Business Combination. Additionally, ArcLight placed $20,040,000 in escrow at the closing of the Business Combination to secure its purchase obligations to Meteora under the Forward Purchase Agreement. The terms of the Forward Purchase Agreement were previously announced by ArcLight in its Current Report dated July 18, 2022.

Item 16. Exhibits and Financial Statements.

(a) Exhibits. The following exhibits are being followed herewith:

Exhibit Number	Description
2.1†	Business Combination Agreement, dated as of December 2, 2021, by and among ArcLight, OPAL Fuels and OPAL Holdco (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the SEC on December 3, 2021).
3.1*	Restated Certificate of Incorporation of OPAL Fuels Inc.
3.2	Bylaws of OPAL Fuels Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Company on July 27, 2022)
4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 (File No. 333-252730) filed by the Registrant on March 8, 2021).
4.2	Warrant Agreement between Continental Stock Transfer & Trust Company and ArcLight Clean Transition Corp. II, dated March 22, 2021 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on March 26, 2021).
5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1	Form of OPAL Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 (File No. 333-262583), filed on May 6, 2022).
10.2	2022 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on July 27, 2022).
10.3	Letter Agreement, dated as of March 25, 2021, by and among ArcLight CTC Holdings II, L.P., ArcLight Clean Transition Corp. II and certain other parties thereto (incorporated by referenced to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed by the Registrant on March 26, 2021).
10.4	Sponsor Letter Agreement, dated as of December 2, 2021, by and among OPAL Fuels LLC, ArcLight Clean Transition Corp. II and certain other parties thereto (incorporated by reference to incorporated by referenced to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed by the Registrant on December 3, 2021)
10.5	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on December 3, 2021).
10.6	Form of Amendment No. 1 to the Subscription Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the SEC on May 12, 2022).
10.7	Tax Receivable Agreement, dated July 21, 2022, by and among OPAL Fuels Inc. and the persons named therein (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by the Company on July 27, 2022).
10.8	Investor Rights Agreement, dated July 21, 2022, by and among OPAL Fuels Inc., ArcLight CTC Holdings II, L.P., and the other persons named therein (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed by the Company on July 27, 2022).
10.9	Second A&R LLC Agreement of OPAL Fuels, including any Certificates of Designations (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed by the Company on July 27, 2022).
10.10	Delayed Draw Term Loan and Guaranty Agreement, dated October 22, 2021, by and among OPAL Fuels Intermediate Holdco LLC, the Guarantors named on the signature pages thereto, and the Lenders (as defined therein), and Bank of America, N.A., as Administrative Agent for the Lenders (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 (File No. 333-262583), filed on March 25, 2022).
10.11	Amendment No. 1 to Delayed Draw Term Loan and Guaranty Agreement and Waiver, dated February 1, 2022 (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 (File No. 333-262583), filed on March 25, 2022).
10.12#	Environmental Attributes Purchase and Sale Agreement, dated November 29, 2021, by and between, on the one hand, NextEra Energy Marketing, LLC and, on the other hand, TruStar Energy LLC and OPAL Fuels LLC (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 (File No. 333-262583), filed on March 25, 2022).
10.13#	Administrative Services Agreement, dated December 31, 2021, by and between OPAL Fuels and Fortistar Services 2 LLC (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 (File No. 333-262583), filed on March 25, 2022).
10.14#	Indemnification and Hold Harmless Agreement, dated December 31, 2020, by and between OPAL Fuels LLC and Fortistar LLC (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 (File No. 333-262583), filed on March 25, 2022).
10.15#	Flue Gas Offtake and Preferred Partner Agreement, dated November 29, 2021, by and between CarbonFree Chemicals Holdings, LLC and OPAL Fuels LLC (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 (File No. 333-262583), filed on March 25, 2022).
21.1	List of subsidiaries (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed by the Company on July 27, 2022).
23.1**	Consent of BDO USA, LLP, independent registered accounting firm for OPAL Fuels LLC.
23.2**	Consent of BDO USA, LLP, independent auditor for Beacon RNG LLC.
23.3**	Consent of Marcum LLP, independent registered accounting firm for ArcLight.
23.4*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included as part of Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107**	Filing Fee Table

*	Previously filed.

**	Filed herewith.

†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

#	Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit were omitted by means of marking such portions with an asterisk because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

(b) Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(10)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on September 20, 2022.

OPAL FUELS INC.

By:	/s/ Jonathan Maurer
	Name:	Jonathan Maurer
	Title:	Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan Maurer	Co-Chief Executive Officer	September 20, 2022
Jonathan Maurer	(Principal Executive Officer)

*	Co-Chief Executive Officer	September 20, 2022
Adam Comora	(Principal Executive Officer)

*	Chief Financial Officer	September 20, 2022
Ann Anthony	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman	September 20, 2022
Mark Comora

*	Director	September 20, 2022
Nadeem Nisar

*	Director	September 20, 2022
Marco F. Gatti

*	Director	September 20, 2022
Kevin M. Fogarty

*	Director	September 20, 2022
Betsy L. Battle

*	Director	September 20, 2022
Scott Dols

*	Director	September 20, 2022
Ashok Vemuri

*By:	/s/ Jonathan Maurer
Name:	Jonathan Maurer
Attorney-in-Fact